Filed Pursuant to Rule 424(b)(4)
Registration No. 333-248774
PROSPECTUS
3,170,868 Shares

OneWater Marine Inc.
Class A Common Stock
We are offering 425,000 shares and the selling stockholders identified in this prospectus are offering 2,745,868 shares of Class A common stock of OneWater Marine Inc., a Delaware corporation. We will not receive any proceeds from the sale of shares held by the selling stockholders.
Our Class A common stock is listed on The Nasdaq Global Market under the symbol “ONEW.” The last reported sales price of our Class A common stock on The Nasdaq Global Market on September 17, 2020 was $22.16 per share.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and as such, we have elected to take advantage of certain reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 21 to read about factors you should consider before buying shares of our Class A common stock.
	Per Share	Total
Price to public	$20.00	$63,417,360
Underwriting discount and commissions(1)	$1.00	$3,170,868
Proceeds, before expenses, to OneWater Marine Inc.	$19.00	$8,075,000
Proceeds to selling stockholders	$19.00	$52,171,492
(1)	See “Underwriting” for additional information regarding underwriting compensation.
The underwriters have the option to purchase up to an additional 475,630 shares of Class A common stock from an affiliate of Goldman Sachs & Co. LLC on the same terms and conditions set forth above within 30 days from the date of this prospectus.
The underwriters expect to deliver the shares of Class A common stock to purchasers on or about September 22, 2020, through the book-entry facilities of The Depository Trust Company.
Truist Securities	Baird	Raymond James
KeyBanc Capital Markets	Stifel
The date of this prospectus is September 17, 2020.

Neither we, the selling stockholders nor the underwriters have authorized anyone to provide you with information different from that contained in this prospectus and any free writing prospectus we have prepared. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Offers to sell, and solicitations of offers to buy, shares of our Class A common stock are being made only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.
This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Industry and Market Data
The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, publicly available information, business organizations, government publications and other published independent sources, including data from an annual report published by the National Marine Manufacturer’s Association (“NMMA”). Some data is also based on our good faith estimates. Although we believe these third-party sources are reliable as of their respective dates, neither we, the selling stockholders nor the underwriters have independently verified the accuracy or completeness of this information. Market share data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations in any statistical survey of market share data. Accordingly, you
i

are cautioned not to place undue reliance on such market share data or any other such estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.
Trademarks and Trade Names
We rely on various trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.
Basis of Presentation
Organizational Structure
OneWater Marine Inc. (“OneWater Inc.”) is a holding company and the sole managing member of One Water Marine Holdings, LLC (“OneWater LLC”), which became the principal operating subsidiary of OneWater Inc. on February 11, 2020 in the corporate reorganization (the “Reorganization”) completed in connection with OneWater Inc.’s initial public offering (the “IPO”), which closed on February 11, 2020. See “Prospectus Summary—Initial Public Offering and Corporate Reorganization.”
Except as otherwise indicated or required by the context, all references in this prospectus to the “Company,” “OneWater,” “we,” “us” or “our” relate to (i) for periods after the Reorganization, OneWater Marine Inc. and its consolidated subsidiaries, and (ii) for periods on or prior to the Reorganization, to OneWater LLC, our accounting predecessor, and its consolidated subsidiaries. References in this prospectus to the “Legacy Owners” refer to the owners of OneWater LLC as they existed immediately prior to the Reorganization, including, but not limited to, certain affiliates of Goldman Sachs & Co. LLC (collectively, “Goldman”), affiliates of The Beekman Group (collectively, “Beekman”) and certain members of our management team.
References to the “selling stockholders” in this prospectus refer to the selling stockholders that are offering shares of Class A common stock in this offering. Certain of the selling stockholders, along with certain OneWater Unit Holders who are not selling stockholders, intend to acquire shares of Class A common stock, through the exercise of the Redemption Right or pursuant to our Call Right, immediately prior to the consummation of this offering (the “Offering Redemptions”). As a result of the Offering Redemptions, such selling stockholders and such OneWater Unit Holders will have OneWater LLC Units redeemed for shares of our Class A common stock at a redemption ratio of one share of Class A common stock for each OneWater LLC Unit redeemed. The Offering Redemptions will only be effected upon consummation of this offering. Certain selling stockholders may redeem more shares of Class A common stock than those to be sold in this offering. Unless otherwise noted, beneficial ownership with respect to the Legacy Owners or the OneWater Unit Holders, which includes certain selling stockholders, is calculated based on information last furnished to us by each such Legacy Owner or OneWater Unit Holder or from publicly-available SEC beneficial ownership reports on Forms 3 and 4 and Schedules 13D and 13G filed by such persons and taking into account the Offering Redemptions.
Presentation of Financial and Other Information
OneWater LLC is the accounting predecessor of the issuer, OneWater Inc. Accordingly, this prospectus contains the following historical financial statements:
•
OneWater Inc.: Other than the balance sheets dated as of September 30, 2019, and April 3, 2019, and the financial information as of and for the period ended June 30, 2020, the historical financial information of OneWater Inc. has not been included in this prospectus because, prior to the Reorganization, it did not engage in any business or other activities except in connection with its formation and initial capitalization.

ii

•
OneWater LLC: As OneWater Inc. has no other interest in any operations other than those of OneWater LLC and its subsidiaries, the historical consolidated financial information included in this prospectus for the periods prior to the date of the Reorganization is that of OneWater LLC and its subsidiaries.

The unaudited pro forma financial information of OneWater Inc. presented in this prospectus has been derived by the application of pro forma adjustments to the historical consolidated financial statements of OneWater LLC and its subsidiaries included elsewhere in this prospectus. These pro forma adjustments give effect to the Reorganization, the Refinancing, the consummation of the IPO and the consummation of this offering as if they had occurred on October 1, 2018 in the case of the unaudited pro forma consolidated statement of operations data for the fiscal year ended September 30, 2019 and for the nine months ended June 30, 2020, and as of June 30, 2020, in the case of the unaudited pro forma consolidated balance sheet. See “Unaudited Pro Forma Consolidated Financial Information” for a complete description of the adjustments and assumptions underlying the pro forma financial information included in this prospectus.
Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.
In this prospectus, we present certain data for the 12-month period (“LTM”) ended June 30, 2020. This data has been derived by summing our historical results for the year ended September 30, 2019 and our historical results for the nine months ended June 30, 2020, then subtracting our historical results for the nine months ended June 30, 2019. Our results of operations for the nine months ended June 30, 2020 are not necessarily indicative of the results that may be expected for the full year.
The Company’s fiscal year ends on September 30. Unless otherwise stated, all references to the “fiscal year” refer to the twelve months ended September 30 of the applicable year.
iii

PROSPECTUS SUMMARY
This summary contains basic information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing in our Class A common stock. You should read and carefully consider this entire prospectus before making an investment decision, especially the information presented under the heading “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus.
Except as otherwise indicated, all information contained in this prospectus excludes 1,455,030 shares of Class A common stock reserved for issuance under our long-term incentive plan. References in this prospectus to our belief that we are the largest and one of the fastest-growing premium recreational boat retailers in the United States are based on number of stores as of June 30, 2020 and total boats sold for the fiscal year ended September 30, 2019.
ONEWATER MARINE INC.
Overview
We believe that we are the largest and one of the fastest-growing premium recreational boat retailers in the United States with 63 stores comprising 21 dealer groups in 11 states. Our dealer groups are located within highly attractive markets throughout the Southeast, Gulf Coast, Mid-Atlantic and Northeast, including Texas, Florida, Alabama, North Carolina, South Carolina, Georgia, Ohio and New York, which represent eight of the top twenty states for marine retail expenditures. We believe that we are a market leader by volume in sales of premium boats in 12 out of the 17 markets in which we operate. In the twelve months ended June 30, 2020, we sold approximately 10,000 new and pre-owned boats, of which we believe approximately 40% were sold to customers who had a trade-in or with whom we otherwise had established relationships. The combination of our significant scale, diverse inventory, access to premium boat brands and meaningful dealer group brand equity enables us to provide a consistently professional experience as reflected in the number of our repeat customers and same-store sales growth.

## Revenue Contribution & Growth

| Top 5 States | FY 2019 | YoY Growth | LTM 6/30/20 | YoY Growth |
|---|---|---|---|---|
| Florida | 37% | 29% | 40% | 52% |
| Texas | 18% | 45% | 17% | 27% |
| Georgia | 12% | 17% | 11% | 23% |
| Alabama | 10% | 15% | 9% | 25% |
| Ohio | 8% | 34% | 7% | 28% |

South Shore Marine
1
Spend A Day Marina
1
Lookout Marine
2
RamboMarine
2
Bosun's Marine
4
Grande Yachts International
8
Captain's Choice Marine
1
Ray Clepper Boating Center
1
Singleton Marine
15
Slalom Shop Boats & Yachts
2
Phil Dill Boats
1
American Boat Brokers
1
Central Marine
3
Sunrise Marine
3
Sundance Marine
3
Texas Marine
3
SMG Boats
2
Legendary Marine
5
Marina Mike's
1
Ocean Blue Yacht Sales
3
Caribee
1
Denotes ONEW as market leader
Stores
Number of stores per dealer group[2]

Note: Store count as of June 2020.
We have a diversified revenue profile that is comprised of new boat sales, pre-owned boat sales, finance and insurance (“F&I”) products, repair and maintenance services, and parts and accessories. Non-boat sales were approximately 11.4% of revenue and 31.1% of gross profit in fiscal year 2019, approximately 10.5% of revenue and 26.7% of gross profit in fiscal year 2018, approximately 10.9% of revenue and 28.5% of gross profit in fiscal year 2017 and approximately 9.6% of revenue and 28.8% of gross profit for the nine months ended June 30, 2020. We offer a wide array of new boats at various price points through relationships with

50 manufacturers covering 66 brands. We are currently a top-three customer for 28 of our 66 brands and the single largest customer for each of our top five highest-selling brands. While our order volume amounts to between 5% to 35% of total sales for those top five brands, no single brand accounts for more than 8% of our total sales volume. Additionally, our top brand only accounts for approximately 11% of new boat sales. Our relationships with many of our manufacturers are long-standing and have been developed over multiple decades of experience in the marine industry. We believe that the strength of our relationships combined with our scale enables us to receive among the best pricing and terms available across all of the brands and models that we carry, and we routinely evaluate the sales performance and demand for each respective brand to ensure that the economic relationship we have in place with our manufacturers optimizes our profitability.
LTM Revenue by Product(1)	LTM Gross Profit by Product(1)

Selected OneWater New Boat Brands

(1)	Represents the twelve months ended June 30, 2020.
We were formed in 2014 as One Water Marine Holdings, LLC, a Delaware limited liability company, through the combination of Singleton Assets & Operations, LLC, a Georgia limited liability company, d/b/a Singleton Marine (“Singleton Marine”), and Legendary Marine, LLC, a Florida limited liability company (“Legendary Marine”), which created a marine retail platform that collectively owned and operated 19 stores. Since the combination in 2014, we have acquired a total of 40 additional stores through 17 acquisitions. Our current portfolio as of June 30, 2020 consists of 21 different local and regional dealer groups. Because of this, we believe we are the largest and one of the fastest-growing premium recreational boat retailers in the United States based on number of stores and total boats sold. While we have opportunistically opened new stores in select markets, we believe that it is generally more effective economically and operationally to acquire existing stores with experienced staff and established reputations.
We believe that our dealer group branding strategy, which retains the name, logo and trademarks associated with each store or dealer group at the time of acquisition, significantly differentiates us from our largest competitors who employ singular, national branding strategies. We are committed to maintaining local and regional dealer group branding because we believe that the value of retaining the goodwill and long-standing customer relationships of these local businesses, many of which have been built by families over decades, far exceeds the benefits of attempting to establish a potentially unfamiliar “OneWater” national brand. In addition, preserving this established identity maintains the long term engagement of former owners because their name and reputation remain figuratively and literally “on the door.”

Summary of Financial Performance for the Nine Months Ended June 30, 2020 and Key Metrics
We have experienced significant growth in recent periods.
•	Revenue increased 34.5% to $751.9 million for the nine months ended June 30, 2020 from $558.9 million for the nine months ended June 30, 2019.
•	Revenue generated from same-store sales increased 24.1% for the nine months ended June 30, 2020 as compared to the nine months ended June 30, 2019.
•	Gross profit increased 36.3% to $171.5 million for the nine months ended June 30, 2020 from $125.8 million for the nine months ended June 30, 2019.
•	Operating expenses as a percentage of revenue decreased 121 basis points in the nine months ended June 30, 2020 compared to the nine months ended June 30, 2019.
•	Net income increased to $42.5 million for the nine months ended June 30, 2020 from $32.2 million for the nine months ended June 30, 2019.
•	Adjusted EBITDA increased 71.4% to $60.2 million for the nine months ended June 30, 2020 from $35.2 million for the nine months ended June 30, 2019.
For a reconciliation of Adjusted EBITDA to net income (loss), its most directly comparable financial measure presented in accordance with accounting principles generally accepted in the United States (“GAAP”), see “—Summary Historical and Pro Forma Consolidated Financial and Operating Data” below.
Our Market and Our Customer
Consumer spending on boats, engines, services, parts, accessories and related purchases reached almost $42 billion in 2019 and has, on average, grown in excess of 5% annually since 2010. New powerboat sales have driven market growth and reached $10.7 billion in 2019, implying a 13% average annual growth rate since 2010. Of the approximately one million powerboats sold in the United States each year, approximately 815,000 are pre-owned. Relative demand for new and late-model boats has increased in recent periods in part due to the continuous evolution of boat technology and design including, but not limited to, seating configurations, power, efficiency, instrumentation and electronics, and wakesurf gates, each of which represents a material design improvement that cannot be matched by more dated boat models. We believe the increasing pace of innovation in technology and design will result in more frequent upgrade purchases and ultimately higher sales volumes of new and late-model, pre-owned boat sales. While we continue to monitor the impact of the COVID-19 pandemic on our operations, our financial position through June 30, 2020 suggests that spending in all our regions and across product lines has proven resilient as families have increasingly focused on outdoor socially distanced recreation, driving a material increase in sales.
New Powerboat Unit Sales	Pre-Owned Powerboat Unit Sales

Note: NMMA Industry Report
The boat dealership market is highly fragmented and is comprised of approximately 4,300 stores nationwide. Most competing boat retailers are operated by local business owners who own three or fewer stores. We believe we are the largest and one of the fastest-growing premium recreational boat retailers in the United States. Despite our size, we comprise less than 2% of total industry sales. Our scale and business model allow us to leverage our extensive inventory to provide consumers with the ability to find a boat that matches their preferences

(e.g., make, model, color, configuration and other options) and to deliver the boat within days while providing a personalized sales experience. We are able to operate with a comparatively higher degree of profitability than other independent retailers because we allocate support resources across our store base, focus on high-margin products and services, utilize floor plan financing and provide core back-office functions on a scale that many independent retailers are unable to match. We seek to be the leading boat retailer by total market share within each boating market and within the product segments in which we participate. To the extent that we are not, we will evaluate acquiring other local retailers in order to increase our sales, to add additional brands or to provide us with additional high-quality personnel.
Market Share by Store Count	Store Comparison

Note: Our industry includes competitors such as MarineMax, Inc. (NYSE: HZO) (“MarineMax”), with 59 retail locations as of June 30, 2020 selling premium boats, and Bass Pro Shops, which sells entry-level boats together with other outdoor sporting goods across 169 stores.
We believe that boating is a lifestyle that brings families and friends together regardless of their stage of life. Whether a person grew up in a household that owned a boat or experiences boating in later years, once a person buys their first boat they often become a boating customer for life. Our customers are typically middle to upper-middle class families who either own a house on the water or live near a body of water where they can engage in boating activities. We serve customers whose boating preferences span from general recreation and cruising to fresh and salt water fishing to watersports, including wakeboarding and wake surfing. The profile of our customers range from those in their early-to-mid 30’s who are upgrading their house, cars and lifestyle to those who have owned multiple boats and view boating as a way of life. Our inventory and product selection allow us to cater to a highly diverse customer base with price points and boat types that appeal to a broad spectrum of budgets and preferences. The boating industry’s and MarineMax’s average selling prices for a new boat were $52,000 in calendar year 2018 and $204,000 in fiscal year 2019, respectively. By comparison, our average selling price for a new boat in fiscal year 2019 was $105,000.
Our Strengths
Leading Market Position and Scale: We believe that we are the largest and one of the fastest-growing premium recreational boat retailers in the United States, with 63 stores across 11 states. We have a strong presence in Texas, Florida, Alabama, South Carolina, Georgia, Ohio, New York and North Carolina with 55 stores. These markets comprise eight of the top twenty states for marine retail expenditures.
Differentiated Marketing and Branding Strategy: We are committed to maintaining a local and regional dealer group branding strategy and believe that retaining the goodwill and long-standing customer relationships of dealer groups that we acquire provides significantly more value than establishing a potentially unfamiliar “OneWater” national brand across each of our stores. Preserving the existing brands enables us to retain key staff, including senior management, which reduces or eliminates our need to hire and train new people when we complete an acquisition.
Our marketing department is able to deploy highly efficient and targeted sales campaigns due to the number of customers we have served to date and the analytics we have obtained from prior transactions. Customers who buy boats commonly make ongoing purchases of parts, repair and maintenance services and storage. We proactively send marketing messages to anticipate when a customer may need additional repair and maintenance services in order for us to maximize the value of a customer and to diversify our revenue streams across all revenue categories.

Seasoned Consolidator in a Highly Fragmented Market: We have an extensive acquisition track record within the boating industry and have developed a reputation for treating sellers and their staff in an honest and fair manner. We believe our reputation and scale have positioned us as a buyer of choice for boat dealers who want to sell their businesses. To date, 100% of our acquisitions have been sourced from inbound inquiries, and the number of annual inquiries we receive has consistently increased over time. Less than 50% of the inbound leads that we receive meet our criteria but more than 90% of the stores on which we conduct diligence are ultimately acquired. Our acquisition and integration team has executed 17 acquisitions since 2014. Our acquisition team is typically able to convert the selling dealer groups’ back-office systems to our IT platform within approximately ten days, with full integration of most acquisitions completed in approximately 45 days. Our strategy is to acquire stores at attractive EBITDA multiples and then grow same-store sales while benefitting from cost-reducing synergies. Historically, we have typically acquired dealer groups for less than 4.0x EBITDA on a trailing twelve months basis and believe that we will be able to continue to make attractive acquisitions within this range.
Strong Yet Flexible Relationships with Leading Boat Manufacturers: Most of our relationships with our manufacturers are long-standing with many dating back two decades or longer. We communicate with our manufacturers on a weekly basis to monitor our orders and make adjustments based on our current inventory levels and forecasted customer demand. Our contracts also exclude any requirements pertaining to mandatory capital expenditures, branding and unit pricing. Furthermore, we have flexibility to change brands, subject to territory availability, at each store based on sales performance or other factors.
We are an essential customer to many of our top manufacturers and do not believe that there is a material risk that they would stop selling boats to us in any of our markets given our scale and long-standing relationships. We were recognized as Dealer of the Year by Boating Industry in 2016 and 2017, were inducted into the Boating Industry Top 100 Hall of Fame in 2018, and have been a Top 100 dealer since 2006. Certain of our local and regional dealer groups, including Singleton Marine, have been recognized among the top dealers worldwide for Cobalt Boats, Regal Boats, Harris and Yamaha Boats, and among the top dealers in the Southeast for Malibu and Axis. Additionally, we are also currently the top Yamaha Jet Boat dealer by volume in the United States. We began selling Sunseeker yachts in the fourth quarter of fiscal year 2019 through one of our consignors that is the exclusive dealer for certain Sunseeker yachts in select states, including Texas, certain counties in Florida, Alabama, North Carolina, South Carolina and Georgia. From time to time, we may continue to add additional manufacturers whose products match our focus on premium recreational boats.
Diversified Revenue Streams: We offer a broad range of products and services beyond new and pre-owned boats, including repair and maintenance services, parts and accessories, F&I products and ancillary services, including storage. Although non-boat sales contributed approximately 11.4%, 10.5% and 10.9% to revenue in fiscal years 2019, 2018, and 2017, respectively, and 9.6% in the nine months ended June 30, 2020, the higher gross margin on these product and service lines resulted in non-boat sales contributing 31.1%, 26.7%, 28.5% and 28.8% of gross profit during such periods, respectively. During different phases of the economic cycle, consumer behavior may shift away from new boats; however, we are well positioned to benefit from revenue from pre-owned boats, repair and maintenance services, and parts and accessories, which have historically increased during periods of economic uncertainty. We have also diversified our business across geographies and dealership types (e.g., fresh water and salt water) in order to reduce the effects of seasonality. For instance, boating activity in South Florida increases during winter months, whereas freshwater boating in the Southeast, Mid-Atlantic and Northeast peaks during late-spring and summer.
Attractive Financial Profile: Since the formation of OneWater LLC in 2014, we have established a high growth financial profile driven by strong same-store sales growth and acquisitions. This growth has resulted in a high level of free cash flow generation, and allows us to maintain a conservative leverage profile. Excluding inventory financing, our business requires a low level of capital with historical maintenance capital expenditures typically under 0.5% of revenue. We are focused on achieving profitable growth and have been able to achieve an increase in Adjusted EBITDA margins by growing revenue at a higher rate than operating expenses have increased.

LTM Revenue(1)	LTM Gross Profit(1)

LTM Adjusted EBITDA(1)(2)

(1)	Represents the twelve months ended June 30, 2020.
(2)
Adjusted EBITDA is a non-GAAP financial measure. For the definition of Adjusted EBITDA and a reconciliation to our most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Prospectus Summary—Non-GAAP Financial Measure.”

Highly Experienced Management Team: We have assembled an exceptional team of highly experienced professionals within the boating industry. The average industry tenure of our executive team is 25 years, and our Chief Executive Officer, Austin Singleton, who is a second generation boat dealer, has been in the industry for 32 years. In addition, our Chief Operating Officer, Anthony Aisquith, and Chief Financial Officer, Jack Ezzell, have 25 and 18 years of industry experience, respectively, and both have public-company experience with our largest competitor, MarineMax.
Growth Strategy
Organic Growth Strategy: Our business model utilizes our unique scale to drive profitable same-store sales growth. We seek to gain market share by delivering high-quality products and services, with customized attributes tailored to our customers’ product specifications. Our management team and business model are extremely agile, allowing us to target sales in specific segments of the industry that are outperforming overall industry trends. Additionally, we are able to leverage our potential customer database to garner new sales. Sales growth from our existing stores is a core component of our current and future strategy. We believe non-boat sales will be a driver of our organic growth strategy in the future. We have implemented a targeted marketing strategy across our platform focused on increasing new and existing customer awareness and usage of our F&I products, repair and maintenance services, and parts and accessories products. We intend to expand our online presence and sales through a multi-phased roll out of a digital platform to engage in online new and pre-owned boat sales, as well as financing & insurance. We believe this will further advance our long-term growth opportunity, while broadening our customer base and geographic reach. Additionally, we may also develop a dealership if an attractive acquisition is not available in a market we choose to target.
Acquisition Strategy: We believe there is a tremendous opportunity for us to expand in both existing and new markets, given that the industry is highly fragmented with most boat retailers owning three or fewer stores. We seek to create value by implementing the best tested operational practices to family-owned and operated businesses that previously lacked the resources, management experience and expertise to maximize the profitability of the acquired standalone businesses. We believe that the boat retail market is underpinned by strong fundamental drivers, and that, with the implementation of operational control measures and the injection of resources, local stores can significantly increase revenues and profitability. We believe our status as a consolidator of choice is based on the expertise we have developed through completing 17 acquisitions (40 stores acquired) since the combination of Singleton Marine and Legendary Marine in 2014, our growing cash flow and financial profile and our footprint of retailers within prime markets. Our ability to acquire additional stores or dealer groups at attractive multiples is further enhanced by our growing reputation for retaining the seller’s management team and keeping their branding and legacy intact. We believe there is significant opportunity to expand our store footprint in regions with strong boating cultures. While we have a strong presence in the Southeastern portion of the United States, there are several areas of opportunity in states adjacent to our current geographic footprint as well as states in new regions in the Midwest and Western United States. We are targeting to complete four to eight potential acquisitions that may contribute an estimated total of $100 million to $200 million in sales over the next 24 months, though we can provide no assurance as to the timing or completion of such acquisitions. As a result of our reputation in the market place, we expect our pipeline of potential acquisitions to grow over time.
Recent Developments
This recent developments section includes “forward-looking statements.” All statements contained herein other than statements of historical facts, including, without limitation, statements regarding our expectations regarding our financial and operating results for the quarter-to-date ended August 31, 2020, and our future financial and business performance, are forward-looking statements. The words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” included in this prospectus.
Preliminary Financial Results for the Quarter-to-Date ended August 31, 2020
Based upon preliminary financial information for the quarter-to-date ended August 31, 2020, we estimate that revenue increased in excess of 20% and consolidated same-store sales increased in excess of 17% compared to the same period in the prior year. In addition, we have also achieved a solid improvement in gross margins in the fiscal fourth quarter-to-date period ended August 31, 2020, over the prior year comparable period.
Consistent with the trends described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations,” we believe these preliminary financial results to be primarily driven by an increase in new and pre-owned boat sales. While we continue to monitor the impact of the COVID-19 pandemic on our operations, our financial results for the quarter-to-date ended August 31, 2020 suggest that spending in all our regions and across product lines has proven resilient as families have increasingly focused on outdoor socially distanced recreation, driving a material increase in sales. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information regarding the factors and trends affecting our business. Our results of operations for the quarter ending September 30, 2020 are not yet available. Our expected results above reflect our current estimates for such period based on information available as of the date of this prospectus. We believe that the estimated comparable revenue and same-store sales is important to an investor’s understanding of our performance, notwithstanding that we are not yet able to provide estimated operating income or net income data. Our independent registered public accounting firm, Grant Thornton LLP, has not audited or reviewed, and does not express an opinion with respect to, this data. Our actual results may differ from these estimates due to the completion of our financial closing procedures and final adjustments and other developments that may arise between now and the time our final financial statements are completed after this offering is consummated.
Additional Recent Events
On August 22, 2020, we entered into an agreement (the “Domain Purchase Agreement”) with Boats4Sale.com, LLC (“Boats4Sale”). Pursuant to the Domain Purchase Agreement, Opco purchased the website domain name “Boatsforsale.com” (including all related goodwill) from Boats4Sale in exchange for cash consideration of $396,769. The Domain Purchase Agreement includes customary representations, warranties and covenants by Opco and Boats4Sale. The domain purchase will enhance our online marketplace for new and pre-owned boats, as well as financing & insurance. This new consumer and seller-focused marketplace will be rolled out in several phases, which we believe will further advance our long-term growth opportunity, while broadening our customer base and geographic reach. For additional information, see “Related Party Transactions—Domain Purchase Agreement.”
Effective July 22, 2020 (the “Closing Date”), the Company and certain of its subsidiaries terminated and repaid all indebtedness outstanding under the Term and Revolver Credit Facility in accordance with its terms and entered into the Credit Agreement (the “Refinanced Credit Facility”) with Truist Bank as administrative agent, collateral agent, swingline lender and issuing bank, SunTrust Robinson Humphrey, Inc. and Synovus Bank as joint lead arrangers and joint bookrunners, Synovus Bank as documentation agent, and the lenders from time to time party thereto (collectively, the “Refinancing”). The Refinanced Credit Facility provides for a $30.0 million revolving credit facility that may be used for revolving credit loans (including up to $5.0 million in swingline loans) and up to $5.0 million in letters of credit from time to time, and a $80.0 million term loan, which was advanced in full on July 22, 2020. Subject to certain conditions, the available amount under the revolving credit facility and the term loans may be increased by $50.0 million in the aggregate. The revolving credit facility matures on July 22, 2025. The term loan is repayable in quarterly installments beginning on March 31, 2021, with the remainder due on July 22, 2025. There were no borrowings outstanding under the revolving credit facility on the Closing Date. Borrowings under the Refinanced Credit Facility bear interest, at the Company’s option, at either (a) a base rate (the “Base Rate”) equal to the highest of (i) the prime rate (as announced by Truist Bank from time to time), (ii) the Federal Funds Rate (as defined in the Refinanced Credit Facility), as in effect from time to time, plus 0.50%, (iii) the Adjusted LIBO Rate (defined below) determined on a daily basis for an interest period of one month, plus 1.00%, or (iv) 1.75%, plus an applicable margin of up to 2.00%, or (b) the rate per annum obtained by dividing (i) the London Interbank Offered Rate for such interest period by (ii) a percentage (the “Adjusted LIBO Rate”) equal to 1.00% minus the Eurodollar Reserve Percentage (as defined in the Refinanced Credit Facility) plus an applicable margin of up to 3.00%. Interest on swingline loans shall be the Base Rate plus an applicable margin of up to 2.00%. All applicable interest margins are subject to stepdowns based on certain consolidated leverage ratio measures.
In conjunction with the closing of the Refinanced Credit Facility, the Company paid $109.0 million, consisting of $29.0 million in cash on hand and $80.0 million in proceeds from the Refinanced Credit Facility, to fully redeem the Term and Revolver Credit Facility with Goldman Sachs Specialty Lending Group, L.P.
The Refinanced Credit Facility is subject to certain financial covenants related to the maintenance of a minimum fixed charge coverage ratio and a maximum consolidated leverage ratio. The Refinanced Credit Facility also contains various covenants and restrictive provisions that, among other things, limit the ability of the Company and its subsidiaries to (i) incur additional debt, guarantees or liens; (ii) consolidate, merge or transfer all or substantially all of its assets; (iii) make certain investments, loans or other restricted payments; (iv) modify certain material agreements or organizational documents and (v) engage in certain types of transactions with affiliates.
Additionally, on July 22, 2020, the Company and certain of its subsidiaries entered into the First Amendment (the “First Amendment”) to the Sixth Amended and Restated Inventory Financing Agreement with Wells Fargo Commercial Distribution Finance, LLC and various lender parties thereto (as amended, the “Inventory Financing Facility”). The First Amendment amended the Inventory Financing Facility, to, among other things, address the Refinancing, permit the amount of indebtedness allowed under the Refinanced Credit Facility to be $160.0 million (which includes the potential for a $50.0 million increase under the Refinanced Credit Facility), permit the payment of fees and expenses in connection with the termination of the Term and Revolver Credit Facility and the payment of present and future transaction costs incurred in connection with the negotiation, closing and ongoing administration of the Refinanced Credit Facility.
Initial Public Offering and Corporate Reorganization
On February 11, 2020, OneWater Inc. completed the IPO of 5,307,693 shares of Class A common stock, par value $0.01 per share (the “Class A common stock”), which includes the exercise in full of the underwriters’ option to purchase additional shares, at a price to the public of $12.00 per share. After deducting underwriting discounts and commissions, OneWater Inc. received net proceeds of approximately $59.2 million.
OneWater Inc. contributed all of the net proceeds of the IPO received to OneWater LLC in exchange for limited liability company interests in OneWater LLC (“OneWater LLC Units”). OneWater LLC used the net proceeds, cash on hand and borrowings under its Amended and Restated Credit and Guaranty Agreement by and among OneWater Inc, OneWater LLC and its subsidiaries, with Goldman Sachs Specialty Lending Group, L.P. (the “Term and Revolver Credit Facility”) (i) to pay $3.2 million to a single Legacy Owner in exchange for the surrender of a preferred distribution right and (ii) to contribute cash to One Water Assets & Operations, LLC, a Delaware limited liability company (“Opco”) in exchange for additional units therein, with Opco using such cash to fully redeem the preferred interest in the subsidiary held by Goldman and Beekman. Additionally, the Company provided certain of the existing owners of OneWater LLC, including Goldman and Beekman and certain members of the Company’s management team, the right to receive a tax distribution to cover taxable income arising as a result of OneWater LLC’s operating income through the period ending on the date of the closing of the IPO.
In connection with the IPO and as part of the Reorganization, OneWater Inc. and OneWater LLC completed the following transactions:
•
OneWater LLC amended and restated its limited liability company agreement (the “OneWater LLC Agreement”) to, among other things, provide for a single class of common units representing ownership interests in OneWater LLC and provide a mechanism pursuant to which each of the holders of OneWater LLC Units (“LLC Unitholders”) has, subject to certain limitations, the right (the “Redemption Right”) to cause OneWater LLC to acquire all or a portion of its OneWater LLC Units for shares of Class A common stock of OneWater Inc. on a one-for-one basis or, at OneWater LLC’s election, an equivalent amount of cash. Alternatively, upon the exercise of the Redemption Right, OneWater Inc. (instead of OneWater LLC) will have the right (the “Call Right”) to, for administrative convenience, acquire each tendered OneWater LLC Unit directly from the redeeming OneWater Unit Holder for, at its election, (x) one share of Class A common stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (y) an equivalent amount of cash. In connection with any redemption of OneWater LLC Units pursuant to the Redemption Right or the Call Right, the corresponding number of shares of Class B common stock, par value $0.01 per share, of OneWater Inc. (the “Class B common stock”) are cancelled;

•
OneWater Inc. amended and restated its certificate of incorporation and bylaws to, among other things, authorize (i) 40,000,000 shares of Class A common stock, par value $0.01 per share, (ii) 10,000,000 shares of Class B common stock, par value $0.01 per share, and (iii) 1,000,000 shares of preferred stock, par value $0.01 per share (the “preferred stock”). Shares of Class A common stock have one vote per share and have economic rights. Shares of Class B common stock have no economic rights, but have one vote per share;

•
Legacy Owners exchanged their existing membership interests in OneWater LLC for OneWater LLC Units (such Legacy Owners that, as of the Reorganization, continued to own OneWater LLC Units, including Goldman and Beekman (as discussed below), and any permitted transferees, as appropriate, are referred to herein as “OneWater Unit Holders”);

•	Certain Legacy Owners contributed, directly or indirectly, their OneWater LLC Units to OneWater Inc. in exchange for 780,213 shares of Class A common stock (such Legacy Owners, “Exchanging Owners”);
•	Goldman and Beekman received an aggregate of 2,148,806 OneWater LLC Units upon exercise of certain previously held warrants (the “LLC Warrants”);
•	Each OneWater Unit Holder received a number of shares of Class B common stock equal to the number of OneWater LLC Units held by such OneWater Unit Holder following the IPO;
•
OneWater Inc. entered into a tax receivable agreement (the “Tax Receivable Agreement”) with certain of the Legacy Owners that, as of the completion of the Reorganization, continued to be LLC Unitholders; and

•
The board of directors of OneWater Inc. (the “Board”) adopted the 2020 Omnibus Incentive Plan (the “LTIP”) to incentivize individuals providing services to OneWater Inc. and its subsidiaries and affiliates. The total number of shares reserved for issuance under the LTIP that may generally be issued pursuant to awards granted under the LTIP is 1,455,030; however, of that number only 673,777 shares may be issued with respect to incentive stock options (which generally are stock options that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)). The LTIP is administered by the Board, except to the extent the Board elects a committee of directors to administer the LTIP.
Without giving effect to this offering of Class A common stock or the Offering Redemptions, OneWater Inc. owns an approximate 41.8% interest in OneWater LLC, and the OneWater Unit Holders own an approximate 58.2% interest in OneWater LLC and all of the Class B common stock. After giving effect to this offering and the Offering Redemptions, OneWater Inc. will own an approximate 67.2% interest in OneWater LLC, and the OneWater Unit Holders will own an approximate 32.8% interest in OneWater LLC. Please see “Principal and Selling Stockholders” for additional information.
Certain selling stockholders intend to acquire all or a portion of the shares of Class A common stock to be sold by them in this offering through the Offering Redemptions, pursuant to which such selling stockholders will have OneWater LLC Units redeemed for shares of our Class A common stock at a redemption ratio of one share of Class A common stock for each OneWater LLC Unit redeemed. As a result of the Offering Redemptions, OneWater Inc.’s interest in OneWater LLC will correspondingly increase. In addition, as a result of the Offering Redemptions, OneWater Inc. may realize certain tax benefits that, in the future, entitle such selling stockholders to payments under the Tax Receivable Agreement, as described in “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.” In connection with any redemption of OneWater LLC Units pursuant to the Redemption Right or the Call Right, the corresponding number of shares of Class B common stock are cancelled.
OneWater Inc. intends to contribute all of the net proceeds received by it from this offering to OneWater LLC in exchange for additional OneWater LLC Units such that OneWater Inc. will hold an additional aggregate number of OneWater LLC Units equal to the number of shares of Class A common stock issued by OneWater Inc. in this offering. OneWater LLC intends to use the net proceeds of this offering received for general corporate purposes, including the expansion of our business and general and administrative matters. Please see “Use of Proceeds.”

The following diagram indicates our simplified ownership structure immediately following this offering (assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock from Goldman):

(1)
Legacy Owners include all owners of OneWater LLC as they existed immediately prior to the Reorganization effected in connection with our IPO, including the Exchanging Owners, or their transferees, who in connection with the IPO and the Reorganization, directly or indirectly contributed all of their OneWater LLC Units to OneWater Inc. in exchange for shares of Class A common stock. Also includes shares of Class A common stock purchased by the Legacy Owners in connection with the IPO and following the IPO, based on information last furnished to us by the Legacy Owners or from publicly-available SEC beneficial ownership reports on Forms 3 and 4 and Schedules 13D and 13G filed by such persons. Following the Offering Redemptions, certain Legacy Owners may hold additional shares of Class A common stock that will not be sold in connection with this offering.

Our Legacy Owners
After the Offering Redemptions and upon completion of this offering, the Legacy Owners will own 2,356,881 shares of Class A common stock, representing approximately 15.7% of the voting power of the Company (or 15.7% if the underwriters exercise their option to purchase additional shares in full), and 4,908,561 shares of Class B common stock, representing approximately 32.8% of the voting power of the Company (or 29.6% if the underwriters exercise their option to purchase additional shares in full). For more information, see “Prospectus Summary—Initial Public Offering and Corporate Reorganization” and “Principal and Selling Stockholders.”
Summary Risk Factors
Investing in our Class A common stock involves risks. You should read carefully the section of this prospectus entitled “Risk Factors” beginning on page 21 for an explanation of these risks before investing in our Class A common stock. In particular, the following considerations may offset our competitive strengths or have a negative effect on our strategy or operating activities, which could cause a decrease in the price of our Class A common stock and a loss of all or part of your investment.
•	General economic conditions and consumer spending patterns can have a material adverse effect on our business, financial condition and results of operations.
•	The ongoing COVID-19 pandemic may adversely affect our revenues, results of operations and financial condition.
•
The availability and costs of borrowed funds can adversely affect our ability to obtain adequate boat inventory, the ability and willingness of our customers to finance boat purchases and our ability to fund future acquisitions.

•	Failure to implement strategies to enhance our performance could have a material adverse effect on our business and financial condition.
•
Our success depends, in part, on our ability to continue to make successful acquisitions at attractive or fair prices and to integrate the operations of acquired dealer groups and each dealer group we acquire in the future.

•	We are required to obtain the consent of our manufacturers prior to the acquisition of other dealer groups.
•
Our failure to successfully order and manage our inventory to reflect consumer demand and to anticipate changing consumer preferences and buying trends could have a material adverse effect on our business, financial condition and results of operations.

•
OneWater Inc. is a holding company. OneWater Inc.’s only material asset is its equity interest in OneWater LLC, and OneWater Inc. will accordingly be dependent upon distributions from OneWater LLC to pay taxes, make payments under the Tax Receivable Agreement and cover OneWater Inc.’s corporate and other overhead expenses.

•
If we experience any material weaknesses in the future or otherwise fail to develop or maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our Class A common stock.

•	The Legacy Owners own a significant amount of our voting stock, and their interests may conflict with those of our other stockholders.
•
In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, OneWater Inc. realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

See “Risk Factors” immediately following this prospectus summary for a more thorough discussion of these and other risks and uncertainties we face.

Emerging Growth Company Status
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:
•	We are not required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);
•
We are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	We are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes”; and
•
We are not required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

We may take advantage of these provisions until September 30, 2025, or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest of: (i) the last day of the first fiscal year in which our annual gross revenues are $1.07 billion or more; (ii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iii) the date on which we are deemed to be a “large accelerated filer,” which will occur as of the end of any fiscal year in which we (x) have an aggregate market value of our common stock held by non-affiliates of $700 million or more as of the last business day of our most recently completed second fiscal quarter, (y) have been required to file annual and quarterly reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for a period of at least 12 months and (z) have filed at least one annual report pursuant to the Exchange Act.
We have elected to take advantage of the reduced disclosure obligations listed above in this prospectus, and may elect to take advantage of other reduced reporting requirements in future filings. In particular, we have elected to adopt the reduced disclosure with respect to our executive compensation disclosure. As a result of this election, the information that we provide stockholders may be different than you might get from other public companies.
The JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for private companies. Our election to use the transition periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the extended transition periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act.
For additional descriptions of the qualifications and other requirements applicable to emerging growth companies and certain elections that we have made due to our status as an emerging growth company, see “Risk Factors—Risks Related to this Offering and Our Class A Common Stock—For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.”
Our Offices
Our principal executive offices are located at 6275 Lanier Islands Parkway, Buford, Georgia 30518, and our telephone number at that address is 678-541-6300. Our website address is www.onewatermarine.com. Information contained on our website does not constitute part of this prospectus.

The Offering
Issuer
OneWater Marine Inc.
Class A common stock offered by us
425,000 shares.
Class A common stock offered by the selling stockholders
2,745,868 shares, of which 2,629,595 represent shares to be issued and sold by the selling stockholders upon the Offering Redemptions, which will also result in the cancellation of an equivalent number of OneWater LLC Units (together with a corresponding number of shares of our Class B common stock), immediately prior to completion of this offering.
Option to purchase additional shares of Class A common stock
The underwriters have the option to purchase up to an aggregate of 475,630 additional shares of Class A common stock from Goldman at the public offering price, less the underwriting discount and commissions. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.
Class A common stock to be outstanding immediately after completion of the Offering Redemptions and this offering
10,066,737 shares (or 10,542,367 shares if the underwriters’ option to purchase additional shares is exercised in full).
Class B common stock to be outstanding immediately after completion of the Offering Redemptions and this offering
4,908,561 shares (or 4,432,931 shares if the underwriters’ option to purchase additional shares is exercised in full), all of which will be owned by the OneWater Unit Holders. Shares of Class B common stock do not have economic rights. In connection with any redemption of OneWater LLC Units pursuant to the Redemption Right or our Call Right, the corresponding number of shares of Class B common stock will be cancelled.
Voting power of Class A common stock after giving effect to the Offering Redemptions and this offering
67.2% (or 70.4% if the underwriters’ option to purchase additional shares of Class A common stock is exercised in full).
Voting power of Class B common stock after giving effect to the Offering Redemptions and this offering
32.8% (or 29.6% if the underwriters’ option to purchase additional shares of Class A common stock is exercised in full).
Voting rights
Each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. Each share of our Class B common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by our amended and restated certificate of incorporation. See “Description of Capital Stock.”
Use of proceeds
We expect to receive approximately $7.5 million of net proceeds from the sale of Class A common stock offered by us, after deducting underwriting discounts and estimated offering expenses payable by us.
We intend to contribute the net proceeds of this offering received by us to OneWater LLC in exchange for OneWater LLC Units. OneWater LLC intends to use the net proceeds that it receives from this offering for general corporate purposes, including the expansion of our business and general and administrative matters. Please see “Use of Proceeds.”
We will not receive any of the proceeds from the sale of shares by the selling stockholders, including if the underwriters exercise their option to purchase additional shares of Class A common stock from Goldman.
Dividend policy
We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends in the foreseeable future.
Redemption rights of OneWater Unit Holders
Under the OneWater LLC Agreement, each OneWater Unit Holder, subject to certain limitations, has the right, pursuant to the Redemption Right, to cause OneWater LLC to acquire all or a portion of its OneWater LLC Units for, at OneWater LLC’s election, (i) shares of our Class A common stock at a redemption ratio of one share of Class A common stock for each OneWater LLC Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions or (ii) an equivalent amount of cash. Alternatively, upon the exercise of the Redemption Right, OneWater Inc. will have its Call Right to acquire each tendered OneWater LLC Unit directly from the redeeming OneWater Unit Holder for, at its election, (x) one share of Class A common stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (y) an equivalent amount of cash. In addition, OneWater Inc. has the right to require (i) upon the acquisition by OneWater Inc. of substantially all of the OneWater LLC Units, certain minority unitholders or (ii) upon a change of control of OneWater Inc., each OneWater Unit Holder (other than OneWater Inc.), to exercise its Redemption Right with respect to some or all of such unitholder’s OneWater LLC Units. In connection with any redemption of OneWater LLC Units pursuant to the Redemption Right or the Call Right, the corresponding number of shares of Class B common stock will be cancelled. See “Certain Relationships and Related Party Transactions—OneWater LLC Agreement.”
Tax Receivable Agreement
In connection with the IPO, OneWater Inc. entered into a Tax Receivable Agreement with certain of the OneWater Unit Holders, which generally provides for the payment by OneWater Inc. to each such OneWater Unit Holder of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax (computed using the estimated impact of state and local taxes) that OneWater Inc. actually realizes (or is deemed to realize in certain circumstances) in periods after this offering as a result of certain tax basis increases, and certain tax benefits attributable to imputed interest. OneWater Inc. will retain the benefit of the remaining 15% of these net cash savings. See “Risk Factors—Risks Related to this Offering and Our Class A Common Stock” and “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”
Listing symbol
Our Class A common stock is listed on The Nasdaq Global Market under the symbol “ONEW.”
Risk factors
You should carefully read and consider the information beginning on page 21 of this prospectus set forth under the heading “Risk Factors” and all other information set forth in this prospectus before deciding to invest in our Class A common stock.

Summary Historical and Pro Forma Consolidated Financial and Operating Data
OneWater Inc. was incorporated on April 3, 2019 and does not have historical financial operating results for the period prior to our IPO and related Reorganization. Following the Reorganization in connection with our IPO, OneWater Inc. became the managing member of OneWater LLC, and its only material asset is its equity interest in OneWater LLC. As a result, OneWater Inc. consolidates the financial results of OneWater LLC and its subsidiaries and reports non-controlling interests related to the portion of the OneWater LLC Units not owned by OneWater Inc. The following table presents the summary historical and certain pro forma financial data and other data for OneWater LLC, the accounting predecessor of OneWater Inc., and its subsidiaries for the periods prior to the IPO and related Reorganization and for OneWater Inc. and its subsidiaries for the periods following the IPO and related Reorganization.
The historical results presented below are not necessarily indicative of the results to be expected for any future period, and should be read together with “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Prospectus Summary— Initial Public Offering and Corporate Reorganization” and our consolidated financial statements and related notes included elsewhere in this prospectus.
The summary historical financial data as of September 30, 2019 and 2018, and for the fiscal years ended September 30, 2019, 2018 and 2017, was derived from the audited historical financial statements included elsewhere in this prospectus. The OneWater LLC summary historical financial data as of September 30, 2017 was derived from audited historical financial statements not included elsewhere in this prospectus. The summary historical financial data as of June 30, 2020 and for the nine months ended June 30, 2020 was derived from the unaudited historical financial statements included elsewhere in this prospectus. The unaudited historical financial statements were prepared on a basis consistent with that used in preparing our audited consolidated financial statements and include all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of our financial position and results of operations for the unaudited periods.
The summary unaudited pro forma consolidated statement of operations data for the nine months ended June 30, 2020 and year ended September 30, 2019 presents our consolidated results of operations after giving effect to the IPO and Reorganization Adjustments (as defined below) and the Refinancing and Offering Adjustments (as defined below and, collectively with the IPO and Reorganization Adjustments, the “pro forma adjustments”). The unaudited pro forma consolidated balance sheet as of June 30, 2020 gives effect to the pro forma adjustments, including the consummation of this offering, as if the same had occurred on June 30, 2020. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect their impact, on a pro forma basis, on the historical financial information of OneWater LLC. The summary unaudited pro forma consolidated financial information is included for informational purposes only and does not purport to reflect the results of operations or financial position of OneWater Inc. that would have occurred had OneWater Inc. been in existence or operated as a public company or otherwise during the periods presented. The unaudited pro forma consolidated financial information should not be relied upon as being indicative of our results of operations or financial position had the described transactions occurred on the dates assumed. The unaudited pro forma consolidated financial information also does not project our results of operations or financial position for any future period or date. Please see “Unaudited Pro Forma Consolidated Financial Information” for additional information.
					Pro Forma(1)
	Nine Months Ended June 30, 2020	Years Ended September 30,			Nine Months Ended June 30, 2020	Year Ended September 30, 2019
		2019	2018	2017
	(unaudited)				(unaudited)
	(in thousands, except share, per share and store amounts)
Consolidated Statement of Operations Data:
Revenues	$751,934	$767,624	$602,805	$391,483	$ 751,934	$ 767,624
Cost of sales	580,476	595,498	465,151	305,782	580,476	595,498
Selling, general and administrative expenses	103,738	116,503	91,297	65,352	103,738	116,503
Depreciation and amortization	2,375	2,682	1,685	1,055	2,375	2,682
Transaction costs(2)	3,393	1,323	438	327	3,393	1,323

					Pro Forma(1)
	Nine Months Ended June 30, 2020	Years Ended September 30,			Nine Months Ended June 30, 2020	Year Ended September 30, 2019
		2019	2018	2017
	(unaudited)				(unaudited)
	(in thousands, except share, per share and store amounts)
Gain on settlement of contingent consideration	—	(1,674)	—	—	—	(1,674)
Income from operations	61,952	53,292	44,234	18,967	61,952	53,292
Other expense (income)
Interest expense – floor plan	7,482	9,395	5,534	2,686	7,482	9,395
Interest expense – other	7,392	6,568	3,836	2,266	2,674	3,876
Change in fair value of warrant liability	(771)	(1,336)	33,187	18,057	—	—
Other expense (income), net(3)	106	1,402	(269)	217	106	1,402
Income before income tax expense	47,743	37,263	1,946	(4,259)	51,690	38,619
Income tax expense	5,209	—	—	—	8,548	6,386
Net income (loss)	$42,534	$37,263	$1,946	$(4,259)	$43,142	$32,233
Less: Net income attributable to non-controlling interests	350	1,606	830	13
Net income (loss) attributable to OneWater LLC		$35,657	$1,116	$(4,272)
Less: Net income attributable to non-controlling interests of One Water Marine Holdings, LLC	26,732				16,943	12,658
Net income attributable to OneWater Marine Inc	$15,452				$26,199	$19,575
Pro Forma Per Share Data Attributable to OneWater Marine Inc.(4)
Pro forma net income (loss) per share
Basic					$2.60	$1.94
Diluted					$2.60	$1.94
Pro forma weighted average shares outstanding
Basic					10,066,737	10,066,737
Diluted					10,071,242	10,066,737
Consolidated Statement of Cash Flows Data:
Cash flows provided by (used in) operating activities	$152,596	$(5,698)	$(4,654)	$6,514
Cash flows used in investing activities	(2,307)	(10,998)	(23,920)	(23,304)
Cash flows (used in) provided by financing activities	(70,712)	12,458	34,257	16,993
Other Financial Data:
Capital expenditures(5)	$3,923	$7,291	$10,135	$4,112
Adjusted EBITDA(6)	$60,238	$46,228	$40,823	$17,663
Number of stores	63	63	53	45
Same-store sales growth	24.1%	11.8%	22.2%
Consolidated Balance Sheet Data (at end of period):
Total assets	$525,037	$504,755	$375,360	$258,347	$516,157
Long-term debt (including current portion)	117,215	75,913	41,844	27,285	93,509
Total liabilities	353,207	380,768	274,339	158,578	341,346
Redeemable preferred equity interest	—	86,018	79,965	71,695	—
Total stockholders’ and members’ equity	171,830	37,969	21,056	28,074	174,811
(1)
Pro forma figures give effect to the transactions, including the Reorganization, the IPO, the Refinancing and this offering. Please see “Unaudited Pro Forma Consolidated Financial Information” for a detailed presentation of the unaudited pro forma information, including a description of the transactions and assumptions underlying the pro forma adjustments.

(2)
Consists of transaction costs related to the acquisitions made in the corresponding period and the IPO. Certain transaction costs recorded as other expenses in 2019, 2018 and 2017 have been reclassified as operating expenses to conform to the June 30, 2020 presentation.

(3)
Other expense for the fiscal year ended September 30, 2019 was primarily attributable to a loss related to the sale and leaseback of certain operating facilities and equipment, partially offset by insurance proceeds received from hurricane-related claims.

(4)
Pro forma net income (loss), pro forma net income (loss) per share and pro forma weighted average shares outstanding reflect the estimated number of shares of Class A common stock we expect to have outstanding upon the completion of this offering. Except for the Offering Redemptions and assuming the underwriters’ option to purchase additional shares is not exercised, the pro forma data does not assume the redemption of any OneWater LLC Units for shares of Class A common stock (and the cancellation of a corresponding number of shares of Class B common stock) and any related adjustments to pro forma net income (loss) or pro forma net income (loss) per share. The pro forma data also excludes the redeemable preferred equity interest of $3.4 million and $9.4 million and the change in fair value of warrant liability of $(0.8) million and $(1.3) million for the nine months ended June 30, 2020 and the fiscal year ended September 30, 2019, respectively, as we redeemed all of the outstanding preferred units (“Opco Preferred Units”) in Opco and as the holders of the LLC Warrants exercised such LLC Warrants in connection with the IPO. The pro forma data includes income tax expense of $8.5 million and $6.4 million for the nine months ended June 30, 2020 and the fiscal year ended September 30, 2019, respectively, which includes the increased income tax expense we would have incurred had our Reorganization, IPO and this offering occurred at the beginning of each such period. See “—Initial Public Offering and Corporate Reorganization.” OneWater Inc. is a corporation and is subject to U.S. federal income tax, in addition to state and local income taxes, with respect to its allocable share of any net taxable income of OneWater LLC. Our predecessor, OneWater LLC, is generally not, and was generally not, subject to U.S. federal income tax at an entity level. As a result, the consolidated and combined net income in our historical financial statements for the fiscal years ended September 30, 2019, 2018 and 2017 does not reflect the income tax expense we would have incurred if we were subject to U.S. federal income tax at an entity level during such periods.

(5)
Includes $2.6 million for growth capital expenditures and $1.3 million for maintenance capital expenditures for the nine months ended June 30, 2020. Includes $4.2 million for growth capital expenditures and $3.1 million for maintenance capital expenditures for fiscal year 2019, compared to $6.9 million and $3.2 million, respectively, for fiscal year 2018 and $1.5 million and $2.6 million, respectively, for fiscal year 2017.

(6)
Adjusted EBITDA is a non-GAAP financial measure. For the definition of Adjusted EBITDA and a reconciliation to our most directly comparable financial measure calculated and presented in accordance with GAAP, please see “—Non-GAAP Financial Measure” below.

Non-GAAP Financial Measure
Adjusted EBITDA
Adjusted EBITDA is not a measure of net income as determined by GAAP. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDA as net income (loss) before interest expense – other, income taxes, depreciation and amortization and other expense (income), further adjusted to eliminate the effects of items such as the change in the fair value of warrants and transaction costs.
Our board of directors, management team and lenders use Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and other items (such as the fair value adjustment of the warrants and transaction costs) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance. Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA. Our non-GAAP financial measure should not be considered as an alternative to the most directly comparable GAAP financial measure. You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of Adjusted EBITDA in the future, and any such modification may be material. Adjusted EBITDA has important limitations as an analytical tool and you should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The following table presents a reconciliation of Adjusted EBITDA to the GAAP financial measure of net income (loss) for the twelve months ended June 30, 2020, the nine months ended June 30, 2020 and the years ended September 30, 2019, 2018 and 2017.
	Twelve Months Ended June 30, 2020	Nine Months Ended June 30, 2020	Years Ended September 30,
			2019	2018	2017
	(in thousands)
		(unaudited)
Net income (loss)	$47,557	$42,534	$37,263	$1,946	$(4,259)
Interest expense – other	9,569	7,392	6,568	3,836	2,266
Income tax expense	5,209	5,209	—	—	—
Depreciation and amortization	3,173	2,375	2,682	1,685	1,055
Change in fair value of warrant liability(1)	666	(771)	(1,336)	33,187	18,057
Gain on settlement of contingent consideration	—	—	(1,674)	—	—
Transaction costs(2)	3,555	3,393	1,323	438	327
Other expense (income)(3)	1,580	106	1,402	(269)	217
Adjusted EBITDA	$71,309	$60,238	$46,228	$40,823	$17,663
(1)
Represents the non-cash expense recognized during the period for the change in the fair value of the LLC Warrants held by Goldman and Beekman, which were accounted for as liabilities on our balance sheet. In connection with the Reorganization and IPO, the LLC Warrants were exercised in full for common units of OneWater LLC, which eliminated the liability accounting and fair value adjustments for the LLC Warrants for all periods after the Reorganization.

(2)
Consists of transaction costs related to the acquisitions completed in the corresponding period and the IPO, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(3)
Other expense for the fiscal year ended September 30, 2019 was primarily attributable to a loss related to the sale and leaseback of certain operating facilities and equipment, partially offset by insurance proceeds received from hurricane-related claims.

RISK FACTORS
Investing in our Class A common stock involves risks. You should carefully consider the information in this prospectus, including the matters addressed under “Cautionary Note Regarding Forward-Looking Statements” and the following risks before making an investment decision. Our business, financial condition and results of operations could be materially adversely affected by any of these risks or uncertainties. The trading price of our Class A common stock could decline due to any of these risks, and you may lose all or part of your investment.
Risks Related to Our Business
General economic conditions and consumer spending patterns can have a material adverse effect on our business, financial condition and results of operations.
General economic conditions, including changes in employment levels, consumer demand, preferences and confidence levels, the availability and cost of credit, fuel prices, levels of discretionary personal income, interest rates, periods of economic or political instability, public health crises, and consumer spending patterns can negatively impact our operating results. Unfavorable local, regional, national or global economic developments or uncertainties regarding future economic prospects could reduce or defer consumer spending in the markets we serve and adversely affect our business. Consumer spending, including that of high net worth individuals, on discretionary goods may also decline as a result of political uncertainty and instability, even if prevailing economic conditions are generally favorable. Economic conditions in areas in which we operate stores, particularly the Southeast and Gulf Coast regions in which we generated approximately 65%, 68% and 81% of our revenue during fiscal years 2019, 2018 and 2017, respectively, could have a major impact on our operations. Local influences, such as corporate downsizing, inclement weather such as hurricanes or other storms, environmental conditions and specific events, such as Hurricanes Dorian, Florence and Michael in 2019 and 2018, also could adversely affect, and in certain instances have adversely affected, our operations in certain markets.
In an economic downturn, consumer discretionary spending levels generally decline, at times resulting in disproportionately large reductions in the sale of discretionary goods. Consumer spending on discretionary goods also may decline as a result of lower consumer confidence levels, even if prevailing economic conditions are favorable. Our business was significantly impacted during the recessionary period that began in 2007, and this period of weakness in consumer spending and depressed economic conditions had a substantial negative effect on our operating results. In response to these conditions we reduced our inventory purchases, closed certain stores and reduced headcount. Although we have expanded our operations and increased our focus on pre-owned sales, parts and repair services and F&I products, during periods of stagnant or modestly declining industry trends, the cyclical nature of the recreational boating industry or the lack of industry growth could lead to oversupply and weak demand, which could materially adversely affect our business, financial condition or results of operations in the future. Any period of adverse economic conditions or low consumer confidence could have a negative effect on our business.
The ongoing COVID-19 pandemic may adversely affect our revenues, results of operations and financial condition.
Our business could be materially adversely affected by the widespread outbreak of a contagious disease, including the recent COVID-19 pandemic. COVID-19 has spread in many of the geographic areas in which we operate. National, state and local governments in affected regions have implemented and may continue to implement safety precautions, including shelter in place orders, travel restrictions, business closures, cancellations of public gatherings, including boat shows, and other measures. These measures have affected our ability to sell and service boats, required us to temporarily close or partially close certain locations and may require additional closures in the future. Organizations and individuals are also taking additional steps to avoid or reduce infection, including limiting travel, staying home, working from home and limiting participation in certain leisure activities.
We continue to monitor federal, state and local government recommendations and have made modifications to our normal operations as a result of COVID-19. If the negative economic effects of COVID-19 continue for a prolonged period of time, it could lead to a reduction in demand for our products, which would adversely affect our results of operations. Additionally, disruptions in the capital markets, as a result of the pandemic, may also adversely affect our ability to access capital and additional liquidity. The COVID-19 pandemic may also lead to disruptions in our supply chain, including our ability to obtain boats and parts from our suppliers, and labor shortages. It is possible that an inventory shortage could also occur as a result of the COVID-19 pandemic and its effects on, among other things, operations and consumer demand. These measures are disrupting normal business operations and may have, significant negative impacts on our business in the future. While we are implementing changes to mitigate the impact of COVID-19 on our business, it is not possible, at this time, to estimate the entirety of the effect that COVID-19 will have on our business, customers, suppliers or other business partners.
While we previously announced our decision to pause our acquisition strategy due to the COVID-19 pandemic, given our financial results for the three months ended June 30, 2020, we are recommencing our acquisition strategy and opportunistically evaluating future acquisitions. See “—Our success depends, in part, on our ability to continue to make successful acquisitions at attractive or fair prices and to integrate the operations of acquired dealer groups and each dealer group we acquire in the future.”
The availability and costs of borrowed funds can adversely affect our ability to obtain adequate boat inventory, the ability and willingness of our customers to finance boat purchases and our ability to fund future acquisitions.
The availability and costs of borrowed funds can adversely affect our ability to obtain and maintain adequate boat inventory and the holding costs of that inventory, the ability and willingness of our customers to finance boat purchases and our ability to fund future acquisitions.
OneWater LLC and certain of its subsidiaries are parties to the Inventory Financing Facility, which consists of uncommitted inventory floorplan financing of up to $392.5 million as of June 30, 2020. The Inventory Financing Facility has a maturity date of September 28, 2021. As of June 30, 2020 and September 30, 2019, we had an aggregate of $176.1 million and $225.4 million, respectively, outstanding under the Inventory Financing Facility. We rely on the Inventory Financing Facility to purchase and maintain our inventory of boats. The collateral for the Inventory Financing Facility consists primarily of our inventory that is financed through the Inventory Financing Facility and related assets, including accounts receivable, bank accounts and proceeds of the foregoing, and excludes the collateral that underlies the Term and Revolver Credit Facility.
Additionally, OneWater LLC and certain of its subsidiaries previously entered into the Term and Revolver Credit Facility, which consisted of a $100.0 million senior secured multi-draw term loan facility, a $10.0 million senior secured revolving credit facility and an uncommitted and discretionary multi-draw term loan accordion feature of up to $20.0 million. As of June 30, 2020, we had $104.1 million outstanding under the multi-draw term loan, including accrued interest, and no amount outstanding under the revolving line of credit.
As of June 30, 2020, we were in compliance with all of the covenants under the Inventory Financing Facility and the Term and Revolver Credit Facility, and our additional available borrowings such facilities were approximately $226.4 million in the aggregate based upon the outstanding borrowings and maximum facility amounts.
Effective July 22, 2020, the Company and certain of its subsidiaries terminated and repaid all indebtedness outstanding under the Term and Revolver Credit Facility in accordance with its terms and entered into the Refinanced Credit Facility (together with the Inventory Financing Facility, the “Credit Facilities”) with Truist Bank as administrative agent, collateral agent, swingline lender and issuing bank, SunTrust Robinson Humphrey, Inc. and Synovus Bank as joint lead arrangers and joint bookrunners, Synovus Bank as documentation agent, and the lenders from time to time party thereto. The Refinanced Credit Facility provides for a $30.0 million revolving credit facility that may be used for revolving credit loans (including up to $5.0 million in swingline loans) and up to $5.0 million in letters of credit from time to time, and a $80.0 million term loan, which was advanced in full on July 22, 2020. Subject to certain conditions, the available amount under the revolving credit facility and the term loans may be increased by $50.0 million in the aggregate. The revolving credit facility matures on July 22, 2025. The term loan is repayable in installments beginning on March 31, 2021, with the remainder due on July 22, 2025. There were no borrowings outstanding under the revolving credit facility on the Closing Date. In conjunction with the closing of the Refinanced Credit Facility, the Company paid $109.0 million, consisting of $29.0 million in cash on hand and $80.0 million in proceeds from the Refinanced Credit Facility, to fully redeem the Term and Revolver Credit Facility with Goldman Sachs Specialty Lending Group, L.P.
Our ability to borrow under the Credit Facilities depends on our ability to continue to satisfy our covenants and other obligations under the Credit Facilities. In particular, our ability to borrow under our Inventory

Financing Facility depends on the ability of our manufacturers to be approved vendors under our Inventory Financing Facility. The aging of our inventory limits our borrowing capacity as defined curtailments under the Inventory Financing Facility reduce the allowable advance rate as our inventory ages. Depressed economic conditions, as a result of COVID-19 or otherwise, weak consumer spending, turmoil in the credit markets and lender difficulties, among other potential reasons, could interfere with our ability to maintain compliance with our debt covenants and to utilize the Credit Facilities to fund our operations. Accordingly, under such circumstances, it may be necessary for us to close stores, further reduce our expense structure, liquidate inventory below cost to free up capital, or modify the covenants with our lenders. Any inability to utilize the Credit Facilities or the acceleration of amounts owed, resulting from a covenant violation, insufficient collateral or lender difficulties, could require us to seek other sources of funding to repay amounts outstanding under the Credit Facilities or replace or supplement the Credit Facilities, which may not be possible at all or under commercially reasonable terms. As of July 31, 2020, our additional available borrowings under the Credit Facilities were approximately $298.7 million in the aggregate based upon the outstanding borrowings and maximum facility amounts.
The interest rate on our Inventory Financing Facility for new boats is calculated using the one-month London Inter-Bank Offered Rate (“LIBOR”) plus an applicable margin of 2.75% to 5.00% depending on the amount of days the boat has been in inventory. Interest on pre-owned boats is calculated at the new boat rate plus 0.25%. These variable interest rates under our Inventory Financing Facility will fluctuate with changing market conditions and, accordingly, our interest expense will increase as interest rates rise. Accordingly, a significant increase in interest rates could have a material adverse effect on our operating results. The United Kingdom’s Financial Conduct Authority, which regulates LIBOR, has announced that it intends to stop encouraging or requiring banks to submit rates for the calculation of LIBOR after 2021, and it is unclear if LIBOR will cease to exist or if new methods of calculating LIBOR will evolve. If LIBOR ceases to exist or if the methods of calculating LIBOR change from their current form, interest rates on our current or future debt obligations may be adversely affected.
Similarly, decreases in the availability of credit and increases in the cost of credit could adversely affect the ability of our customers to purchase boats from us and thereby adversely affect our ability to sell our products and impact the profitability of our finance and insurance activities. For example, tight credit conditions during each fiscal year beginning with fiscal year 2008 and continuing through fiscal year 2011 adversely affected the ability of customers to finance boat purchases, which had a negative effect on our operating results.
Failure to implement strategies to enhance our performance could have a material adverse effect on our business and financial condition.
We are increasing our efforts to grow our repair and maintenance services, parts and accessories, and financing and insurance businesses to better serve our customers and thereby increase revenue and improve profitability as a result of these comparatively higher margin businesses. These efforts are designed to increase our revenue and reduce our dependence on the sale of new and pre-owned boats. In addition, we are pursuing strategic acquisitions to capitalize upon the consolidation opportunities in the highly fragmented recreational boat dealer industry by acquiring additional dealer groups and related operations and improving their performance and profitability through the implementation of our operating strategies. These business initiatives have required, and will continue to require, us to add personnel, invest capital, enter businesses or geographic regions in which we do not have extensive experience and encounter substantial competition. As a result, our strategies to enhance our performance may not be successful and we may increase our expenses or write off such investments if not successful.
Our success depends, in part, on our ability to continue to make successful acquisitions at attractive or fair prices and to integrate the operations of acquired dealer groups and each dealer group we acquire in the future.
Since the beginning of fiscal year 2016, we have acquired 14 recreational boat dealer groups. Additionally, we actively evaluate and pursue acquisitions on an ongoing basis, and our pipeline of potential acquisitions over the next 24 months currently includes four to eight dealer groups. Each acquired dealer group operated independently prior to our acquisition. Our success depends, in part, on our ability to continue to make successful acquisitions at attractive or fair prices that align with our culture and focus on customer service and to integrate the operations of acquired dealer groups, including centralizing certain functions to achieve cost savings and pursuing programs and processes that promote cooperation and the sharing of opportunities and resources among our stores. We may not be able to oversee the combined entity efficiently, realize anticipated synergies or effectively implement our growth and operating strategies. To the extent that we successfully pursue our acquisition strategy, our resulting growth will place significant additional demands on our management and infrastructure. Our failure to successfully pursue our acquisition strategies or effectively operate the combined entity could have a material adverse effect on our rate of growth and operating performance.
We are required to obtain the consent of our manufacturers prior to the acquisition of other dealer groups.
In determining whether to approve acquisitions, manufacturers may consider many factors, including our financial condition and ownership structure. Manufacturers may also impose conditions on granting their approvals for acquisitions, including a limitation on the number of their dealers that we may acquire. Our ability to meet manufacturers’ requirements for approving future acquisitions will have a direct bearing on our ability to complete acquisitions and effect our growth strategy. There can be no assurance that a manufacturer will not terminate its dealer agreement, refuse to renew its dealer agreement, refuse to approve future acquisitions or take other action that could have a material adverse effect on our acquisition program.
Our growth strategy also entails expanding our product lines and geographic scope by obtaining additional distribution rights from our existing and new manufacturers. We may not be able to secure additional distribution rights or obtain suitable alternative sources of supply if we are unable to obtain such distribution rights. The inability to expand our product lines and geographic scope by obtaining additional distribution rights could have a material adverse effect on the growth and profitability of our business.
Boat manufacturers exercise control over our business.
We depend on our dealer agreements, which generally provide for renewable, one-year terms. Through dealer agreements, boat manufacturers exercise control over their dealers, restrict them to specified locations and retain approval rights over changes in management and ownership, among other things. The continuation of our dealer agreements with most manufacturers depends upon, among other things, our achieving stated performance goals for customer satisfaction ratings and market share penetration in the market served by the applicable dealer group. Failure to meet performance goals and other conditions set forth in any existing or new dealer agreement could have various consequences, including the following:
•	the termination or nonrenewal of the dealer agreement;
•	the imposition of additional conditions in subsequent dealer agreements;
•	limitations on boat inventory allocations;
•	reductions in reimbursement rates for warranty work performed by the dealer;
•	loss of certain manufacturer-to-dealer incentives;
•	denial of approval of future acquisitions; or
•	the loss of exclusive rights to sell in the geographic territory.
These events could have a material adverse effect on our product availability, competitive position and financial performance.
The failure to receive rebates and other manufacturer incentives on inventory purchases or retail sales could substantially reduce our margins.
We rely on manufacturers’ programs that provide incentives for dealers to purchase and sell particular boat makes and models or for consumers to buy particular boat makes or models. Any eliminations, reductions, limitations or other changes relating to rebate or incentive programs that have the effect of reducing the benefits we receive, whether relating to the ability of manufacturers to pay or our ability to qualify for such incentive programs, could increase the effective cost of our boat purchases, reduce our margins and competitive position and have a material adverse effect on our financial performance.

Increases in fuel prices may adversely affect our business.
All of the recreational boats we sell are powered by gasoline or diesel engines. Consequently, a significant increase in the price or tax on the sale of fuel on a regional or national basis could have a material adverse effect on our sales and operating results. Increases in fuel prices (such as those that occurred during 2008) negatively impact boat sales. The price of or tax on fuels may significantly increase in the future, adversely affecting our business.
Our sales may be adversely affected by a material increase in interest rates and adverse changes in fiscal policy or credit market conditions.
Over the past several years, our economy has been positively impacted by historically unprecedented low interest rates. Such interest rates are driven by the policies of the Federal Reserve System. Although interest rates generally increased in 2018 and decreased in 2019 and 2020 (to date), there can be no assurance as to what actions the Federal Reserve System will take in the future. Any change in interest rates or the market expectation of such change may result in significantly higher long-term interest rates.
Given that we sell products that are often financed, a material increase in interest rates and adverse changes in fiscal policy or credit market conditions may negatively impact our customers’ ability or desire to purchase our products. In addition, such an increase or adverse change could reduce the availability or increase the costs of obtaining new debt and refinancing existing indebtedness or negatively impact the market price of our common stock.
The availability of boat insurance is critical to our success.
The ability of our customers to secure reasonably affordable boat insurance that is satisfactory to lenders that finance our customers’ purchases is critical to our success. Historically, affordable boat insurance has been available. However, as a severe storm approaches land, insurance providers cease underwriting until the storm passes. This loss of insurance prevents or delays lenders from lending. As a result, sales of boats can be temporarily halted making our revenue difficult to predict and causing sales to be delayed or potentially cancelled. Any difficulty of customers to obtain affordable boat insurance could impede boat sales and adversely affect our business.
Other recreational activities, poor industry perception, real or perceived human health or safety risks, changing consumer attitudes and environmental conditions can adversely affect the levels of boat purchases.
Other recreational activities, poor industry perception, real or perceived human health or safety risks, changing consumer attitudes and environmental conditions can adversely affect the levels of boat purchases. Demand for our products can be adversely affected by competition from other activities that occupy consumers’ time, including other forms of recreation as well as religious, cultural and community activities. In addition, real or perceived human health or safety risks from engaging in outdoor activities generally or boating activities specifically could deter consumers from purchasing our products. Local environmental conditions in the areas in which we operate stores could also adversely affect the levels of boat purchases, including adverse weather conditions or natural disasters. Changing trends and attitudes toward large discretionary purchases on the part of younger consumers in particular, who may prefer to share or borrow a boat rather than incur the expense of ownership, may impact our future sales. Further, as a seller of high-end consumer products, we must compete for discretionary spending with a wide variety of other recreational activities and consumer purchases. In addition, perceived hassles of boat ownership and customer service and customer education throughout the retail boat industry, which has traditionally been perceived to be relatively poor, represent impediments to boat purchases.
Unforeseen expenses, difficulties and delays frequently encountered in connection with expansion through acquisitions could inhibit our growth and negatively impact our profitability.
Our growth strategy of acquiring additional recreational boat dealer groups involves significant risks. This strategy entails reviewing and potentially reorganizing acquired business operations, corporate infrastructure and systems, and financial controls. Unforeseen expenses (including potential environmental legacy liabilities), difficulties and delays frequently encountered in connection with rapid expansion through acquisitions could inhibit our growth and negatively impact our profitability. We may be unable to identify suitable acquisition candidates or to complete the acquisitions of candidates that we identify. Increased competition for acquisition candidates or increased asking prices by acquisition candidates may increase purchase prices for acquisitions to levels beyond our financial capability or to levels that would not result in expected returns required by our acquisition criteria to be in the best interest of stockholders. Acquisitions also may become more difficult or less attractive in the future as we acquire more of the most attractive dealer groups that best align with our culture and focus on customer service. In addition, we may encounter difficulties in integrating the operations of acquired dealer groups with our own operations, in retaining employees, in retaining and maintaining relationships with customers, suppliers or other business contacts, and in managing acquired dealer groups profitably without substantial costs, delays or other operational or financial problems. As part of our growth strategy, we generally retain existing key staff, including senior management, when we complete an acquisition. There can be no assurance that we will be able to retain dealer groups’ key staff, including senior management, when we complete an acquisition in the future and failure to do so could adversely affect our businesses.
We may issue common or preferred stock and incur substantial indebtedness in making future acquisitions. The size, timing, and integration of any future acquisitions may cause substantial fluctuations in operating results from quarter to quarter. Consequently, operating results for any quarter may not be indicative of the results that may be achieved for any subsequent quarter or for a full fiscal year. These fluctuations could adversely affect the market price of our common stock.
Our ability to continue to grow through the acquisition of additional dealer groups will depend upon various factors, including the following:
•	the availability of suitable acquisition candidates at attractive purchase prices;
•	the ability to compete effectively for available acquisition opportunities;
•	the availability of cash on hand, borrowed funds, common stock with a sufficient market price or other sources of financing to complete the acquisitions;
•	the ability to obtain any requisite manufacturer, governmental or other required approvals;
•	the ability to obtain approval of our lenders under our current credit agreements; and
•	the absence of one or more manufacturers attempting to impose unsatisfactory restrictions on us in connection with their approval of acquisitions.
As a part of our acquisition strategy, we frequently engage in discussions with various recreational boat dealer groups regarding their potential acquisition by us. In connection with these discussions, we and each potential acquisition candidate exchange confidential operational and financial information, conduct due diligence inquiries and consider the structure, terms, and conditions of the potential acquisition. In certain cases, the prospective acquisition candidate agrees not to discuss a potential acquisition with any other party for a specific period of time, grants us an option to purchase the prospective dealer group for a designated price during a specific time period, and agrees to take other actions designed to enhance the possibility of the acquisition, such as preparing audited financial information and converting its accounting system to the system specified by us. Potential acquisition discussions frequently take place over a long period of time and involve difficult business integration and other issues, including in some cases management succession and related matters. As a result of these and other factors, a number of potential acquisitions that from time to time appear likely to occur do not result in binding legal agreements and are not consummated.
Our success depends to a significant extent on our manufacturers, and the loss of certain manufacturers could have an adverse effect on our business, financial condition, and results of operations.
We depend on our manufacturers for the sale of new boats. Sales of new boats from our top ten brands represents approximately 40.4%, 40.0% and 44.7% of total sales for the fiscal years ended September 30, 2019, 2018 and 2017, respectively, and 40.9% for the nine months ended June 30, 2020, making them major suppliers of our company. Of this amount, Malibu Boats, Inc., including its brands Malibu, Axis, Cobalt and Pursuit, accounted for 15.9%, 13.4% and 13.2% of our consolidated revenue for the fiscal years ended September 30, 2019, 2018 and 2017, respectively, and 17.0% for the nine months ended June 30, 2020. Any adverse change in the reputation, product development efforts, technological advancement, expansion of manufacturing capabilities, supply chain and third-party suppliers and financial condition of our manufacturers and their respective brands, would have a substantial adverse impact on our business. Any difficulties encountered by our manufacturers resulting from economic, financial, or other factors could also adversely affect the quality and amount of new boats and products that they are able to supply to us and the services and support they provide to us.
Additionally, any interruption or discontinuance of the operations of our manufacturers, including due to the COVID-19 pandemic or bankruptcy or insolvency, could also cause us to experience shortfalls, disruptions, or delays with respect to new boats and inventory. We also enter into renewable annual dealer agreements with manufacturers, and there is no guarantee that we will be able to renew such dealer agreements in the future. We may not be able to easily replace the loss of certain manufacturers or brands, including at the necessary quantity, quality or price, and the loss of certain manufacturers or brands may therefore have an adverse material effect on our business, results of operations and financial condition.
Our growth strategy may require us to secure significant additional capital, the amount of which will depend upon the size, timing and structure of future acquisitions and our working capital and general corporate needs.
If we finance future acquisitions in whole or in part through the issuance of common stock or securities convertible into or exercisable for common stock, existing stockholders will experience dilution in the voting power of their common stock and earnings per share could be negatively impacted. The extent to which we will be able and willing to use our common stock for acquisitions will depend on the market value of our common stock and the willingness of potential sellers to accept our common stock as full or partial consideration. Our inability to use our common stock as consideration, to generate cash from operations or to obtain additional funding through debt or equity financings in order to pursue our acquisition program could materially limit our growth.
Any borrowings made to finance future acquisitions or for operations could make us more vulnerable to a downturn in our operating results, a downturn in economic conditions, or increases in interest rates on borrowings that are subject to interest rate fluctuations. If our cash flow from operations is insufficient to meet our debt service requirements, we could be required to sell additional equity securities, refinance our obligations or dispose of assets in order to meet our debt service requirements. In addition, our credit arrangements contain financial covenants and other restrictions with which we must comply, including limitations on the incurrence of additional indebtedness. Adequate financing may not be available if and when we need it or may not be available on terms acceptable to us. The failure to obtain sufficient financing on favorable terms and conditions could have a material adverse effect on our growth prospects and our business, financial condition and results of operations. For additional information relating to our credit arrangements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Debt Agreements” and “Certain Relationships and Related Party Transactions.”
Our internal growth and operating strategies of opening new stores and offering new products involve risk.
In addition to pursuing growth by acquiring boat dealer groups, we intend to continue to pursue a strategy of growth through opening new stores and offering new products in our existing and new territories. Accomplishing these goals for expansion will depend upon a number of factors, including the following:
•	our ability to identify new markets in which we can obtain distribution rights to sell our existing or additional product lines;
•	our ability to lease or construct suitable facilities at a reasonable cost in existing or new markets;
•	our ability to hire, train and retain qualified personnel;
•	the timely and effective integration of new stores into existing operations;
•	our ability to achieve adequate market penetration at favorable operating margins without the acquisition of existing dealer groups; and
•	our financial resources.

Our dealer agreements require manufacturer consent to open or change store locations that sell certain products. We may not be able to open and operate new store locations or introduce new product lines on a timely or profitable basis. Moreover, the costs associated with opening new store locations or introducing new product lines may adversely affect our profitability.
As a result of these growth strategies, we expect to continue to expend significant time and effort in opening and acquiring new store locations, improving existing store locations in our current markets, and introducing new products. Our systems, procedures, controls, and financial resources may not be adequate to support expanding operations. The inability to manage our growth effectively could have a material adverse effect on our business, financial condition and results of operations.
Our planned growth also will impose significant added responsibilities on members of senior management and require us to identify, recruit, and integrate additional senior level managers. We may not be able to identify, hire or train suitable additions to management.
Our business, as well as the entire recreational boating industry, is highly seasonal, with seasonality varying in different geographic markets.
Over the three-year period ended September 30, 2019, the average revenue for the quarterly periods ended December 31, March 31, June 30 and September 30 represented approximately 12%, 24%, 37% and 27%, respectively, of our average annual revenue. With the exception of Florida, we generally realize significantly lower sales and higher levels of inventories, and related floor plan borrowings, in the quarterly periods ending December 31 and March 31. Revenue generated from our stores in Florida serves to offset generally lower winter revenue in our other states and enables us to maintain a more consistent revenue stream. The onset of the public boat and recreation shows in January stimulates boat sales and allows us to reduce our inventory levels and related floor plan borrowings throughout the remainder of the fiscal year. We also have various stores in the Northeast and Midwest region of the United States, which typically experience colder temperatures in the winter months. The impact of seasonality on our results of operations could be materially impacted based on the location of our acquisitions. For example, our operations could be substantially more seasonal if we acquire additional dealer groups that operate in colder regions of the United States, which are generally closed or experience lower volume in the winter months. Additionally, due to the COVID-19 pandemic, our seasonal trends may also change as a result of, among other things, store closures, disruptions to the supply chain and inventory availability, manufacturer delays, and cancellation of boat shows.
Our failure to successfully order and manage our inventory to reflect consumer demand and to anticipate changing consumer preferences and buying trends could have a material adverse effect on our business, financial condition and results of operations.
Our success depends upon our ability to successfully manage our inventory and to anticipate and respond to product trends and consumer demands in a timely manner. Our products appeal to consumers across a number of states who are, or could become, boat owners. The preferences of these consumers cannot be predicted with certainty and are subject to change. Further, the retail consumer industry, by its nature, is volatile and sensitive to numerous economic factors, including consumer preferences, competition, market conditions, general economic conditions and other factors outside of our control. We cannot predict consumer preferences with certainty, and consumer preferences often change over time. We typically order product several months in advance, although such orders are not binding until the merchandise is delivered to our stores. The extended lead times for many of our purchases may make it difficult for us to respond rapidly to new or changing product trends, increases or decreases in consumer demand or changes in prices. If we misjudge either the market for our products or our consumers’ purchasing habits in the future, our revenues may decline significantly and we may not have sufficient quantities of product to satisfy consumer demand or sales orders or we may be required to discount excess inventory, either of which could have a material adverse effect on our business, financial condition and results of operations.
Weather, natural disasters, adverse climate changes and other environmental conditions may adversely impact our business and may not be adequately covered by our insurance.
Weather and environmental conditions may adversely impact our operating results. For example, drought conditions, reduced rainfall levels, excessive rain, natural disasters and adverse climate changes, as well as other environmental conditions or hurricanes in the Gulf of Mexico and Atlantic Ocean, may force boating areas to close or render boating dangerous or inconvenient, thereby curtailing customer demand for our products. Such conditions may also result in physical damage to or closure of one or more of our facilities, inadequate work force in our markets, and disruption or reduction in the availability of products at our stores. Concerns regarding global changes in climate could also adversely affect the levels of boat purchases. In addition, unseasonably cool weather and prolonged winter conditions may lead to shorter selling seasons in certain locations. Many of our stores sell boats to customers for use on reservoirs, thereby subjecting our business to the continued viability of these reservoirs for boating use.
In addition, hurricanes, tornadoes, fires, floods and other natural disasters could result in the disruption of our operations and/or supply chain, including boat deliveries from manufacturers, or damage to our boat inventories and facilities as has been the case when the Southeast and Gulf Coast regions and other markets have been affected by hurricanes. Additionally, severe weather or other natural disasters could damage our on-site inventory at our stores or cause serious disruptions in the operations of our stores. We maintain hurricane and casualty insurance, subject to deductibles. While we traditionally maintain property and casualty insurance coverage for damage caused by severe weather or other natural disasters, there can be no assurance that such insurance coverage is adequate to cover losses that we may sustain as a result of severe weather or other natural disasters, such as damage from Hurricanes Dorian, Florence and Michael in 2019 and 2018.
We depend on our ability to attract and retain customers.
Our future success depends in large part upon our ability to attract and retain customers for our boat sales, repair and maintenance services, parts and accessories and F&I products. The extent to which we achieve growth in our customer base and retain existing customers materially influences our profitability. Any number of factors could affect our ability to grow and maintain our customer base. These factors include consumer preferences, the frequency with which customers utilize our products, repair and maintenance services and F&I products, general economic conditions, our ability to maintain our store locations, weather conditions, the availability of alternative services, protection plans, products and resources, significant increases in gasoline prices, the disposable income of consumers available for discretionary expenditures and the external perception of our brands. Any significant decline in our customer base, the growth of our customer base or the usage of our services, protection plans or products by our customers could have a material adverse effect on our business, financial condition and results of operations.
We face intense competition.
We operate in a highly competitive and fragmented environment. In addition to facing competition generally from recreation businesses seeking to attract consumers’ leisure time and discretionary spending dollars, the recreational boat industry itself is highly fragmented, resulting in intense competition for customers, quality products, boat show space and suitable store locations. We rely to a certain extent on boat shows to generate sales. Our inability to participate in boat shows in our existing or targeted markets, including cancellations of boat shows in connection with the COVID-19 pandemic, could have a material adverse effect on our business, financial condition and results of operations.
We compete primarily with local boat dealers who own three or fewer stores, as well as with a limited number of larger operators, including MarineMax and Bass Pro Shops. With respect to sales of marine parts, accessories, and equipment, we compete with national specialty marine parts and accessory stores, online catalog retailers, sporting goods stores, and mass merchants. Competition among boat dealers is based primarily on the quality of available products, the price and value of the products, and attention to customer service. There is significant competition both within markets we currently serve and in new markets that we may enter. We compete in each of our markets with retailers of brands of boats and engines we do not sell in that market. In addition, several of our competitors, especially those selling marine equipment and accessories, are large national or regional chains that have substantial financial, marketing, and other resources. Private sales of pre-owned boats represent an additional source of competition.
Additional competitors, including boat clubs, may enter the businesses in which we currently operate or intend to expand. In particular, an increase in the number of aggregator and price comparison sites for our products may negatively impact our sales of these products. If any of our competitors successfully provides a broader, more efficient or attractive combination of services, protection plans, products and resources to our target customers, our business results could be materially adversely affected. Our inability to compete effectively with existing or potential competitors could have a material adverse effect on our business, financial condition and results of operations.
Due to various matters, including environmental concerns, permitting and zoning requirements, and competition for waterfront real estate, some markets in the United States have experienced an increased waiting list for marina and storage availability. In general, the markets in which we currently operate are not experiencing any unusual difficulties. However, marine retail activity could be adversely affected in markets that do not have sufficient marine and storage availability to satisfy demand.
A significant amount of our boat sales are from the Southeast and Gulf Coast regions.
Economic conditions, weather and environmental conditions, competition, market conditions and any other adverse conditions impacting the Southeast and Gulf Coast regions of the United States, in which we generated approximately 65%, 68% and 81% of our revenue during fiscal years 2019, 2018 and 2017, respectively, could have a major impact on our operations.
We depend on income from financing, insurance and extended service contracts.
A portion of our income results from referral fees derived from the placement or marketing of various F&I products, consisting of customer financing, insurance products and extended service contracts, the most significant component of which is the participation and other fees resulting from our sale of customer financing contracts.
The availability of financing for our boat purchasers and the level of participation and other fees we receive in connection with such financing depend on the particular agreement between us and the lender and the current interest rate environment. Lenders may impose terms in their boat financing arrangements with us that may be unfavorable to us or our customers, resulting in reduced demand for our customer financing programs and lower participation and other fees. Laws or regulations may be enacted nationally or locally which could result in fees from lenders being eliminated or reduced, materially impacting our operating results. If customer financing becomes more difficult to secure, it may adversely impact our business.
Changes, including the lengthening of manufacturer warranties, may reduce our ability to offer and sell extended service contracts which may have a material adverse impact on our ability to sell F&I products. Moreover, these products are subject to complex federal and state laws and regulations. There can be no assurance that regulatory authorities in the jurisdictions in which these products are offered will not seek to regulate or restrict these products. Failure to comply with applicable laws and regulations could result in fines or other penalties including orders by state regulators to discontinue sales of the warranty products in one or more jurisdictions. Such a result could materially and adversely affect our business, results of operations and financial condition.
The Dodd-Frank Act established a consumer financial protection bureau with broad regulatory powers. Although boat dealers are generally excluded, the Dodd-Frank Act could lead to additional, indirect regulation of boat dealers through its regulation of other financial institutions which provide such financing to our customers.
The reduction of profit margins on sales of F&I products or the lack of demand for or the unavailability of these products could have a material adverse effect on our operating margins.
Our operations are dependent upon key personnel and team members.
Our success depends, in large part, upon our ability to attract, train, and retain qualified team members and executive officers, as well as the continuing efforts and abilities of team members and executive officers. Although we have employment agreements with certain of our executive officers and management succession plans, we cannot ensure that these or other executive personnel and team members will remain with us, or that our succession planning will adequately mitigate the risk associated with key personnel transitions. Expanding our operations may require us to add additional executive personnel and team members in the future. As a result of our decentralized operating strategy, we also rely on the management teams of our dealer groups. In addition, we likely will depend on the senior management of any significant businesses we acquire in the future. The loss of the services of one or more key employees before we are able to attract and retain qualified replacement personnel could adversely affect our business. Additionally, our ability to manage our personnel costs and operating expenses is subject to external factors such as unemployment levels, prevailing wage rates, healthcare and other benefit costs, changing demographics and our reputation and relevance within the labor markets where we are located. Increases in the prevailing wage rates due to competitive market pressures or other factors could increase our personnel costs and operating expenses and have a material adverse effect on our business.
Manufacturer recall campaigns could adversely affect our business.
Manufacturer recall campaigns could adversely affect our new and pre-owned boat sales or customer residual trade-in valuations, could cause us to temporarily remove vehicles from our inventory, could force us to incur increased costs and could expose us to litigation and adverse publicity related to the sale of recalled boats, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.
The products we sell or service may expose us to potential liability for personal injury, product liability or property damage claims relating to the use of those products.
Manufacturers of the products we sell generally maintain product liability insurance. We maintain third-party liability insurance with respect to the sale and servicing of boats and other watercrafts but do not maintain product liability insurance. We may therefore experience claims that are not covered by our insurance coverage. While we have not experienced material losses related to product liability, personal injury or property damage claims in the past, we could be exposed to such claims or losses in the future. The institution of any significant claims against us could subject us to damages, result in higher insurance costs and harm our business reputation with potential customers.
If we cannot dispose of pre-owned boats acquired through our trade-in or direct purchase processes at prices that allow us to recover its costs, our profitability will be adversely affected.
The resale values of any pre-owned boats that we acquire through trade-ins or direct purchase may be lower than our estimates, which are based on expected retail sales prices. If the resale value of the pre-owned boats we acquire is lower than our estimates and/or we are not able to resell them timely or at all, it could have a material adverse effect on our business, results of operations and financial condition.
Additionally, certain pre-owned boats or other vehicles that we acquire through trade-ins may fail to meet our retail quality standards. Instead, we sell these units through a wholesale process. If the prices that we receive for our pre-owned boats sold in this process are not sufficient to cover the prices paid or credit given at trade-in for such pre-owned boats, it could have a material adverse effect on our business, results of operations and financial condition.
Adverse federal or state tax policies could have a negative effect on us.
Changes in federal and state tax laws, such as an imposition of luxury taxes on new boat purchases, increases in prevailing tax rates, and removal of certain interest deductions, may influence consumers’ decisions to purchase products we offer and could have a negative effect on our sales. For example, during 1991 and 1992, the federal government imposed a luxury tax on new recreational boats with sales prices in excess of $100,000, which coincided with a sharp decline in boating industry sales from a high of more than $17.9 billion in 1988 to a low of $10.3 billion in 1992. Any increase in tax rates, including those on capital gains and dividends, particularly those on high-income taxpayers, could adversely affect our boat sales.
Environmental and other regulatory issues may impact our operations.
Our operations are subject to comprehensive federal, state and local laws and regulations governing such matters as finance and insurance, consumer protection, consumer privacy, escheatment, anti-money laundering, discharges and emissions into the environment as well as environmental protection, human health and safety, and employment practices, including wage and hour and anti-discrimination legal requirements. These laws and regulations affect many aspects of our operations, such as requiring the acquisition of permits, licenses and other governmental approvals to conduct regulated activities, including the operation of recreational boats, restricting the manner in which we handle, recycle and dispose of our wastes, requiring capital and operating expenditures to construct, maintain and upgrade pollution control and containment equipment and facilities, imposing specific human health and safety criteria addressing worker protection, and imposing liabilities for pollution or inappropriate payment or treatment of our workers with respect to our operations. The failure to satisfy those and other legal requirements could have a material adverse effect on our business, financial condition, and results of operations. In addition, failure to comply with those and other legal requirements, or with U.S. trade sanctions, the U.S. Foreign Corrupt Practices Act and other applicable laws or regulations could result in the assessment of damages, the imposition of sanctions including monetary penalties, changes to our processes, or a suspension or cessation of our operations, as well as damage to our image and reputation, all of which could have a material adverse effect on our business, results of operations and financial condition.
Numerous governmental agencies, including the U.S. Occupational Safety and Health Administration, the U.S. Environmental Protection Agency (the “EPA”) and similar federal agencies as well as analogous state and local agencies have jurisdiction over the operation of our stores, repair facilities, and other operations, with respect to matters such as consumer protection, human safety and environmental protection, including any contamination of or releases into ambient air, surface water and groundwater, and soil. Marine engine manufacturers are subject to emissions standards imposed under the Clean Air Act, as amended (the “CAA”), and the EPA has enacted a number of legal requirements imposing more stringent emissions standards for two-cycle, gasoline outboard marine engines. It is possible that regulatory bodies such as the EPA may impose more stringent emissions standards in the future for marine engines, including with respect to recreational use. Any increased costs of those manufacturers producing engines resulting from current or future EPA standards could be passed on to dealers in the retail recreational boat industry, such as ourselves, or could result in the inability or potential unforeseen delays of these manufacturers to manufacture and make timely delivery of recreational boats to such dealers, which developments could have a material adverse effect on our business, results of operations and financial condition.
As with companies in the retail recreational boat industry generally, and parts and service operations in particular, our business involves the use, handling, storage, and contracting for recycling or disposal of waste materials, including hazardous or toxic substances and wastes as well as environmentally sensitive materials, such as motor oil, waste motor oil and filters, transmission fluid, antifreeze, freon, waste paint and lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline, and diesel fuels. Laws and regulations regarding the prevention of pollution or remediation of environmental contamination generally apply regardless of whether we lease or purchase the land and facilities. Additionally, certain of our stores and/or repair facilities utilize underground storage tanks (“USTs”) and above ground storage tanks (“ASTs”), primarily for storing and dispensing petroleum-based products. Storage tanks in the United States are generally subject to financial responsibility requirements and testing, containment, upgrading and removal requirements under the Resource Conservation and Recovery Act, as amended (“RCRA”), and its state law counterparts, as well as federal, state and local legal standards relating to investigation and remediation of contaminated soils and groundwater resulting from leaking tanks and lifts. We also may be subject to civil liability to third parties for remediation costs or other damages if leakage from our owned or operated tanks migrates onto the property of others.
Certain of our stores and/or repair facility properties have been operated by third parties whose use, handling and disposal of petroleum-based products or wastes were not under our control. We are subject to regulation by federal, state, and local authorities establishing investigatory, remedial, human health and environmental quality standards and imposing liability related thereto, which liabilities may include sanctions, including monetary penalties for violations of those standards.
We also are subject to laws, ordinances, and regulations governing investigation and remediation of contamination at facilities we operate or to which we send hazardous or toxic substances or wastes for treatment, recycling, or disposal. In particular, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), also known as the Superfund law, and analogous state laws, impose joint, strict, and several liability on:
•	current owners or operators of facilities at, from, or to which a release of hazardous substances has occurred;
•	former owners and operators who owned or operated facilities at the time of disposal of hazardous substances;
•	parties that generated hazardous substances that were released at such facilities; and
•	parties that transported or arranged for the transportation of hazardous substances to such facilities.

A majority of states have adopted Superfund laws comparable to and, in some cases, more stringent than CERCLA. If we were to be found to be a responsible party under CERCLA or a similar state statute, we could be held liable for all investigative and remedial costs associated with addressing such contamination. In addition, claims alleging personal injury or property damage may be brought against us as a result of alleged exposure to hazardous substances resulting from our operations. Moreover, certain of our stores are located on waterways that are subject to federal laws, including the Federal Water Pollution Control Act, as amended, and the Oil Pollution Act, as amended (the “OPA”), as well as analogous state laws regulating navigable waters, oil pollution (including prevention and cleanup of the same), adverse impacts to fish and wildlife, and other matters. For example, under the OPA, owners and operators of vessels and onshore facilities may be subject to liability for removal costs and damages arising from an oil spill in waters of the United States.
Soil and groundwater contamination may exist at certain properties owned or leased by us. We may also be required to remove USTs, ASTs and inground lifts containing petroleum-based products and hazardous or toxic substances or wastes in the future. As to certain of our properties, including some of our properties that were previously used as gasoline service stations, specific releases of contaminants may require remediation in the future in accordance with state and federal guidelines. We are performing monitoring activities with respect to soil and groundwater as required by applicable state and federal guidelines. Historically, our costs of compliance with these investigatory, remedial and monitoring requirements have not had a material adverse effect on our results of operations; however, there can be no assurance that such costs will not be material in the future or that such future compliance will not have a material adverse effect on our business, results of operation and financial condition. We also may have additional storage tank liability insurance and other insurance coverage with respect to pollution-related liabilities where available, but such coverages may be insufficient to address such liabilities. Environmental laws and regulations are complex and subject to frequent change. Compliance with amended, new, or more stringent laws or regulations, more strict interpretations of existing laws, or the future discovery of environmental conditions may require additional expenditures by us, and such expenditures may be material.
Moreover, the threat of climate change continues to attract considerable attention in the United States and in foreign countries and numerous regulatory initiatives have been made and could continue to be made in the United States at the national, regional, state and local levels of government to monitor and limit existing emissions of greenhouse gases (“GHGs”) as well as to restrict or eliminate such future emissions. Also, governmental, scientific, and public concern over the threat of climate change arising from GHG emissions has resulted in increasing political, financial and litigation risks in the United States and globally. While these various risks target predominantly fossil fuel-related energy entities or their operations, there also may be indirect adverse effects on other companies or industries, such as the recreational boat industry, for example, whose services or products generate GHGs or rely upon motor fuels refined from fossil fuels, which effects could be substantial. Concerns regarding climate change by certain members of the public could also adversely affect the levels of boat purchases.
Additionally, certain states have imposed legal requirements or are considering the imposition of such requirements that would obligate buyers and/or operators of recreational boats to obtain a license in order to operate such boats. These requirements could discourage potential buyers of recreational boats, thereby limiting future sales and adversely affecting our business, financial condition, and results of operations.
Furthermore, the Patient Protection and Affordable Care Act increased our annual employee health care costs that we fund, and significantly increased our cost of compliance and compliance risk related to offering health care benefits.
Moreover, adverse changes in labor policy could lead to increased unionization efforts, which could lead to higher labor costs, disrupt our store operations, and adversely affect our business, results of operations and financial condition.
Our sales of boats produced by certain foreign manufacturers expose us to international political, economic, and other risks.
Our sales of boats produced by Absolute S.p.A. in Italy; Prestige, a division of Beneteau S.A., in France; Riviera Australia Pty. Ltd. in Australia; and Sunseeker International in the United Kingdom, as well as any other non-U.S. manufacturer whose products we may sell in the future, expose us to international political, economic and other risks. We also import certain boat components from international suppliers which could further our exposure to such international risks. Protectionist trade legislation in the United States, the European Union, and other countries, such as changes in current tariff structures, export or import compliance laws, or other trade policies could adversely affect our ability to import boats or boat components from these foreign suppliers under economically favorable terms and conditions.
There have been recent changes, and future, additional changes may occur, to United States and foreign trade and tax policies, including heightened import restrictions, import and export licenses, new tariffs, trade embargoes, government sanctions or trade barriers. Any of these restrictions could prevent or make it difficult or more costly for us to import boats and boat components from foreign suppliers under economically favorable terms and conditions. Increased tariffs could require us to increase our prices which likely could decrease demand for our products. In addition, other countries may limit their trade with the United States or retaliate through their own restrictions and/or increased tariffs which would affect our ability to export products and therefore adversely affect our sales.
Our foreign purchase of boats and boat components creates a number of logistical and communications challenges. The economic, political and other risks we face resulting from these foreign purchases include the following:
•	compliance with U.S. and local laws and regulatory requirements as well as changes in those laws and requirements;
•	transportation delays or interruptions and other effects of less developed infrastructures;
•	limitations on imports and exports;
•	foreign exchange rate fluctuations;
•	imposition of restrictions on currency conversion or the transfer of funds;
•	maintenance of quality standards;
•	unexpected changes in regulatory requirements;
•	differing labor regulations;
•	potentially adverse tax consequences;
•	possible employee turnover or labor unrest;
•	the burdens and costs of compliance with a variety of foreign laws; and
•	political or economic instability.
Increased cybersecurity requirements, vulnerabilities, threats and more sophisticated and targeted computer crime could pose a risk to our systems, networks, and data. Our business operations could be negatively impacted by an outage or breach of our informational technology systems or a cybersecurity event.
Our business is dependent upon the efficient operation of our information systems. The systems facilitate the interchange of information and enhance cross-selling opportunities throughout our company. The systems integrate each level of operations on a Company-wide basis, including but not limited to purchasing, inventory, receivables, payables, financial reporting, budgeting, marketing and sales management. They also prepare our consolidated financial and operating data. The failure of our information systems to perform as designed or the failure to maintain and enhance or protect the integrity of these systems could disrupt our business operations, impact sales and the results of operations, expose us to customer or third-party claims, or result in adverse publicity.
Increased global cybersecurity vulnerabilities, threats and more sophisticated and targeted cyber-related attacks pose a risk to the security of our and our customers’, suppliers’ and third-party service providers’ products, systems and networks and the confidentiality, availability and integrity of our data. Unauthorized parties may also attempt to gain access to our systems or facilities, or those of third parties with whom we do business, through fraud, trickery or other forms of deceiving our team members, contractors, vendors and temporary staff. While we attempt to mitigate these risks by employing a number of measures, including employee training, systems and maintenance of protective systems, we remain potentially vulnerable to known or unknown threats.

We may also have access to sensitive, confidential or personal data or information that is subject to privacy, security laws, and regulations. Despite our efforts to protect sensitive, confidential or personal data or information, we may be vulnerable to security breaches, theft, misplaced or lost data, programming errors, employee errors and/or malfeasance that could potentially lead to the compromising of sensitive, confidential or personal data or information, improper use of our systems, unauthorized access, use, disclosure, modification or destruction of information, and operational disruptions. It is possible that we might not be aware of a successful cyber-related attack on our systems until well after the incident. In addition, a cyber-related attack could result in other negative consequences, including damage to our reputation or competitiveness, remediation or increased protection costs, litigation or regulatory action, and could adversely affect our business, financial condition and results of operations. Depending on the nature of the information compromised, we may have obligations to notify customers and/or employees about the incident, and we may need to provide some form of remedy, such as a subscription to a credit monitoring service, for the individuals affected by the incident.
Additionally, in response to the COVID-19 pandemic, we instituted certain remote work policies. This transition to remote working has increased our vulnerability to risks related to our computer and communications hardware and software systems and exacerbated certain related risks, including risks of phishing and other cybersecurity attacks.
If we establish an online marketplace, a failure in such online operations, security breaches and cybersecurity risks could disrupt our business and lead to reduced sales and growth prospects and reputational damage.
Consumers are increasingly embracing shopping online and through mobile commerce applications. We purchased the website domain name “Boatsforsale.com” as part of our multi-phased roll-out of an online marketplace for new and pre-owned boat sales. However, consumer preferences and e-commerce buying trends could change, and we may be vulnerable to additional risks and uncertainties associated with online sales, including rapid changes in technology, website downtime and other technical failures, security breaches, cyber-attacks, consumer privacy concerns, changes in state tax regimes and government regulation of internet activities. Should we establish an online platform, our failure to successfully respond to these risks and uncertainties could reduce our online sales, increase our costs, diminish our growth prospects and damage our brands, which could negatively impact our results of operations and stock price. In addition, there is no guarantee that we will be able to successfully start or expand our online platform. Our competitors may have e-commerce businesses that are substantially larger and more developed than ours, which could place us at a competitive disadvantage. If we are unable to establish and expand our online platform, our growth plans could suffer, and the price of our common stock could decline.
We may be named in litigation, which may result in substantial costs and reputational harm and divert management’s attention and resources.
We face legal risks in our business, including claims from disputes with our employees and our former employees and claims associated with general commercial disputes, product liability, personal injury and other matters. Risks associated with legal liability often are difficult to assess or quantify and their existence and magnitude can remain unknown for significant periods of time. While we maintain automobile, directors and officers, general liability, inventory, property and workers compensation insurance, the amount of insurance coverage may not be sufficient to cover a claim and the continued availability of this insurance cannot be assured. Additionally, we may be named in the future as defendants of class action lawsuits. Negative publicity from litigation, whether or not resulting in a substantial cost, could materially damage our reputation. We may in the future be the target of litigation and this litigation may result in substantial costs and reputational harm and divert management’s attention and resources. Costs, harm to our reputation and diversion could have a material adverse effect on our business, results of operations and financial condition.
We may be unable to enforce our intellectual property rights and we may be accused of infringing the intellectual property rights of third parties, which could have a material adverse effect on our business, financial condition and results of operations.
We rely on a number of trade names with respect to the dealer groups that we have acquired, which we do not re-brand under our “OneWater” mark. If any of our current trade names or any trademarks that we may own in the future become generic or if third parties adopt marks similar to our marks, our ability to differentiate our dealer groups may be adversely affected, we could lose brand recognition and be forced to devote additional resources to advertising and marketing for our dealer groups. From time to time, we may be compelled to protect our intellectual property, which may involve litigation. Such litigation may be time-consuming, expensive and distract our management from running the day-to-day operations of our business, and could result in the impairment or loss of the involved intellectual property. There is no guarantee that the steps we take to protect our intellectual property, including litigation when necessary, will be successful.
Other parties also may claim that we infringe their proprietary rights. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against us or the payment of damages. These claims could have a material adverse effect on our business, results of operations and financial condition.
Changes in the assumptions used to calculate our acquisition related contingent consideration liabilities could have a material adverse impact on our financial results.
Some of our acquisitions have included, and future acquisitions may include, contingent consideration liabilities relating to payments based on the future performance of the operations acquired. Under generally accepted accounting principles, we are required to estimate the fair value of any contingent consideration. Our estimates of fair value are based upon assumptions believed to be reasonable but which are uncertain and involve significant judgments. Changes in business conditions or other events could materially change the projection of future earnings used in the fair value calculations of contingent consideration liabilities. We reassess the fair value quarterly, and increases or decreases based on the actual or expected future performance of the acquired operations will be recorded in our results of operations. These quarterly adjustments could have a material effect on our results of operations.
An impairment in the carrying value of long-lived assets, goodwill and identifiable intangible assets could negatively impact our financial results and net worth.
Our long-lived assets, such as property and equipment, are required to be reviewed for impairment whenever events or changes in circumstance indicate that the carrying value of an asset may not be recoverable. As of September 30, 2019, we have approximately $16.0 million of property and equipment, net of accumulated depreciation, recorded on our consolidated balance sheet. Recoverability of an asset is measured by comparison of its carrying amount to undiscounted future net cash flows the asset is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds its fair market value. Estimates of expected future cash flows represent our best estimate based on currently available information and reasonable and supportable assumptions. Our impairment loss calculations contain uncertainties because they require us to make assumptions and to apply judgment in order to estimate expected future cash flows.
Additionally, our goodwill and identifiable intangible assets are recorded at fair value at the time of acquisition and is not amortized, but reviewed for impairment at least annually or more frequently if impairment indicators arise. In evaluating the potential for impairment of goodwill, we make assumptions regarding industry conditions, our future financial performance, and other factors. Uncertainties are inherent in evaluating and applying these factors to the assessment of goodwill. While we do not believe there is currently a reasonable likelihood that there will be a change in the judgments and assumptions used in our assessments of goodwill and long-lived assets which would result in a material effect on our operating results, we cannot predict whether events or circumstances will change in the future that could result in non-cash impairment charges that could adversely impact our financial results and net worth.
Our same-store sales may fluctuate and may not be a meaningful indicator of future performance.
Our same-store sales may vary from quarter to quarter. A number of factors have historically affected, and will continue to affect, our same-store sales results, including:
•	changes or anticipated changes to regulations related to some of the products we sell;
•	consumer preferences, buying trends and overall economic trends;
•	our ability to identify and respond effectively to local and regional trends and customer preferences;

•	our ability to provide quality customer service that will increase our conversion of shoppers into paying customers;
•	competition in the regional market of a store;
•	atypical weather patterns;
•	changes in our product mix;
•	changes in sales of services; and
•	changes in pricing and average unit sales.
An unanticipated decline in revenues or same-store sales may cause the price of our Class A common stock to fluctuate significantly.
Changes in accounting standards could significantly affect our results of operations and the presentation of those results.
The Financial Accounting Standards Board, the U.S. Securities and Exchange Commission (the “SEC”), or other accounting organizations or governmental entities frequently issue new pronouncements or new interpretations of existing accounting standards. Changes in accounting standards, how the accounting standards are interpreted, or the adoption of new accounting standards can have a significant effect on our reported results, and could even retroactively affect previously reported transactions, and may require that we make significant changes to our systems, processes and controls. Changes resulting from these new standards may result in materially different financial results and may require that we change how we process, analyze and report financial information and that we change financial reporting controls. Such changes in accounting standards may have an adverse effect on our business, financial position, and income, which may negatively impact our financial results.
We primarily lease our stores. If we are unable to maintain those leases or locate alternative sites for our stores in our target markets and on terms that are acceptable to us, our revenues and profitability could be adversely affected.
We currently lease 62 of the real properties where we have retail operations. Most stores operate under long-term leases with an initial term of 10 years and renewal options for an additional 10 years. Additionally, we have entered into dealership leases with certain of the Legacy Owners for which we incurred $1.9 million, $1.8 million and $2.0 million in lease expense in the fiscal years ended September 30, 2019, 2018 and 2017, respectively, and $1.6 million in lease expense in the nine months ended June 30, 2020. There can be no assurance that we will be able to maintain our existing store locations as leases expire, extend the leases or be able to locate alternative sites in our target markets and on favorable terms. Any failure to maintain our existing store locations, extend the leases or locate alternative sites on favorable or acceptable terms could have a material adverse effect on our business, financial condition and results of operations.
Risks Related to this Offering and Our Class A Common Stock
OneWater Inc. is a holding company. OneWater Inc.’s only material asset is its equity interest in OneWater LLC, and OneWater Inc. is accordingly dependent upon distributions from OneWater LLC to pay taxes, make payments under the Tax Receivable Agreement and cover OneWater Inc.’s corporate and other overhead expenses.
OneWater Inc. is a holding company and has no material assets other than its equity interest in OneWater LLC. Please see “Prospectus Summary— Initial Public Offering and Corporate Reorganization.” OneWater Inc. has no independent means of generating revenue. To the extent OneWater LLC has available cash and subject to the terms of any current or future debt instruments, the OneWater LLC Agreement requires OneWater LLC to make pro rata cash distributions to OneWater Unit Holders, including OneWater Inc., in an amount sufficient to allow OneWater Inc. to pay its taxes and to make payments under the Tax Receivable Agreement. We generally expect OneWater LLC to fund such distributions out of available cash and in the event that payments under the Tax Receivable Agreement are accelerated, where applicable, we generally expect to fund such accelerated payment out of the proceeds of the change of control transaction giving rise to such acceleration. When OneWater LLC makes distributions, the OneWater Unit Holders are entitled to receive proportionate distributions based on their interests in OneWater LLC at the time of such distribution. In addition, the OneWater LLC Agreement requires OneWater LLC to make non-pro rata payments to OneWater Inc. to reimburse it for its corporate and other overhead expenses, which payments are not treated as distributions under the OneWater LLC Agreement. To the extent that OneWater Inc. needs funds and OneWater LLC or its subsidiaries are restricted from making such distributions or payments under applicable law or regulation or under the terms of any current or future financing arrangements, or are otherwise unable to provide such funds, our liquidity and financial condition could be materially adversely affected.
Moreover, because OneWater Inc. has no independent means of generating revenue, OneWater Inc.’s ability to make tax payments and payments under the Tax Receivable Agreement is dependent on the ability of OneWater LLC to make distributions to OneWater Inc. in an amount sufficient to cover OneWater Inc.’s tax obligations and obligations under the Tax Receivable Agreement. This ability, in turn, may depend on the ability of OneWater LLC’s subsidiaries to make distributions to it. The ability of OneWater LLC, its subsidiaries and other entities in which it directly or indirectly holds an equity interest to make such distributions is subject to, among other things, (i) the applicable provisions of Delaware law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and (ii) restrictions in relevant debt instruments issued by OneWater LLC or its subsidiaries and other entities in which it directly or indirectly holds an equity interest. To the extent that OneWater Inc. is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.
The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.
As a public company, we are required to comply with laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, related regulations of the SEC and the requirements of The Nasdaq Stock Market (the “Nasdaq”), with which we were not required to comply as a private company. Complying with these statutes, regulations and requirements occupies a significant amount of time of our board of directors and management and significantly increases our costs and expenses. We are required to:
•	maintain a comprehensive compliance function;
•	comply with rules promulgated by the Nasdaq;
•	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;
•	accurately implement and interpret GAAP;
•	comply with certain internal policies, such as those relating to insider trading; and
•	involve and retain to a greater degree outside counsel and accountants in the above activities.
As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal controls over financial reporting. Although we are required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal controls over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. Additionally, we are not required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our first annual report subsequent to our ceasing to be an “emerging growth company” within the meaning of Section 2(a)(19) of the Securities Act. Accordingly, we may not be required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until as late as our annual report for the fiscal year ending September 30, 2025. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed. Compliance with these requirements may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

In addition, we expect that being a public company subject to these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.
If we experience any material weaknesses in the future or otherwise fail to develop or maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our Class A common stock.
Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. As a result of being a public company, we will be required, under Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting beginning in the year following our first annual report required to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. For example, during the course of preparing for the IPO, we and our independent registered public accounting firm identified a material weakness in internal control over financial reporting as of September 30, 2018 and 2017 related to our review controls over key assumptions used in the September 30, 2017 valuation of the LLC Warrants. The material weakness has been remediated as of September 30, 2019 with the hiring of additional technical accounting personnel and retention of additional valuation and technical consulting resources, but our remediation efforts may not enable us to remedy or avoid material weaknesses in the future. We continue to take additional steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for our internal control over financial reporting. If we identify one or more material weaknesses in our internal control over financial reporting during the evaluation and testing process, such as the one we identified as described above, we may be unable to conclude that our internal controls are effective. For additional information, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Controls and Procedures.”
Additionally, when we cease to be an “emerging growth company” under the federal securities laws, our independent registered public accounting firm may be required to express an opinion on the effectiveness of our internal controls. If we are unable to confirm that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an unqualified opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which could cause the price of our Class A common stock to decline.
An active, liquid and orderly trading market for our Class A common stock may not develop or be maintained, and our stock price may be volatile.
Although our Class A common stock is listed on Nasdaq, we do not know how liquid that market might be at any point in time. You may not be able to resell your Class A common stock at or above the price at which you purchased it. Additionally, lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations and volatility in the market price of the Class A common stock and limit the number of investors who are able to buy the Class A common stock.
The market price of our Class A common stock could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our Class A common stock, you could lose a substantial part or all of your investment in our Class A common stock. You may not be able to sell shares of our Class A common stock at prices equal to or greater than the price paid by you in this offering.
The following factors could affect our stock price:
•	quarterly variations in our financial and operating results;
•	the public reaction to our press releases, our other public announcements and our filings with the SEC;
•	strategic actions by our competitors;

•	changes in revenue, same-store sales or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;
•	the failure of our operating results to meet the expectations of equity research analysts and investors;
•	speculation in the press or investment community;
•	the failure of research analysts to continue to cover our Class A common stock;
•	sales of our Class A common stock by us or other stockholders, or the perception that such sales may occur;
•	changes in accounting principles, policies, guidance, interpretations or standards;
•	additions or departures of key management personnel;
•	actions by our stockholders;
•	general market conditions, including fluctuations in commodity prices;
•	the publication of boating industry sales data or new boat registration data;
•	domestic and international economic, legal and regulatory factors unrelated to our performance; and
•	the realization of any risks described under this “Risk Factors” section.
The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. For some companies this volatility has been exacerbated by wide ranging impacts from the COVID-19 pandemic. These broad market fluctuations may adversely affect the trading price of our Class A common stock. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and materially harm our business, operating results and financial condition.
Our Legacy Owners own a significant amount of our voting stock, and their interests may conflict with those of our other stockholders.
After effecting the Offering Redemptions and upon completion of this offering, the Legacy Owners will own approximately 48.5% of our voting stock (or approximately 45.3% if the underwriters’ option to purchase additional shares is exercised in full). As a result, the Legacy Owners may be able to substantially influence matters requiring stockholder approval, including the election of directors, approval of any potential acquisition of us, changes to our organizational documents and significant corporate transactions. This concentration of ownership makes it unlikely that any other holder or group of holders of our Class A common stock will be able to affect the way we are managed or the direction of our business. The interests of the Legacy Owners with respect to matters potentially or actually involving or affecting us, such as future acquisitions, financings and other corporate opportunities and attempts to acquire us, may conflict with the interests of our other stockholders.
For example, the Legacy Owners may have different tax positions from us, especially in light of the Tax Receivable Agreement, that could influence their decisions regarding whether and when to support the disposition of assets, the incurrence or refinancing of new or existing indebtedness, or the termination of the Tax Receivable Agreement and acceleration of our obligations thereunder. In addition, the determination of future tax reporting positions, the structuring of future transactions and the handling of any challenge by any taxing authority to our tax reporting positions may take into consideration the Legacy Owners tax or other considerations which may differ from the considerations of us or our other stockholders. Please read “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”
Certain of our executive officers and directors have significant duties with, and spend significant time serving, entities that may compete with us in seeking business opportunities and, accordingly, may have conflicts of interest in allocating time or pursuing business opportunities.
Certain of our executive officers and directors, who are responsible for managing the direction of our operations, hold positions of responsibility with other entities (including affiliated entities) that are in the boat retail industry. These executive officers and directors may become aware of business opportunities that may be appropriate for presentation to us as well as to the other entities with which they are or may become affiliated. Due to these existing and potential future affiliations, they may present potential business opportunities to other entities prior to presenting them to us, which could cause additional conflicts of interest. They may also decide that certain opportunities are more appropriate for other entities with which they are affiliated, and as a result, they may elect not to present those opportunities to us. These conflicts may not be resolved in our favor. For additional discussion of our management’s business affiliations and the potential conflicts of interest of which our stockholders should be aware, see “Certain Relationships and Related Party Transactions.”
Our certificate of incorporation and bylaws, as well as Delaware law, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our Class A common stock and could deprive our investors of the opportunity to receive a premium for their shares.
Our certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval in one or more series, designate the number of shares constituting any series, and fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire us. In addition, some provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our stockholders. These provisions include:
•	dividing our board of directors into three classes of directors, with each class serving staggered three-year terms;
•
providing that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•
permitting any action by stockholders to be taken only at an annual meeting or special meeting rather than by a written consent of the stockholders, subject to the rights of any series of preferred stock with respect to such rights;

•
permitting special meetings of our stockholders to be called only by our Chief Executive Officer, the chairman of our board of directors and our board of directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships;

•
subject to the rights of the holders of shares of any series of our preferred stock, requiring the affirmative vote of the holders of at least 66 2⁄3% in voting power of all then outstanding common stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors from office at any time, and directors will be removable only for “cause”;

•	prohibiting cumulative voting in the election of directors;
•	establishing advance notice provisions for stockholder proposals and nominations for elections to the board of directors to be acted upon at meetings of stockholders; and
•	providing that the board of directors is expressly authorized to adopt, or to alter or repeal our bylaws.
In addition, certain change of control events have the effect of accelerating the payment due under the Tax Receivable Agreement, which could be substantial and accordingly serve as a disincentive to a potential acquirer of our company. Please see “—In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, OneWater Inc. realizes in respect of the tax attributes subject to the Tax Receivable Agreement.”
Our certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.
Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), our certificate of incorporation or our bylaws, or (iv) any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our certificate of incorporation described herein. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons. Alternatively, if a court were to find these provisions of our certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.
We do not intend to pay cash dividends on our Class A common stock, and our Credit Facilities place certain restrictions on our ability to do so. Consequently, your only opportunity to achieve a return on your investment is if the price of our Class A common stock appreciates.
We do not plan to declare cash dividends on shares of our Class A common stock in the foreseeable future. Additionally, the Credit Facilities place certain restrictions on our ability to pay cash dividends. Any future credit agreements or financing arrangements may also contain restrictions on our ability to pay cash dividends. Consequently, your only opportunity, while such dividend restrictions remain in place, to achieve a return on your investment in us may be to sell your Class A common stock at a price greater than you paid for it. There is no guarantee that the price of our Class A common stock that will prevail in the market will ever exceed the price that you pay in this offering.
Future sales of our Class A common stock in the public market, or the perception that such sales may occur, could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.
We may sell additional shares of Class A common stock in subsequent public offerings. We may also issue additional shares of Class A common stock or convertible securities. After the completion of this offering, we will have 10,066,737 outstanding shares of Class A common stock (or 10,542,367 outstanding shares of Class A common stock if the underwriters' option to purchase additional shares is fully exercised). This number includes 425,000 shares that we are selling in this offering and 2,745,868 shares that the selling stockholders are selling in this offering (or 3,221,498 shares if the underwriters’ option to purchase additional shares is fully exercised), which may be resold immediately in the public market. This also includes 924,236 shares of Class A common stock received by certain OneWater Unit Holders as part of the Offering Redemptions but not sold in this offering. Following the Offering Redemptions and the completion of this offering, and assuming full exercise of the underwriters’ option to purchase additional shares, the Legacy Owners will own 2,356,881 shares of our Class A common stock and 4,432,931 shares of our Class B common stock, or approximately 45.3% of our total voting stock outstanding. Certain OneWater Unit Holders are party to a registration rights agreement, which requires us to effect the registration of any shares of Class A common stock that they receive in exchange for their OneWater LLC Units in certain circumstances.
We previously filed a registration statement with the SEC on Form S-8 providing for the registration of 1,600,533 shares of our Class A common stock issued or reserved for issuance under our long term incentive plan. Subject to the satisfaction of vesting conditions, the expiration of lock-up agreements and the requirements of Rule 144, shares registered under the registration statement on Form S-8 may be made available for resale immediately in the public market without restriction.
We cannot predict the size of future issuances of our Class A common stock or securities convertible into Class A common stock or the effect, if any, that future issuances and sales of shares of our Class A common stock will have on the market price of our Class A common stock. Sales of substantial amounts of our Class A common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our Class A common stock.
Truist Securities, Inc., on behalf of the underwriters of this offering, may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our Class A common stock.
We, all of our directors that will own equity in us following the completion of this offering, all of our executive officers, the selling stockholders and certain Legacy Owners have entered or will enter into lock-up agreements pursuant to which we and they will be subject to certain restrictions with respect to the sale or other disposition of our Class A common stock for a period of 90 days following the date of this prospectus. Truist Securities, Inc., on behalf of the underwriters, at any time and without notice, may release all or any portion of the Class A common stock subject to the foregoing lock-up agreements. See “Underwriting” for more information on these agreements. If the restrictions under the lock-up agreements are waived, then the Class A common stock, subject to compliance with the Securities Act or exceptions therefrom, will be available for sale into the public markets, which could cause the market price of our Class A common stock to decline and impair our ability to raise capital. Sales of a substantial number of shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your Class A common stock at a time and price that you deem appropriate.
OneWater Inc. is required to make payments under the Tax Receivable Agreement for certain tax benefits that it may claim, and the amounts of such payments could be significant.
The Tax Receivable Agreement generally provides for the payment by OneWater Inc. to each OneWater Unit Holder of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes) that OneWater Inc. actually realizes (or is deemed to realize in certain circumstances) in periods after the IPO as a result of certain increases in tax basis available to OneWater Inc. as a result of the exercise of the Redemption Right or pursuant to our Call Right or that relate to prior transfers of such OneWater LLC Units that will be available to OneWater Inc. as a result of its acquisition of those units, and certain benefits attributable to imputed interest. OneWater Inc. will retain the benefit of the remaining 15% of these net cash savings.
The terms of the Tax Receivable Agreement commenced upon completion of the IPO and will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired, unless OneWater Inc. exercises its right to terminate the Tax Receivable Agreement (or the Tax Receivable Agreement is terminated due to other circumstances, including OneWater Inc.’s breach of a material obligation thereunder or certain mergers or other changes of control), and OneWater Inc. makes the termination payment specified in the Tax Receivable Agreement. In addition, payments OneWater Inc. makes under the Tax Receivable Agreement will be increased by any interest accrued from the due date (without extensions) of the corresponding tax return. In the event that the Tax Receivable Agreement is not terminated, the payments under the Tax Receivable Agreement are anticipated to commence in 2022 and to continue for 20 years after the date of the last redemption of the OneWater LLC Units.
The payment obligations under the Tax Receivable Agreement are OneWater Inc.’s obligations and not obligations of OneWater LLC, and we expect that the payments OneWater Inc. will be required to make under the Tax Receivable Agreement will be substantial. Estimating the amount and timing of OneWater Inc.’s realization of tax benefits subject to the Tax Receivable Agreement is by its nature imprecise. The actual increases in tax basis covered by the Tax Receivable Agreement, as well as the amount and timing of OneWater Inc.’s ability to use any deductions (or decreases in gain or increases in loss) arising from such increases in tax basis, are dependent upon significant future events, including but not limited to the timing of the redemptions of OneWater LLC Units, the price of OneWater Inc.’s Class A common stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount of the redeeming unit holder’s tax basis in its OneWater LLC Units at the time of the relevant redemption, the depreciation and amortization periods that apply to the increase in tax basis, the amount, character, and timing of taxable income OneWater Inc. generates in the future, the timing and amount of any earlier payments that OneWater Inc. may have made under the Tax Receivable Agreement, the U.S. federal income tax rate then applicable, and the portion of OneWater Inc.’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. Accordingly, estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is also by its nature imprecise. For purposes of the Tax Receivable Agreement, net cash savings in tax generally are calculated by comparing OneWater Inc.’s actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income tax rate) to the amount OneWater Inc. would have been required to pay had it not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. Thus, the amount and timing of any payments under the Tax Receivable Agreement are also dependent upon significant future events, including those noted above in respect of estimating the amount and timing of OneWater Inc.’s realization of tax benefits. Any distributions made by OneWater LLC to OneWater Inc. in order to enable OneWater Inc. to make payments under the Tax Receivable Agreement, as well as any corresponding pro rata distributions made to the other OneWater Unit Holders could have an adverse impact on our liquidity.
The payments under the Tax Receivable Agreement are not conditioned upon a holder of rights under a Tax Receivable Agreement having a continued ownership interest in OneWater Inc. or OneWater LLC. In addition, certain of the OneWater Unit Holders’ rights (including the right to receive payments) under the Tax Receivable Agreement are transferable in connection with transfers permitted under the OneWater LLC Agreement of the corresponding OneWater LLC Units or, subject to OneWater Inc.’s consent (not to be unreasonably withheld, conditioned, or delayed), after the corresponding OneWater LLC Units have been acquired pursuant to the Redemption Right or Call Right. For additional information regarding the Tax Receivable Agreement, see “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”
In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, OneWater Inc. realizes in respect of the tax attributes subject to the Tax Receivable Agreement.
If OneWater Inc. experiences a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations) or the Tax Receivable Agreement terminates early (at OneWater Inc.’s election or as a result of OneWater Inc.’s breach), OneWater Inc. would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by it under the Tax Receivable Agreement (determined by applying a discount rate equal to one-year LIBOR plus 100 basis points) and such early termination payment is expected to be substantial. The calculation of anticipated future payments is based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including (i) that OneWater Inc. has sufficient taxable income to fully utilize the tax benefits covered by the Tax Receivable Agreement, and (ii) that any OneWater LLC Units (other than those held by OneWater Inc.) outstanding on the termination date are deemed to be redeemed on the termination date. Any early termination payment may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the early termination payment relates.
If OneWater Inc. experiences a change of control (as defined under the Tax Receivable Agreement) or the Tax Receivable Agreement otherwise terminates early (at OneWater Inc.’s election or as a result of OneWater Inc.’s breach), OneWater Inc.’s obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control. For example, if the Tax Receivable Agreement were terminated immediately after this offering, and taking into account any redemptions that occur prior to or in connection with this offering, the estimated early termination payment would, in the aggregate, be approximately $26.0 million (calculated using a discount rate equal to one-year LIBOR plus 100 basis points, applied against an undiscounted liability of $29.8 million calculated based on certain assumptions, including but not limited to a $20.00 per share offering price to the public, an estimated blended statutory U.S. federal, state and local corporate income tax rate of 24.6%, no material change in U.S. federal income tax law, and that OneWater Inc. will have sufficient taxable income to utilize such estimated tax benefits). The foregoing number is merely an estimate and the actual payment could differ materially. In the event that OneWater Inc.’s obligation to make payments under the Tax Receivable Agreement is accelerated as a result of a change of control, where applicable, we generally expect the accelerated payments due under the Tax Receivable Agreement to be funded out of the proceeds of the change of control transaction giving rise to such acceleration. However, OneWater Inc. may be required to fund such payment from other sources, and as a result, any early termination of the Tax Receivable Agreement could have a substantial negative impact on our liquidity. We do not currently expect to cause an acceleration due to OneWater Inc.’s breach, and we do not currently expect that OneWater Inc. would elect to terminate the Tax Receivable Agreement early, except in cases where the early termination payment would not be material. There can be no assurance that OneWater Inc. will be able to meet its obligations under the Tax Receivable Agreement.
Please read “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”
In the event that OneWater Inc.’s payment obligations under the Tax Receivable Agreement are accelerated upon certain mergers, other forms of business combinations or other changes of control, the consideration payable to holders of OneWater Inc.’s Class A common stock could be substantially reduced.
If OneWater Inc. experiences a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations), OneWater Inc. would be obligated to make an immediate payment, and such payment may be significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the payment relates. As a result of this payment obligation, holders of OneWater Inc.’s Class A common stock could receive substantially less consideration in connection with a change of control transaction than they would receive in the absence of such obligation. Further, OneWater Inc.’s payment obligations under the Tax Receivable Agreement are not conditioned upon the OneWater Unit Holders’ having a continued interest in OneWater Inc. or OneWater LLC. Accordingly, the OneWater Unit Holders’ interests may conflict with those of the holders of OneWater Inc.’s Class A common stock. Please read “Risk Factors—Risks Related to this Offering and Our Class A Common Stock— In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, OneWater Inc. realizes in respect of the tax attributes subject to the Tax Receivable Agreement” and “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”
OneWater Inc. will not be reimbursed for any payments made under the Tax Receivable Agreement in the event that any tax benefits are subsequently disallowed.
Payments under the Tax Receivable Agreement are based on the tax reporting positions that OneWater Inc. determines and the IRS or another tax authority may challenge all or part of the tax basis increase, as well as other related tax positions OneWater Inc. takes, and a court could sustain such challenge. The OneWater Unit Holders will not reimburse OneWater Inc. for any payments previously made under the Tax Receivable Agreement if any tax benefits that have given rise to payments under the Tax Receivable Agreement are subsequently disallowed, except that excess payments made to any OneWater Unit Holder will be netted against future payments that would otherwise be made to such OneWater Unit Holder, if any, after OneWater Inc.’s determination of such excess (which determination may be made a number of years following the initial payment and after future payments have been made). As a result, in such circumstances, OneWater Inc. could make payments that are greater than its actual cash tax savings, if any, and may not be able to recoup those payments, which could materially adversely affect its liquidity.
If OneWater LLC were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, OneWater Inc. and OneWater LLC might be subject to potentially significant tax inefficiencies, and OneWater Inc. would not be able to recover payments previously made by it under the Tax Receivable Agreement even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.
We intend to operate such that OneWater LLC does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, redemptions of OneWater LLC Units pursuant to the Redemption Right (or the Call Right) or other transfers of OneWater LLC Units could cause OneWater LLC to be treated as a publicly traded partnership. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and we intend to operate such that redemptions or other transfers of OneWater LLC Units qualify for one or more such safe harbors. For example, we intend to limit the number of unitholders of OneWater LLC, and the OneWater LLC Agreement provides for limitations on the ability of unitholders of OneWater LLC to transfer their OneWater LLC Units and provides OneWater Inc., as managing member of OneWater LLC, with the right to impose restrictions (in addition to those already in place) on the ability of unitholders of OneWater LLC to redeem their OneWater LLC Units pursuant to the Redemption Right to the extent OneWater Inc. believes it is necessary to ensure that OneWater LLC will continue to be treated as a partnership for U.S. federal income tax purposes.
If OneWater LLC were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for OneWater Inc. and for OneWater LLC, including as a result of OneWater Inc.’s inability to file a consolidated U.S. federal income tax return with OneWater LLC. In addition, OneWater Inc. may not be able to realize tax benefits covered under the Tax Receivable Agreement, and OneWater Inc. would not be able to recover any payments previously made by it under the Tax Receivable Agreement, even if the corresponding tax benefits (including any claimed increase in the tax basis of OneWater LLC’s assets) were subsequently determined to have been unavailable.
Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of OneWater Inc.’s income or other tax returns could adversely affect its results of operations and financial condition.
We may be subject to taxes by the U.S. federal, state, and local tax authorities and its future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:
•	changes in the valuation of its deferred tax assets and liabilities;
•	expected timing and amount of the release of any tax valuation allowances;
•	tax effects of stock-based compensation; or
•	changes in tax laws, regulations or interpretations thereof.
In addition, we may be subject to audits of its income, sales and other transaction taxes by U.S. federal, state, and local taxing authorities. Outcomes from these audits could have an adverse effect on our operating results and financial condition.
We may issue preferred stock whose terms could adversely affect the voting power or value of our Class A common stock.
Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our Class A common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our Class A common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the Class A common stock.
If we were deemed to be an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), as a result of our ownership of OneWater LLC, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business, financial condition and results of operations.
Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in either of those sections of the 1940 Act.
As the sole managing member of OneWater LLC, we will control and operate OneWater LLC. On that basis, we believe that our interest in OneWater LLC is not an “investment security” as that term is used in the 1940 Act. However, if we were to cease participation in the management of OneWater LLC, our interest in OneWater LLC could be deemed an “investment security” for purposes of the 1940 Act.

We and OneWater LLC intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business, financial condition and results of operations.
For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.
We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things: (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; (iii) provide certain disclosures regarding executive compensation required of larger public companies; or (iv) hold nonbinding advisory votes on executive compensation. We may remain an emerging growth company for up to five years from the date of the IPO, although we will lose that status sooner if we have more than $1.07 billion of revenues in a fiscal year, have more than $700.0 million in market value of our Class A common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.
To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. Additionally, we intend to take advantage of the extended transition periods for the adoption of new or revised financial accounting standards under the JOBS Act until we are no longer an emerging growth company. Our election to use the transition periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the extended transition periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards.
If some investors find our Class A common stock to be less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.
If securities or industry analysts cease publishing research or reports about our business, if they adversely change their recommendations regarding our Class A common stock or if our operating results do not meet their expectations, our stock price could decline.
The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrades our Class A common stock or if our operating results do not meet their expectations, our stock price could decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The information in this prospectus includes “forward-looking statements.” All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” included in this prospectus. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.
Forward-looking statements may include statements about:
•	the impact of COVID-19 on our business and results of operations;
•
general economic conditions, including changes in employment levels, consumer demand, preferences and confidence levels, fuel prices, levels of discretionary income, consumer spending patterns and uncertainty regarding the timing, pace and extent of an economic recovery in the United States;

•	economic conditions in certain geographic regions in which we primarily generate our revenue;
•	credit markets and the availability and cost of borrowed funds;
•	our business strategy, including acquisitions and same-store growth;
•	our ability to integrate acquired dealer groups;
•	our ability to maintain our relationships with manufacturers, including meeting the requirements of our dealer agreements and receiving the benefits of certain manufacturer incentives;
•	our ability to finance working capital and capital expenditures;
•
general domestic and international political and regulatory conditions, including changes in tax or fiscal policy and the effects of current restrictions on various commercial and economic activities in response to the COVID-19 pandemic;

•	global public health concerns, including the COVID-19 pandemic;
•	demand for our products and our ability to maintain acceptable pricing for our products and services, including financing, insurance and extended service contracts;
•	our operating cash flows, the availability of capital and our liquidity;
•	our future revenue, same-store sales, income, financial condition, and operating performance;
•	our ability to sustain and improve our utilization, revenue and margins;
•	competition;
•	seasonality and inclement weather such as hurricanes, severe storms, fire and floods, generally and in certain geographic regions in which we primarily generate our revenue;
•	our ability to manage our inventory and retain key personnel;
•	environmental conditions and real or perceived human health or safety risks;
•	any potential tax savings we may realize as a result of our organizational structure;
•	uncertainty regarding our future operating results and profitability;
•	other risks associated with the COVID-19 pandemic including, among others, the ability to safely operate our stores, access to inventory and customer demand; and
•	plans, objectives, expectations and intentions contained in this prospectus that are not historical.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. Should one or more of the risks or uncertainties occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. These risks include, but are not limited to, decline in demand for our products and services, the effects of the COVID-19 pandemic on the Company’s business, the seasonality and volatility of the boat industry, our acquisition strategies, the inability to comply with the financial and other covenants and metrics in our Credit Facilities, cash flow and access to capital, the timing of development expenditures and the other risks described under “Risk Factors” in this prospectus.
All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS
We expect to receive net proceeds from this offering of approximately $7.5 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses of approximately $1.1 million in the aggregate.
We intend to contribute the net proceeds received by OneWater Inc. from this offering to OneWater LLC in exchange for 425,000 OneWater LLC Units at a price per unit equal to the public offering price per share of Class A common stock in this offering, less the underwriting discounts and commissions. OneWater LLC intends to use such proceeds for working capital and general corporate purposes, including the expansion of our business and general and administrative matters. The expected use of net proceeds from this offering represents our intentions based upon our present plans and business conditions. We cannot predict with certainty all of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses set forth above.
We will not receive any proceeds from the sale of shares by the selling stockholders, including if the underwriters’ exercise their option to purchase additional shares of our Class A common stock from Goldman. We have agreed to pay expenses incurred by the selling stockholders in connection with this offering, other than underwriting discounts and commissions. See “Underwriting” for additional information regarding underwriting compensation.

DIVIDEND POLICY
We do not anticipate declaring or paying any cash dividends to holders of our Class A common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the growth of our business. Holders of our Class B common stock are not entitled to participate in any dividends declared by our board of directors. Our future dividend policy is within the discretion of our board of directors and will depend upon then-existing conditions, including our results of operations, financial condition, capital requirements, investment opportunities, statutory restrictions on our ability to pay dividends and other factors our board of directors may deem relevant. In addition, under our Credit Facilities, Opco is restricted from paying cash dividends, and we expect these restrictions to continue in the future, which may in turn limit our ability to pay cash dividends on our Class A common stock. Our ability to pay cash dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities that we or our subsidiaries may issue. See “Risk Factors—Risks Related to this Offering and Our Class A Common Stock—We do not intend to pay cash dividends on our Class A common stock, and our Credit Facilities place certain restrictions on our ability to do so. Consequently, your only opportunity to achieve a return on your investment is if the price of our Class A common stock appreciates.”

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2020:
•	on an actual basis; and
•
on a pro forma basis to give effect to (i) the Refinancing and entry into the Refinanced Credit Facility, (ii) the Offering Redemptions, and (iii) the sale of shares of our Class A common stock in this offering at an offering price of $20.00 per share (assuming that the underwriters’ option to purchase additional shares is not exercised).

You should read the following table in conjunction with “Unaudited Pro Forma Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Prospectus Summary— Initial Public Offering and Corporate Reorganization,” “Use of Proceeds” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.
	As of June 30, 2020
	Actual	Pro Forma
	(in thousands, except share counts and par value)
Cash and cash equivalents	$87,989	$65,174
Long-term debt:
Term and Revolver Credit Facility(1)	$104,144	$—
Refinanced Credit Facility(2)	—	80,000
Acquisition notes payable(3)	13,030	13,030
Commercial vehicles notes payable(4)	2,511	2,511
Total long-term debt	$119,685	$95,541
Less unamortized portion of debt issuance costs	2,470	2,032
Total debt	$117,215	$93,509
Other Liabilities
Other long-term liabilities	$1,512	1,512

Stockholders’ and members’ equity:
Members’ equity	$—	$—
Class A common stock, $0.01 par value; 40,000,000 shares authorized, 6,087,906 shares issued and outstanding (actual); 40,000,000 shares authorized, 10,066,737 shares issued and outstanding (pro forma)	61	101
Class B common stock, $0.01 par value, 10,000,000 shares authorized, 8,462,392 shares issued and outstanding (actual); 10,000,000 shares authorized, 4,908,561 shares issued and outstanding (pro forma)	85	49
Preferred stock, $0.01 per share; 1,000,000 shares authorized, no shares issued and outstanding (actual); 1,000,000 shares authorized, no shares issued and outstanding (pro forma)	—	—
Additional paid-in capital	56,683	106,423
Retained earnings	15,452	12,708
Equity attributable to non-controlling interests(5)	99,549	55,530
Total stockholders’ and members’ equity	$171,830	$174,811
Total capitalization	$290,557	$269,832
(1)
As of June 30, 2020, under the Term and Revolver Credit Facility, we had $104.1 million outstanding under the multi-draw term loan and no amount outstanding under the revolving line of credit. In connection with the Refinancing, we repaid and terminated the Term and Revolver Credit Facility.

(2)
On July 22, 2020, we entered into the Refinanced Credit Facility consisting of a $30.0 million revolving credit facility that may be used for revolving credit loans (including up to $5.0 million in swingline loans) and up to $5.0 million in letters of credit from time to time, and a $80.0 million term loan, which was advanced in full on July 22, 2020.

(3)
In connection with certain of our acquisitions of dealer groups, we have entered into notes payable with the acquired entities to finance these acquisitions. As of June 30, 2020, our indebtedness associated with our 8 acquisition notes payable totaled an aggregate of $13.0 million with a weighted average interest rate of 5.8% per annum. As of June 30, 2020, the principal amount outstanding under these acquisition notes payable ranged from $0.8 million to $3.1 million, and the maturity dates ranged from July 1, 2020 to February 1, 2022.

(4)
We have entered into multiple notes payable with various commercial lenders in connection with our acquisition of certain vehicles utilized in our retail operations. Such notes bear interest ranging from 0.0% to 8.9% per annum, require monthly payments of approximately $75,000 and mature on dates between July 2020 to May 2026. As of June 30, 2020, we had $2.5 million outstanding under the commercial vehicles notes payable.

(5)
On a pro forma basis, includes the membership interests not owned by OneWater Inc., which represents 32.8% of OneWater LLC’s outstanding common units. After effecting the Offering Redemptions and upon completion of this offering, OneWater Inc. will hold 67.2% of the economic interests in OneWater LLC and the OneWater Unit Holders will hold 32.8% of the economic interests in OneWater LLC.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
OneWater Inc. was incorporated on April 3, 2019 and does not have historical financial operating results for the period prior to our IPO. Following the IPO, OneWater Inc. became the managing member of OneWater LLC, and its only material asset is its equity interest in OneWater LLC. As a result, OneWater Inc. consolidates the financial results of OneWater LLC and its subsidiaries and reports non-controlling interests related to the portion of the OneWater LLC Units not owned by OneWater Inc. The following table presents the summary historical and certain pro forma financial data and other data for OneWater LLC, the accounting predecessor of OneWater Inc., and its subsidiaries for the periods prior to the IPO and Reorganization and for OneWater Inc. and its subsidiaries for the periods following the IPO and Reorganization.
The historical results presented below are not necessarily indicative of the results to be expected for any future period, and should be read together with “Use of Proceeds,” “Summary Historical and Pro Forma Consolidated Financial and Operating Data,” “Unaudited Pro Forma Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Prospectus Summary—Initial Public Offering and Corporate Reorganization” and our consolidated financial statements and related notes included elsewhere in this prospectus.
The summary historical financial data as of June 30, 2020 and for the nine months ended June 30, 2020 was derived from the unaudited historical financial statements included elsewhere in this prospectus. The summary historical financial data as of September 30, 2019 and 2018, and for the fiscal years ended September 30, 2019, 2018 and 2017, was derived from the audited historical financial statements included elsewhere in this prospectus. The OneWater LLC summary historical financial data as of September 30, 2017 was derived from audited historical financial statements not included elsewhere in this prospectus. The unaudited historical financial statements were prepared on a basis consistent with that used in preparing our audited consolidated financial statements and include all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of our financial position and results of operations for the unaudited periods.
	Nine Months Ended June 30,	Years Ended September 30,
	2020	2019	2018	2017
	(in thousands, except share, per share and store amounts)
	(unaudited)
Consolidated Statement of Operations Data:
Revenues	$751,934	$767,624	$602,805	$391,483
Cost of sales	580,476	595,498	465,151	305,782
Selling, general and administrative expenses	103,738	116,503	91,297	65,352
Depreciation and amortization	2.375	2,682	1,685	1,055
Transaction costs(2)	3,393	1,323	438	327
Gain on settlement of contingent consideration	—	(1,674)	—	—
Income from operations	61,952	53,292	44,234	18,967
Other expense (income)
Interest expense – floor plan	7,482	9,395	5,534	2,686
Interest expense – other	7,392	6,568	3,836	2,266
Change in fair value of warrant liability	(771)	(1,336)	33,187	18,057
Other expense (income), net(3)	106	1,402	(269)	217
Income before income tax expense	47,743	37,263	1,946	(4,259)
Income tax expense	5,209	—	—	—
Net income (loss)	$42,534	$37,263	$1,946	$(4,259)
Less: Net income attributable to non-controlling interests	350	1,606	830	13
Net income (loss) attributable to One Water Marine Holdings, LLC		$35,657	$1,116	$(4,272)
Less: Net income attributable to non-controlling interests of One Water Marine Holdings, LLC	26,732
Net income attributable to OneWater Inc.	$15,452

	Nine Months Ended June 30,	Years Ended September 30,
	2020	2019	2018	2017
	(in thousands, except share, per share and store amounts)
	(unaudited)
Pro Forma Per Share Data Attributable to OneWater Marine Inc.(4)
Pro forma net income (loss)	26,199
Pro forma net income (loss) per share
Basic	2.60
Diluted	2.60
Pro forma weighted average shares outstanding
Basic	10,066,737
Diluted	10,071,242
Consolidated Statement of Cash Flows Data:
Cash flows provided by (used in) operating activities	$152,596	$(5,698)	$(4,654)	$6,514
Cash flows used in investing activities	(2,307)	(10,998)	(23,920)	(23,304)
Cash flows (used in) provided by financing activities	(70,712)	12,458	34,257	16,993
Other Financial Data:
Capital expenditures(5)	$3,923	$7,291	$10,135	$4,112
Adjusted EBITDA(6)	$60,238	$46,228	$40,823	$17,663
Number of stores	63	63	53	45
Same-store sales growth	24.1%	11.8%	22.2%
Consolidated Balance Sheet Data (at end of period):
Total assets	$525,037	$504,755	$375,360	$258,347
Long-term debt (including current portion)	117,215	75,913	41,844	27,285
Total liabilities	353,207	380,768	274,339	158,578
Redeemable preferred equity interest	—	86,018	79,965	71,695
Total stockholders’ and members’ equity	171,830	37,969	21,056	28,074
(1)
Pro forma figures give effect to the transactions, including the Reorganization, the IPO, the Refinancing and this offering. Please see “Unaudited Pro Forma Consolidated Financial Information” for a detailed presentation of the unaudited pro forma information, including a description of the transactions and assumptions underlying the pro forma adjustments.

(2)
Consists of transaction costs related to the acquisitions made in the corresponding period and the IPO. Certain transaction costs recorded as other expenses in 2019, 2018 and 2017 have been reclassified as operating expenses to conform to the June 30, 2020 presentation.

(3)
Other expense for the fiscal year ended September 30, 2019 was primarily attributable to a loss related to the sale and leaseback of certain operating facilities and equipment, partially offset by insurance proceeds received from hurricane-related claims.

(4)
Pro forma net income (loss), pro forma net income (loss) per share and pro forma weighted average shares outstanding reflect the estimated number of shares of Class A common stock we expected to have outstanding upon the completion of this offering. Except for the Offering Redemptions and assuming the underwriters’ option to purchase additional shares is not exercised, the pro forma data does not assume the redemption of any OneWater LLC Units for shares of Class A common stock (and the cancellation of a corresponding number of shares of Class B common stock) and any related adjustments to pro forma net income (loss) or pro forma net income (loss) per share. The pro forma data also excludes the redeemable preferred equity interest of $3.4 million and $9.4 million and the change in fair value of warrant liability of $(0.8) million and $(1.3) million for the nine months ended June 30, 2020 and the fiscal year ended September 30, 2019, respectively, as we redeemed all of the Opco Preferred Units and as the holders of the LLC Warrants exercised such LLC Warrants in connection with the IPO. The pro forma data includes income tax expense of $8.5 million and $6.4 million for the nine months ended June 30, 2020 and the fiscal year ended September 30, 2019, respectively, which includes the increased income tax expense we would have incurred had our Reorganization, IPO and this offering occurred at the beginning of each such period. See “Prospectus Summary— Initial Public Offering and Corporate Reorganization.” OneWater Inc. is a corporation and is subject to U.S. federal income tax, in addition to state and local income taxes, with respect to its allocable share of any net taxable income of OneWater LLC. Our predecessor, OneWater LLC, is generally not, and was generally not, subject to U.S. federal income tax at an entity level. As a result, the consolidated and combined net income in our historical financial statements for the fiscal years ended September 30, 2019, 2018 and 2017 does not reflect the income tax expense we would have incurred if we were subject to U.S. federal income tax at an entity level during such periods.

(5)
Includes $2.6 million for growth capital expenditures and $1.3 million for maintenance capital expenditures for the nine months ended June 30, 2020. Includes $4.2 million for growth capital expenditures and $3.1 million for maintenance capital expenditures for fiscal year 2019, compared to $6.9 million and $3.2 million, respectively, for fiscal year 2018 and $1.5 million and $2.6 million, respectively, for fiscal year 2017.

(6)
Adjusted EBITDA is a non-GAAP financial measure. For the definition of Adjusted EBITDA and a reconciliation to our most directly comparable financial measure calculated and presented in accordance with GAAP, please see “Prospectus Summary—Non-GAAP Financial Measure.”

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma consolidated statements of operations for the nine months ended June 30, 2020 and the year ended September 30, 2019 present our consolidated results of operations after giving effect to the Reorganization and the IPO, as described under “Prospectus Summary—Initial Public Offering and Corporate Reorganization,” and this offering as if such transactions occurred on October 1, 2018 for the statement of operations for the fiscal year ended September 30, 2019 and the nine months ended June 30, 2020. The unaudited pro forma consolidated balance sheet as of June 30, 2020 gives effect to this offering as if the same had occurred on June 30, 2020.
We have derived the unaudited pro forma consolidated financial information for the year ended September 30, 2019 from the audited historical financial statements of OneWater LLC and its subsidiaries included elsewhere in this prospectus. We have derived the unaudited pro forma consolidated financial information as of and for the nine months ended June 30, 2020 from the unaudited historical financial statements of OneWater Inc. and its subsidiaries included elsewhere in this prospectus. The unaudited pro forma financial information should be read in conjunction with the historical financial statements.
The pro forma adjustments related to the IPO and Reorganization, which we refer to as the “IPO and Reorganization Adjustments,” are described in the notes to the unaudited pro forma consolidated financial information, and principally include:
•
the amendment and restatement of the OneWater LLC Agreement to, among other things, provide for a single class of common units representing ownership interests in OneWater LLC and the Redemption Right;

•	the amendment and restatement of OneWater Inc.’s certificate of incorporation to, among other things, provide for Class A common stock and Class B common stock;
•	the receipt of 8,462,392 shares of Class B common stock and 8,462,392 OneWater LLC Units by the Legacy Owners, other than the Exchanging Owners;
•	the receipt of 596,665 shares of Class A common stock by the Exchanging Owners;
•
the issuance of 5,307,693 shares of Class A common stock to purchases in the IPO in exchange for net proceeds of approximately $59.2 million, after deducting underwriting discounts and commissions but before deducting offering expenses;

•	the use of net proceeds to us from the IPO;
•	the repayment of the Opco Preferred Units remaining after application of net proceeds of the IPO with cash on hand and borrowings under the Term and Revolver Credit Facility;
•
a provision for corporate income taxes on the income attributable to OneWater Inc. at an estimated blended statutory rate of 24.6% for the nine months ended June 30, 2020 and the fiscal year ended September 30, 2019, inclusive of all U.S. federal, state and local income taxes;

•	the payment of fees and expenses related to the IPO.
The pro forma adjustments related to the Refinancing and this offering, which we refer to as the “Refinancing and Offering Adjustments,” are described in the notes to the unaudited pro forma consolidated financial information, and principally include the following:
•
the Refinancing, including (i) the repayment and termination of the Term and Revolver Credit Facility and (ii) the entry into the Refinanced Credit Facility and the advancement in full of the $80.0 million term loan;

•	the Offering Redemptions;
•
the issuance of 425,000 shares of Class A common stock by the Company to the purchasers in this offering, in exchange for net proceeds of approximately $8.1 million, assuming the shares are offered at $20.00 per share, after deducting underwriting discounts and commissions but before deducting offering expenses;

•	in connection with any redemption of OneWater LLC Units pursuant to the Redemption Right or the Call Right, the cancellation of the corresponding number of shares of Class B common stock;
•
the contribution by OneWater Inc. of the net proceeds received by it from this offering to OneWater LLC in exchange for additional OneWater LLC Units, and the use of the proceeds by OneWater LLC for general corporate purposes;

•	the net deferred tax asset adjustment resulting from this offering and the related effects of the Tax Receivable Agreement; and
•	the payment of fees and expenses related to this offering.
Except as otherwise indicated, the unaudited pro forma consolidated financial information presented assumes no exercise by the underwriters of their option to purchase additional shares of Class A common stock.
The pro forma adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions described herein and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma consolidated financial statements. The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma consolidated financial statements.
As a public company, we are implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We incur additional annual expenses related to these steps and, among other things, additional directors’ and officers’ liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, costs associated with hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses. We have not included any pro forma adjustments relating to these costs.
The unaudited pro forma consolidated financial information and related notes are presented for illustrative purposes only. The pro forma adjustments are based upon available information and methodologies that are factually supportable and directly related to the described transactions. The historical financial information has been adjusted in the unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are related and/or directly attributable to the transactions, are factually supportable and, in the case of the statements of operations, are expected to have a continuing impact on our operating results. The unaudited pro forma consolidated financial information includes various estimates which are subject to material change and may not be indicative of what our operations or financial position would have been had the described transactions, including this offering, taken place on the dates indicated, or that may be expected to occur in the future. In addition, future results may vary significantly from the results reflected in the unaudited pro forma consolidated financial statements and should not be relied on as an indication of our results after the consummation of this offering. The pro forma financial information is qualified in its entirety by reference to, and should be read in conjunction with, “Basis of Presentation,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

OneWater Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Balance Sheet
As of June 30, 2020
	OneWater Inc. Historical	Refinancing and Offering Adjustments	OneWater Inc. Pro Forma as Adjusted for the Refinancing and Offering Adjustments
	(in thousands, except share and per share amounts)
Assets
Current assets:
Cash	$87,989	$ (22,815)(1)	$65,174
Restricted cash	3,080		3,080
Accounts receivable	57,439		57,439
Inventories	171,300		171,300
Prepaid expenses and other current assets	10,880		10,880
Total current assets	330,688	(22,815)	307,873
Property and equipment, net of accumulated depreciation of $7,593 in 2020	16,785		16,785
Other assets:
Deposits	356		356
Deferred tax asset	2,845	13,935(2)	16,780
Identifiable intangible assets	61,304		61,304
Goodwill	113,059		113,059
Total other assets	177,564	13,935	191,499
Total assets	$525,037	$(8,880)	$516,157

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$25,154		$$25,154
Other payables and accrued expenses	20,414	836(2)	21,250
Customer deposits	12,851		12,851
Notes payable - floor plan	176,061		176,061
Current portion of long-term debt	8,435		8,435
Total current liabilities	242,915	836	243,751
Long-term liabilities:
Other long-term liabilities	1,512		1,512
Tax receivable agreement liability, net of current portion	—	11,009(2)	11,009
Long-term debt, net of current portion and unamortized debt issuance costs	108,780	(23,706)(1)	85,074
Total liabilities.	353,207	(11,861)	341,346
Redeemable preferred interest in subsidiary	—		—
Stockholders’ Equity:
Class A common stock, $0.01 par value; 40,000,000 shares authorized, 6,087,906 shares issued and outstanding (actual); 40,000,000 shares authorized, 10,066,737 shares issued and outstanding (pro forma)	61	40(1)(3)	101
See accompanying Notes to the Unaudited Pro Forma Consolidated Balance Sheet.

	OneWater Inc. Historical	Refinancing and Offering Adjustments	OneWater Inc. Pro Forma as Adjusted for the Refinancing and Offering Adjustments
	(in thousands, except share and per share amounts)
Class B common stock, $0.01 par value; 10,000,000 shares authorized, 8,462,392 shares issued and outstanding (actual); 10,000,000 shares authorized, 4,908,561 shares issued and outstanding (pro forma)	85	(36)(3)	49
Preferred stock, $0.01 per share; 1,000,000 shares authorized, no shares issued and outstanding (actual); 1,000,000 shares authorized, no shares issued and outstanding (pro forma)	—		—

Additional paid-in capital	56,683	49,740(1)(2)(3)	106,423
Retained earnings	15,452	(2,744)(1)	12,708
Total stockholders’ equity attributable to OneWater Marine Inc.	72,281	47,000	119,281
Equity attributable to non-controlling interests	99,549	(44,019)(1)(3)	55,530
Total stockholders’ equity	171,830	2,981	174,811
Total Liabilities and Stockholders’ Equity	$525,037	$(8,880)	$516,157
See accompanying Notes to the Unaudited Pro Forma Consolidated Balance Sheet.

Notes to the Unaudited Pro Forma Consolidated Balance Sheet
(1)
Reflects the use of $30.3 million of cash (excluding $0.7 million in accrued interest and fees incurred subsequent to June 30, 2020) to repay and fully redeem the Term and Revolver Credit Facility. We made a payment of $110.3 million (excluding $0.7 million in accrued interest and fees incurred subsequent to June 30, 2020), consisting of $30.3 million in cash on hand and $80.0 million in proceeds from the Refinanced Credit Facility, to fully redeem the Term and Revolver Credit Facility. We also recognized $4.2 million in early termination fees and $2.4 million of unamortized debt issuance costs associated with the early termination of the Term and Revolver Credit Facility.

Additionally, we estimate, based upon an assumed public offering price of $20.00 per share, that we will receive net proceeds from this offering of approximately $7.5 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. A reconciliation of the gross proceeds from this offering to the net cash proceeds is set forth below:
Offering Price per share	$20.00
Shares of Class A common stock issued by us in this offering	425,000

Gross Proceeds	$8,500,000
Less: underwriting discounts and commissions and offering expenses	1,050,000
Net cash proceeds	$7,450,000
The Company intends to use the net proceeds it receives from this offering for general corporate purposes. See “Use of Proceeds.”
(2)
OneWater Inc. is subject to U.S. federal, state and local income taxes and files consolidated income tax returns for U.S. federal and certain state jurisdictions. These adjustments reflect the recognition of additional deferred taxes in connection with this offering related to temporary differences in the book basis as compared to the tax basis of our investment in OneWater LLC. OneWater Inc. is also a party to the Tax Receivable Agreement, whereby OneWater Inc. is generally required to make certain payments to OneWater Unit Holders. For additional information, see “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

The net deferred tax asset adjustment of $13.9 million, resulting from this offering, and the $11.8 million adjustment related to the Tax Receivable Agreement liability, the current portion of which is recorded in other payables and accrued expenses, are assuming: (1) only the Offering Redemptions, (2) a share price equal to $20.00 per share, (3) an estimated blended statutory U.S. federal, state and local corporate income tax rate of 24.6%, (4) we will have sufficient taxable income to fully utilize the tax benefits, (5) no material changes in tax law and (6) future Tax Receivable Agreement payments.
The net impact of the adjustments to net deferred taxes and the Tax Receivable Agreement liability of $2.1 million has been recorded as an increase to additional paid-in capital, as these adjustments arise from equity transactions of the Company.
(3)
These adjustments reflect the offering and issuance by us of 425,000 newly-issued shares of our Class A common stock to the underwriters in this offering and the Offering Redemptions by certain of the OneWater Unit Holders, including certain of the selling stockholders participating in this offering, of an aggregate 3,553,831 OneWater LLC Units for a corresponding number of shares of Class A common stock (and the cancellation of their shares of Class B common stock on a one-for-one basis upon such redemption). The adjustments assume no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

As a result of the Offering Redemptions, the number of OneWater LLC Units owned by OneWater Inc. will correspondingly increase with the number of OneWater LLC Units being redeemed. Assuming the offering and the Offering Redemptions occurred on June 30, 2020, OneWater Inc. would hold 10,066,737 OneWater LLC Units representing 67.2% of the outstanding OneWater LLC Units. We have recorded an adjustment to non-controlling interests of $40.2 million which reflects the change to the proportional interest in the pro forma consolidated total members’ equity of OneWater LLC owned by the OneWater Unit Holders.

OneWater Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Statements of Operations
For the Year Ended September 30, 2019
	OneWater LLC Historical	IPO and Reorganization Transaction Adjustments	OneWater LLC Historical as Adjusted for the IPO and Reorganization Adjustments	Refinancing and Offering Adjustments	OneWater Inc. Pro Forma as Adjusted for the Refinancing and Offering Adjustments
	(in thousands, except share and per share amounts)
Revenues
New boat sales	$516,789		$$516,789		$$516,789
Pre-owned boat sales	162,994		162,994		162,994
Finance and insurance income	26,152		26,152		26,152
Service, parts and other sales	61,689		61,689		61,689
Total revenues	767,624		767,624		767,624
Cost of sales (exclusive of depreciation and amortization shown separately below)
New boat sales	425,022		425,022		425,022
Pre-owned boat sales	136,238		136,238		136,238
Service, parts and other sales	34,238		34,238		34,238
Total cost of sales	595,498		595,498		595,498
Selling, general and administrative expenses	116,503		116,503		116,503
Depreciation and amortization	2,682		2,682		2,682
Transaction costs	1,323		1,323		1,323
Gain on settlement of contingent consideration	(1,674)		(1,674)		(1,674)
Income from operations	53,292		53,292		53,292
Other expense (income)
Interest expense - floor plan	9,395		9,395		9,395
Interest expense – other	6,568	3,183(1)	9,751	(5,875)(6)	3,876
Change in fair value of warrant liability	(1,336)	1,336(2)	—		—
Other expense, net	1,402		1,402		1,402
Total other expense, net	16,029	4,519	20,548	(5,875)	14,673
Income before income tax expense	37,263	(4,519)	32,744	5,875	38,619
Income tax expense	—	3,370(3)	3,370	3,016 (7)	6,386
Net income	37,263	(7,889)	29,374	2,859	32,233
Less: Net income attributable to non-controlling interests	1,606	(1,606)(4)	—		—
Less: Net income attributable to non-controlling interests of One Water Marine Holdings, LLC	—	19,044(4)	19,044	(6,386)(8)	12,658
Net income attributable to One Water Marine Holdings, LLC and OneWater Marine Inc.	35,657	(25,327)	$10,330	$9,245	$19,575
Redeemable preferred interest, dividends and accretion	9,417	(9,417)(5)
OneWater LLC preferred distribution	191	(191)(5)
Net income (loss) attributable to common interest holders	$26,049	$(15,719)
Pro forma weighted average shares of Class A common stock outstanding(9):
Basic					10,066,737
Diluted					10,066,737
Pro forma earnings per share of Class A common stock(9):
Basic					$1.94
Diluted					$1.94
See accompanying Notes to the Unaudited Pro Forma Consolidated Statements of Operations.

OneWater Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Statements of Operations
For the Nine Months Ended June 30, 2020
	Historical OneWater Inc.	IPO and Reorganization Transaction Adjustments	OneWater LLC Historical as Adjusted for the IPO and Reorganization Adjustments	Refinancing and Offering Adjustments	OneWater Inc. Pro Forma as Adjusted for the Refinancing and Offering Adjustments
	(in thousands, except share and per share amounts)
Revenues
New boat sales	$512,999		$$512,299		$$512,299
Pre-owned boat sales	166,720		166,720		166,720
Finance and insurance income	29,047		29,047		29,047
Service, parts and other sales	43,168		43,168		43,168
Total revenues	751,934		751,934		751,934
Cost of sales (exclusive of depreciation and amortization shown separately below)
New boat sales	418,766		418,766		418,766
Pre-owned boat sales	138,895		138,895		138,895
Service, parts and other sales	22,815		22,815		22,815
Total cost of sales	580,476		580,476		580,476
Selling, general and administrative expenses	103,738		103,738		103,738
Depreciation and amortization	2,375		2,375		2,375
Transaction costs	3,393		3,393		3,393
Gain on settlement of contingent consideration	—		—		—
Income from operations	61,952		61,952		61,952
Other expense (income)
Interest expense - floor plan	7,482		7,482		7,482
Interest expense – other	7,392	1,185(1)	8,577	(5,903)(6)	2,674
Change in fair value of warrant liability	(771)	771(2)	—		—
Other expense	106		106		106
Total other expense	14,209	1,956	16,165	(5,903)	10,262
Income before income tax expense	47,743	(1,956)	45,787	5,903	51,690
Income tax expense	5,209	(496)(3)	4,713	3,835(7)	8,548
Net income	42,534	(1,460)	41,074	2,068	43,142
Less: Net income attributable to non-controlling interests	350	(350)(4)	—		—
Less: Net income attributable to non-controlling interests of One Water Marine Holdings, LLC	26,732	(102)(4)	26,630	(9,687)(8)	16,943
Net income attributable to OneWater Marine Inc.	$15,452	$(1,008)	$14,444	$11,755	$26,199
Pro forma weighted average shares of Class A common stock outstanding(9):
Basic					10,066,737
Diluted					10,071,242
Pro forma income (loss) per Class A common stock per share(9):
Basic					$2.60
Diluted					$2.60
See accompanying Notes to the Unaudited Pro Forma Consolidated Statements of Operations.

Notes to the Unaudited Pro Forma Consolidated Statements of Operations
(1)	Reflects the change in interest expense due to the incremental borrowing of $35.3 million under the Term and Revolver Credit Facility in conjunction with the IPO.
(2)
Reflects the elimination of the charge against income related to the fair value adjustment of the LLC Warrants. Following the Reorganization, the LLC Warrants were exercised for common units of OneWater LLC, which eliminated the liability accounting and fair value adjustments for the LLC Warrants for all periods after the IPO.

(3)
OneWater Inc. is subject to U.S. federal income taxes, in addition to state and local income taxes, with respect to its allocable share of any net taxable income of OneWater LLC, which results in higher income taxes than during our history as a limited liability company. As a result, the Pro Forma Consolidated Statements of Operations reflect adjustments to our provision for corporate income taxes to reflect a blended statutory tax rate of 24.6% for both the year ended September 30, 2019 and the nine months ended June 30, 2020, which include a provision for U.S. federal income taxes and use our estimates of the weighted average statutory rates apportioned to each state and local jurisdiction. The share of net taxable income of OneWater LLC allocable to the non-controlling interests is generally not subject to U.S. federal income taxes at the entity level.

(4)
Represents the exchange of minority interests held by Exchanging Owners for shares of OneWater Inc. upon completion of the Reorganization. Additionally, OneWater Inc. is the managing member of OneWater LLC. Following the IPO but before consummation of this offering, OneWater Inc. owns 41.8% of the economic interest in OneWater LLC but controls the management of OneWater LLC. The OneWater Unit Holders own the remaining 58.2% of the economic interest in OneWater LLC, which is accounted for as a non-controlling interest in the consolidated financial results of OneWater Inc.

(5)
Reflects the elimination of the charge against net income (loss) attributable to One Water Marine Holdings, LLC related to (i) the redeemable preferred interest, dividends and accretion and (ii) the OneWater LLC preferred distribution, as future charges related to these items have been eliminated with the repayment of the Opco Preferred Units and the OneWater LLC preferred distribution in connection with the IPO.

(6)	Reflects the change in interest expense due to the incremental decrease in borrowing of $24.1 million and the decrease in interest rate under the Refinanced Credit Agreement.
(7)
For the year ended September 30, 2019 and the nine months ended June 30, 2020, includes a pro forma adjustment to increase the income tax expense as a result of this offering, using our blended statutory tax rate of 24.6% applied to $26.0 million and $34.7 million of pre-tax income, respectively, related to the economic interest in OneWater LLC that will be held by OneWater Inc. upon consummation of this offering and issuance by us of 425,000 newly-issued shares of our Class A common stock in this offering and the Offering Redemptions of 3,553,831 OneWater LLC Units for a corresponding number of shares of Class A common stock.

(8)
The OneWater LLC Units owned by the OneWater Unit Holder are considered non-controlling interests in the consolidated financial statements of OneWater Inc. Immediately following the Offering Redemptions and consummation of this offering, the non-controlling interests held by the OneWater Unit Holder will have 32.8% economic ownership of OneWater LLC, and as such, 32.8% of OneWater LLC’s net income will be attributable to the non-controlling interests. The pro forma adjustment reflects the reduction in the allocation of OneWater LLC net income to the non-controlling interests. The remaining economic ownership of OneWater LLC will be held by OneWater Inc. following the consummation of this offering.

(9)
Pro forma basic earnings per share for each of the year ended September 30, 2019 and the nine months ended June 30, 2020 is calculated based on pro forma net income reflecting the adjustments discussed above divided by 10,066,737 shares of Class A common stock, which is the sum of the Class A common stock outstanding after completion of this offering. The shares of Class B common stock of OneWater Inc. do not share in OneWater Inc. earnings and are, therefore, not allocated any net income attributable to the controlling and non-controlling interests. As a result, the shares of Class B common stock are not considered participating securities and are, therefore, not included in the weighted average shares outstanding for purposes of computing net income available per share. Dilutive pro forma weighted average shares of Class A common stock outstanding for the nine months ended June 30, 2020 also includes 4,505 shares of Class A common stock underlying RSU awards. Giving effect to (i) the redemption of all OneWater LLC units (and cancellation of Class B common stock) for shares of Class A common stock and (ii) the vesting of all unvested OneWater Inc. stock-based compensation awards, diluted pro forma net income per share available to Class A common stock would be computed as follows:

	Nine Months Ended June 30, 2020	Year Ended September 30, 2019
	(in thousands except share and per share amounts)
Pro forma income before income taxes	$51,690	$38,619
Adjusted pro forma income taxes(a)	12,716	9,500
Adjusted pro forma net income to OneWater Inc. stockholders(b)	38,974	29,119
Denominator
Weighted average shares of Class A common stock outstanding (assuming the exchange of all OneWater LLC units for shares of Class A common stock)(C)	14,975,298	14,975,298
Restricted stock units	251,393	—
Weighted-average Class A common shares outstanding — diluted	15,226,691	14,975,298

Earnings per share — diluted	$2.56	$1.94
(a)
Represents the implied provision for income taxes assuming redemption of all OneWater LLC units for shares of Class A common stock of OneWater Inc. using the same method applied in calculating the pro forma tax provision.

(b)
Assumes elimination of non-controlling interest due to the assumed redemption of all OneWater LLC units for shares of Class A common stock (and the cancellation of a corresponding number of shares of Class B common stock) as of the beginning of the period presented.

(c)	The common unit equivalents have been converted based on the treasury stock method in order to give effect to the common unit equivalents in the diluted weighted average share calculation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financial Information” and our audited consolidated financial statements and related notes appearing elsewhere in this prospectus. The following discussion contains “forward-looking statements” that reflect our future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward-looking statements as a result of a variety of risks and uncertainties, including those described in this prospectus under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” We do not undertake any obligation to publicly update any of these forward-looking statements, except as otherwise required by applicable law.
Overview
We believe that we are the largest and one of the fastest-growing premium recreational boat retailers in the United States with 63 stores comprising 21 dealer groups in 11 states. Our dealer groups are located in highly attractive markets throughout the Southeast, Gulf Coast, Mid-Atlantic and Northeast, including Texas, Florida, Alabama, North Carolina, South Carolina, Georgia, Ohio and New York, which represent eight of the top twenty states for marine retail expenditures. We believe that we are a market leader by volume in sales of premium boats in 12 out of the 17 markets in which we operate. In the twelve months ended June 30, 2020, we sold approximately 10,000 new and pre-owned boats, of which we believe approximately 40% were sold to customers who had a trade-in or with whom we had otherwise established relationships. The combination of our significant scale, diverse inventory, access to premium boat brands and meaningful dealer group brand equity enable us to provide a consistently professional experience as reflected in the number of our repeat customers and same-store sales growth.
We were formed in 2014 as OneWater LLC through the combination of Singleton Marine and Legendary Marine, which created a marine retail platform that collectively owned and operated 19 stores. Since the combination in 2014, we have acquired a total of 40 additional stores through 17 acquisitions. Our current portfolio as of June 30, 2020 consists of 21 different local and regional dealer groups. Because of this, we believe we are the largest and one of the fastest-growing premium recreational boat retailers in the United States based on number of stores and total boats sold. While we have opportunistically opened new stores in select markets, we believe that it is generally more effective economically and operationally to acquire existing stores with experienced staff and established reputations.
The boat dealer market is highly fragmented and is comprised of approximately 4,300 stores nationwide. Most competing boat retailers are operated by local business owners who own three or fewer stores. Despite our size, we comprise less than 2% of total industry sales. Our scale and business model allow us to leverage our extensive inventory to provide consumers with the ability to find a boat that matches their preferences (e.g., make, model, color, configuration and other options) and to deliver the boat within days while providing a personalized sales experience. We are able to operate with a comparatively higher degree of profitability than other independent retailers because we allocate support resources across our store base, focus on high-margin products and services, utilize floor plan financing and provide core back-office functions on a scale that many independent retailers are unable to match. We seek to be the leading boat retailer by total market share within each boating market and within the product segments in which we participate. To the extent that we are not, we will evaluate acquiring other local retailers in order to increase our sales, to add additional brands or to provide us with additional high-quality personnel.
Impact of COVID-19
The COVID-19 pandemic and its related effects, including restraints on U.S. economic and leisure activities, has and may continue to have a significant impact on our operations and financial condition. National, state and local governments in affected regions have implemented and may continue to implement safety precautions, including shelter in place orders, travel restrictions, business closures, cancellations of public gatherings, including boat shows, and other measures. These measures have affected our ability to sell and service boats, required us to temporarily close or partially close certain locations and may require additional closures in the future. The COVID-19 pandemic and its related effects have, to date, positively impacted our business for the three and nine months ended June 30, 2020. Same-store sales outpaced the comparable period in the prior year, delivering approximately 43.9% and 24.1% growth year-over-year for the three and nine months ended June 30, 2020, respectively. We place the utmost importance on the safety and well-being of our employees and in compliance with guidelines issued by the World Health Organization (WHO), the Centers for Disease Control and Prevention (CDC) and federal, state or local authorities, we closed or reduced staffing at certain locations during the three and nine months ended June 30, 2020. We have implemented cleaning and social distancing techniques at each of our locations. In light of the current environment, our sales team members are fully engaged with customers and are providing them with virtual walkthroughs of inventory and/or private, at home or on water, showings, while our service departments are working hard to deliver boats and keep customers on the water.
The COVID-19 pandemic and its related effects may continue to interfere with the ability of our employees, contractors, customers, suppliers, and other business partners to perform our and their respective responsibilities and obligations with respect to the operation of our business.
To date, we have not experienced any shortages of inventory, but it is possible that such a shortage could occur as a result of the COVID-19 pandemic and its effects on, among other things, supply chains, operations and consumer demand. Additionally, current economic conditions and the COVID- 19 outbreak may continue to affect the purchasing decisions of our customers. While our results have been positive to date, the ultimate impact on our business remains uncertain.
On April 1, 2020, our executive management team elected to undertake salary cuts in response to the impacts of COVID-19. Additionally, the Board elected to forgo their cash compensation for a period of six months. However, given recent trends in demand, the cash compensation and salaries of our directors and executive management team, as applicable, were restored to their pre-COVID levels as of July 3, 2020, and our directors and executive management team received a one-time cash payment equal to their reduction in compensation.
While we continue to monitor the impact of the COVID-19 pandemic on our business and operations, our financial results for the three months ended June 30, 2020 suggest that spending in all our regions and across product lines has proven resilient despite the challenges posed by the pandemic as families have increasingly focused on socially-distanced, outdoor recreation, driving a material increase in sales. We believe that, as a result of COVID-19, the cancellation of summer activities, including air travel and vacations that have historically competed with time on the water, has led to increased sales during the three months ended June 30, 2020.
Though the COVID-19 pandemic did not adversely affect our financial position for the three and nine months ended June 30, 2020 relative to the three and nine months ended June 30, 2019, the ultimate impact of the COVID-19 pandemic on our business remains uncertain and dependent on various factors, including the existence and extent of a prolonged economic downturn, the resurgence of COVID-19 in certain geographic areas, consumer demand and the ability to safely and legally operate our stores.
Trends and Other Factors Impacting Our Performance
Acquisitions
We are a highly acquisitive company. Since the combination of Singleton Marine and Legendary Marine in 2014, we have acquired 40 additional stores through 17 dealer group acquisitions. Our team remains focused on expanding our dealership in regions with strong boating cultures, enhancing the customer experience and generating value for our shareholders. We plan to continue to aggressively pursue acquisitions going forward. While we previously announced our decision to pause our acquisition strategy due to the COVID-19 pandemic, given our financial results for the three months ended June 30, 2020, we are recommencing our acquisition strategy and opportunistically evaluating future acquisitions.
We have an extensive acquisition track record within the boating industry and believe we have developed a reputation for treating sellers and their staff in an honest and fair manner. We typically retain the management team and name of the acquired dealerships. We believe this practice preserves the acquired dealer’s customer relationships and goodwill in the local marketplace. We believe our reputation and scale have positioned us as a buyer of choice for boat dealers who want to sell their businesses. To date, 100% of our acquisitions have been sourced from inbound inquiries, and the number of annual inquiries we receive has consistently increased over time. Our strategy is to acquire stores at attractive EBITDA multiples and then grow same-store sales while benefitting from cost-reducing synergies. Historically, we have typically acquired dealer groups for less than 4.0x EBITDA on a trailing twelve months basis and believe that we will be able to continue to make attractive acquisitions within this range.
General Economic Conditions
General economic conditions and consumer spending patterns can negatively impact our operating results. Unfavorable local, regional, national, or global economic developments or uncertainties, including the adverse economic effects of the COVID-19 pandemic or a prolonged economic downturn, could reduce consumer spending and adversely affect our business. Consumer spending on discretionary goods may also decline as a result of lower consumer confidence levels, even if prevailing economic conditions are otherwise favorable. Economic conditions in areas in which we operate stores, particularly in the Southeast, can have a major impact on our overall results of operations. Local influences, such as corporate downsizing and inclement weather such as hurricanes and other storms, environmental conditions, global public health concerns and events could adversely affect our operations in certain markets and in certain periods. Any extended period of adverse economic conditions or low consumer confidence is likely to have a negative effect on our business.
Our business was significantly impacted during the recessionary period that began in 2007. This period of weakness in consumer spending and depressed economic conditions had a substantial negative effect on our operating results. In response to these conditions we reduced our inventory purchases, closed certain stores and reduced headcount. Additionally, in an effort to counteract the downturn, we increased our focus on pre-owned sales, parts and repair services, and finance and insurance services. As a result, we surpassed our pre-recession sales levels in less than 24 months. While we believe the measures we took significantly reduced the impact of the downturn on the business, we cannot guarantee similar results in the event of a future downturn. Additionally, we cannot predict the timing or length of unfavorable economic or industry conditions, including a downturn as a result of the COVID-19 pandemic, or the extent to which they could adversely affect our operating results.
Although past economic conditions have adversely affected our operating results, we believe we are capable of responding in a manner that allows us to substantially outperform the industry and gain market share. We believe our ability to capture such market share enables us to align our retail strategies with the desires of customers. We expect our core strengths, including retail and acquisition strategies, will allow us to capitalize on growth opportunities as they occur, despite market conditions.
Critical Accounting Policies and Significant Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, contingent assets and liabilities, each as of the date of the financial statements, and revenues and expenses during the periods presented. On an ongoing basis, management evaluates their estimates and assumptions, and the effects of any such revisions are reflected in the financial statements in the period in which they are determined to be necessary. Actual outcomes could differ materially from those estimates in a manner that could have a material effect on our consolidated financial statements. Set forth below are the policies and estimates that we have identified as critical to our business operations and understanding our results of operations, based on the high degree of judgment or complexity in their application.
Revenue Recognition
Revenue is recognized from the sale of products and commissions earned on new and pre-owned boats (including used, brokerage, consignment and wholesale) when ownership is transferred to the customer. We are the principal with respect to revenue from new, used and consignment sales and such revenue is recorded at the gross sales price. With respect to brokerage transactions, we are acting as an agent in the transaction, and therefore the fee or commission is recorded on a net basis.
Revenue from parts and service operations (boat maintenance and repairs) is recorded over time as services are performed. Each boat maintenance and repair service is a single performance obligation that includes both the parts and labor associated with the service. Payment for boat maintenance and repairs is typically due upon the completion of the service, which is generally completed within a period of one year or less from contract inception. Prior to the adoption of ASU 2014-09 (as defined below), revenue from parts and service operations were recognized when the customer took delivery of the part or serviced boat.
Deferred revenue from storage and marina operations is recognized on a straight-line basis over the term of the contract as services are completed. Revenue from arranging financing, insurance and extended warranty contracts to customers through various third-party financial institutions and insurance companies is recognized when the related boats are sold. We do not directly finance our customers’ boat, motor or trailer purchases. Subject to our agreements and in the event of early cancellation of such loans or insurance contracts by the customer, we may be assessed a charge back for a portion of the transaction price by the third-party financial institutions and insurance companies. We constrain our estimate of variable consideration associated with chargebacks based on our historical experience with repayments or defaults. Chargebacks were not material to the unaudited condensed consolidated financial statements for the three and nine months ended June 30, 2020 and June 30, 2019.
Vendor Consideration Received
Consideration received from vendors is accounted for in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 330, “Inventory” (“ASC 330”). Pursuant to ASC 330, manufacturer incentives based upon cumulative volume of sales and purchases are recorded as a reduction of inventory cost and related cost of sales when the amounts are probable and reasonably estimable.
Inventories
Inventories are stated at the lower of cost or net realizable value. The cost of new and pre-owned boat inventory is determined using the specific identification method. New and pre-owned boat sales histories indicated that the overwhelming majority of such boats are sold for, or in excess of, the cost to purchase those boats. In assessing the lower of cost or net realizable value, we consider the aging of the boats, historical sales of a particular product and current market conditions. Therefore, we generally do not maintain a reserve for boat inventory. The cost of parts and accessories is determined using the weighted average cost method. Inventory is reported net of write downs for obsolete and slow moving items of approximately $0.5 million, $0.4 million and $0.3 million at September 30, 2019, 2018 and 2017, respectively, and $0.9 million at June 30, 2020.
Goodwill and Other Intangible Assets
Goodwill and intangible assets are accounted for in accordance with FASB Accounting Standards Codification 350, “Intangibles — Goodwill and Other” (“ASC 350”), which provides that the excess of cost over the fair value of the net assets of businesses acquired, including other identifiable intangible assets, is recorded as goodwill. ASC 350 also states that if an entity determines, based on an assessment of certain qualitative factors, that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, then a quantitative goodwill impairment test is unnecessary. Goodwill is an asset representing operational synergies and future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. In accordance with ASC 350, goodwill is tested for impairment at least annually, or more frequently when events or circumstances indicate that impairment might have occurred.
In accordance with ASC 350, we review goodwill for impairment annually in the fourth fiscal quarter, or more often if events or circumstances indicate that impairment may have occurred. When evaluating goodwill for impairment, if the fair value of a reporting unit is less than its carrying value, the difference would represent the amount of required goodwill impairment in accordance with ASC 350. To the extent the reporting unit’s earnings decline significantly or there are changes in one or more of these inputs that would result in a lower valuation, it could cause the carrying value of the reporting unit to exceed its fair value and thus require the Company to record goodwill impairment.
We engaged a valuation specialist to assist management in performing a qualitative assessment used in testing goodwill for impairment. Based on this assessment, management concluded that it was more likely than not that the fair value of the reporting unit was greater than its carrying amount at September 30, 2019, 2018 and 2017, and as a result, no impairment for goodwill was required for the years then ended.

We elected to perform a quantitative assessment for our March 31, 2020 goodwill impairment testing due to the decline in our market capitalization and possible reductions in cash flow as a result of COVID-19. Based on our interim impairment assessment as of March 31, 2020, we determined that our goodwill was not impaired. As of June 30, 2020 we determined that it was not “more likely than not” that the fair value of our goodwill was less than its carrying value and as a result we did not perform a quantitative assessment.
Identifiable intangible assets consist of trade names related to the acquisitions we have completed. We have determined that trade names have an indefinite life, as there is no economic, contractual or other factors that limit their useful lives and they are expected to generate value as long as the trade name is utilized by the dealer group, and therefore, are not subject to amortization.
Financial statement risk exists to the extent identifiable intangibles become impaired due to the decrease in the fair value of the identifiable assets. We engaged a valuation specialist to assist management in performing a qualitative assessment used in testing identifiable intangible assets for impairment. Based on this assessment, management concluded that it was more likely than not that the fair value of our identifiable intangible assets were greater than their carrying amount at September 30, 2019, 2018 and 2017, and as a result, no impairment for identifiable intangible assets was required for the years then ended.
We elected to perform a quantitative assessment for our March 31, 2020 trade names impairment testing due to the decline in our market capitalization and possible reductions in cash flow as a result of COVID-19. Based on our interim impairment assessments as of March 31, 2020, we determined that our trade names were not impaired. As of June 30, 2020 we determined that it was not “more likely than not” that the fair values of our identifiable intangible assets were less than their carrying values and as a result we did not perform a quantitative assessment.
Impairment of Long-Lived Assets
FASB ASC 360-10-40, Property, Plant, and Equipment – Impairment or Disposal of Long-Lived Assets (“ASC 360-10-40”), requires that long-lived assets, such as property, equipment and purchased intangibles subject to amortization, be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such an indication is present, the carrying amount of the asset is compared to the estimated undiscounted cash flows related to that asset. We would conclude that an asset is impaired if the sum of such expected future cash flows is less than the carrying amount of the related asset. If an asset is impaired, the impairment loss would be the amount by which the carrying amount of the related asset exceeds its fair value. The Company did an assessment of potential triggering events and considered qualitative factors noting no impairment existed as of June 30, 2020. We do not believe there is a reasonable likelihood that there will be a change in the future estimates or assumptions used to test for recoverability which would result in a material effect on our operating results.
Fair Value of Financial Instruments
In determining fair value, we use various valuation approaches including market, income and cost approaches. FASB Topic 820, Fair Value Measurements, establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability, developed based on market data obtained from independent sources. Unobservable inputs are those that reflect our expectation of the assumptions that market participants would use in pricing the asset or liability, developed based on the best information available in the circumstances.
The grant date fair value of equity-based compensation and the fair value of the LLC Warrants were both based upon inputs that are unobservable and significant to the overall fair value measurement. Our valuation considered both a market approach and an income approach in determining fair value. While both approaches resulted in similar values, the market approach was weighted 25% and the income approach was weighted 75% since there are very few comparable marine related market participants. For the income approach, we projected long-term growth rates and cash flows and then discounted such values using a weighted average cost of capital. Such fair value measurements are highly complex and subjective in nature. Accordingly, a significant degree of judgment was required to estimate these fair value measurements. The LLC Warrants were exercised in connection with the IPO, and we eliminated the fair value adjustment for the LLC Warrants for all periods after the IPO, which also eliminated the corresponding impact on our statements of operations.

Post-Offering Taxation and Public Company Costs
OneWater LLC is and has been organized as a pass through entity for U.S. federal income tax purposes and is therefore not subject to entity-level U.S. federal income taxes. OneWater Inc. was incorporated as a Delaware corporation on April 3, 2019 and therefore is subject to U.S. federal income taxes and additional state and local income taxes with respect to its allocable share of any taxable income of OneWater LLC and is taxed at the prevailing corporate tax rates. In addition to tax expenses, OneWater Inc. also incurs expenses related to its operations, plus payment obligations under the Tax Receivable Agreement, which are expected to be significant. To the extent OneWater LLC has available cash and subject to the terms of any current or future debt instruments, the OneWater LLC Agreement requires OneWater LLC to make pro rata cash distributions to OneWater Unit Holders, including OneWater Inc., in an amount sufficient to allow OneWater Inc. to pay its taxes and to make payments under the Tax Receivable Agreement. In addition, the OneWater LLC Agreement will require OneWater LLC to make non-pro rata payments to OneWater Inc. to reimburse it for its corporate and other overhead expenses, which payments are not treated as distributions under the OneWater LLC Agreement. See “—Tax Receivable Agreement” and “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”
In addition, we incur incremental, non-recurring costs related to our operation as a publicly traded corporation, including the costs associated with the IPO, this offering and the implementation of our internal control reviews and testing pursuant to Section 404 of the Sarbanes-Oxley Act. We also expect to incur additional significant and recurring expenses as a publicly traded corporation, including costs associated with compliance under the Exchange Act, annual and quarterly reports to common stockholders, registrar and transfer agent fees, national stock exchange fees, audit fees, incremental director and officer liability insurance costs and director and officer compensation.
How We Evaluate Our Operations
Revenue
We have a diversified revenue profile that is comprised of new boat sales, pre-owned boat sales, F&I products, repair and maintenance services, and parts and accessories. Although non-boat sales contributed approximately 11.4%, 10.5% and 10.9% to revenue in fiscal years 2019, 2018 and 2017, respectively, and 9.6% in the nine months ended June 30, 2020, due to the higher gross margin on these product and service lines, non-boat sales contributed 31.1%, 26.7% and 28.5% to gross profit in fiscal years 2019, 2018 and 2017, respectively, and 28.8% in the nine months ended June 30, 2020. During different phases of the economic cycle, consumer behavior may shift away from new boats; however, we are well-positioned to benefit from revenue from pre-owned boats, repair and maintenance services, and parts and accessories, which have all historically increased during periods of economic uncertainty. We generate pre-owned sales from boats traded-in for new and pre-owned boats, boats purchased from consumers, brokerage transactions, consignment sales and wholesale sales. We have also diversified our business across geographies and dealership types (e.g., fresh water and salt water) in order to reduce the effects of seasonality. In addition to seasonality, revenue and operating results may also be significantly affected by quarter-to-quarter changes in economic conditions, manufacturer incentive programs, adverse weather conditions and other developments outside of our control.
Gross Profit
We calculate gross profit as revenue less cost of sales. Cost of sales consists of actual amounts paid for products, costs of services (primarily labor), transportation costs from manufacturers to our retail stores and vendor consideration. Gross profit excludes depreciation and amortization, which is presented separately in our consolidated statements of operations.
Gross Profit Margin
Our overall gross profit margin varies with our revenue mix. Sales of new and pre-owned boats, which have comparable margins, generally result in a lower gross profit margin than our non-boat sales. As a result, when revenue from non-boat sales increases as a percentage of total revenue, we expect our overall gross profit margin to increase.

Selling, General and Administrative Expenses
Selling, general, and administrative (“SG&A”) expenses consist primarily of salaries and incentive-based compensation, advertising, rent, insurance, utilities, and other customary operating expenses. A portion of our cost structure is variable (such as sales commissions and incentive compensation), or controllable (such as advertising), which we believe allows us to adapt to changes in the retail environment over the long term. We typically evaluate our variable expenses, selling expenses and all other SG&A expenses in the aggregate as a percentage of total revenue.
Same-Store Sales
We assess the organic growth of our revenue on a same-store basis. We believe that our assessment on a same-store basis represents an important indicator of comparative financial results and provides relevant information to assess our performance. New and acquired stores become eligible for inclusion in the comparable store base at the end of the store’s thirteenth month of operations under our ownership and revenues are only included for identical months in the same-store base periods. Stores relocated within an existing market remain in the comparable store base for all periods. Additionally, amounts related to closed stores are excluded from each comparative base period. Because same-store sales may be defined differently by other companies in our industry, our definition of this measure may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss) before interest expense – other, income taxes, depreciation and amortization and other (income) expense, further adjusted to eliminate the effects of items such as the change in the fair value of warrants, gain (loss) on settlement of contingent consideration and transaction costs. See “—Comparison of Non-GAAP Financial Measure” for more information and a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP.
Summary of Acquisitions
The comparability of our results of operations between the periods discussed below is naturally affected by the acquisitions we have completed during such periods. We are also continuously evaluating and pursuing acquisitions on an ongoing basis, and such acquisitions, if completed, will continue to impact the comparability of our financial results. While we expect continued growth and strategic acquisitions in the future, our acquisitions may have materially different characteristics than our historical results, and such differences in economics may impact the comparability of our future results of operations to our historical results.
Fiscal Year 2019 Acquisitions
•	Effective December 1, 2018, OneWater LLC acquired substantially all of the assets of The Slalom Shop, LLC, a dealer group based in Texas with two stores.
•	Effective February 1, 2019, OneWater LLC acquired substantially all of the assets of Ray Clepper, Inc., d/b/a Ray Clepper Boat Center, a dealer group based in South Carolina with one store.
•	Effective February 1, 2019, OneWater LLC acquired substantially all of the assets of Ocean Blue Yacht Sales, LLC, a dealer group based in Florida with three stores.
•	Effective May 1, 2019, OneWater LLC acquired substantially all of the assets of Caribee Boat Sales and Marina, Inc., a dealer group based in Florida with one store.
•	Effective August 1, 2019, OneWater LLC acquired substantially all of the assets of Central Marine, a dealer group based in Florida with three stores.
We refer to the fiscal year 2019 acquisitions described above collectively as the “2019 Acquisitions.” The 2019 Acquisitions are fully reflected in our unaudited condensed consolidated financial statements for the three and nine months ended June 30, 2020 and will be fully reflected in our consolidated financial statements for the fiscal year ending September 30, 2020 but are only partially reflected in our consolidated financial statements for the fiscal year ending September 30, 2019, beginning on the date of acquisition, and will not impact our results of operations for fiscal years 2018 and 2017.
Fiscal Year 2018 Acquisitions
•
Effective June 1, 2018, OneWater LLC acquired Bosun’s Marine, Inc. (“Bosun’s”), a dealer group based in Massachusetts with five stores. Bosun’s was acquired by our subsidiary Bosun’s Assets & Operations, LLC, in which we hold a 75% ownership interest. The results of operations for Bosun’s have been included in our consolidated financial statements from that date and the former owner’s minority interest in our relevant subsidiary has been recorded accordingly.

•	Effective April 1, 2018, OneWater LLC acquired substantially all of the assets of Rebo, Inc., d/b/a Spend-A-Day Marina, a dealer group based in West Central Ohio with one store.
•	Effective February 1, 2018, OneWater LLC acquired substantially all of the assets of Texas Marine & Brokerage, Inc., d/b/a Texas Marine, a dealer group based in Texas with three stores.
We refer to the fiscal year 2018 acquisitions described above collectively as the “2018 Acquisitions.” The full impact of the 2018 Acquisitions is reflected in our unaudited condensed consolidated financial statements for the three and nine months ended June 30, 2020 and in our consolidated financial statements for the fiscal year ending September 30, 2019 but were only partially reflected in our consolidated financial statements for the fiscal year ended September 30, 2018, beginning on the date of acquisition and will not impact our results of operations in fiscal year 2017.
Fiscal Year 2017 Acquisitions
•
Effective August 1, 2017, OneWater LLC acquired South Shore Marine Services, Inc. (“South Shore Marine”), a dealer group based in Ohio with one store. South Shore Marine was acquired by our subsidiary South Shore Lake Erie Assets & Operations, LLC, in which we hold a 75% ownership interest. The results of operations for South Shore Marine have been included in our consolidated financial statements from that date and the former owner’s minority interest in our relevant subsidiary has been recorded accordingly.

•	Effective March 1, 2017, OneWater LLC acquired substantially all of the assets of Lab Marine, Inc., d/b/a Grande Yachts, a dealer group located along the Eastern seaboard with nine stores.
•	Effective December 1, 2016, OneWater LLC acquired substantially all of the assets of Marina Mike’s LLC, a dealer group based in Florida with one store.
•
Effective November 1, 2016, OneWater LLC acquired substantially all of the assets of Destin Sunrise Marine, Inc. and Sunrise Marine of Alabama, Inc., a dealer group based in Florida and Alabama with two stores.

We refer to the fiscal year 2017 acquisitions described above collectively as the “2017 Acquisitions.” The full impact of the 2017 Acquisitions is reflected in our unaudited condensed consolidated financial statements for the three and nine months ended June 30, 2020 and in our consolidated financial statements for the fiscal years ended September 30, 2019 and 2018 but were only partially reflected in our consolidated financial statements for the fiscal year ending September 30, 2017, beginning on the date of acquisition.
Other Factors Affecting Comparability of Our Future Results of Operations to Our Historical Results of Operations
Our historical financial results discussed below may not be comparable to our future financial results for the reasons described below.
•
OneWater Inc. is subject to U.S. federal, state and local income taxes as a corporation. Our accounting predecessor, OneWater LLC, was and is treated as a partnership for U.S. federal income tax purposes, and as such, was and is generally not subject to U.S. federal income tax at the entity level. Rather, the tax liability with respect to its taxable income is passed through to its members. Accordingly, the financial data attributable to our predecessor contains no provision for U.S. federal income taxes or income taxes in any state or locality. We estimate that OneWater Inc. will be subject to U.S. federal, state and local taxes at a blended statutory rate of 24.6% of pre-tax earnings.
•
As of September 30, 2019, the outstanding balance of the preferred units in Opco held by Goldman and Beekman in the aggregate was $87.3 million, exclusive of $1.3 million in issuance costs. We used the net proceeds from our IPO, together with cash on hand and borrowings under the Term and Revolver Credit Facility to fully redeem these preferred units, which eliminated the amount recorded as Redeemable Preferred Interest in Subsidiary in our balance sheet and also eliminates any future dividends related to the preferred units for all periods after the IPO.

•
As of September 30, 2019, Goldman and Beekman held the LLC Warrants, which contained conversion features that caused them to be accounted for as a liability on our balance sheet. Changes in this liability were recognized as income or expense on our statements of operations and increased or reduced our net income in historical periods. In connection with the IPO, Goldman and Beekman exercised all of the LLC Warrants for common units of OneWater LLC. Giving effect to the IPO and the exercise of the LLC Warrants for common units of OneWater LLC held by Goldman and Beekman, we have eliminated the fair value adjustment for the LLC Warrants for all periods after the IPO, which eliminated the corresponding impact on our statements of operations.

•
As we further implement controls, processes and infrastructure applicable to companies with publicly traded equity securities, it is likely that we will incur additional SG&A expenses relative to historical periods. See “—Post-Offering Taxation and Public Company Costs.” Our future results will depend on our ability to efficiently manage our combined operations and execute our business strategy.

Results of Operations
Nine Months Ended June 30, 2020, Compared to Nine Months Ended June 30, 2019
	For the Nine Months Ended June 30,
	2020		2019		$ Change	% Change
Description	Amount	% of Revenue	Amount	% of Revenue
	($ in thousands, unaudited)
Revenues
New boat sales	$512,999	68.2%	$375,160	67.1%	$137,839	36.7%
Pre-owned boat sales	166,720	22.2%	122,043	21.8%	44,677	36.6%
Finance and insurance income	29,047	3.9%	18,525	3.3%	10,522	56.8%
Service, parts and other sales	43,168	5.7%	43,144	7.7%	24	0.1%
Total revenues	751,934	100.0%	558,872	100.0%	193,062	34.5%
Gross Profit
New boat gross profit	94,233	12.5%	66,831	12.0%	27,402	41.0%
Pre-owned boat gross profit	27,825	3.7%	19,847	3.6%	7,978	40.2%
Finance & insurance gross profit	29,047	3.9%	18,525	3.3%	10,522	56.8%
Service, parts & other gross profit	20,353	2.7%	20,571	3.7%	(218)	(1.1)%
Total gross profit	171,458	22.8%	125,774	22.5%	45,684	36.3%
Selling, general and administrative expenses	103,738	13.8%	83,890	15.0%	19,848	23.7%
Depreciation and amortization	2,375	0.3%	1,883	0.3%	492	26.1%
Transaction costs	3,393	0.5%	1,161	0.2%	2,232	192.2%
Gain on settlement of contingent consideration	—	0.0%	(1,674)	(0.3)%	1,674	(100.0)%
Income from operations	61,952	8.2%	40,514	7.2%	21,438	52.9%
Interest expense - floor plan	7,482	1.0%	6,730	1.2%	752	11.2%
Interest expense - other	7,392	1.0%	4,391	0.8%	3,001	68.3%
Change in fair value of warrant liability	(771)	(0.1)%	(2,773)	(0.5)%	2,002	(72.2)%
Other expense (income), net	106	0.0%	(73)	0.0%	179	(245.2)%
Income before income tax expense	47,743	6.3%	32,239	5.8%	15,504	48.1%
Income tax expense	5,209	0.7%	—	0.0%	5,209	100.0%
Net income	42,534	5.7%	32,239	5.8%	10,295	31.9%
Less: Net income attributable to non-controlling interests	350		1,318		968	(73.4)%
Net income attributable to One Water Marine Holdings, LLC			$30,921
Less: Net income attributable to non-controlling interests of One Water Marine Holdings, LLC	26,732
Net income attributable to One Water Marine Inc.	$15,452
Revenue
Overall, revenue increased by $193.1 million, or 34.5%, to $751.9 million for the nine months ended June 30, 2020 from $558.9 million for the nine months ended June 30, 2019. Revenue generated from same-store sales increased 24.1% for the nine months ended June 30, 2020 as compared to the nine months ended June 30, 2019, primarily due to an increase in the average selling price of new and pre-owned boats, the model mix of boats sold and an increase in the number of new and pre-owned boats sold. We believe that COVID-19 has had a positive overall impact on the recreational boating market during a portion of the nine months ended June 30, 2020. Overall revenue increased by $133.1 million as a result of our increase in same-store sales and $59.9 million from stores not eligible for inclusion in the same-store sales base. New and acquired stores become eligible for inclusion in the comparable store base at the end of the store’s thirteenth month of operations under our ownership, and revenues are only included for identical months in the same-store base periods. For the nine months ended June 30, 2019, we acquired seven stores. We have not made any acquisitions in the nine months ended June 30, 2020.
New Boat Sales
New boat sales increased by $137.8 million, or 36.7%, to $513.0 million for the nine months ended June 30, 2020 from $375.2 for the nine months ended June 30, 2019. The increase was the result of our same-store sales growth during the twelve-month period and the increased unit sales attributable to the 2019 Acquisitions. During the nine months ended June 30, 2020, we experienced an increase in unit sales of 24.2% and an increase in average unit prices of 10.1% over the nine months ended June 30, 2019. The increase in both units sold and average sales price was due in part to the mix of boat brands and models sold and product improvements in the functionality and technology of boats, which continues to be a driver of consumer demand. Additionally, we believe the increase in units sold was enhanced due to the impact the COVID-19 pandemic had on many summer activities that we have historically competed against for time.
Pre-owned Boat Sales
Pre-owned boat sales increased by $44.7 million, or 36.6%, to $166.7 million for the nine months ended June 30, 2020 from $122.0 million for the nine months ended June 30, 2019. We sell a wide range of brands and sizes of pre-owned boats under different types of sales arrangements (e.g., trade-ins, brokerage, consigned and wholesale), which causes periodic and seasonal fluctuations in the average sales price. Pre-owned boat sales for the nine months ended June 30, 2020 benefited from a 22.1% increase in the number of units sold due to the increase in same-store sales and the impact of the fiscal year 2019 Acquisitions. The average sales price per pre-owned unit in the nine months ended June 30, 2020 increased 11.3% largely due to the mix of pre-owned products and the composition of the brands and models sold during the period. Additionally, we believe the increase in units sold was enhanced due to the impact the COVID-19 pandemic had on many summer activities that we have historically competed against for time.
Finance & Insurance Income
We generate revenue from arranging finance & insurance products, including financing, insurance and extended warranty contracts, to customers through various third-party financial institutions and insurance companies. Finance & insurance income increased by $10.5 million, or 56.8%, to $29.0 million for the nine months ended June 30, 2020 from $18.5 million for the nine months ended June 30, 2019. The increase was primarily a result of the increase in same-store sales, process improvements and additional revenue attributable to the fiscal year 2019 Acquisitions. We remain very focused on improving sales of finance & insurance products throughout our dealer network and implementing best practices at acquired dealer groups and existing stores. Finance & insurance products increased as a percentage of total revenue to 3.9% in the nine months ended June 30, 2020 from 3.3% for the nine months ended June 30, 2019. Since finance & insurance income is fee-based, we do not incur any related cost of sale. Finance & insurance income is recorded net of related fees, including fees charged back due to any early cancellation of loan or insurance contracts by a customer.
Service, Parts & Other Sales
Service, parts & other sales remained relatively flat, increasing to $43.2 million for the nine months ended June 30, 2020 from $43.1 million for the nine months ended June 30, 2019. This increase in service, parts & other sales is primarily due to increases in parts, fuel and storage sales, partially offset by a decrease in labor sales.
Gross Profit
Overall, gross profit increased by $45.7 million, or 36.3%, to $171.5 million for the nine months ended June 30, 2020 from $125.8 million for the nine months ended June 30, 2019. This increase was mainly due to our overall increase in same-store sales, primarily driven by an increase in new boat sales, as well as higher pre-owned boat sales and finance & insurance income. The increase in gross profit was also a result of an increase in the number of stores due to the fiscal year 2019 Acquisitions. Overall gross margins remained relatively flat, increasing 30 basis points to 22.8% for the nine months ended June 30, 2020 from 22.5% for the nine months ended June 30, 2019 due to the factors noted below.
New Boat Gross Profit
New boat gross profit increased by $27.4 million, or 41.0%, to $94.2 million for the nine months ended June 30, 2020 from $66.8 million for the nine months ended June 30, 2019. This increase was due to our overall increase in same-store sales and acquired stores during fiscal year 2019. New boat gross profit as a percentage of new boat revenue was 18.4% for the nine months ended June 30, 2020 as compared to 17.8% in the nine months ended June 30, 2019. The increase in new boat gross profit and gross profit margin is due primarily to a shift in the mix and size of boat models sold, the margin profile of recently acquired locations and our emphasis on expanding new boat gross profit margins, while continuing to leverage the progress we have made in previous quarters on finance and insurance.
Pre-owned Boat Gross Profit
Pre-owned boat gross profit increased by $8.0 million, or 40.2%, to $27.8 million for the nine months ended June 30, 2020 from $19.8 million for the nine months ended June 30, 2019. This increase was primarily due to an overall increase in our same-store sales and acquired stores during fiscal year 2019. Pre-owned boat gross profit as a percentage of pre-owned boat revenue was 16.7% and 16.3% for the nine months ended June 30, 2020 and 2019, respectively. We sell a wide range of brands and sizes of pre-owned boats under different types of sales arrangements (e.g., trade-ins, brokerage, consignment and wholesale), which may cause periodic and seasonal fluctuations in pre-owned boat gross profit as a percentage of revenue. In the nine months ended June 30, 2020 as compared to the nine months ended June 30, 2019, we experienced an increase in our gross profit on pre-owned sales for each of the different sales arrangements.
Finance & Insurance Gross Profit
Finance & insurance gross profit increased by $10.5 million, or 56.8%, to $29.0 million for the nine months ended June 30, 2020 from $18.5 million for the nine months ended June 30, 2019. Finance & insurance income is fee-based revenue for which we do not recognize incremental expense.
Service, Parts & Other Gross Profit
Service, parts & other gross profit remained relatively flat, decreasing by $0.2 million, or 1.1%, to $20.4 million for the nine months ended June 30, 2020 from $20.6 million for the nine months ended June 30, 2019. Service, parts & other gross profit as a percentage of service, parts & other revenue was 47.1% and 47.7% for the nine months ended June 30, 2020 and 2019, respectively. This decrease in gross profit margin was the result of a decrease in parts gross profit margin, partially offset by increases in service gross profit margin and storage and other gross profit margin.
Selling, General & Administrative Expenses
Selling, general & administrative expenses increased by $19.8 million, or 23.7%, to $103.7 million for the nine months ended June 30, 2020 from $83.9 million for the nine months ended June 30, 2019. This increase was primarily due to the impact of acquisitions and expenses incurred to support the overall increase in same-store sales. The increase in selling, general & administrative expenses primarily consisted of a $16.0 million increase in personnel expenses and a $3.4 million increase in fixed expenses. Selling, general & administrative expenses as a percentage of revenue decreased to 13.8% from 15.0% for the nine months ended June 30, 2020 and 2019, respectively. The reduction in selling, general & administrative expenses as a percentage of revenue was mainly due to the increased volume of units sold and the cost reduction actions enacted following the acceleration of COVID-19.

Depreciation and Amortization
Depreciation and amortization expense increased $0.5 million, or 26.1%, to $2.4 million for the nine months ended June 30, 2020 compared to $1.9 million for the nine months ended June 30, 2019. The increase in depreciation and amortization expense for the nine months ended June 30, 2020 compared to the nine months ended June 30, 2019 was primarily attributable to an increase in property and equipment with shorter useful lives.
Transaction Costs
The increase in transaction costs of $2.2 million, or 192.2%, to $3.4 million for the nine months ended June 30, 2020 compared to $1.2 million for the nine months ended June 30, 2019 was primarily attributable to $2.3 million of expenses recognized in conjunction with the IPO that were not able to be capitalized.
Gain on Settlement of Contingent Consideration
During the nine months ended June 30, 2019, we reduced our estimate of contingent consideration related to the Texas Marine, Grande Yachts, and USA Marine Sales, Inc. acquisitions in the amount of $1.7 million. There was no gain on settlement of contingent consideration for the nine months ended June 30, 2020.
Income from Operations
Income from operations increased $21.4 million, or 52.9%, to $62.0 million for the nine months ended June 30, 2020 compared to $40.5 million for the nine months ended June 30, 2019. The increase was primarily attributable to the $45.7 million increase in gross profit for the nine months ended June 30, 2020 as compared to the nine months ended June 30, 2019, partially offset by a $19.8 million increase in selling, general & administrative expenses during the same period.
Interest Expense – Floor Plan
Interest expense – floor plan increased $0.8 million, or 11.2%, to $7.5 million for the nine months ended June 30, 2020 compared to $6.7 million for the nine months ended June 30, 2019 and was primarily attributable to a $22.8 million increase in the average outstanding borrowings on our Inventory Financing Facility for the nine months ended June 30, 2020 compared to the nine months ended June 30, 2019.
Interest Expense – Other
The increase in interest expense – other of $3.0 million, or 68.3%, to $7.4 million for the nine months ended June 30, 2020 compared to $4.4 million for the nine months ended June 30, 2019 was primarily attributable to a $42.4 million increase in our long-term debt which was primarily increased to fully redeem the preferred interest in subsidiary in conjunction with the Offering.
Change in Fair Value of Warrant Liability
The decrease in change in fair value of warrant liability of $2.0 million, or 72.2%, to $(0.8) million income for the nine months ended June 30, 2020 compared to $(2.8) million income for the nine months ended June 30, 2019 was primarily attributable to an overall change in the enterprise value of the Company due to a change in the implied value of other market participants. In connection with the Reorganization and IPO, the LLC Warrants were exercised in full for common units of OneWater LLC, which eliminated the liability accounting and fair value adjustments for the LLC Warrants for all periods after the Reorganization.
Other (Income) Expense, Net
The decrease in other income of $0.2 million for the nine months ended June 30, 2020 compared to the nine months ended June 30, 2019 was primarily attributable to a $0.1 million increase in loss on disposal of property and equipment for the nine months ended June 30, 2020 as compared to the nine months ended June 30, 2019.

Income Tax Expense
The $5.2 million increase in income tax expense for the nine months ended June 30, 2020 as compared to the nine months ended June 30, 2019 was the result of the Offering and the taxability of OneWater Inc as a corporation.
Net Income (Loss)
Net income increased by $10.3 million to $42.5 million for the nine months ended June 30, 2020 compared to $32.2 million for the nine months ended June 30, 2019. The increase was primarily attributable to the $45.7 million increase in gross profit for the nine months ended June 30, 2020 compared to June 30, 2019. The increase was partially offset by a $19.8 million increase in selling, general and administrative expenses for the nine months ended June 30, 2020 compared to the nine months ended June 30, 2019, as well as a $5.2 million increase in income tax expense and a $3.0 million increase in interest expense - other for the same period.
Year Ended September 30, 2019, Compared to Year Ended September 30, 2018
	Years Ended September 30,
	2019		2018		$ Change	% Change
Description	Amount	% of Revenue	Amount	% of Revenue
	($ in thousands)
Revenues
New boat sales	$516,789	67.3%	$398,586	66.1%	$118,203	29.7%
Pre-owned boat sales	162,994	21.2%	140,931	23.4%	22,063	15.7%
Finance & insurance income	26,152	3.4%	16,623	2.8%	9,529	57.3%
Service, parts & other sales	61,689	8.1%	46,665	7.7%	15,024	32.2%
Total revenues	767,624	100.0%	602,805	100.0%	164,819	27.3%
Gross Profit
New boat gross profit	91,767	12.0%	76,460	12.7%	15,307	20.0%
Pre-owned boat gross profit	26,756	3.5%	24,474	4.1%	2,282	9.3%
Finance & insurance gross profit	26,152	3.4%	16,623	2.8%	9,529	57.3%
Service, parts & other gross profit	27,451	3.5%	20,097	3.3%	7,354	36.6%
Total gross profit	172,126	22.4%	137,654	22.8%	34,472	25.0%
Selling, general and administrative expenses	116,503	15.2%	91,297	15.1%	25,206	27.6%
Depreciation and amortization	2,682	0.3%	1,685	0.3%	997	59.2%
Transaction costs	1,323	0.2%	438	0.1%	885	202.1%
Gain on settlement of contingent consideration	(1,674)	(0.2)%	—	0.0%	(1,674)	(100.0)%
Income from operations	53,292	6.9%	44,234	7.3%	9,058	20.5%
Interest expense – floor plan	9,395	1.2%	5,534	0.9%	3,861	69.8%
Interest expense – other	6,568	0.9%	3,836	0.6%	2,732	71.2%
Change in fair value of warrant liability	(1,336)	(0.2)%	33,187	5.5%	(34,523)	(104.0)%
Other expense (income), net	1,402	0.2%	(269)	0.0%	1,671	*
Income before income tax expense	37,263	4.9%	1,946	0.3%	35,317	*
Income tax expense	—	0.0%	—	0.0%	—	0.0%
Net income	37,263	4.9%	1,946	0.3%	35,317	*
Less: Net income attributable to non-controlling interests	1,606	0.2%	830	0.1%	776	93.5%
Net income attributable to OneWater LLC	$35,657	4.6%	$1,116	0.2%	$34,541	*
*	Denotes that % change is such that it is not useful.

Revenue
Overall, revenue increased by $164.8 million, or 27.3%, to approximately $767.6 million for fiscal year 2019 from $602.8 million for fiscal year 2018. Revenue generated from same-store sales increased 11.8% for fiscal year 2019 as compared to fiscal year 2018, primarily due to an increase in the average selling price of new and pre-owned boats and an increase in the number of new and pre-owned boats sold. Overall revenue increased by $70.5 million as a result of our increase in same-store sales and $94.3 million from stores not eligible for inclusion in the same-store sales base. Ineligible stores consist of the 2019 Acquisitions and revenue from the 2018 Acquisitions where there was no comparable revenue in the same-store sales base during fiscal year 2018. During the fiscal year ended September 30, 2019, we acquired 10 stores, as compared to eight stores acquired for fiscal year 2018.
New Boat Sales
New boat sales increased by $118.2 million, or 29.7%, to approximately $516.8 million for the fiscal year ended September 30, 2019 from $398.6 for the fiscal year ended September 30, 2018. The increase was the result of our same-store sales growth during the twelve-month period and the increased unit sales attributable to the 2019 Acquisitions and the impact of the 2018 Acquisitions. During the fiscal year ended September 30, 2019 we experienced an increase in unit sales of approximately 12.9% and an increase in average unit prices of approximately 14.8% over fiscal year 2018. The increase in both units sold and average sales price was due in part to the mix of boat brands and models sold and product improvements in the functionality and technology of boats, which continues to be a driver of consumer demand.
Pre-owned Boat Sales
Pre-owned boat sales increased by $22.1 million, or 15.7%, to approximately $163.0 million for the fiscal year ended September 30, 2019 from $140.9 million for the fiscal year ended September 30, 2018. We sell a wide range of brands and sizes of pre-owned boats under different types of sales arrangements (e.g., trade-ins, brokerage, consigned and wholesale), which causes periodic and seasonal fluctuations in the average sales price. Pre-owned boat sales for the fiscal year ended September 30, 2019 benefited from a 25.2% increase in the number of units sold largely due to the increase in same-store sales and the full impact of the 2018 Acquisitions and the partial impact of the 2019 Acquisitions. The average sales price per pre-owned unit in the fiscal year ended September 30, 2019 remained flat due to the mix of pre-owned products and the composition of the brands and models sold during the period.
Finance & Insurance Income
Finance & insurance income increased by $9.5 million, or 57.3%, to approximately $26.2 million for the fiscal year ended September 30, 2019 from $16.6 million for the fiscal year ended September 30, 2018. The increase in revenue from arranging F&I products, including financing, insurance and extended warranty contracts, to customers through various third-party financial institutions and insurance increased as the result of the increase in same-store sales, process improvements and with the additional revenue attributable to the 2019 Acquisitions and the inclusion of a full year of revenue attributable to the 2018 Acquisitions. We remain very focused on improving sales of F&I products throughout our dealer group network and implementing best practices at acquired dealer groups and existing stores. F&I products increased as a percentage of total revenue to 3.4% in the fiscal year ended September 30, 2019 from 2.8% for the fiscal year ended September 30, 2018. Since finance & insurance income is fee-based, we do not incur any related cost of sale. Finance & insurance income is recorded net of related fees, including fees charged back due to any early cancellation of loan or insurance contracts by a customer.
Service, Parts & Other Sales
Service, parts & other sales increased by $15.0 million, or 32.2%, to approximately $61.7 million for the fiscal year ended September 30, 2019 from $46.7 million for the fiscal year ended September 30, 2018. This increase in service, parts & other sales is due to ancillary sales generated from our increase in new and pre-owned boat sales and sales attributable to the 2019 Acquisitions, including increased storage and fuel sales.

Gross Profit
Overall, gross profit increased by $34.5 million, or 25.0%, to approximately $172.1 million for the fiscal year ended September 30, 2019 from $137.7 million for the fiscal year ended September 30, 2018. This increase was primarily due to our overall increase in same-store sales, primarily driven by an increase in new boat sales. The increase in gross profit was also a result of an increase in the number of stores due to the 2019 Acquisitions and the inclusion of a full year of results of the 2018 Acquisitions. Overall gross margins decreased 40 basis points to 22.4% for the fiscal year ended September 30, 2019 from 22.8% in fiscal year 2018 and was due to the factors noted below.
New Boat Gross Profit
New boat gross profit increased by $15.3 million, or 20.0%, to approximately $91.8 million for the fiscal year ended September 30, 2019 from $76.5 million for the fiscal year ended September 30, 2018. This increase was due to our overall increase in same-store sales and acquired stores during the year. New boat gross profit as a percentage of new boat revenue was 17.8% for the fiscal year ended September 30, 2019 as compared to 19.2% in the fiscal year ended September 30, 2018. The decrease in new boat gross profit margin is due to our promotional efforts to drive our same-store sales increase during the important boat show season and the challenging winter months and to improve our overall inventory position throughout the fiscal year.
Pre-owned Boat Gross Profit
Pre-owned boat gross profit increased by $2.3 million, or 9.3%, to approximately $26.8 million for the fiscal year ended September 30, 2019 from $24.5 million for the fiscal year ended September 30, 2018. This increase was primarily due to an overall increase in our same-store sales and acquired stores during the year, while average unit prices remained constant. Pre-owned boat gross profit as a percentage of pre-owned boat revenue was 16.4% and 17.4% for the fiscal years ended September 30, 2019 and 2018, respectively. We sell a wide range of brands and sizes of pre-owned boats under different types of sales arrangements (e.g., trade-ins, brokerage, consignment and wholesale), which may cause periodic and seasonal fluctuations in pre-owned gross profit as a percentage of revenue. In the fiscal year ended September 30, 2019, we experienced a decline in our gross profit margin on boats purchased or traded-in. This was partially offset by a shift in product mix due in part to an increase in brokerage sales.
Finance & Insurance Gross Profit
Finance & insurance gross profit increased by $9.5 million, or 57.3%, to approximately $26.2 million for the fiscal year ended September 30, 2019 from $16.6 million for the fiscal year ended September 30, 2018. Finance & insurance income is fee-based revenue for which we do not recognize incremental expense.
Service, Parts & Other Gross Profit
Service, parts & other gross profit increased by $7.4 million or 36.6%, to approximately $27.5 million for the fiscal year ended September 30, 2019 from $20.1 million for the fiscal year ended September 30, 2018. Service, parts & other gross profit as a percentage of service, parts & other revenue was 44.5% and 43.1% for the fiscal years ended September 30, 2019 and 2018, respectively. This increase in gross profit margin was the result of increases in parts gross profit margin and storage and other gross profit margin, partially offset by a decrease in service gross profit margin.
Selling, General & Administrative Expenses
SG&A expenses increased by $25.2 million, or 27.6%, to approximately $116.5 million for the fiscal year ended September 30, 2019 from $91.3 million for the fiscal year ended September 30, 2018. This increase was primarily due to the impact of acquisitions and expenses incurred to support the overall increase in same-store sales and consisted of $16.0 million related to an increase in personnel expenses, $5.6 million related to an increase in selling and administrative expenses, and $3.6 million related to an increase in fixed expenses. SG&A expenses as a percentage of revenue remained relatively constant at 15.2% and 15.1% for the fiscal years ended September 30, 2019 and 2018, respectively.

Depreciation and Amortization
Depreciation and amortization expense increased $1.0 million, or 59.2%, to $2.7 million for the fiscal year ended September 30, 2019 compared to $1.7 million for the fiscal year ended September 30, 2018. The increase was primarily attributable to an increase in our asset base throughout the year, including the 2019 Acquisitions and the inclusion of a full year of expenses attributable to the 2018 Acquisitions of maintenance capital expenditures, equipment and leasehold improvements, and growth capital expenditures.
Transaction Costs
The increase in transaction costs of $0.9 million, or 202.1%, to $1.3 million for the fiscal year ended September 30, 2019 compared to $0.4 million for the fiscal year ended September 30, 2018 was primarily attributable to the costs of our 2019 and 2018 Acquisitions.
Gain on Settlement of Contingent Consideration
During the fiscal year ended September 30, 2019, we reduced our estimate of contingent consideration related to the Texas Marine, Grande Yachts, and USA Marine Sales, Inc. acquisitions in the amount of $1.7 million.
Income from Operations
Operating income increased $9.1 million, or 20.5%, to $53.5 million for the fiscal year ended September 30, 2019 compared to $44.2 million for the fiscal year ended September 30, 2018. The increase was primarily attributable to our overall growth due to increases in same-store sales, the 2019 Acquisitions and the inclusion of a full year of financial results related to the 2018 Acquisitions.
Interest Expense – Floor Plan
Interest expense – floor plan increased $3.9 million, or 69.8%, to $9.4 million for the fiscal year ended September 30, 2019 compared to $5.5 million for the fiscal year ended September 30, 2018 and was primarily attributable to a $67.9 million increase in the outstanding borrowings on our Inventory Financing Facility as of September 30, 2019 compared to September 30, 2018 as a result of our same-store sales growth and stores acquired in the 2019 and 2018 Acquisitions.
Interest Expense – Other
The increase in interest expense – other of $2.7 million, or 71.2%, to $6.6 million for the fiscal year ended September 30, 2019 compared to $3.8 million for the fiscal year ended September 30, 2018 was primarily attributable to a $34.1 million increase in our long-term debt primarily used to fund our 2019 and 2018 Acquisitions.
Change in Fair Value of Warrant Liability
The decrease in change in fair value of warrant liability of $34.5 million, or 104.0%, to $(1.3) million for the fiscal year ended September 30, 2019 compared to $33.2 million for the fiscal year ended September 30, 2018 was primarily attributable to an overall change in the enterprise value of the Company due to our increase in sales and earnings offset by a decline in the implied value of other market participants.
Other Expense (Income), Net
The decrease in other expense (income) of $1.7 million, or 621.2%, to other expense of $1.4 million for the fiscal year ended September 30, 2019 compared to other income of $(0.3) million for the fiscal year ended September 30, 2018 was primarily attributable to a $1.4 million loss related to the sale and leaseback of certain operating facilities and equipment.

Net Income (Loss)
Net income increased by $35.3 million to net income of $37.3 million for the fiscal year ended September 30, 2019 compared to net income of $1.9 million for the fiscal year ended September 30, 2018. Such increase was primarily attributable to our overall growth, the change in fair value of the warrant liability to income of $1.3 million in the fiscal year ended September 30, 2019 from expense of $33.2 million in the fiscal year ended September 30, 2018, the 2019 Acquisitions, and the inclusion of a full twelve months of financial results attributable to the 2018 Acquisitions.
Year Ended September 30, 2018, Compared to Year Ended September 30, 2017
	Years Ended September 30,
	2018		2017		$	% Change
Description	Amount	% of Revenue	Amount	% of Revenue
	($ in thousands)
Revenues
New boat sales	$398,586	66.1%	$250,298	64.0%	$148,288	59.2%
Pre-owned boat sales	140,931	23.4%	98,320	25.1%	42,610	43.3%
Finance & insurance income	16,623	2.8%	9,896	2.5%	6,727	68.0%
Service, parts & other sales	46,665	7.7%	32,969	8.4%	13,696	41.5%
Total revenues	602,805	100.0%	391,483	100.0%	211,322	54.0%
Gross Profit
New boat gross profit	$76,460	12.7%	$46,091	11.8%	$30,370	65.9%
Pre-owned boat gross profit	24,473	4.1%	15,205	3.9%	9,268	61.0%
Finance & insurance gross profit	16,623	2.8%	9,896	2.5%	6,727	68.0%
Service, parts & other gross profit	20,097	3.3%	14,509	3.7%	5,588	38.5%
Total gross profit	137,654	22.8%	85,701	21.9%	51,953	60.6%
Selling, general and administrative expenses	91,297	15.1%	65,352	16.7%	25,945	39.7%
Depreciation and amortization	1,685	0.3%	1,055	0.3%	630	59.7%
Transaction costs	438	0.1%	327	0.1%	111	33.9%
Income from operations	44,234	7.3%	18,967	4.8%	25,267	133.2%
Interest expense – floor plan	5,534	0.9%	2,686	0.7%	2,848	106.0%
Interest expense – other	3,836	0.6%	2,266	0.6%	1,570	69.3%
Change in fair value of warrant liability	33,187	5.5%	18,057	4.6%	15,130	83.8%
Other (income) expense, net	(269)	(0.0)%	217	0.0%	(486)	(224.0)%
Income before income tax expense	1,946	0.3%	(4,259)	(1.1)%	6,205	145.7%
Income tax expense	—	0.0%	—	0.0%	—	0.0%
Net income (loss)	1,946	0.3%	(4,259)	(1.1)%	6,205	145.7%
Less: Net income attributable to non-controlling interests	830	0.1%	13	0.0%	817	*
Net income (loss) attributable to OneWater LLC	$1,116	0.2%	$(4,272)	(1.1)%	$5,388	126.1%
*	Denotes that % change is such that it is not useful.
Revenue
Overall, revenue increased by $211.3 million, or 54.0%, to approximately $602.8 million for the fiscal year ended September 30, 2018 from $391.5 million for the year ended September 30, 2017. Overall revenue increased by $86.5 million as a result of our increase in same-store sales and $124.8 million from stores not eligible for inclusion in the same-store sales base. Ineligible stores consist of the 2018 Acquisitions and revenue from 2017 Acquisitions where there was no comparable revenue in the same-store sales base during fiscal year

2017. Revenue generated from same-store sales increased 22.2% for the fiscal year ended September 30, 2018 as compared to the same period for 2017, primarily due to an increase in the average selling price of new and pre-owned boats and an increase in the number of new and pre-owned boats sold. During fiscal year 2018, we acquired eight stores, as compared to four stores opened and 12 stores acquired for the same period of fiscal year 2017.
New Boat Sales
New boat sales increased by $148.3 million, or 59.2%, to approximately $398.6 million for the fiscal year ended September 30, 2018 from $250.3 million for the year ended September 30, 2017. For the fiscal year ended September 30, 2018, we sold approximately 4,400 new units compared to approximately 3,100 units for the fiscal year ended September 30, 2017, an increase partially attributable to same-store sales growth and also benefiting from the increased unit sales attributable to the full impact of the 2017 Acquisitions and the partial impact of the 2018 Acquisitions. Additionally, our average unit price increased $11,000 to approximately $91,000 for the fiscal year ended September 30, 2018 from approximately $80,000 for the fiscal year ended September 30, 2017. The increase in both units sold and average sales price was due in part to the mix of boat brands and models sold. Additionally, recent product improvements in the functionality and technology of boats has also been a driver of consumer demand for the products we sell. An overall increase in the cost of new boats resulting from these improvements, along with the availability of more optional equipment, increased our average sales price.
Pre-owned Boat Sales
Pre-owned boat sales increased by $42.6 million, or 43.3%, to approximately $140.9 million for the fiscal year ended September 30, 2018 from $98.3 million for the year ended September 30, 2017. We sell a wide range of brands and sizes of pre-owned boats under different types of sales arrangements (e.g., trade-ins, brokerage and consignment), which causes periodic and seasonal fluctuations in the average sales price. Pre-owned boat sales for fiscal year 2018 benefited from an increase in both the number of units sold (due largely to an increase in same-store sales and unit sales attributable to the full impact of the 2017 Acquisitions and the partial impact of the 2018 Acquisitions) and average sales price per unit. For the fiscal year ended September 30, 2018, we sold approximately 2,000 pre-owned units compared to approximately 1,460 pre-owned units for the fiscal year ended September 30, 2017. Additionally, our average unit price on sales of trade-ins increased by $7,300 to approximately $43,800 for the fiscal year ended September 30, 2018, from approximately $36,500 for the fiscal year ended September 30, 2017. This increase in both number of pre-owned boat units sold and average pre-owned boat unit prices is partially due to an increase in brokerage sales resulting from recently acquired stores and the availability of late-model pre-owned boats traded in by customers for new boats.
Finance & Insurance Income
Revenue from arranging F&I products, including financing, insurance and extended warranty contracts, to customers through various third-party financial institutions and insurance companies increased by $6.7 million, or 68.0%, to approximately $16.6 million for the fiscal year ended September 30, 2018 from $9.9 million for the year ended September 30, 2017. This increase was the result of the increase in same-store sales, along with the additional revenue attributable to the 2018 Acquisitions and the inclusion of a full year of revenue attributable to the 2017 Acquisitions. We remain very focused on improving sales of F&I products throughout our dealer group network and implementing best practices at acquired dealer groups and existing stores. F&I products increased as a percentage of total revenue to 2.8% in the fiscal year ended September 30, 2018 from 2.5% for the fiscal year ended September 30, 2017. Since finance & insurance income is fee-based, we do not incur any related cost of sale. Finance & insurance income is recorded net of related fees, including fees charged back due to any early cancellation of loan or insurance contracts by a customer.
Service, Parts & Other Sales
Service, parts & other sales increased by $13.7 million, or 41.5%, to approximately $46.7 million for the fiscal year ended September 30, 2018 from $33.0 million for the year ended September 30, 2017. This increase in service, parts & other sales is due to ancillary sales generated from our increase in new and pre-owned boat sales and sales attributable to the 2018 Acquisitions, including increased storage and fuel sales.

Gross Profit
Overall, gross profit increased by $52.0 million, or 60.6%, to approximately $137.7 million for the fiscal year ended September 30, 2018 from $85.7 million for the year ended September 30, 2017. This increase was primarily due to our overall increase in same-store sales, primarily driven by an increase new boat sales. The increase in gross profit was also a result of an increase in the number of stores due to the 2018 Acquisitions and the inclusion of a full year of results of the 2017 Acquisitions. Overall gross margins increased 90 basis points to 22.8% for the fiscal year ended September 30, 2018 from 21.9% in the same period of 2017 and was due to the factors noted below.
New Boat Gross Profit
New boat gross profit increased by $30.4 million, or 65.9%, to approximately $76.5 million for the fiscal year ended September 30, 2018 from $46.1 million for the year ended September 30, 2017. This increase was due to our overall increase in same-store sales and acquired stores during the year. New boat gross profit as a percentage of new boat revenue was 19.2% and 18.4% for the fiscal years ended September 30, 2018 and 2017, respectively. The increase in new boat gross profit margin is due to an increase in the average sales price of new boats as well as an increase in demand for the higher margin products we sell, as a result of the product improvements and enhancements that manufacturers offered during this period.
Pre-owned Boat Gross Profit
Pre-owned boat gross profit increased by $9.3 million, or 61.0%, to approximately $24.5 million for the fiscal year ended September 30, 2018 from $15.2 million for the year ended September 30, 2017. This increase was due to an overall increase in our same-store sales and acquired stores during the year. Pre-owned boat gross profit as a percentage of pre-owned boat revenue was 17.4% and 15.5% for the fiscal years ended September 30, 2018 and 2017, respectively. We sell a wide range of brands and sizes of pre-owned boats under different types of sales arrangements (e.g., trade-ins, brokerage, consignment and wholesale), which may cause periodic and seasonal fluctuations in pre-owned gross profit as a percentage of revenue. In the fiscal year ended September 30, 2018, we experienced a shift in product mix due in part to an increase in brokerage sales resulting from our acquired stores, which have a significantly higher gross profit margin than our gross profit margin on trade-in boats. Additionally, we made improvements in our gross profit margins on units that were sold at wholesale and units sold at consignment. These improvements to our gross profit percentage of revenue were partially offset by a decline in our gross profit percentage on boats purchased or trade-ins.
Finance & Insurance Gross Profit
Finance & insurance gross profit increased by $6.7 million, or 68.0%, to approximately $16.6 million for the fiscal year ended September 30, 2018 from $9.9 million for the year ended September 30, 2017. Finance & insurance income is fee-based revenue for which we do not recognize incremental expense.
Service, Parts & Other Gross Profit
Service, parts & other gross profit increased by $5.6 million or 38.5%, to approximately $20.1 million for the fiscal year ended September 30, 2018 from $14.5 million for the year ended September 30, 2017. Service, parts & other gross profit as a percentage of service, parts & other revenue was 43.1% and 44.0% for the fiscal years ended September 30, 2018 and 2017, respectively. This decrease in gross profit margin was the result of a 50 basis point decline in service gross profit and a decline in storage & other gross profit, partially offset by a 140 basis point increase in parts gross profits.
Selling, General & Administrative Expenses
SG&A expenses increased by $25.9 million, or 39.7%, to approximately $91.3 million for the fiscal year ended September 30, 2018 from $65.4 million for the year ended September 30, 2017. This increase was primarily due to the impact of acquisitions and expenses incurred to support the overall increase in same-store sales and consisted of $18.8 million related to an increase in personnel expenses, $4.3 million related to an increase in selling related expenses, including marketing, boat shows and delivery expenses, and $2.9 million related to an increase in fixed expenses, including rent associated with our additional retail locations.

SG&A expenses as a percentage of revenue declined to 15.1% from 16.7% for the fiscal years ended September 30, 2018 and 2017, respectively. The reduction in SG&A expenses as a percentage of revenue was the result of our ability to leverage the fixed costs of our existing and acquired stores and to control variable and compensation costs as overall revenue increased.
Depreciation and Amortization
Depreciation and amortization expense increased $0.6 million, or 59.7%, to $1.7 million for the fiscal year ended September 30, 2018 compared to $1.1 million for the fiscal year ended September 30, 2017. The increase was primarily attributable to an increase in our asset base, including maintenance capital expenditures of $3.2 million for our existing and acquired stores, such as equipment and leasehold improvements, and growth capital expenditures of $6.9 million, including the two stores purchased in the fiscal year ended September 30, 2018.
Income from Operations
Operating income increased $25.3 million, or 133.2%, to $44.2 million for the fiscal year ended September 30, 2018 compared to $19.0 million for the fiscal year ended September 30, 2017. The increase was primarily attributable to our overall growth due to increases in same-stores sales, the 2018 Acquisitions and the inclusion of a full year of financial results related to the 2017 Acquisitions.
Interest Expense – Floor Plan
Interest expense – floor plan increased $2.8 million, or 106.0%, to $5.5 million for the fiscal year ended September 30, 2018 compared to $2.7 million for the fiscal year ended September 30, 2017 and was primarily attributable to an increase in the variable rate on our Inventory Financing Facility (as defined herein) and a $59.5 million increase in average borrowings to support our same-store sales growth and stores acquired in the 2018 and 2017 Acquisitions.
Interest Expense – Other
The increase in interest expense – other of $1.6 million, or 69.3%, to $3.8 million for the fiscal year ended September 30, 2018 compared to $2.3 million for the fiscal year ended September 30, 2017 was primarily attributable to a $15.0 million increase in our outstanding borrowings on the GS/BIP Credit Facility (as defined below) associated with our 2018 and 2017 Acquisitions.
Transaction Costs
The increase in transaction costs of $0.1 million, or 33.9%, to $0.4 million for the fiscal year ended September 30, 2018 compared to $0.3 million for the fiscal year ended September 30, 2017 was primarily attributable to the costs of our 2018 and 2017 Acquisitions.
Change in Fair Value of Warrant Liability
The increase in change in fair value of warrant liability of $15.1 million, or 83.8%, to $33.2 million for the fiscal year ended September 30, 2018 compared to $18.1 million for the fiscal year ended September 30, 2017 was primarily attributable to an overall increase in the enterprise value of the Company due to our significant increase in sales and earnings.
Other (Income) Expense, Net
The increase in other (income) expense of $0.5 million, or 224.0%, to other income of $0.3 million for the fiscal year ended September 30, 2018 compared to other expense of $0.2 million for the fiscal year ended September 30, 2017 was primarily attributable to insurance proceeds related to hurricane-related claims received during fiscal year 2018.

Net Income (Loss)
The increase in net income of $6.2 million, or 145.7%, to $1.9 million for the fiscal year ended September 30, 2018 compared to a net loss of $4.3 million for the fiscal year ended September 30, 2017 was primarily attributable to our overall growth due to the 22.2% increase in same-store sales, the 2018 Acquisitions, and the inclusion of a full year of financial results attributable to the 2017 Acquisitions. The increase was also attributable to our overall ability to control expenses in light of the significant increase in sales. These amounts were partially offset by the increase in the fair value of the warrant liability.
Comparison of Non-GAAP Financial Measure
We view Adjusted EBITDA as an important indicator of performance. We define Adjusted EBITDA as net income (loss) before interest expense – other, income taxes, depreciation and amortization and other (income) expense, further adjusted to eliminate the effects of items such as the change in the fair value of warrants, gain (loss) on settlement of contingent consideration and transaction costs.
Our board of directors, management team and lenders use Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and other items (such as the fair value adjustment of the warrants, gain (loss) on settlement of contingent consideration and transaction costs) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance. Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA. Our non-GAAP financial measure should not be considered as an alternative to the most directly comparable GAAP financial measure. You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of Adjusted EBITDA in the future, and any such modification may be material. Adjusted EBITDA has important limitations as an analytical tool and you should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.
The following tables present a reconciliation of Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented.
Nine Months Ended June 30, 2020, Compared to Nine Months Ended June 30, 2019
	Nine Months Ended June 30,
Description	2020	2019	Change
	($ in thousands, unaudited)
Net income	$42,534	$32,239	$10,295
Interest expense – other	7,392	4,391	3,001
Income tax expense	5,209	—	5,209
Depreciation and amortization	2,375	1,883	492
Change in fair value of warrant liability(1)	(771)	(2,773)	2,002
Gain on settlement of contingent consideration	—	(1,674)	1,674
Transaction costs(2)	3,393	1,161	2,232
Other expense (income), net	106	(73)	179
Adjusted EBITDA	$60,238	$35,154	$25,084
(1)
Represents the non-cash expense recognized during the period for the change in the fair value of the LLC Warrants held by Goldman and Beekman, which are accounted for as liabilities on our balance sheet.

(2)	Consists of transaction costs related to the 2019 Acquisitions, 2018 Acquisitions and costs related to the IPO.

Adjusted EBITDA was $60.2 million for the nine months ended June 30, 2020 compared to $35.2 million for the nine months ended June 30, 2019. The increase in Adjusted EBITDA resulted from our 24.1% increase in same-store sales growth for the nine months ended June 30, 2020 as compared to the nine months ended June 30, 2019, combined with the results of the fiscal year 2019 Acquisitions and our ability to increase gross profit margins and control selling, general and administrative expenses.
Year Ended September 30, 2019, Compared to Year Ended September 30, 2018.
	Years Ended September 30,
Description	2019	2018	Change
	($ in thousands)
Net income (loss)	$37,263	$1,946	$35,317
Interest expense – other	6,568	3,836	2,732
Income tax expense	—	—	—
Depreciation and amortization	2,682	1,685	997
Change in fair value of warrant liability(1)	(1,336)	33,187	(34,523)
Gain on settlement of contingent consideration	(1,674)	—	(1,674)
Transaction costs(2)	1,323	438	885
Other expense (income), net(3)	1,402	(269)	1,671
Adjusted EBITDA	$46,228	$40,823	$5,405
(1)
Represents the non-cash expense recognized during the period for the change in the fair value of the LLC Warrants held by Goldman and Beekman, which are accounted for as liabilities on our balance sheet.

(2)	Consists of transaction costs related to the 2019 Acquisitions and the 2018 Acquisitions.
(3)
Other expense for the fiscal year ended September 30, 2019 was primarily attributable to a loss related to the sale and leaseback of certain operating facilities and equipment, partially offset by insurance proceeds received from hurricane-related claims.

Adjusted EBITDA was $46.2 million for the fiscal year ended September 30, 2019 compared to $40.8 million for the fiscal year ended September 30, 2018. The increase in Adjusted EBITDA resulted from our 11.8% increase in same-store sales growth during the fiscal year ended September 30, 2019, combined with the results of the 2019 Acquisitions and the inclusion of the financial results of the 2018 Acquisitions for the full twelve-month period. This increase in Adjusted EBITDA as a result of increased sales was partially offset by a reduction in our gross profit percentage.
Year Ended September 30, 2018, Compared to Year Ended September 30, 2017
	Years Ended September 30,
Description	2018	2017	Change
	($ in thousands)
Net income (loss)	$1,946	$(4,259)	$6,205
Interest expense – other	3,836	2,266	1,570
Income tax expense	—	—	—
Depreciation and amortization	1,685	1,055	630
Change in fair value of warrant liability(1)	33,187	18,057	15,130
Transaction costs(2)	438	327	110
Other expense (income), net	(269)	217	485
Adjusted EBITDA	$40,823	$17,663	$23,160
(1)
Represents the non-cash expense recognized during the period for the change in the fair value of the LLC Warrants held by Goldman and Beekman, which are accounted for as liabilities on our balance sheet.

(2)	Consists of transaction costs related to the 2018 Acquisitions and 2017 Acquisitions.
Adjusted EBITDA was $40.8 million for the fiscal year ended September 30, 2018 compared to $17.7 million for the fiscal year ended September 30, 2017. The increase in Adjusted EBITDA resulted from our 22.2% same-store sales growth for the fiscal year ended September 30, 2018 and the effects of our 2018

Acquisitions and the inclusion of a full year of financial results attributable to the 2017 Acquisitions. Additionally, Adjusted EBITDA was also positively impacted by improvements in our gross profit as a percentage of revenue and a reduction in our SG&A expenses as a percentage of revenue.
Seasonality
Our business, along with the entire recreational boating industry, is highly seasonal, and such seasonality varies by geographic market. With the exception of Florida, we generally realize significantly lower sales and higher levels of inventories, and related floor plan borrowings, in the quarterly periods ending December 31 and March 31. Revenue generated from our stores in Florida serves to offset generally lower winter revenue in our other states and enables us to maintain a more consistent revenue stream. The onset of the public boat and recreation shows in January stimulates boat sales and typically allows us to reduce our inventory levels and related floor plan borrowings throughout the remainder of the fiscal year. The impact of seasonality on our results of operations could be materially impacted based on the location of our acquisitions. For example, our operations could be substantially more seasonal if we acquire dealer groups that operate in colder regions of the United States. Our business is also subject to weather patterns, which may adversely affect our results of operations. For example, prolonged winter conditions, reduced rainfall levels or excessive rain, may limit access to boating locations or render boating dangerous or inconvenient, thereby curtailing customer demand for our products and services. In addition, unseasonably cool weather and prolonged winter conditions may lead to a shorter selling season in certain locations. Hurricanes and other storms could result in disruptions of our operations or damage to our boat inventories and facilities, as has been the case when Florida and other markets were affected by hurricanes. We believe our geographic diversity is likely to reduce the overall impact to us of adverse weather conditions in any one market area. For more information, see “Risk Factors—Risks Related to Our Business—Our business, as well as the entire recreational boating industry, is highly seasonal, with seasonality varying in different geographic markets” and “Business—Seasonality.”
Liquidity and Capital Resources
Overview
OneWater Inc. is a holding company with no operations and is the sole managing member of OneWater LLC. OneWater Inc’s principal asset consists of common units of OneWater LLC. Our earnings and cash flows and ability to meet our obligations under the Term and Revolver Credit Facility, which we entered into concurrent with the IPO, and any other debt obligations will depend on the cash flows resulting from the operations of our operating subsidiaries, and the payment of distributions by such subsidiaries. Our Term and Revolver Credit Facility and Inventory Financing Facility (described below) contain certain restrictions on distributions or transfers from our operating subsidiaries to their members or unitholders, as applicable, as described in the summaries below under “—Debt Agreements—Term and Revolver Credit Facility” and “—Inventory Financing Facility.” Accordingly, the operating results of our subsidiaries may not be sufficient for them to make distributions to us. As a result, our ability to make payments under the Term and Revolver Credit Facility and any other debt obligations or to declare dividends could be limited.
Our cash needs are primarily for growth through acquisitions and working capital to support our retail operations, including new and pre-owned boat and related parts inventories and off-season liquidity. We routinely monitor our cash flow to determine the amount of cash available to complete acquisitions of dealer groups and stores. We monitor our inventories, inventory aging and current market trends to determine our current and future inventory and related floorplan financing needs. Based on current facts and circumstances, we believe we will have adequate cash flow from operations, borrowings under our Credit Facilities and proceeds from any future issuances of debt or equity to fund our current operations, and essential capital expenditures and acquisitions for the next twelve months.
Cash needs for acquisitions have historically been financed with our credit facilities, including the Term and Revolver Credit Facility and its predecessor and cash generated from operations. Our ability to utilize the Term and Revolver Credit Facility to fund operations depends upon Adjusted EBITDA and compliance with covenants of the Term and Revolver Credit Facility. Cash needs for inventory have historically been financed with our

Inventory Financing Facility. Our ability to fund inventory purchases and operations depends on the collateral levels and our compliance with the covenants of the Inventory Financing Facility. As of June 30, 2020, we were in compliance with all covenants under the Term and Revolver Credit Facility and the Inventory Financing Facility.
Effective July 22, 2020 (the “Closing Date”), we and certain of our subsidiaries terminated and repaid all indebtedness outstanding under the Term and Revolver Credit Facility in accordance with its terms and entered into the Refinanced Credit Facility. The proceeds of the term loan portion of the Refinanced Credit Facility, together with cash on the Company's balance sheet, have been used (i) to pay for the Refinancing, (ii) to pay the fees and expenses incurred in connection with the Refinancing and (iii) for working capital and general corporate purposes. We are subject to certain financial and non-financial covenants under the Refinanced Credit Facility.
Cash Flows
Analysis of Cash Flow Changes Between the Nine Months Ended June 30, 2020 and 2019
The following table summarizes our cash flows for the periods indicated:
	Nine Months Ended June 30,
Description	2020	2019	Change
	($ in thousands, unaudited)
Net cash provided by (used in) operating activities	$152,596	$(23,024)	$175,620
Net cash used in investing activities	(2,307)	(7,989)	5,682
Net cash (used in) provided by financing activities	(70,712)	41,690	(112,402)
Net change in cash	$79,577	$10,677	$68,900
Operating Activities. Net cash provided by operating activities was $152.6 million for the nine months ended June 30, 2020 compared to net cash used in operating activities of $23.0 million for the nine months ended June 30, 2019. The $175.6 million increase in cash provided by operating activities was primarily attributable to a $149.2 million increase in the change in inventory, a $14.7 million increase in the change in accounts payable, a $8.7 million increase in the change in other payables and accrued expenses and a $10.3 million increase in net income for the nine months ended June 30, 2020 as compared to the nine months ended June 20, 2019. These amounts were partially offset by a $22.2 million decrease in the change in accounts receivable for the nine months ended June 30, 2020 as compared to the nine months ended June 30, 2019.
Investing Activities. Net cash used in investing activities was $2.3 million for the nine months ended June 30, 2020 compared to $8.0 million for the nine months ended June 30, 2019. The $5.7 million decrease in cash used in investing activities was primarily attributable to a $2.1 million decrease in cash used in acquisitions, a $2.0 million decrease in purchases of property and equipment and construction in process and a $1.5 million increase in proceeds on disposal of property and equipment for the nine months ended June 30, 2020 as compared to the nine months ended June 30, 2019.
Financing Activities. Net cash used in financing activities was $70.7 million for the nine months ended June 30, 2020 compared to net cash provided by financing activities of $41.7 million for the nine months ended June 30, 2019. The $112.4 million decrease in financing cash flow was primarily attributable to an $88.0 million increase in the distributions to redeemable preferred interest members, a $98.6 million decrease in net borrowings on our Inventory Financing Facility and a $12.4 million increase in payments on long-term debt, partially offset by $59.2 million in proceeds from issuance of Class A common stock sold in the IPO, net of offering costs, and a $37.2 million increase in proceeds on long-term debt for the nine months ended June 30, 2020 as compared to the nine months ended June 30, 2019.

Analysis of Cash Flow Changes Between the Years Ended September 30, 2019 and 2018
The following table summarizes our cash flows for the periods indicated:
	Years Ended September 30,
Description	2019	2018	Change
	($ in thousands)
Net cash used in operating activities	$(5,698)	$(4,654)	$(1,044)
Net cash used in investing activities	(10,998)	(23,920)	12,922
Net cash provided by financing activities	12,458	34,257	(21,799)
Net change in cash	$(4,238)	$5,683	$(9,921)
Operating Activities. Net cash used in operating activities was $5.7 million for the fiscal year ended September 30, 2019 compared to $4.7 million for the fiscal year ended September 30, 2018. The $1.0 million increase in cash used in operating activities was primarily attributable to a $39.0 million increase in inventory and a $5.6 million increase in prepaid and other current assets. These amounts were partially offset by the net income for the period and a non-cash gain on settlement of contingent consideration.
Investing Activities. Net cash used in investing activities was $11.0 million for the fiscal year ended September 30, 2019 compared to $23.9 million for the fiscal year ended September 30, 2018. The $12.9 million decrease in net cash used in investing activities was primarily attributable to $19.4 million in cash used in acquisitions and $7.3 million in purchases of property and equipment and construction in progress. These amounts were partially offset by an increase in proceeds from the sale and leaseback transactions in the fiscal year ended September 30, 2019 versus the fiscal year ended September 30, 2018.
Financing Activities. Net cash provided by financing activities was $12.5 million for the fiscal year ended September 30, 2019 compared to $34.3 million for the fiscal year ended September 30, 2018. The $21.8 million decrease in cash provided by financing activities was primarily attributable to payments on long-term debt and distributions to members, partially offset by net borrowings on our Inventory Financing Facility.
Analysis of Cash Flow Changes Between the Year Ended September 30, 2018 and 2017
The following table summarizes our cash flows for the periods indicated:
	Years Ended September 30,
Description	2018	2017	Change
	(in thousands)
Net cash used in (provided by) operating activities	$(4,654)	$6,514	$(11,168)
Net cash used in investing activities	(23,920)	(23,304)	(616)
Net cash provided by financing activities	34,257	16,993	17,264
Net change in cash	$5,683	$203	$5,480
Operating Activities. Net cash used in operating activities was $4.7 million for the fiscal year ended September 30, 2018 compared to net cash provided by operating activities of $6.5 million for the fiscal year ended September 30, 2017. The $11.2 million reduction in cash from operating activities was primarily attributable to a $39.9 million increase in inventory, partially offset by an increase in net income and the non-cash change in fair value of the LLC Warrants.
Investing Activities. Net cash used in investing activities was $23.9 million for the fiscal year ended September 30, 2018 compared to $23.3 million for the fiscal year ended September 30, 2017. The $0.6 million increase in net cash used in investing activities was primarily attributable to an increase in cash used for purchases of property, partially offset by a reduction in the cash used in acquisitions. For the fiscal years ended September 30, 2018 and 2017, maintenance capital expenditures were $3.2 million and $2.6 million, respectively, and growth capital expenditures were $6.9 million and $1.5 million, respectively. Maintenance capital expenditures are approximately 0.5% of revenue annually and growth capital expenditures are less predictable, as these include purchases of dealer groups and stores, large leasehold improvement and select large equipment purchases.

Financing Activities. Net cash provided by financing activities was $34.3 million for the fiscal year ended September 30, 2018 compared to $17.0 million for the fiscal year ended September 30, 2017. The $17.3 million increase in cash provided by financing activities was primarily attributable to net borrowings on our Inventory Financing Facility, partially offset by a reduction in payments on long-term debt and distributions to members.
Debt Agreements
Term and Revolver Credit Facility
On October 28, 2016, OneWater LLC and certain of our subsidiaries entered into a Credit and Guaranty Agreement with OWM BIP Investor, LLC, as a lender, Goldman Sachs Specialty Lending Group, L.P., as a lender, administrative agent and collateral agent, and various lender parties thereto (as amended, the “GS/BIP Credit Facility”). The as amended terms of the GS/BIP Credit Facility immediately preceding the IPO consisted of an up to $60.0 million multi-draw term loan facility and a $5.0 million revolving line of credit.
On February 11, 2020, in connection with the IPO, OneWater Inc. entered into the Term and Revolver Credit Facility which, among other things, modified the terms of the GS/BIP Credit Facility to (i) increase the revolving facility from $5.0 million to $10.0 million (“Revolving Facility”), (ii) increase the maximum available under the multi-draw term loan from $60.0 million to $100.0 million (“Multi-Draw Term Loan”), (iii) provide an uncommitted and discretionary multi-draw term loan accordion feature of up to $20.0 million, (iv) amend the repayment schedule of the Multi-Draw Term Loan to commence on March 31, 2022 (v) amend the scheduled maturity date of the Revolving Facility and Multi-Draw Term Loan to be February 11, 2025 and (vi) remove OWM BIP Investor, LLC as a lender. The Term and Revolver Credit Facility bore interest at a rate that is equal to, at OneWater Inc’s option, (a) LIBOR for such interest period (subject to a 1.50% floor) plus an applicable margin of up to 7.00%, subject to step-downs to be determined based on certain financial leverage ratio measures, or (b) a base rate (subject to a 4.50% floor) plus an applicable margin of up to 6.00%, subject to step-downs to be determined based on certain financial leverage ratio measures. Interest was payable quarterly for base rate borrowings and up to quarterly for LIBOR borrowings. The Term and Revolver Credit Facility includes the option for the Company to defer cash payments of interest for twelve months and add the accrued interest to the outstanding principal of the note payable. The election of this feature was made during the three months ended March 31, 2020, and as a result, the interest rate increased by 2.0% for the corresponding twelve months.
Immediately upon entering into the Term and Revolver Credit Facility, we borrowed an additional $35.3 million on the Multi-Draw Term Loan to bring our total indebtedness to $100 million. Additionally, during the three months ended March 31, 2020 the Company elected the option to defer cash interest payments for twelve months. As of June 30, 2020, we had not drawn down on our Revolving Facility. We were in compliance with all covenants under the Term and Revolver Credit Facility as of June 30, 2020. For additional information relating to the GS/BIP Credit Facility and the Term and Revolver Credit Facility, see “Certain Relationships and Related Party Transactions—Historical Transactions with Affiliates—Term and Revolver Credit Facility.”
On July 22, 2020, the Company repaid in full all indebtedness outstanding under the then-existing credit facility evidenced by the Term and Revolver Credit Facility, and in connection with such repayment, all commitments thereunder were terminated and all guarantees and security interests granted in connection therewith were released. See “—Refinanced Credit Facility” for additional information.
Refinanced Credit Facility
Effective July 22, 2020, we and certain of our subsidiaries entered into the Refinanced Credit Facility. The Refinanced Credit Facility provides for a $30.0 million revolving credit facility that may be used for revolving credit loans (including up to $5.0 million in swingline loans) and up to $5.0 million in letters of credit from time to time, and a $80.0 million term loan, which was advanced in full on July 22, 2020. Subject to certain conditions, the available amount under the revolving credit facility and the term loans may be increased by $50.0 million in the aggregate. The revolving credit facility matures on July 22, 2025. The term loan is repayable in installments beginning on March 31, 2021, with the remainder due on July 22, 2025. There were no borrowings outstanding under the revolving credit facility on the Closing Date.
Borrowings under the Refinanced Credit Facility bear interest, at OWAO’s option, at either (a) a base rate (the “Base Rate”) equal to the highest of (i) the prime rate (as announced by Truist Bank from time to time),

(ii) the Federal Funds Rate, as in effect from time to time, plus 0.50%, (iii) the Adjusted LIBO Rate (defined below) determined on a daily basis for an interest period of one month, plus 1.00%, or (iv) 1.75%, plus an applicable margin of up to 2.00%, or (b) the rate per annum obtained by dividing (i) the London Interbank Offered Rate for such interest period by (ii) a percentage equal to 1.00% minus the Eurodollar Reserve Percentage (the “Adjusted LIBO Rate”) plus an applicable margin of up to 3.00%. Interest on swingline loans shall be the Base Rate plus an applicable margin of up to 2.00%. All applicable interest margins are subject to stepdowns based on certain consolidated leverage ratio measures.
The Refinanced Credit Facility is subject to certain financial covenants related to the maintenance of a minimum fixed charge coverage ratio and a maximum consolidated leverage ratio.
The proceeds of the term loan portion of the Refinanced Credit Facility, together with cash on OWAO’s balance sheet, have been used (i) to pay for the Refinancing, (ii) to pay the fees and expenses incurred in connection with the Refinancing and (iii) for working capital and general corporate purposes.
Inventory Financing Facility
On June 14, 2018, OneWater LLC and certain of our subsidiaries entered into the Inventory Financing Facility. On September 21, 2018, OneWater LLC and certain of our subsidiaries entered into the First Amendment to the Fourth Amended and Restated Inventory Financing Agreement which, among other things, increased the maximum amount of borrowing available under the Inventory Financing Facility from $200.0 million to $275.0 million. On April 5, 2019, OneWater LLC and certain of its subsidiaries further amended the Inventory Financing Facility to, among other things, increase the maximum amount of borrowing available under the Inventory Financing Facility from $275.0 million to $292.5 million. On November 26, 2019, OneWater LLC and certain of its subsidiaries entered into the Fifth Amended and Restated Inventory Financing Agreement with Wells Fargo to, among other things, increase the maximum amount of borrowing available under the Inventory Financing Facility from $292.5 million to $392.5 million.
Effective February 11, 2020, in connection with the IPO, OneWater Inc. and certain of its subsidiaries entered into the Sixth Amended and Restated Inventory Financing Agreement with Wells Fargo which amended and restated the Fifth Amended and Restated Inventory Financing Agreement, dated as of November 26, 2019, to, among other things, permit certain payments and transactions contemplated by or in connection with the IPO, including payments under the Tax Receivable Agreement. The maximum amount of borrowing available, interest rates and the termination date of the Inventory Financing Facility remained unchanged.
The interest rate for amounts outstanding under the Inventory Financing Facility is calculated using the one month LIBOR plus an applicable margin of 2.75% to 5.00% for new boats and at the new boat rate plus 0.25% for pre-owned boats. Loans will be extended from time to time to enable us to purchase inventory from certain manufacturers and to lease certain boats and related parts to customers. The applicable financial terms, curtailment schedule and maturity for each loan will be set forth in separate program terms letters entered into from time to time. The collateral for the Inventory Financing Facility consists primarily of our inventory that is financed through the Inventory Financing Facility and related assets, including accounts receivable, bank accounts, and proceeds of the foregoing, and excludes the collateral that underlies the Term and Revolver Credit Facility.
We are required to comply with certain financial and non-financial covenants under the Inventory Financing Facility, including provisions that the Funded Debt to EBITDA Ratio (as defined in the Inventory Financing Facility) of OneWater LLC must not exceed 2.00 to 1.00, and that our Fixed Charge Coverage Ratio (as defined in the Inventory Financing Facility) on a consolidated basis must be at least 1.50 to 1.00. We are also subject to additional restrictive covenants, including restrictions on our ability to (i) use, sell, rent or otherwise dispose of any collateral underlying the Inventory Financing Facility except for the sale of inventory in the ordinary course of business, (ii) incur certain liens, (iii) engage in any material transaction not in the ordinary course of business, (iv) change our business in any material manner or our organizational structure, other than as otherwise provided for in the Inventory Financing Facility, (v) engage in certain mergers or consolidations, (vi) acquire certain assets or ownership interest of any other person or entities, except for certain permitted acquisitions, (vii) guarantee or indemnify or otherwise become in any way liable with respect to certain obligations of any other person or entity, except as provided by the Inventory Financing Facility, (viii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of the equity of our acquired dealer groups, (ix) make any change in any of our dealer groups’ capital structure or in any of its business objectives or operations which might in any way adversely affect the ability of such dealer group to repay its obligations under the Inventory Financing Facility, (x) incur, create, assume, guarantee or otherwise become or remain liable with respect to certain indebtedness, and (xi) make certain payments of subordinated debt. OneWater LLC and its subsidiaries are generally restricted from making cash dividends or distributions, except for certain dividends or distributions to OneWater LLC’s members made during specified time frames and in an amount not to exceed 50% of OneWater LLC’s consolidated net cash flow after taxes for the preceding fiscal year, provided that such dividend or distribution would not result in a default under the Inventory Financing Facility. Additionally, among other exceptions, OneWater LLC may make distributions to its members for certain permitted tax payments subject to certain financial ratios, may make scheduled payments on certain subordinated debt and is permitted to make pro rata distributions to the OneWater Unit Holders, including OneWater Inc., in an amount sufficient to allow OneWater Inc. to pay its taxes and to make payments under the Tax Receivable Agreement. OneWater LLC’s subsidiaries are generally restricted from making loans or advances to OneWater LLC. Our Chief Executive Officer, Austin Singleton, and our Chief Operating Officer, Anthony Aisquith, provide certain personal guarantees of the Inventory Financing Facility as described in “Certain Relationships and Related Party Transactions—Historical Transactions with Affiliates—Personal Guarantees Under the Inventory Financing Facility.”
As of June 30, 2020 and September 30, 2019, our indebtedness associated with financing our inventory under the Inventory Financing Facility totaled approximately $176.1 million and $225.4 million, respectively. Certain of our manufacturers enter into independent agreements with the lenders to the Inventory Financing Facility, which results in a lower effective interest rate charged to us for borrowings related to the products by such manufacturer. As of September 30, 2019 and 2018, the effective interest rate on the outstanding short-term borrowings under the Inventory Financing Facility was approximately 4.1% and 3.8%, respectively. As of June 30, 2020 and 2019, the effective interest rates on the outstanding short-term borrowings under the Inventory Financing Facility were each 3.9%. As of June 30, 2020 and September 30, 2019, our additional available borrowings under our Inventory Financing Facility were approximately $216.4 million and $67.1 million, respectively, based upon the outstanding borrowings and the maximum facility amount. The aging of our inventory limits our borrowing capacity as defined curtailments reduce the allowable advance rate as our inventory ages. As of June 30, 2020, we were in compliance with all covenants under the Inventory Financing Facility.
On July 22, 2020, the Company, OneWater LLC, Opco and certain of Opco’s subsidiaries entered into the First Amendment (the “First Amendment”) to the Inventory Financing Facility. The First Amendment amended the Inventory Financing Facility, to, among other things, address the Refinancing, permit the amount of indebtedness allowed under the Refinanced Credit Facility to be $160.0 million (which includes the potential for a $50.0 million increase under the Refinanced Credit Facility), permit the payment of fees and expenses in connection with the termination of the Term and Revolver Credit Facility and the payment of present and future transaction costs incurred in connection with the negotiation, closing and ongoing administration of the Refinanced Credit Facility.
Opco Preferred Units
On October 28, 2016, Goldman and Beekman entered into a Subscription Agreement with us and certain of our subsidiaries, pursuant to which Goldman and Beekman purchased the Opco Preferred Units.
Goldman and Beekman purchased 45,000 and 23,000 Opco Preferred Units, representing 66.2% and 33.8% of the total Opco Preferred Units outstanding for purchase prices of approximately $44.4 million and $22.7 million, respectively. The holders of Opco Preferred Units (“Opco Preferred Holders”) were entitled to (i) a “preferred return” at a rate of 10% per annum, compounded quarterly, on (a) the aggregate amount of capital contributions made, minus any prior distributions (the “unreturned preferred amount”), plus (b) any unpaid preferred returns for prior periods, and (ii) a “preferred target distribution” at a rate of 10% per annum on the unreturned preferred amount multiplied by (a) 40% for the calendar quarters ending December 31, 2018, March 31, 2019, June 30, 2019 and September 30, 2019, (b) 60% for each calendar quarters ending December 31, 2019, March 31, 2020, June 30, 2020 and September 30, 2020, and (c) 80% for each calendar quarter thereafter. The preferred target distribution proportionally adjusts the amount of capital contribution of each Opco Preferred Holder. Opco and certain affiliates were required to meet certain financial covenants, including maintenance of certain leverage ratios. Failure by Opco to pay the preferred return and preferred target distribution, failure to meet certain financial covenants, or repayment in full or acceleration of the obligations under the GS/BIP Credit Facility would have permitted a majority of the Opco Preferred Holders to require us to purchase all Opco Preferred Units equal to the unreturned preferred amount plus any unpaid preferred returns (the “redemption amount”). As of September 30, 2019 and December 1, 2019, the redemption amount of the Opco Preferred Units held by Goldman and Beekman in the aggregate was $87.3 million, exclusive of $1.3 million in issuance costs.
In connection with the IPO and the Reorganization, we used the net proceeds from the IPO, together with cash on hand and borrowings under the Term and Revolver Credit Facility, to redeem all of the shares of Opco Preferred Units held by Goldman and Beekman for $89.2 million. For additional information relating to the Opco Preferred Units, see “Use of Proceeds” and “Certain Relationships and Related Party Transactions—Opco Preferred Units.”
Notes Payable
Acquisition Notes Payable. In connection with certain of our acquisitions of dealer groups, we have entered into notes payable agreements with the acquired entities to finance these acquisitions. As of June 30, 2020, our indebtedness associated with our 8 acquisition notes payable totaled an aggregate of $13.0 million with a weighted average interest rate of 5.8% per annum. As of June 30, 2020, the principal amount outstanding under these acquisition notes payable ranged from $0.8 million to $3.1 million, and the maturity dates ranged from July 1, 2020 to February 1, 2022.
Commercial Vehicles Notes Payable. Since 2015, we have entered into multiple notes payable with various commercial lenders in connection with our acquisition of certain vehicles utilized in our retail operations. Such notes bear interest ranging from 0.0% to 8.9% per annum, require monthly payments of approximately $75,000, and mature on dates between July 2020 to May 2026. As of June 30, 2020, we had $2.5 million outstanding under the commercial vehicles notes payable.
SBA Loans
Between April 20, 2020 and April 22, 2020, certain of our subsidiaries entered into separate promissory notes with Hancock Whitney Bank providing for loans under the recently enacted Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), administered by the U.S. Small Business Administration (each, an “SBA Loan” and collectively, the “SBA Loans”). Total amounts received were approximately $14.1 million in the aggregate.
Based on our operating results through April 30, 2020, we determined that the impact of COVID-19 was not affecting our performance to the extent expected. While the future impact of COVID-19 remains unknown, initial sales trends suggest the impact will not be as severe as initially believed at this time. Accordingly, we elected to return the money received under the CARES Act on May 6, 2020.
Contractual Obligations
The table below provides estimates of the timing of future payments that we are contractually obligated to make based on agreements in place at September 30, 2019.
	Payments Due by Period
	Less than 1 year	1 – 3 years	4 – 5 years	More than 5 years	Total
	(in thousands)
GS/BIP Credit Facility(1)	$2,900	$55,100	$—	$—	$58,000
Inventory Financing Facility(2)	225,377	—	—	—	225,377
Notes Payable(3)	8,224	10,180	514	8	18,926
Estimated interest payments(4)	6,855	11,631	34	—	18,520
Operating lease obligations(5)	10,261	18,206	16,790	55,793	101,050
Total	$253,617	$95,117	$17,338	$55,801	$421,873
(1)
The GS/BIP Credit Facility was refinanced and replaced by the Term and Revolver Credit Facility on February 11, 2020, which was subsequently repaid in full and terminated on July 22, 2020. For additional information relating to the GS/BIP Credit Facility and the Term and Revolver Credit Facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Debt Agreements.”

(2)	Payments are generally made as required pursuant to the Inventory Financing Facility discussed above under “—Debt Agreements—Inventory Financing Facility.”
(3)
Includes notes payable entered into in connection with certain of our acquisitions of dealer groups and notes payable entered into with various commercial lenders in connection with our acquisition of certain vehicles. Payments are generally made as required pursuant to the terms of the relevant notes payable and as discussed above under “—Debt Agreements—Notes Payable.”

(4)	Estimated interest payments based on the outstanding principal and stated interest rates on the total outstanding debt.
(5)	Includes certain physical facilities and equipment that we lease under noncancelable operating leases.
As of June 30, 2020, there have been no material changes to the commitments and contractual obligations table above outside the ordinary course of business, except as noted below.
On February 11, 2020, in connection with the IPO, we entered into the Term and Revolver Credit Facility, which replaced the GS/BIP Credit Facility. For additional information relating to the GS/BIP Credit Facility and the Term and Revolver Credit Facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Debt Agreements.” As of June 30, 2020, the outstanding balance of the Term and Revolver Credit Facility was $104.1 million.
As of June 30, 2020, the outstanding balance of the Inventory Financing Facility was $176.1 million.
On July 22, 2020, the Company repaid in full all indebtedness outstanding under the Term and Revolver Credit Facility, and in connection with such repayment, entered into a new $80.0 million term loan. See “—Refinanced Credit Facility” for additional information.
Tax Receivable Agreement
The Tax Receivable Agreement generally provides for the payment by OneWater Inc. to certain of the OneWater Unit Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax (computed using the estimated impact of state and local taxes) that OneWater Inc. actually realizes (or is deemed to realize in certain circumstances) in periods after the IPO as a result of certain tax basis increases and certain tax benefits attributable to imputed interest. OneWater Inc. will retain the benefit of the remaining 15% of these net cash savings. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.” To the extent OneWater LLC has available cash and subject to the terms of any current or future debt or other agreements, the OneWater LLC Agreement will require OneWater LLC to make pro rata cash distributions to OneWater Unit Holders, including OneWater Inc, in an amount sufficient to allow OneWater Inc. to pay its taxes and to make payments under the Tax Receivable Agreement. We generally expect OneWater LLC to fund such distributions out of available cash. However, except in cases where OneWater Inc. elects to terminate the Tax Receivable Agreement early, the Tax Receivable Agreement is terminated early due to certain mergers or other changes of control or OneWater Inc. has available cash but fails to make payments when due, generally OneWater Inc. may elect to defer payments due under the Tax Receivable Agreement if it does not have available cash to satisfy its payment obligations under the Tax Receivable Agreement or if its contractual obligations limit its ability to make these payments. Any such deferred payments under the Tax Receivable Agreement generally will accrue interest. In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, OneWater Inc. realizes in respect of the tax attributes subject to the Tax Receivable Agreement. In the case of such an acceleration, where applicable, we generally expect the accelerated payments due under the Tax Receivable Agreement to be funded out of the proceeds of the change of control transaction giving rise to such acceleration. OneWater Inc. intends to account for any amounts payable under the Tax Receivable Agreement in accordance with ASC Topic 450, Contingencies.
Off Balance Sheet Arrangements
We have no material off balance sheet arrangements, except for operating leases and purchase commitments under supply agreements entered into in the normal course of business.
Quantitative and Qualitative Disclosure about Market Risk
Interest Rate Risk
Our Inventory Financing Facility exposes us to risks caused by fluctuations in interest rates. The interest rate on our Inventory Financing Facility for new boats is calculated using the one-month LIBOR plus an applicable margin. Based on an outstanding balance of $176.1 million as of June 30, 2020, a change of 100 basis points in the underlying interest rate would have caused a change in interest expense of approximately $1.8 million. We do not currently hedge our interest rate exposure. This hypothetical increase does not take into account a corresponding increase to the programs that we may receive from our manufacturers or management’s ability to curtail inventory and related floor plan balances, both of which would reduce the impact of the interest rate increase.
Foreign Currency Risk
We purchase certain of our new boat and parts inventories from foreign manufacturers. Although we purchase our inventories in U.S. dollars, our business is subject to foreign exchange rate risk that may influence manufacturers’ ability to provide their products at competitive prices in the United States. To the extent that we cannot recapture this volatility in prices charged to customers or if this volatility negatively impacts consumer demand for our products, this volatility could adversely affect our future operating results.
Recent Accounting Pronouncements
As an “emerging growth company” (“EGC”), the JOBS Act allows us to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We have elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.
In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”), as subsequently amended, a converged standard on revenue recognition. The new pronouncement requires revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also specifies the accounting for some costs to obtain or fulfil a contract with a customer, as well as enhanced disclosure requirements. ASU 2014-09 is effective for a public company’s annual reporting periods beginning after December 15, 2017. As an EGC the Company has elected to adopt ASU 2014-09 following the effective dates for private companies beginning with annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company adopted this update on October 1, 2019 using the modified retrospective approach applied only to contracts not completed as of the date of adoption, with no restatement of comparative periods.
In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230)” (“ASU 2016-15”). Additionally, in November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230)” (“ASU 2016-18”). These updates require organizations to reclassify certain cash receipts and cash payments within the Statement of Cash Flows and modify the classification and presentation of restricted cash. These ASU’s are effective for a public company’s annual reporting periods beginning after December 15, 2017, and interim periods within those annual periods. As an EGC, the Company has elected to adopt these ASU’s following the effective dates for private companies beginning with annual reporting periods beginning after December 15, 2018, including interim reporting periods within fiscal years beginning after December 15, 2019. The Company adopted this update on October 1, 2019 and it did not have a material impact on the consolidated financial statements.
In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805)” (“ASU 2017-01”). This update clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. As an EGC the Company has elected to adopt ASU 2017-01 following the effective dates for private companies beginning with annual reporting periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company adopted this update on October 1, 2019 and it did not impact the consolidated financial statements.
Internal Controls and Procedures
In connection with the issuance of our financial statements audited under PCAOB standards, but subsequent to the issuance of our financial statements prepared under accounting standards applicable to private companies, as of and for the fiscal years ended September 30, 2018 and 2017, management identified an error in connection with the accounting for the fair value of our warrants. Due to the materiality of the error, the financial statements were restated in connection with the completion of the PCAOB audit. Accordingly, management and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting, as defined in the standards established by the PCAOB. The material weakness related to our review controls over key assumptions used in the September 30, 2017 valuation of warrants, which did not operate at a sufficient level of precision to timely detect and prevent a material misstatement that resulted from a material change in the value of the warrants. Specifically, because the warrants were outstanding for less than a year, we did not engage a specialist to assist management in completing a valuation of the warrants. In addition, in the preparation of the warrants’ valuation at September 30, 2018, our internal controls with respect to the valuation of the warrants did not appropriately identify the portion of the change in the warrants’ value related to fiscal year 2017 that was initially recorded in fiscal year 2018. The material weakness has been remediated as of and for the fiscal year ended September 30, 2019.
We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. We are required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act, which requires our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will be required to make our first assessment of our internal control over financial reporting and to comply with the management certification requirements of Section 404 in our annual report on Form 10-K for the year following our first annual report that is filed with the SEC (subject to any change in applicable SEC rules).
Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting, and will not be required to do so for as long as we are an “emerging growth company” pursuant to the provisions of the JOBS Act. See “Prospectus Summary—Emerging Growth Company Status.”

BUSINESS
Overview
We believe that we are the largest and one of the fastest-growing premium recreational boat retailers in the United States with 63 stores comprising 21 dealer groups in 11 states. Our dealer groups are located within highly attractive markets throughout the Southeast, Gulf Coast, Mid-Atlantic and Northeast, including Texas, Florida, Alabama, North Carolina, South Carolina, Georgia, Ohio and New York, which represent eight of the top twenty states for marine retail expenditures. We believe that we are a market leader by volume in sales of premium boats in 12 out of the 17 markets in which we operate. In the twelve months ended June 30, 2020, we sold approximately 10,000 new and pre-owned boats, of which we believe approximately 40% were sold to customers who had a trade-in or with whom we otherwise had established relationships. The combination of our significant scale, diverse inventory, access to premium boat brands and meaningful dealer group brand equity enables us to provide a consistently professional experience as reflected in the number of our repeat customers and same-store sales growth.

Note: Store count as of June 2020.
We have a diversified revenue profile that is comprised of new boat sales, pre-owned boat sales, F&I products, repair and maintenance services, and parts and accessories. Non-boat sales were approximately 11.4% of revenue and 31.1% of gross profit in fiscal year 2019, approximately 10.5% of revenue and 26.7% of gross profit in fiscal year 2018, approximately 10.9% of revenue and 28.5% of gross profit in fiscal year 2017, and approximately 9.6% of revenue and 28.8% of gross profit for the nine months ended June 30, 2020. We offer a wide array of new boats at various price points through relationships with 50 manufacturers covering 66 brands. We are currently a top-three customer for 28 of our 66 brands and the single largest customer for each of our top five highest-selling brands. While our order volume amounts to between 5% to 35% of total sales for those top five brands, no single brand accounts for more than 8% of our total sales volume. Additionally, our top brand only accounts for approximately 11% of new boat sales. Our relationships with many of our manufacturers are long-standing and have been developed over multiple decades of experience in the marine industry. We believe that the strength of our relationships combined with our scale enables us to receive among the best pricing and terms available across all of the brands and models that we carry, and we routinely evaluate the sales performance and demand for each respective brand to ensure that the economic relationship we have in place with our manufacturers optimizes our profitability.

LTM Revenue by Product(1)	LTM Gross Profit by Product(1)

Selected OneWater New Boat Brands

(1)	Represents the twelve months ended June 30, 2020.
We were formed in 2014 as OneWater LLC through the combination of Singleton Marine and Legendary Marine, which created a marine retail platform that collectively owned and operated 19 stores. Since the combination in 2014, we have acquired a total of 40 additional stores through 17 acquisitions. Our current portfolio as of June 30, 2020 consists of 21 different local and regional dealer groups. Because of this, we believe we are the largest and one of the fastest-growing premium recreational boat retailers in the United States based on number of stores and total boats sold. While we have opportunistically opened new stores in select markets, we believe that it is generally more effective economically and operationally to acquire existing stores with experienced staff and established reputations.
We believe that our dealer group branding strategy, which retains the name, logo and trademarks associated with each store or dealer group at the time of acquisition, significantly differentiates us from our largest competitors who employ singular, national branding strategies. We are committed to maintaining local and regional dealer group branding because we believe that the value of retaining the goodwill and long-standing customer relationships of these local businesses, many of which have been built by families over decades, far exceeds the benefits of attempting to establish a potentially unfamiliar “OneWater” national brand. In addition, preserving this established identity maintains the long term engagement of former owners because their name and reputation remain figuratively and literally “on the door.”
Summary of Financial Performance for the Nine Months ended June 30, 2020 and Key Metrics
We have experienced significant growth in recent periods.
•	Revenue increased 34.5% to $751.9 million for the nine months ended June 30, 2020 from $558.9 million for the nine months ended June 30, 2019.
•	Revenue generated from same-store sales increased 24.1% for the nine months ended June 30, 2020 as compared to the nine months ended June 30, 2019.

•	Gross profit increased 36.3% to $171.5 million for the nine months ended June 30, 2020 from $125.8 million for the nine months ended June 30, 2019.
•	Operating expenses as a percentage of revenue decreased 121 basis points for the nine months ended June 30, 2020 compared to the nine months ended June 30, 2019.
•	Net income increased to $42.5 million for the nine months ended June 30, 2020 from $32.2 million for the nine months ended June 30, 2019.
•	Adjusted EBITDA increased 71.4% to $60.2 million for the nine months ended June 30, 2020 from $35.2 million in the nine months ended June 30, 2019.
For a reconciliation of Adjusted EBITDA to net income (loss), its most directly comparable financial measure presented in accordance with GAAP, see “—Summary Historical and Pro Forma Consolidated Financial and Operating Data.”
Our Market and Our Customer
Consumer spending on boats, engines, services, parts, accessories and related purchases reached almost $42 billion in 2018 and has, on average, grown in excess of 5% annually since 2010. New powerboat sales have driven market growth and reached $10.7 billion in 2018, implying a 13% average annual growth rate since 2010. Of the approximately one million powerboats sold in the United States each year, 80% of total units sold (approximately 815,000) are pre-owned. Relative demand for new and late-model boats has increased in recent years in part due to the continuous evolution of boat technology and design including, but not limited to, seating configurations, power, efficiency, instrumentation and electronics, and wakesurf gates, each of which represents a material design improvement that cannot be matched by more dated boat models. We believe the increasing pace of innovation in technology and design will result in more frequent upgrade purchases and ultimately higher sales volumes of new and late-model, pre-owned boat sales. While we continue to monitor the impact of the COVID-19 pandemic on our operations, our financial position through June 30, 2020 suggests that spending in all our regions and across product lines has proven resilient as families have increasingly focused on outdoor socially distanced recreation, driving a material increase in sales.
New Powerboat Unit Sales	Pre-Owned Powerboat Unit Sales

Note: NMMA Industry Report
The boat dealership market is highly fragmented and is comprised of approximately 4,300 stores nationwide. Most competing boat retailers are operated by local business owners who own three or fewer stores. We believe we are the largest and one of the fastest-growing premium recreational boat retailers in the United States. Despite our size, we comprise less than 2% of total industry sales. Our scale and business model allow us to leverage our extensive inventory to provide consumers with the ability to find a boat that matches their preferences (e.g., make, model, color, configuration and other options) and to deliver the boat within days while providing a personalized sales experience. We are able to operate with a comparatively higher degree of profitability than other independent retailers because we allocate support resources across our store base, focus on high-margin products and services, utilize floor plan financing and provide core back-office functions on a scale that many independent retailers are unable to match. We seek to be the leading boat retailer by total market share within each boating market and within the product segments in which we participate. To the extent that we are not, we will evaluate acquiring other local retailers in order to increase our sales, to add additional brands or to provide us with additional high-quality personnel.
Market Share by Store Count	Store Comparison

Note: Our industry includes competitors such as MarineMax with 59 retail locations as of June 30, 2020 selling premium boats and Bass Pro Shops, which sells entry-level boats together with other outdoor sporting goods across 169 stores.
We believe that boating is a lifestyle that brings families and friends together regardless of their stage of life. Whether a person grew up in a household that owned a boat or experiences boating later in life, once a person buys their first boat they often become a boating customer for life. Our customers are typically middle to upper-middle class families who either own a house on the water or live near a body of water where they can engage in boating activities. We serve customers whose boating preferences span from general recreation and cruising to fresh and salt water fishing to watersports, including wakeboarding and wake surfing. The profile of our customers range from those in their early-to-mid 30’s who are upgrading their house, cars and lifestyle to those who have owned multiple boats and view boating as a way of life. Our inventory and product selection allow us to cater to a highly diverse customer base with price points and boat types that appeal to a broad spectrum of budgets and preferences. The boating industry’s and MarineMax’s average selling prices for a new boat were $52,000 in calendar year 2018 and $204,000 in fiscal year 2019, respectively. By comparison, our average selling price for a new boat in fiscal year 2019 was $105,000.
Our Strengths
Leading Market Position and Scale: We believe we are the largest and one of the fastest-growing premium recreational boat retailers in the United States, with 63 stores across 11 states. We have a strong presence in Texas, Florida, Alabama, South Carolina, Georgia, Ohio, New York and North Carolina with 55 stores. These markets represent eight of the top twenty states for marine retail expenditures.
Differentiated Marketing and Branding Strategy: We are committed to maintaining a local and regional dealer group branding strategy and believe that retaining the goodwill and long-standing customer relationships of dealer groups that we acquire provides significantly more value than establishing a potentially unfamiliar “OneWater” national brand across each of our stores. Preserving the existing brands enables us to retain key staff, including senior management, which reduces or eliminates our need to hire and train new people when we complete an acquisition.
Our marketing department is able to deploy highly efficient and targeted sales campaigns due to the number of customers we have served to date and the analytics we have obtained from prior transactions. Customers who buy boats commonly make ongoing purchases of parts, repair and maintenance services and storage. We proactively send marketing messages to anticipate when a customer may need additional repair and maintenance services in order for us to maximize the value of a customer and to diversify our revenue streams across all revenue categories.
Seasoned Consolidator in a Highly Fragmented Market: We have an extensive acquisition track record within the boating industry and have developed a reputation for treating sellers and their staff in an honest and fair manner. We believe our reputation and scale have positioned us as a buyer of choice for boat dealers who want to sell their businesses. To date, 100% of our acquisitions have been sourced from inbound inquiries, and the number of annual inquiries we receive has consistently increased over time. Less than 50% of the inbound leads that we receive meet our criteria but more than 90% of the stores on which we conduct diligence are ultimately acquired. Our acquisition and integration team has executed 17 acquisitions since 2014. Our acquisition team is typically able to convert the selling dealer groups’ back-office systems to our IT platform within approximately ten days, with full integration of most acquisitions completed in approximately 45 days. Our strategy is to acquire stores at attractive EBITDA multiples and then grow same-store sales while benefitting from cost-reducing synergies. Historically, we have typically acquired dealer groups for less than 4.0x EBITDA on a trailing twelve months basis and believe that we will be able to continue to make attractive acquisitions within this range.
Strong Yet Flexible Relationships with Leading Boat Manufacturers: Most of our relationships with our manufacturers are long-standing with many dating back two decades or longer. We communicate with our manufacturers on a weekly basis to monitor our orders and make adjustments based on our current inventory levels and forecasted customer demand. Our contracts also exclude any requirements pertaining to mandatory capital expenditures, branding and unit pricing. Furthermore, we have flexibility to change brands, subject to territory availability, at each store based on sales performance or other factors.
We are an essential customer to many of our top manufacturers and do not believe that there is a material risk that they would stop selling boats to us in any of our markets given our scale and long-standing relationships. We were recognized as Dealer of the Year by Boating Industry in 2016 and 2017, were inducted into the Boating Industry Top 100 Hall of Fame in 2018, and have been a Top 100 dealer since 2006. Certain of our local and regional dealer groups, including Singleton Marine, have been recognized among the top dealers worldwide for Cobalt Boats, Regal Boats, Harris and Yamaha Boats, and among the top dealers in the Southeast for Malibu and Axis. Additionally, we are also the top Yamaha Jet Boat dealer by volume in the United States. We began selling Sunseeker yachts in the fourth quarter of fiscal year 2019 through one of our consignors that is the exclusive dealer for certain Sunseeker yachts in select states, including Texas, certain counties in Florida, Alabama, North Carolina, South Carolina and Georgia. From time to time, we may continue to add additional manufacturers whose products match our focus on premium recreational boats.
Diversified Revenue Streams: We offer a broad range of products and services beyond new and pre-owned boats, including repair and maintenance services, parts and accessories, F&I products and ancillary services, including storage. Although non-boat sales contributed approximately 11.4%, 10.5% and 10.9% to revenue in fiscal years 2019, 2018 and 2017, respectively, and 9.6% to revenue in the nine months ended June 30, 2020, the higher gross margin on these product and service lines resulted in non-boat sales contributing 31.1%, 26.7% and 28.5% of gross profit in fiscal years 2019, 2018 and 2017, respectively, and 28.8% of gross profit in the nine months ended June 30, 2020. During different phases of the economic cycle, consumer behavior may shift away from new boats; however, we are well positioned to benefit from revenue from pre-owned boats, repair and maintenance services, and parts and accessories, which have historically increased during periods of economic uncertainty. We have also diversified our business across geographies and dealership types (e.g., fresh water and salt water) in order to reduce the effects of seasonality. For instance, boating activity in South Florida increases during winter months, whereas freshwater boating in the Southeast, Mid-Atlantic and Northeast peaks during late-spring and summer.
Attractive Financial Profile: Since the formation of OneWater LLC in 2014, we have established a high growth financial profile driven by strong same-store sales growth and acquisitions. This growth has resulted in a high level of free cash flow generation, and allows us to maintain a conservative leverage profile. Excluding inventory financing, our business requires a low level of capital with historical maintenance capital expenditures typically under 0.5% of revenue. We are focused on achieving profitable growth and have been able to achieve an increase in Adjusted EBITDA margins by growing revenue at a higher rate than operating expenses have increased.
LTM Revenue(1)	LTM Gross Profit(1)

LTM Adjusted EBITDA(1)(2)

(1)	Represents the twelve months ended June 30, 2020.
(2)
Adjusted EBITDA is a non-GAAP financial measure. For the definition of Adjusted EBITDA and a reconciliation to our most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Prospectus Summary—Non-GAAP Financial Measure.”

Highly Experienced Management Team: We have assembled an exceptional team of highly experienced professionals within the boating industry. The average industry tenure of our executive team is 25 years and our Chief Executive Officer, Austin Singleton, who is a second generation boat dealer, has been in the industry for 32 years. In addition, our Chief Operating Officer, Anthony Aisquith, and Chief Financial Officer, Jack Ezzell, have 25 and 18 years of industry experience, respectively.
Growth Strategy
Organic Growth Strategy: Our business model utilizes our unique scale to drive profitable same-store sales growth. We seek to gain market share by delivering high-quality products and services, with customized attributes tailored to our customers’ product specifications. Our management team and business model are extremely agile, allowing us to target sales in specific segments of the industry that are outperforming overall industry trends. Additionally, we are able to leverage our potential customer database to garner new sales. Sales growth from our existing stores is a core component of our current and future strategy. We believe non-boat sales will be a driver of our organic growth strategy in the future. We have implemented a targeted marketing strategy across our platform focused on increasing new and existing customer awareness and usage of our F&I products, repair and maintenance services, and parts and accessories products. We intend to expand our online presence and sales through a multi-phased roll out of a digital platform to engage in online new and pre-owned boat sales, as well as financing & insurance. We believe this will further advance our long-term growth opportunity, while broadening our customer base and geographic reach. Additionally, we may also develop a dealership if an attractive acquisition is not available in a market we choose to target.

Acquisition Strategy: We believe there is a tremendous opportunity for us to expand in both existing and new markets, given that the industry is highly fragmented with most boat retailers owning three or fewer stores. We seek to create value by implementing the best tested operational practices to family-owned and operated businesses that previously lacked the resources, management experience and expertise to maximize the profitability of the acquired standalone businesses. We believe that the boat retail market is underpinned by strong fundamental drivers, and that, with the implementation of operational control measures and the injection of resources, local stores can significantly increase revenues and profitability. We believe our status as a consolidator of choice is based on the expertise we have developed through completing 17 acquisitions (40 stores acquired) since the combination of Singleton Marine and Legendary Marine in 2014, our growing cash flow and financial profile, and our footprint of retailers within prime markets. Our ability to acquire additional stores or dealer groups at attractive multiples is further enhanced by our growing reputation for retaining the seller’s management team and keeping their branding and legacy intact. Accordingly, the sellers remain actively involved in the business. We typically enter into three-year employment agreements with the owners of the stores or dealer groups that we acquire at salaries commensurate with their positions, although many have remained employed with us beyond the initial term of such agreements. We believe there is significant opportunity to expand our store footprint in regions with strong boating cultures. While we have a strong presence in the Southeastern portion of the United States, there are several areas of opportunity in states adjacent to our current geographic footprint as well as states in new regions in the Midwest and Western United States. We are targeting to complete four to eight potential acquisitions that may contribute an estimated total of $100 million to $200 million in sales over the next 24 months, though we can provide no assurance as to the timing or completion of such acquisitions. As a result of our reputation in the market place, we expect our pipeline of potential acquisitions to grow over time.
Industry Trends and Market Opportunity
U.S. Recreational Boating Industry
Recreational boating is a well-established American pastime that attracts millions of people each year to the water. While Florida is the leading state for new boating sales and registrations due to its abundance of both fresh water and salt water, boating is very popular throughout North America with Texas, Michigan, North Carolina and Minnesota represent the rest of the top five states for new marine retail expenditures. There are approximately twelve million boats registered in North America. Although there has been a recent decline in the number of new boat registrations versus prior periods, North American boat registrations have remained stable over time, and have remained above eleven million registrations since 2006. In 2018, there was one registered boat for approximately every 10 households in the United States.
In 2018, nearly $42 billion was spent on retail boating sales which has contributed to annual growth of just under two percent since 2006. Consumer marine spending includes purchases of new and pre-owned boats; marine products such as engines, trailers, equipment, and accessories; and related expenditures, such as fuel, insurance, docking, storage, and repairs. New boat and non-boat sales and pre-owned boat and non-boat sales constituted 60% and 40% of total 2018 boating retail sales, respectively, based on industry data from the NMMA. The NMMA estimates that approximately 976,200 pre-owned boats were sold in 2018. Non-boat sales include aftermarket accessories (17.3% of 2018 boating retail sales) and F&I and Ancillary Services, such as insurance, maintenance and fuel (23.2% of 2018 boating retail sales).
Boat sales volumes are correlated with consumer confidence and the availability of consumer credit. Recent growth in spending has been driven by both an increase in units sold as well as rising average selling prices. Innovation, including updated boat configurations, hull designs, wake gates and other electronics, have contributed to shorter boat upgrade cycles which result in higher unit sales volume. Pre-owned traditional powerboat sales were approximately $8.9 billion in 2018 and have remained relatively consistent since 2006 and through economic cycles. The boat dealership market is highly fragmented with approximately 4,300 stores nationwide and the majority of retailers are owner-operated with three stores or fewer. Independent retailers typically offer a limited selection of boat brands, and they predominantly focus on new boat sales with less expertise and capacity to create a meaningful business from non-boat sales such as F&I products.

Products and Services
We offer new and pre-owned recreational boats, yachts and related marine products, including parts and accessories, with a specific focus on premium brands. We also provide boat repair and maintenance services, arrange boat financing and boat insurance and offer other ancillary services including indoor and outdoor storage, marina services, and rentals of boats and personal watercraft.
New and Pre-Owned Boat Sales
LTM New Boat Revenue by Boat Type(1)

(1)	Represents the twelve months ended June 30, 2020.
Our business focuses primarily on the sale of new and pre-owned recreational boats, including pontoon, runabout, saltwater fishing boats, wake/ski boats, and yachts. We offer products from a broad variety of manufacturers and brands without relying on any one manufacturer or brand in particular. No single brand accounted for more than 10% of our sales volume in fiscal year 2019. We also sell pre-owned versions of the brands we offer and pre-owned boats of other brands we take as trade-ins. During fiscal year 2019, new boat sales accounted for approximately $516.8 million or 67.3% of our revenue, and pre-owned boat sales accounted for approximately $163.0 million or 21.2% of our revenue. During fiscal year 2018, new boat sales accounted for approximately $398.6 million or 66.1% of our revenue, and pre-owned boat sales accounted for approximately $140.9 million or 23.4% of our revenue. During fiscal year 2017, new boat sales accounted for approximately $250.3 million or 63.9% of our revenue, and pre-owned boat sales accounting for approximately $98.3 million or 25.1% of our revenue. During the nine months ended June 30, 2020, new boat sales accounted for approximately $513.0 million, or 68.2% of our revenue, and pre-owned boat sales accounting for approximately $166.7 million, or 22.2% of our revenue.
We offer new and pre-owned recreational boats in a broad range of market segments. We believe that the product lines and brands we offer are among the highest quality within their respective market segments, with well-established brand recognition and reputations for quality, performance, styling and innovation.
Fishing Boats. The fishing boats we offer range from entry-level models to advanced models, such as Everglades, Pursuit, Scout and SeaFox, each designed for fishing and water sports in lakes, bays and off-shore waters, with cabins with limited live-aboard capability. The fishing boats we offer typically feature livewells, in-deck fishboxes, rodholders, rigging stations, cockpit coaming pads and fresh and saltwater washdowns.
Pontoon Boats and Runabouts. We offer a variety of some of the most innovative, luxurious, and premium pontoon models to fit boaters’ needs, such as Bennington, Barletta and Harris. Our runabouts, such as Cobalt, Regal and Chris-Craft, target the family recreational boating markets and come in a variety of configurations to suit each customer’s particular recreational boating style. The models we offer may include amenities such as advance navigation electronics and sound systems, a variety of hull, deck, and cockpit designs that can include a swim platform, bow pulpit and raised bridges, and swivel bucket helm seats, lounge seats, sun pads, wet bars, built-in ice chests, and refreshment centers. With a variety of designs and options, the pontoon boats and runabouts we offer appeal to a broad audience of boat enthusiasts and existing customers.
Wake/Ski Boats. The ski boats we offer range from entry-level models to advanced models, such as Axis and Malibu, all of which are designed to generate specific wakes for optimal skiing, surfing and wakeboarding performance and safety. With a broad range of designs and options, the ski boats we offer appeal to both competitive and recreational users.
Yachts. The yachts we offer range from entry-level models to advanced models, such as Absolute, Riviera and Sunseeker. The motor yacht product lines typically include state-of-the-art designs with live-aboard luxuries, offering amenities such as flybridges with extensive guest seating; covered aft deck, which may be fully or partially enclosed, providing the boater with additional living space; an elegant salon; and multiple staterooms for accommodations.
Jet Boats. The jet boats we offer range from entry-level models to advanced models, such as Yamaha, all of which are designed for performance and with exclusive design elements to meet family recreational needs. The jet boats we offer are designed to offer superior handling and reliably high performance. With a broad range of designs and options, the jet boats we offer appeal to a broad audience of customers.
Growth in our boating segments has generally outpaced that of the boating industry in recent years.

(1)	Represents the compound annual growth rate of powerboat retail unit sales data, as reported from Statistical Surveys for all 50 states, for the period from March 31, 2015 to March 31, 2020.
(2)	Represents all available boating categories.
F&I Products
At each of our stores, our customers have the ability to finance their new or pre-owned boat purchase, purchase a third-party extended service contract and arrange insurance covering boat property, disability, gel sealant, fabric protection and casualty insurance coverage (collectively, “F&I”). Our relationships with various national marine product lenders allow buyers to purchase retail installment contracts originated by us in accordance with existing pre-sale agreements between us and the lenders. These retail installment contracts provide us with a portion of the expected finance charges based on a variety of factors, including the buyer’s credit rating, the annual percentage rate of the contract and the lender’s then-existing minimum required annual percentage rate. These contracts are subject to repayment by us upon buyer prepayment or default within a designated time period (typically within 180 days). To the extent required by applicable state law, our dealer groups are licensed to originate and sell retail installment contracts financing the sale of boats and other marine products.
We offer our customers third-party extended service contracts, which allow us to extend customers’ new boat coverage beyond the time frame or scope of the manufacturer’s standard hull and engine warranty. We also offer purchasers of pre-owned boats the ability to purchase a third-party extended service contract, even if the applicable boat is no longer covered by the manufacturer’s warranty. We also provide the related repair services, when needed by our customers, pursuant to the service contract guidelines during the contract term at no additional charge to the customer above a deductible. Generally, we receive a fee for arranging these extended service contracts and most of the required services under the contracts are provided by us and paid for by the third-party contract holder.

We also assist our customers with obtaining property and casualty insurance. Property and casualty insurance covers loss or damage to their boat. We do not act as an insurance broker or agent or issue insurance policies on behalf of insurers. We provide marketing activities and other related services to insurance companies and brokers for which we receive marketing fees. One of our strategies is to generate increased marketing fees by offering more competitive insurance products.
Fee income generated from F&I products accounted for approximately $26.2 million or 3.4% of our revenue during fiscal year 2019, approximately $16.6 million or 2.8% of our revenue for fiscal year 2018, approximately $9.9 million or 2.5% of our revenue during fiscal year 2017, and approximately $29.0 million or 3.9% of our revenue during the nine months ended June 30, 2020. We believe that our customers’ ability to obtain competitive, prompt and convenient financing at our stores strengthens our ability to sell new and pre-owned boats and gives us an advantage over many of our competitors, particularly our smaller competitors that lack the resources to arrange boat financing at their stores or that do not generate enough F&I product volume to attract the broad range of financing sources that are available to us.
Service, Parts & Other
We provide repair and maintenance services at most of our stores. We believe that our repair and maintenance services help strengthen our customer relationships and that our quality service and emphasis on preventative maintenance increases the quality and supply of well-maintained boats available for our pre-owned boat business. We perform both warranty and non-warranty repair services, with the cost of warranty work reimbursed by the manufacturer in accordance with the manufacturer’s warranty reimbursement program. For any warranty work we perform, most of our manufacturers reimburse a percentage of the store’s posted service labor rates, with the percentage varying depending on the store’s customer satisfaction index rating and attendance at service training courses. Certain other of our manufacturers reimburse warranty work at a fixed amount per repair. Because boat manufacturers require that warranty work be performed at authorized stores, our stores receive substantially all of the warrantied repair and maintained work required for the boats we offer. We also offer third-party extended warranty contracts, which result in a continuous demand for our repair and maintenance services for the term of the extended warranty contract. Additionally, we offer parts and accessories at our stores, primarily to retail customers to repair their current engines or other marine related parts and equipment. Our offerings include engine parts, oils, lubricants, steering and control systems, electronics, safety products, water sport accessories (such as tubes, wakeboards, surfboards, lines, and lifejackets), products relating to docking and anchoring, boat covers, trailer parts, and a complete line of other boating accessories.
At certain of our stores, we offer marina and boat rental services, which are generally recurring in nature and create additional opportunities to connect with potential buyers. We maintain a small fleet of rental boats, and, after one season, the rental boats are repurposed for pre-owned sales. Additionally, we operate 15 marina locations that provide fueling, docking and indoor and outdoor storage.
Our focus on customer service, which we believe is one of our core competitive advantages in the recreational boating industry, is critical to our efforts in creating and maintaining long-term customers. Service, parts & other accounted for approximately $61.7 million or 8.0% of our revenue during fiscal year 2019, approximately $46.7 million or 7.7% of our revenue during fiscal year 2018, approximately $33.0 million or 8.4% of our revenue during fiscal year 2017, and approximately $43.2 million or 5.7% of our revenue during the nine months ended June 30, 2020.
Stores
We offer new and pre-owned recreational boats and other related marine products and boat services through 63 stores comprising 21 dealer groups in 11 states, including Texas, Florida, Alabama, North Carolina, South Carolina, Georgia and New York. Each store generally includes an indoor showroom and an outside display area for our new and pre-owned boat inventories, along with a business office to facilitate F&I products and repair and maintenance services facilities.

Operations
Dealership Operations and Management
The operational management of our boat dealer groups is decentralized, with certain administrative functions centralized at the corporate level and the primary responsibility of day-to-day operations localized at the store level. Each store is managed by a general manager, often a former owner, who oversees the day-to-day operations, human resources and financial performance of that particular individual store. Typically, each store also has a staff consisting of sales representatives, an F&I manager, a service manager, a parts manager, maintenance and repair technicians and additional support personnel.
We provide employees with ongoing training, career advancement opportunities and favorable benefit packages as a part of our strategy to attract and retain high quality employees. Sales training sessions are held at various locations, including the manufacturers facilities, and cover a broad array of topics from technical product details, features and benefits, to general sales techniques. Our highly-trained professional sales teams recognize the importance of building relationships with customers, assisting them in selecting the boat that best fits their needs and making the entire sales process enjoyable, all of which are critical to our successful sales efforts. The overall focus of our training program is to provide exemplary customer service.
Members of our sales teams receive compensation on primarily a commission basis. Generally, each manager within a store receives a salary along with incentive compensation based on the performance of the managed store or their respective departments.
Sales and Marketing
Our sales strategy focuses on highlighting the joys of the boating lifestyle while also providing convenient repair and maintenance services to maintain a stress-free boating experience. Our sales strategy is built on our high levels of customer service, hassle-free sales approach, appealing store layouts, highly-trained sales teams and the ability of our sales teams to educate customers and their families on boating. We constantly aim to provide the highest levels of customer service and support before, during and after each sale.
Each of our stores offers our customers the opportunity to evaluate a variety of new and pre-owned boats in an environment that is convenient, comfortable and professional. Our stores provide a full-service purchasing process, which includes attractive F&I packages and extended third-party service agreements. We have a number of waterfront stores, most of which include marina-type facilities and docks at which we display our new and pre-owned boats. These waterfront stores and marinas are easily accessible to boating customers, operate as in-water showrooms and enable our sales team to give potential customers impromptu in-water demonstrations of our various boat models. In light of the current environment, our sales team members are providing certain customers with virtual walkthroughs of inventory and/or private, at home or on water showings. We also intend to expand our online presence and sales through a multi-phased roll out of a digital platform to engage in online new and pre-owned boat sales, as well as financing & insurance. In March 2020, we launched a new quoting tool for an internally developed customer relationship management system, which we expect to be further enhanced by the acquisition of Boatsforsale.com.
We provide customers a diverse offering of boat brands, which span across a multitude of sizes, uses and activities, including leisure, fishing, watersports, luxury and vacation. We believe this diverse offering of brands allows us to reach a broad expanse of customers and maximizes our ability to provide high quality service to each customer that walks into one of our stores.
An important part of our sales strategy is our participation in boat shows and in-the-water sales events in areas with high levels of boating activity. These shows and events help drive sales during and after the show or event and are typically held in January, February, March and toward the end of the boating season at convention centers or marinas that have been rented out by area dealers.
We focus on customer education through personalized education by our sales representatives and other professionals, before, during and after a sale through product demonstrations on the use and operation of their boat. Typically, one of our delivery professionals or the sales representative delivers the customer’s boat to the customer’s boating location and thoroughly instructs the customer about the operation of the boat, including hands-on instructions for docking and trailering the boat.

Suppliers and Inventory Management
We purchase substantially all of our new boat inventory directly from manufacturers. Manufacturers typically allocate new boats to stores or dealer groups based on the amount of boats sold by the store or dealer group and their market share. We exchange new boats with other dealers to maintain flexibility, meet customer demand and balance inventory. We also display a select number of boats and yachts through consignment agreements, including with related parties.
We offer a wide array of new boats at various price points through relationships with 50 manufacturers covering 66 brands. We are currently a top-three customer for 28 of our 66 brands and the single largest customer for each of our top five highest-selling brands. While our order volume amounts to between 5% to 35% of total sales for those top five brands, no single brand accounts for more than 8% of our total sales volume. Additionally, our top brand only accounts for approximately 11% of new boat sales. However, sales of new boats from the top ten brands represent approximately 40.4% of our total sales volume for fiscal year 2019.
As part of our business, we enter into renewable annual dealer agreements with boat manufacturers. Provided that we are in compliance with the material obligations of such dealer agreements, they designate an exclusive geographical territory for our store to sell a particular boat brand and typically do not restrict our right to sell any other product lines or competing products.
Manufacturers generally establish suggested prices annually, but the actual sales prices remain subject to the sole discretion of the dealer, which highlights the advantage of our lack of reliance on any one manufacturer. Manufacturers typically offer discounts and increased inventory financing assistance during the manufacturers’ slow season (generally October through March). We often capitalize on these opportunities to maximize our profit margins and increase our product availability during the selling season.
We are also able to transfer boats between our stores to maintain flexibility, meet customer demand and balance inventories. This flexibility reduces delays in delivery, helps us maximize inventory turnover and assists in minimizing potential overstock or out-of-stock situations. We actively monitor our inventory levels to maintain levels appropriate to meet current anticipated market demands. We are not bound by contractual agreements governing the amount of inventory that we must purchase in any year from any manufacturer; however, the failure to purchase at agreed upon levels may result in the loss of certain manufacturer incentives or dealership rights.
Our inventory turnover ratio, which is calculated as cost of goods sold for the period divided by the average inventory over the same period, was 2.6x, 3.1x and 3.2x for fiscal years 2019, 2018 and 2017, respectively, and 2.5x for the nine months ended June 30, 2020. Our comparable store new boat inventory turnover ratio, which is calculated as cost of new boats sold for the relevant fiscal year minus contributions from acquisitions made during that fiscal year, divided by the average new boat inventory over the same fiscal year without contributions from such acquisitions, was 2.4x, 2.6x and 2.6x for fiscal years 2019, 2018 and 2017, respectively. Our comparable store pre-owned boat inventory turnover ratio, which is calculated as cost of purchased or traded-in pre-owned boats sold for the relevant fiscal year minus contributions from acquisitions made during that fiscal year, divided by the average purchased or traded-in pre-owned boats inventory over the same fiscal year without contributions from such acquisitions, was 3.6x, 4.7x and 4.3x for fiscal years 2019, 2018 and 2017, respectively. We did not make any acquisitions during the nine months ended June 30, 2020.
Inventory Financing
Boat and related marine manufacturers customarily provide various levels of interest assistance programs to retailers, which may include periods of free financing or reduced interest rate programs. The interest assistance may be paid directly to the retailer or the financial institution depending on the arrangements the manufacturer has established. We believe that our financing arrangements with manufacturers are standard within the industry.
We are party to our Inventory Financing Facility. The interest rate for amounts outstanding under the Inventory Financing Facility is calculated using the one month LIBOR plus an applicable margin of 2.75% to 5.00% for new boats and at the new boat rate plus 0.25% for pre-owned boats. The collateral for the Inventory Financing Facility consists primarily of our inventory that is financed through the Inventory Financing Facility and related assets, including accounts receivable, bank accounts, and proceeds of the foregoing, and excludes the collateral that underlies our Term and Revolver Credit Facility. For additional information relating to the terms of our Inventory Financing Facility, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Debt Agreements—Inventory Financing Facility.”
Customers
We are not dependent on any one customer or group of customers, and no individual customer, or together with its affiliates, contributed on an aggregate basis 10% or more to our revenues.
Seasonality
Our business, along with the entire recreational boating industry, is highly seasonal, and such seasonality varies by geographic market. With the exception of Florida, we generally realize significantly lower sales and higher levels of inventories, and related floor plan borrowings, in the quarterly periods ending December 31 and March 31. Revenue generated from our stores in Florida serves to offset generally lower winter revenue in our other states and enables us to maintain a more consistent revenue stream. Over the three-year period ended September 30, 2019, the average revenue for the quarters ended December 31, March 31, June 30 and September 30 represented approximately 12%, 24%, 37%, and 27%, respectively, of our average annual revenues. Every January, the onset of consumer boat and recreation shows generally marks the beginning of an increase in boat sales which allows us to begin to reduce our inventory levels and related short-term borrowings for the remainder of the fiscal year.
Our business is also sensitive to weather patterns, such as unseasonably cool weather, prolonged winter conditions, drought conditions (or merely reduced rainfall levels) or excessive rain, which may shorten the selling season, limit access to certain locations for boating or render boating hazardous or inconvenient, thereby curtailing customer demand for our products and services and adversely affecting our results of operations. Additionally, as with Hurricanes Dorian, Florence and Michael in 2019 and 2018, hurricanes and other storms may cause disruptions to our business operations or damage to our inventories and facilities. We believe our geographic diversity is likely to reduce the overall impact to us of adverse weather conditions in any one market area.
Environmental and Other Regulatory Issues
Our business operations, along with the entire retail recreational boating industry, are subject to numerous environmental and occupational health and safety laws and regulations that may be imposed in the United States at the federal, state and local levels. The more significant of these environmental and occupational health and safety laws and regulations include the following legal standards that currently exist in the United States, as amended from time to time:
•
the CAA, which restricts the emission of air pollutants from many sources and imposes various pre-construction, operational, monitoring, and reporting requirements, and which the EPA has relied upon as authority for adopting climate change regulatory initiatives relating to GHG emissions, as well as various air emission regulations for outboard marine engines;

•	the Federal Water Pollution Control Act, which regulates discharges of pollutants from facilities to state and federal waters;
•
the OPA, which subjects owners and operators of vessels, onshore facilities, and pipelines, as well as lessees or permittees of areas in which offshore facilities are located, to liability for removal costs and damages arising from an oil spill in waters of the United States;

•	CERCLA, which imposes liability on generators, transporters, and arrangers of hazardous substances at sites where hazardous substance releases have occurred or are threatening to occur;
•	RCRA, which governs the generation, treatment, storage, transport, and disposal of solid wastes, including hazardous wastes;
•
the Emergency Planning and Community Right-to-Know Act, which requires facilities to implement a safety hazard communication program and disseminate information to employees, local emergency planning committees, and response departments on toxic chemical uses and inventories; and

•
the Occupational Safety and Health Act, which establishes workplace standards for the protection of the health and safety of employees, including the implementation of hazard communications programs designed to inform employees about hazardous substances in the workplace, potential harmful effects of these substances, and appropriate control measures.

Additionally, there exist state and local jurisdictions in the United States where we operate that also have, or are developing or considering developing, similar environmental and occupational health and safety laws and regulations governing many of these same types of activities, which requirements may impose additional, or more stringent, conditions or controls that can significantly alter, delay or cancel the permitting, development, or expansion of operations or substantially increase the cost of doing business. Environmental and occupational health and safety laws and regulations, including new or amended legal requirements that may arise in the future to address potential environmental concerns such as air and water impacts or to address perceived human health or safety-related concerns are expected to continue to have a considerable impact on our operations.
As with companies in the retail recreational boat industry generally, and parts and service operations in particular, our business involves the use, handling, storage and contracting for recycling or disposal of petroleum-based products and wastes, as well as other hazardous and toxic substances and wastes, including gasoline, diesel fuels, motor oil, waste motor oil and filters, transmission fluid, antifreeze, freon, waste paint and lacquer thinner, batteries, solvents, lubricants, and degreasing agents. Environmental and occupational health and safety laws and regulations generally impose requirements for the use, management, handling, and disposal of these materials, and restrict the level of pollutants emitted into the environment, including into ambient air, discharges to surface water, and disposals or other releases to surface and below-ground soils and ground water. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil, and criminal penalties or liabilities to third parties; the imposition of investigatory, remedial, and corrective action obligations or the incurrence of capital expenditures; the occurrence of restrictions, delays or cancellations in the permitting, development, or expansion of projects; and the issuance of injunctions restricting or prohibiting some or all of our activities in a particular area. Moreover, there exist environmental laws that provide for citizen suits, which allow environmental organizations to act in the place of the government and sue operators for alleged violations of environmental law.
We are also subject to laws and regulations governing the investigation and remediation of contamination at the facilities we currently or formerly own or operate, as well as at third-party sites to which we send hazardous substances or wastes for treatment, recycling or disposal. Some environmental laws, such as CERCLA and similar state statutes impose strict, and under certain circumstances joint and several, liability for the entire cost of investigation or remediation of a contaminated property and for any related damages to natural resources, upon current or former site owners or operators, as well as persons who arranged for the transportation, treatment or disposal of hazardous substances. We may also be subject to third-party claims alleging property damage and/or personal injury in connection with releases of, or exposure to, hazardous substances at our current or former properties or off-site waste disposal sites or from the products we sell.
Additionally, certain of our stores and/or repair facilities utilize USTs and ASTs, primarily for storing and dispensing petroleum-based products. The USTs and ASTs are generally subject to federal, state and local laws and regulations that require obtaining financial assurance to own or operate USTs and ASTs, testing and upgrading of tanks and remediation of contaminated soils and groundwater resulting from leaking tanks. Additionally, if leakage from our USTs or ASTs migrates onto the property of others, we may be subject to liability to third parties for remediation costs or other damages.
For additional information relating to environmental protection, including releases, discharges and emissions into the environment, as well as worker health and safety requirements, please see “Risk Factors— Risks Related to Our Business—Environmental and other regulatory issues may impact our operations.” Historically, our environmental compliance costs have not had a material adverse effect on our business, financial condition or results of operations; however, there can be no assurance that such costs will not be material in the future or that such future compliance will not have a material adverse effect on our business, financial condition or results of operations.
Product Liability
Our sale and servicing of boats and other watercraft may expose us to potential liabilities for personal injury or property damage claims relating to the use of such products. Historically, product liability claims have not materially affected our business. Our manufacturers generally maintain product liability insurance, and we maintain third-party liability insurance with respect to the sale and servicing of boats and other watercrafts, which we believe to be adequate. However, we may experience legal claims in excess of our insurance coverage, and those claims may not be covered by insurance. Furthermore, any significant claims against us, or an increase in insurance premiums resulting from excessive insurance claims, could adversely affect our business, financial performance and results of operations and result in negative publicity.
Competition
We operate in a highly competitive and fragmented environment. We face competition from businesses relating to recreational activities, which businesses compete for consumers’ leisure time and discretionary spending dollars. We face intense competition within the highly fragmented recreational boat industry for customers, quality products, boat show space and suitable store locations. We rely to a certain extent on boat shows to generate sales. Our inability to participate in boat shows in our existing or targeted markets could have a material adverse effect on our business, financial performance and results of operations.
We compete primarily with local boat dealers who own three or fewer stores, as well as with a limited number of larger operators, including MarineMax and Bass Pro Shops. With respect to sales of marine parts, accessories, and equipment, we compete with national specialty marine parts and accessory stores, online catalog retailers, sporting goods stores, and mass merchants. Competition within the recreational boating industry is generally based on the quality and variety of available products, the price and value of the products and services and attention to customer service. We face significant competition from our current market and will likely face significant competition in any new markets that we may enter. We also face competition from retailers in certain markets who sell boat brands, parts and engines that we do not currently carry in such markets. Additionally, a number of our competitors are large national or regional chains that have substantially more financial, marketing and other resources than us, especially with regard to those that sell boating accessories. We also face competition from private sellers of pre-owned boats and online merchants entering the resale boating industry. However, we believe that our integrated corporate infrastructure, marketing and sales capabilities, cost structure, industry expertise and customer experience enable us to compete effectively against these competitors.
Intellectual Property
We rely on a number of trade names with respect to the regional dealer groups that we have acquired, which we do not re-brand under our “OneWater” mark. We cannot give any assurance that any trade name and trademark applications that we may file in the future will be granted.
Employees
As of June 30, 2020, we had 1,117 employees, 1,047 of whom were in store-level operations and 70 of whom were in corporate administration and management. We are not a party to any collective bargaining agreements. We consider our relations with our employees to be excellent.
Facilities
Our corporate headquarters are located at 6275 Lanier Islands Parkway, Buford, Georgia 30518. Additionally, we own or lease the following material retail facilities as of June 30, 2020:
Store Location & Dealer Group	Stores Leased	Stores Owned
Alabama
Singleton Marine	3	1
Rambo Marine	2	—
Sunrise Marine	1	—
Legendary Marine	1	—
Florida
Grande Yachts	4	—
Legendary Marine	4	—
Sundance Marine	3	—
Marina Mike’s	1	—

Store Location & Dealer Group	Stores Leased	Stores Owned
Ocean Blue Yacht Sales	3	—
Sunrise Marine	2	—
Caribee Boat	1	—
Central Marine	3	—
Georgia
Singleton Marine	9	—
American Boat Brokers	1	—
Kentucky
Lookout Marine	2	—
Massachusetts
Bosun’s	4	—
Maryland
Grande Yachts	2	—
North Carolina
Grande Yachts	1	—
New York
Grande Yachts	1	—
Ohio
South Shore Marine	1	—
Spend-A-Day Marina	1	—
South Carolina
Captain’s Choice Marine	2	—
Singleton Marine	2	—
Texas
Texas Marine	3	—
SMG Boats	2	—
Slalom Shop	2	—
Phil Dill Boats	1	—
We believe that our facilities are adequate for our current operations.
Legal Proceedings
Due to the nature of our business, we are, from time to time, involved in other routine litigation or subject to disputes or claims related to our business activities, including workers’ compensation claims and employment related disputes. In the opinion of our management, none of the pending litigation, disputes or claims against us, if decided adversely, will have a material adverse effect on our financial condition, cash flows or results of operations.
Recent Developments
Effective July 22, 2020, the Company and certain of its subsidiaries terminated and repaid all indebtedness outstanding under the Term and Revolver Credit Facility in accordance with its terms and entered into the Refinanced Credit Agreement with Truist Bank as administrative agent, collateral agent, swingline lender and issuing bank, SunTrust Robinson Humphrey, Inc. and Synovus Bank as joint lead arrangers and joint bookrunners, Synovus Bank as documentation agent, and the lenders from time to time party thereto. The Refinanced Credit Facility provides for a $30.0 million revolving credit facility that may be used for revolving credit loans (including up to $5.0 million in swingline loans) and up to $5.0 million in letters of credit from time to time, and a $80.0 million term loan, which was advanced in full on July 22, 2020. Subject to certain conditions, the available amount under the revolving credit facility and the term loans may be increased by $50.0 million in the aggregate. The revolving credit facility matures on July 22, 2025. The term loan is repayable in installments beginning on March 31, 2021, with the remainder due on July 22, 2025. There were no borrowings outstanding under the revolving credit facility on the Closing Date. Borrowings under the Refinanced Credit Facility bear interest, at the Company’s option, at either (a) the Base Rate equal to the highest of (i) the prime rate (as announced by Truist Bank from time to time), (ii) the Federal Funds Rate, as in effect from time to time, plus 0.50%, (iii) the Adjusted LIBO Rate determined on a daily basis for an interest period of one month, plus 1.00%, or (iv) 1.75%, plus an applicable margin of up to 2.00%, or (b) the rate per annum obtained by dividing (i) the London Interbank Offered Rate for such interest period by (ii) the Adjusted LIBO Rate, a percentage equal to 1.00% minus the Eurodollar Reserve Percentage, plus an applicable margin of up to 3.00%. Interest on swingline loans shall be the Base Rate plus an applicable margin of up to 2.00%. All applicable interest margins are subject to stepdowns based on certain consolidated leverage ratio measures.
In conjunction with the closing of the Refinanced Credit Facility, the Company paid $109.0 million consisting of $29.0 million in cash on hand and $80.0 million in proceeds from the Refinanced Credit Facility to fully redeem the Term and Revolver Credit Facility with Goldman Sachs Specialty Lending Group, L.P.
The Refinanced Credit Facility is subject to certain financial covenants related to the maintenance of a minimum fixed charge coverage ratio and a maximum consolidated leverage ratio. The Refinanced Credit Facility also contains various covenants and restrictive provisions that, among other things, limit the ability of the Company and its subsidiaries to (i) incur additional debt, guarantees or liens; (ii) consolidate, merge or transfer all or substantially all of its assets; (iii) make certain investments, loans or other restricted payments; (iv) modify certain material agreements or organizational documents and (v) engage in certain types of transactions with affiliates.
Additionally, on July 22, 2020, the Company, OneWater LLC, Opco and certain of Opco’s subsidiaries entered into the First Amendment to the Inventory Financing Facility. The First Amendment amended the Inventory Financing Facility, to, among other things, address the Refinancing, permit the amount of indebtedness allowed under the Refinanced Credit Facility to be $160.0 million (which includes the potential for a $50.0 million increase under the Refinanced Credit Facility), permit the payment of fees and expenses in connection with the termination of the Term and Revolver Credit Facility and the payment of present and future transaction costs incurred in connection with the negotiation, closing and ongoing administration of the Refinanced Credit Facility.
On August 22, 2020, we entered into the Domain Purchase Agreement with Boats4Sale. Pursuant to the Domain Purchase Agreement, Opco purchased the website domain name “Boatsforsale.com” (including all related goodwill) from Boats4Sale in exchange for cash consideration of $396,769. The Domain Purchase Agreement includes customary representations, warranties and covenants by Opco and Boats4Sale. The domain purchase will enhance our online marketplace for new and pre-owned boats, as well as financing & insurance. This new consumer and seller-focused marketplace will be rolled out in several phases, which we believe will further advance our long-term growth opportunity, while broadening our customer base and geographic reach. For additional information, see “Related Party Transactions—Domain Purchase Agreement.”

MANAGEMENT
Directors and Executive Officers
Set forth below are the names, ages as of June 30, 2020, positions and descriptions of the business experience of our executive officers and directors.
Name	Age	Position with OneWater Inc.
Austin Singleton	47	Founder, Chief Executive Officer and Director
Anthony Aisquith	52	President, Chief Operating Officer and Director
Jack Ezzell	49	Chief Financial Officer
Christopher W. Bodine	65	Director
Bari A. Harlam	58	Director
Jeffrey B. Lamkin	51	Director
Mitchell W. Legler	78	Director and Chairman of the Board
John F. Schraudenbach	61	Director
Keith R. Style	47	Director
John G. Troiano	49	Director
Current Director and Executive Officers
Austin Singleton—Founder, Chief Executive Officer and Director. Austin Singleton has served as our Chief Executive Officer and Director since April 2019, the Chief Executive Officer of OneWater LLC since its formation in 2014, and the Chief Executive Officer of Singleton Marine, which later merged with Legendary Marine to form OneWater LLC, since 2006. Mr. Singleton has served on the Board of Managers of OneWater LLC since its formation in 2016. Mr. Singleton first joined Singleton Marine in 1988, shortly after his family founded Singleton Marine in 1987. Prior to his role as the Chief Executive Officer of OneWater LLC, Mr. Singleton worked in substantially all positions within the dealership from the fuel dock, to the service department, to the sales department, to general manager. Mr. Singleton studied Business and Finance at Auburn University. Mr. Singleton was selected as a director due to his management and extensive industry experience.
Anthony Aisquith—President, Chief Operating Officer and Director. Anthony Aisquith has served as our Chief Operating Officer since April 2019, as a Director since May 2020, and as the President and Chief Operating Officer of OneWater LLC (including its predecessor entity, Singleton Marine) since 2008. Mr. Aisquith has served on the Board of Managers of OneWater LLC since 2014. Mr. Aisquith has 25 years of experience in the boating industry, and prior to joining OneWater LLC in 2008, he held several senior management positions at MarineMax (NYSE: HZO). Specifically, from 2003 to 2008, he served as Vice President, and from 2000 to 2008, he served as a Regional President, overseeing MarineMax’s operations in Georgia, North and South Carolina, Texas and California. Prior to serving as Regional President, Mr. Aisquith held a variety of management and sales positions at MarineMax. Before joining MarineMax in June of 1985, Mr. Aisquith worked for ten years in the auto industry. The Board believes Mr. Aisquith’s extensive industry experience and his familiarity with the Company qualify him to serve as a director.
Jack Ezzell—Chief Financial Officer. Jack Ezzell has served as our Chief Financial Officer since April 2019 and as the Chief Financial Officer of OneWater LLC since 2017. Mr. Ezzell has over 25 years of accounting and finance experience, with over 18 years of experience in the boating industry specifically. Immediately prior to beginning his tenure as Chief Financial Officer of OneWater LLC, Mr. Ezzell was a General Manager at MarineMax (NYSE: HZO), where he oversaw all dealership operations at MarineMax’s Clearwater and St. Petersburg, Florida locations. From 2010 to 2015, Mr. Ezzell served as Chief Accounting Officer of Masonite International Corporation (NYSE: DOOR), and from 1998 to 2010, he served as the Controller and as the Chief Accounting Officer at MarineMax. Prior to joining MarineMax, Mr. Ezzell began his career as an auditor for Arthur Andersen. Mr. Ezzell is a Certified Public Accountant and obtained his Bachelor of Science in Accounting from Western Carolina University.

Directors
Christopher W. Bodine – Mr. Bodine has served on our board of directors since the closing of our IPO. Mr. Bodine retired as President, Health Care Services at CVS Caremark Corporation (NYSE: CVS) (“CVS Caremark”) after 24 years with CVS Caremark in 2009. During his tenure as President, Mr. Bodine was responsible for Strategy, Business Development, Trade Relations, Sales and Account Management, Pharmacy Merchandising, Marketing, Information Technology, and Minute Clinic. Mr. Bodine is currently a Director at Allergan plc (NYSE: AGN) and ContinuumRX Services, Inc. Mr. Bodine is also a Venture Partner at NewSpring Capital. Prior to these positions, he was a Director at Fred’s, Inc. (NASDAQ: FRED) and Nash-Finch Company. Mr. Bodine formerly served as a Trustee for Bryant University and is active with the Juvenile Diabetes Research Foundation and the American Heart Association. Mr. Bodine attended Troy State University and received an Honorary Doctorate Degree in Business Administration from Johnson & Wales University. Our board of directors believes Mr. Bodine is qualified to serve on our board of directors because of his prior leadership experience and his public company experience.
Bari A. Harlam – Ms. Harlam was appointed to our board of directors on May 12, 2020. Ms. Harlam is a business leader, marketer, educator and author. Since April 2018, Ms. Harlam has served as EVP, Chief Marketing Officer North America at Hudson’s Bay Company (TSX: HBC). She has also served on the Board of Directors of Eastern Bank Corporation since February 2014, of Mohawk Group Holdings, Inc. (NASDAQ: MWK) since February 2020, and of Rite Aid Corporation (NYSE: RAD) since September 2020. Prior to her time at Hudson’s Bay Company, she was EVP, Membership, Marketing & Analytics at BJ’s Wholesale Club (NYSE: BJ) from July 2012 to December 2016. Before joining BJ’s Wholesale Club, she served as Chief Marketing Officer at Swipely, now called Upserve, from August 2011 to July 2012 and prior to that, she served as SVP, Marketing at CVS Health (NYSE: CVS) from 2000 to August 2011. Early in her career, she was a Professor at Columbia University from July 1989 to July 1992 and The University of Rhode Island from July 1992 to July 2000. In addition, she was an Adjunct Professor at The Wharton School at The University of Pennsylvania from January 2015 to May 2018. She received a Bachelor of Science in Marketing and Decision Sciences, a Master of Science in Econometrics and a Ph.D. in Marketing from The University of Pennsylvania, The Wharton School. Our board of directors believes that Ms. Harlam is qualified to serve on our board of directors because of her extensive business and marketing experience as well as her prior board experience.
Jeffrey B. Lamkin – Mr. Lamkin has served on our board of directors since the closing of our IPO and has served on the Board of Managers and on the Compensation Committee of OneWater LLC (including its predecessor entity, Singleton Marine) since 2012. Mr. Lamkin currently serves as the Chief Executive Officer of Sea Oats Group, a family office focused on luxury lifestyle businesses, and has served in this capacity since 2001. In addition to his role at Sea Oats Group, he serves as the Chief Executive Officer of Cinnamon Shore, a beach town development in Texas. Prior to his positions with Sea Oats Group and Cinnamon Shore, Mr. Lamkin spent approximately 16 years in the advertising and marketing industry, specializing in non-traditional media solutions, where he advised many Fortune 100 companies on marketing investments. Mr. Lamkin received a Bachelor of Science with a concentration in Management and a minor in Economics from Towson State University. Our board of directors believes Mr. Lamkin is qualified to serve on our board of directors because of his extensive business experience and his familiarity with OneWater LLC.
Mitchell W. Legler – Mr. Legler has served on our board of directors since the closing of our IPO and has served as Chairman of the Board of Managers of OneWater LLC since 2015. Mr. Legler is a business lawyer representing clients in corporate, commercial, and real estate law, and is a majority shareholder of the law firm Kirschner & Legler, P.A. Mr. Legler was a director of IMC Mortgage Company and Stein Mart, Inc. (NASDAQ: SMRT) (“Stein Mart”), both public companies, and served as general counsel to Stein Mart until his retirement in 2019. Mr. Legler has served as Director to a number of private companies in the healthcare, software development, international transportation, automotive retail, and real estate development fields. Mr. Legler received a B.A. with honors in Political Science from the University of North Carolina and a J.D. from the University of Virginia. Our board of directors believes Mr. Legler is qualified to serve on our board of directors because of his public company experience and his general legal expertise.
John F. Schraudenbach – Mr. Schraudenbach has served on our board of directors since the closing of our IPO. Mr. Schraudenbach held various positions at Ernst & Young for 37 years until his retirement in June 2019. He served as the Senior Client Service Partner at Ernst & Young beginning in 2014, in which he established structure and policies for Ernst & Young’s Americas Assurance practice. Prior to this, Mr. Schraudenbach was the

Managing Partner of Business Development for the Southeast U.S. Region and an Audit Partner at Ernst & Young. Mr. Schraudenbach has served on the America’s Assurance Operating Committee, National Accounting & Auditing Committee, Southeast Region Operating Committee and Center for Board Matters at Ernst & Young. Mr. Schraudenbach has served as the Alumni Board Chair at the University of Georgia Terry College of Business. Mr. Schraudenbach received both a Bachelor and Masters of Accounting from the University of Georgia. He is a Certified Public Accountant. Our board of directors believes Mr. Schraudenbach is qualified to serve on our board of directors because of his substantial financial and audit expertise.
Keith R. Style – Mr. Style has served on our board of directors since the closing of our IPO and has served on the Board of Managers of OneWater LLC since 2015. Mr. Style has over 20 years of finance and accounting experience and is a Principal at The Presidio Group, a leading merchant bank and investment banking advisor in the retail automotive sector. From March 2017 to February 2018, Mr. Style served as interim Chief Financial Officer of OneWater LLC. Prior to OneWater LLC, Mr. Style served as the Senior Vice President and Chief Financial Officer of Asbury Automotive Group, Inc. (NYSE: ABG) (“Asbury”), a Fortune 500 company and one of the largest automotive retailers in the United States. After joining Asbury in 2003, Mr. Style held various roles in SEC Reporting, Treasury, Compliance, Investor Relations, Risk Management, Dealership Services and Process Innovation. Prior to joining Asbury, Mr. Style served in several finance and accounting positions at Sirius Satellite Radio, Inc. (NASDAQ: SIRI). Mr. Style holds a B.A. in Economics and Business from Lafayette College. Our board of directors believes that Mr. Style is qualified to serve on our board of directors because of his industry and public company experience, as well as his financial and leadership background.
John G. Troiano – Mr. Troiano has served on our board of directors since the closing of our IPO and has served on the Board of Managers and as Chairman of the Compensation Committee of OneWater LLC since October 2016. Mr. Troiano is the Managing Partner and CEO of Beekman, which he co-founded in 2004. Mr. Troiano spent two years at the mergers and acquisitions boutique firm Gleacher & Company, Inc. before joining Onex Corporation (TSX: ONEX) in 1996, where he became a Managing Director in Onex Corporation’s New York office in 1999. Mr. Troiano serves on the Board and is a Chairman of numerous Beekman portfolio companies. Mr. Troiano is on the board of two academic institutions and is involved with various charitable organizations. Mr. Troiano graduated summa cum laude with a B.S. in Economics from the Wharton School of the University of Pennsylvania with concentrations in Finance and Accounting. Mr. Troiano then earned an M.B.A. from Harvard Business School. Our board of directors believes Mr. Troiano is qualified to serve on our board of directors because of his financial expertise and prior professional experience.
There are no family relationships among any of our executive officers or directors.
Composition of Our Board of Directors
Our board of directors currently consists of nine members who are divided into three classes of directors that serve staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:
•	The Class I directors are Austin Singleton, Mitchell W. Legler and John Schraudenbach, and their terms will expire at the annual meeting of stockholders to be held in 2021;
•	The Class II directors are Christopher W. Bodine, Jeffrey B. Lamkin and Bari A. Harlam, and their terms will expire at the annual meeting of stockholders to be held in 2022; and
•	The Class III directors are Keith R. Style, John G. Troiano and Anthony Aisquith, and their terms will expire at the annual meeting of stockholders to be held in 2023.
Our amended and restated certificate of incorporation provides that the number of directors may be set and changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that each class will consist of as close to one-third of the directors as possible. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Leadership Structure of the Board
Our amended and restated bylaws and our corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of chairman of our board of directors and chief executive officer and to implement a lead director in accordance with its determination that using one or the other structure would be in the best interests of our company. Mr. Legler serves as the chairman of our board of directors. Our board of directors has concluded that our current leadership structure is appropriate at this time. Our board of directors will periodically review our leadership structure and may make such changes in the future as it deems appropriate.
Director Independence
Under the listing requirements and rules of the Nasdaq, independent directors must comprise a majority of our board of directors within a specified period after the completion of the IPO. In addition, the rules of the Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees must be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of the Nasdaq, a director will qualify as an “independent director” only if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Additionally, compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. To be considered to be independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
Our board of directors has undertaken a review of its composition, the composition of its committees and independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that Messrs. Bodine, Lamkin, Legler, Schraudenbach, Style and Troiano and Ms. Harlam, representing a majority of our directors, do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements of the Nasdaq. Our board of directors also determined that Messrs. Lamkin, Legler and Schraudenbach, who comprise our audit committee, Messrs. Bodine, Style and Troiano and Ms. Harlam, who comprise our compensation committee, and Messrs. Bodine, Legler and Style, who comprise our nominating and corporate governance committee, satisfy the respective independence standards for those committees established by applicable rules and regulations of the SEC and the listing requirements of the Nasdaq. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving each non-employee director, if any, described in “Certain Relationships and Related Party Transactions.”
Committees of the Board of Directors
Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. The composition and responsibilities of each of the committees of our board of directors are described below, and copies of the charters for each committee are available on our website. Members will serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee
Rules implemented by the Nasdaq and the SEC require us to have an audit committee comprised of at least three directors who meet the independence and experience standards established by the Nasdaq and the Exchange Act, subject to transitional relief during the one-year period following the completion of the IPO. Our audit committee consists of three directors, all of whom are independent under the rules of the SEC. As required by the rules of the SEC and listing standards of the Nasdaq, the audit committee will consists solely of independent directors. Messrs. Schraudenbach, Lamkin and Legler serve as members of our audit committee, with Mr. Schraudenbach serving as chair of the audit committee. Each member of the audit committee is financially literate, and our board of directors has determined that Mr. Schraudenbach qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
This committee oversees, reviews, acts on and reports on various auditing and accounting matters to our board of directors, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the audit committee oversees our compliance programs relating to legal and regulatory requirements. We have adopted an audit committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and applicable Nasdaq standards.
Compensation Committee
Our compensation committee consists of Messrs. Troiano, Bodine and Style and Ms. Harlam, with Mr. Troiano serving as the chair of the compensation committee. Our board of directors has determined that all members of the Compensation Committee are independent under the current listing standards of the Nasdaq and are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act.
The compensation committee reviews and approves, or recommends that our board of directors approve, the compensation of our chief executive officer, reviews and recommends to our board of directors the compensation of our non-employee directors, reviews and approves, or recommends that our board of directors approve, the terms of compensatory arrangements with our executive officers, administers our incentive compensation and benefit plans, selects and retains independent compensation consultants and assesses whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. We have adopted a compensation committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and applicable Nasdaq standards.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Messrs. Bodine, Legler and Style, with Mr. Bodine serving as the chair of the nominating and corporate governance committee. Our board of directors has determined that all members of the Nominating and Corporate Governance Committee are independent under the current listing standards of the Nasdaq.
The nominating and corporate governance committee is tasked with identifying, evaluating and recommending qualified nominees to serve on our board of directors, considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees, overseeing our internal corporate governance processes, reviewing and approving or disapproving of related party transactions, maintaining a management succession plan and overseeing an annual evaluation of the board of directors’ performance. We have adopted a nominating and corporate governance committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and applicable Nasdaq standards.
Code of Business Conduct and Ethics
Our board of directors has adopted a code of business conduct and ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the Nasdaq. Any waiver of this code may be made only by our board of directors and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the Nasdaq.

Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines in accordance with the corporate governance rules of the Nasdaq.
Compensation Committee Interlocks and Insider Participation
None of the members of the compensation committee is currently or has been at any time one of our employees with the exception of Mr. Style having served as interim Chief Financial Officer of OneWater LLC from March 1, 2017 to February 19, 2018. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Mr. Troiano, a member of our Compensation Committee, had certain boat purchase and resale transactions relating to OneWater LLC, as disclosed under “Certain Relationships and Related Party Transactions—Historical Transactions with Affiliates—Customers and Service Providers” below.

EXECUTIVE COMPENSATION
OneWater Inc. did not pay any compensation to officers or employees during the 2018 and 2019 fiscal years. However, the operations of our predecessor have been carried on by us and our subsidiaries following the IPO, and the executive officers of our predecessor have been our executive officers since April 2019. As such, we believe that disclosure regarding our executive officers’ compensation for the full 2018 and 2019 fiscal years, which was established and paid by our predecessor, is generally appropriate and relevant to investors, and as such, is disclosed below.
The tables and narrative disclosure below provide compensation disclosure that satisfies the requirements applicable to emerging growth companies, as defined in the JOBS Act.
Summary Compensation Table for Fiscal Years 2018 and 2019
The following table summarizes the compensation awarded to, earned by or paid to our principal executive officer and our next two most highly-compensated executive officers (our “Named Executive Officers”) for the fiscal years ended September 30, 2018 and 2019.
Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Austin Singleton (Founder, Chief Executive Officer and Director)	2019	$220,000	$—	$—	$35,569	$255,569
	2018	$220,000	$―	$―	$35,569	$255,569
Anthony Aisquith (President & Chief Operating Officer)	2019	$523,972	$—	$—	$31,734	$555,706
	2018	$523,972	$―	$―	$33,873	$557,845
Jack Ezzell(4) (Chief Financial Officer)	2019	$350,000	$—	$50,000	$13,576	$413,576
	2018	$280,769	$215,908	$62,500	$10,691	$569,868
(1)
Amount reported reflects the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of Class B Units in OneWater LLC (“Class B Units”) granted to Mr. Ezzell during fiscal year 2018. For additional information regarding the assumptions underlying this calculation please see Note 14 to our consolidated financial statements, entitled “Equity-Based Compensation,” for the fiscal year ended September 30, 2018, included elsewhere in this prospectus. See the discussion below entitled “Long Term Incentive Compensation” for a description of the Class B Units.

(2)
Neither Messrs. Singleton nor Aisquith were eligible to receive an annual bonus in fiscal year 2018. Mr. Ezzell’s annual incentive arrangement is described below in the discussion entitled “Narrative to the Summary Compensation Table―Annual Bonus.”

(3)
“All Other Compensation” includes perquisites and other personal benefits consisting of (i) an annual auto allowance for Mr. Singleton of $22,800 for fiscal year 2019, and payments for an automobile used by Mr. Aisquith but owned by us equal to 17,016, and (ii) medical premiums of $10,691, paid by us for the benefit of each of the Named Executive Officers at amounts greater than amounts available to employees generally. As a general rule, we will reimburse our Named Executive Officers for amounts paid by the executives for business travel, including business travel on private, chartered or fractionally owned aircraft but we do not reimburse our Named Executive Officers for any personal use of private aircraft. In addition, we paid premiums with respect to life insurance policies for the benefit of Messrs. Singleton and Aisquith in amounts equal to $2,078 and $4,027, respectively. In fiscal year 2019, Mr. Ezzell participated in our 401(k) plan and received matching contributions of $2,885. The Named Executive Officers are also eligible to receive discounts on certain purchases (including boats), services and storage and have access to demonstration boats for their personal use, but these additional perquisites did not result in any additional cost to us and therefore no amount is being reported in connection with these perquisites.

(4)
Mr. Ezzell was appointed Chief Financial Officer on February 19, 2018. Prior to that time he served as our Vice President of Finance. The compensation reported in this Summary Compensation Table includes the compensation earned with respect to both positions.

Narrative to the Summary Compensation Table
Base Salary
Each Named Executive Officer’s base salary is a fixed component of annual compensation for performing specific job duties and functions. Historically, our board of directors has established the annual base salary rate for each of the Named Executive Officers at a level necessary to retain the individual’s services, and reviews base salaries on an annual basis in consultation with the Chief Executive Officer (other than with respect to his own salary). The board of directors has historically made adjustments to the base salary rates of the Named Executive Officers upon consideration of any factors that it deems relevant, including but not limited to: (a) any increase or decrease in the executive’s responsibilities, (b) the executive’s job performance, and (c) the level of compensation paid to executives of other companies with which we compete for executive talent, as estimated based on publicly available information and the experience of members of our board of directors and our Chief Executive Officer. In connection with our IPO, the compensation committee engaged the human resources consulting division of Aon, plc (“Aon”) as our compensation consultant and will use Aon to determine the base salaries, annual bonuses and other aspects of our compensation practices going forward.
In response to the impacts of COVID-19, Messrs. Singleton and Aisquith elected to defer 100% of their base salaries for two months during 2020 and Mr. Ezzell voluntarily agreed to reduce his salary by 20% for three months. These executives later received a one-time cash payment equal to the amount deferred or reduced and their salaries were restored to pre-COVID-19 levels.
Annual Bonus
In fiscal year 2019, neither Messrs. Singleton nor Aisquith participated in an annual bonus program. However, Mr. Ezzell participated in our annual incentive compensation program pursuant to which specific objectives were communicated to Mr. Ezzell both in his capacity as Vice President of Finance and in his capacity as Chief Financial Officer. His objectives were focused on our achieving certain levels of EBITDA, timely completion of the annual audit, improvements to our internal review and Board reporting processes and making operating improvements to our accounting function.
In fiscal year 2020, the Company adopted a more robust annual incentive program in which all of our Named Executive Officers will participate contingent upon the achievement of metrics and targets to be set annually by the Compensation Committee. Adjusted EBITDA and aged inventory are currently utilized as metrics and we anticipate to continue using these metrics moving forward.
Long Term Incentive Compensation
We have historically offered long-term incentives to our executive officers through grants of Class B Units in OneWater LLC. The Class B Units represent an interest in the future profits of OneWater LLC and are intended to be treated as “profits interests” for federal income tax purposes. The Class B Units enable our executive officers to participate in growth of the OneWater LLC and are subject to a time-vesting requirement. Mr. Ezzell is the only Named Executive Officer who holds Class B Units. 1,010 Class B Units were granted to Mr. Ezzell in fiscal year 2018, which vest with respect to 25% on each of the first four anniversaries of February 19, 2018. Mr. Ezzell’s Class B Units vested upon the closing of the IPO. No long-term incentives were awarded in fiscal year 2019. In addition, in fiscal year 2020 in connection with the IPO, we adopted the OneWater Marine Inc. 2020 Omnibus Incentive Plan. The LTIP is an omnibus plan that allows the Compensation Committee to grant different types of equity awards. Currently, restricted stock units and performance stock units are being granted.
The LTIP is described in the “—Additional Narrative Disclosures—Long Term Incentive Plan” section below. Awards granted in connection with our IPO are described below in the “—Additional Narrative Disclosures—Cash and Equity Awards in Connection with the IPO” section.
Other Compensation Elements
We offer participation in broad-based retirement, health and welfare plans to all of our employees. We currently maintain a retirement plan intended to provide benefits under section 401(k) of the Internal Revenue Code, under which employees, including our Named Executive Officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account and receive discretionary matching contributions. In fiscal year 2019, matching contributions were made to participating employees equal to 50% of the employee’s deferral up to 4% of the employee’s compensation, subject to applicable nondiscrimination limitations imposed by the Internal Revenue Code. During fiscal year 2019, only Mr. Ezzell participated in our retirement plan.

Outstanding Equity Awards at 2019 Fiscal Year-End
The following table reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of September 30, 2019, which consist exclusively of Class B Units in OneWater LLC. All outstanding equity-based awards held by our Named Executive Officers as of September 30, 2019 are included in the table below.
Option Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)(1)	Option Exercise Price ($)(2)	Option Expiration Date(2)
Austin Singleton	—	—	—	—
Anthony Aisquith	—	—	—	—
Jack Ezzell	—	758	N/A	N/A
(1)
This column reflects the number of Class B Units in OneWater LLC held by the Named Executive Officer that were unvested as of September 30, 2019. These 758 Class B Units became 100% vested upon the closing of the IPO and converted into 10,244 OneWater LLC Units in connection with the IPO.

(2)
These equity awards, while analogous economically to options in that the recipient receives potential value only with respect to future appreciation, are not traditional options, and therefore, there is no exercise price or expiration date associated with them. However, the participation threshold (which represents the aggregate value of OneWater LLC that must be exceeded for Mr. Ezzell’s award to be “in the money”) is $100,000,000.

Additional Narrative Disclosures
Employment Agreements
In fiscal year 2019, none of our Named Executive Officers except Mr. Ezzell was subject to an employment agreement. Messrs. Singleton, Aisquith and Ezzell entered into employment agreements in connection with the IPO. The employment agreements provide for the benefits described below.
Severance Protection under Employment Agreements
Upon termination without cause or resignation for good reason, our Named Executive Officers will continue to receive base salary for a period of two years for Messrs. Singleton and Aisquith and one year for Mr. Ezzell and will receive an annual incentive bonus at target for two years following termination for Messrs. Singleton and Aisquith and one year for Mr. Ezzell. The annual incentive will be paid at the time we process the annual incentive payment for the continuing executives. No severance will be paid to a Named Executive Officer terminated for cause or who resigns without good reason.
Continued Vesting of Unvested Equity upon Termination
Upon termination without cause or resignation for good reason, our Named Executive Officers will continue to vest in all outstanding, unvested restricted stock units and performance stock units for a period of 12 months following the date of termination. Performance stock units that have not yet been measured will not be forfeited but will instead be determined at the end of the one-year performance period.
Non-Competition and Non-Solicitation Agreement
Under the terms of his employment agreement, the Named Executive Officer agrees not to compete against OneWater Inc. or solicit our employees for a period of two years following the date of departure for Messrs. Singleton and Aisquith and one year for Mr. Ezzell. In addition, as discussed below in “Certain Relationships and Related Party Transactions—Historical Transactions with Affiliates—OneWater LLC Warrants,” in connection with Goldman’s and Beekman’s purchases of the Opco Preferred Units and the LLC Warrants, Austin Singleton, our Chief Executive Officer, and Anthony Aisquith, our Chief Operating Officer, entered into non-solicitation and non-competition agreements for a 42-month term ending on March 28, 2020.

Change in Control Provisions
Mr. Ezzell’s Class B Units vested upon closing of the IPO. However, restricted stock units and performance stock units awards granted after the date of the IPO are be subject to “double trigger” rather than “single trigger” vesting in connection with a change in control. These equity awards held by our Named Executive Officers will only vest in connection with a change in control if the Named Executive Officer is terminated without cause or resigns for good reason during the 12-month period following the change in control. Upon such a termination, in addition to the severance protection described above, all outstanding, unvested restricted stock units will immediately vest. All unvested performance stock units for which performance achievement had been measured at the time of the change in control will vest immediately upon such termination. Unvested performance stock units for which performance achievement had not been measured at the time of the change in control will not be forfeited but will instead be measured at the end of the initial one year performance period under the grant.
Payments Upon Death of Executive
In connection with the IPO, we implemented arrangements pursuant to which the families of each Named Executive Officer will be paid $1 million upon the death of Messrs. Singleton and Aisquith and $500,000 upon the death of Mr. Ezzell.
Accelerated Vesting due to Death or Disability of Executive
All unvested restricted stock units will vest immediately upon the death or disability of a Named Executive Officer. All unvested performance stock units for which performance achievement had been measured prior to the Named Executive Officer’s death or disability will vest immediately upon death or disability of the executive. Unvested performance stock units for which performance achievement had not yet been measured prior to the Named Executive Officer’s death or disability will be determined at the end of the one-year performance period and will fully vest at the time the measurement is performed.
Cash and Equity Awards in Connection with the IPO
Following the IPO, we granted time-based restricted stock unit grants and performance stock units to our Named Executive Officers under the LTIP. Of the aggregate value of the equity grants, 40% constitutes restricted stock units and 60% constitutes performance stock units. The restricted stock units granted to our Named Executive Officers equaled 17,333 units with a total value of $208,000 for each of Messrs. Singleton and Aisquith and 10,000 units with a total value of $120,000 for Mr. Ezzell. The number of units was determined based on the stock price on the date of grant (the price offered to the public in connection with our IPO). The restricted stock units will vest ratably over a 4-year period.
The performance stock unit grants granted to our Named Executive Officers equaled 26,000 “target” units with a targeted total value of $312,000 for each of Messrs. Singleton and Aisquith and 15,000 “target” units with a total value of $180,000 for Mr. Ezzell. The ultimate number of units earned will be determined based on the performance of OneWater Inc. versus specific objectives over a one-year performance period, with the actual amount earned ranging from 0% to 175% of the “target units.” The performance measurements are similar in structure to the annual incentive calculation and will include performance against Adjusted EBITDA and aged inventory objectives. Following the initial one-year performance period, the performance stock units contingently earned will vest ratably over a 3-year period, subject to the Named Executive Officer’s continued performance of services.
In addition, our Named Executive Officers received one time cash transaction bonuses in connection with the IPO. Messrs. Singleton and Aisquith received bonuses equal to $1,000,000 each and Mr. Ezzell received a bonus equal to $300,000.
Director Compensation for Fiscal Year 2019
OneWater Inc. did not pay any compensation to directors during the 2019 fiscal year. However, we believe that disclosure regarding our directors’ compensation for the full 2019 fiscal year, which was established and paid by our predecessor, is generally appropriate and relevant to investors, and as such, is disclosed below.

Employee directors are not compensated for their additional service provided to our board. Prior to the IPO, we compensated our non-employee directors with an annual retainer of $30,000 in cash each year. Additionally, each non-employee director that served on the audit and/or compensation committee received an additional $6,000 per committee of service. Cash retainers were paid quarterly in arrears. Non-employee independent directors were not awarded any equity compensation in connection with their service. In addition, the various chairs of board committees received the following additional cash retainers:
•	Non-Executive Chair: $30,000
•	Audit Committee Chair: $40,000
•	Compensation Committee Chair: $20,000
During the fiscal year ended September 30, 2019, each of our non-employee directors received the compensation set forth in the table below.
Name	Fees Earned or Paid in Cash ($)	Total ($)
Mitch Legler	$66,000	$66,000
Michael Smith	$70,000	$70,000
John Troiano	$56,000	$56,000
David Miller(1)	$—	$—
Jeffrey Lamkin	$36,000	$36,000
Pete Knowles	$36,000	$36,000
Keith Style(2)	$36,000	$36,000
(1)
Prior to the IPO, Mr. Miller was a board representative of Goldman and did not receive any additional compensation (nor did we provide any additional compensation to Goldman) for his services as a director.

(2)
Mr. Style was granted 500 restricted preferred units in OneWater LLC on March 9, 2015 and 2,500 Class B Units in OneWater LLC on March 1, 2017. As of September 30, 2019, Mr. Style held 300 unvested restricted preferred units and 313 vested Class B Units (and no unvested Class B Units) which are, as described above under “—Narrative to Summary Compensation Table—Long Term Incentive Compensation,” similar to stock options. The unvested restricted preferred units became 100% vested upon the completion of the IPO and converted into 21,784 OneWater LLC Units.

We believe that attracting and retaining qualified non-employee independent directors will be critical to the future value of our growth and governance. We also believe that the compensation package for our non-employee independent directors should require that a portion of the total compensation package be equity-based to align the interests of these directors with our equity holders. Consequently, we pay our non-employee independent directors an annual retainer of $75,000 in cash each year and award each non-employee independent director with an annual restricted stock unit grant valued, on the date of grant, at $75,000, which will vest one year following the date of grant. In addition, the various chairs of board committees receive the following additional cash retainers:
•	Non-Executive Chair, if any: $30,000
•	Audit Committee Chair: $20,000
•	Compensation Committee Chair: $15,000
•	Governance Committee Chair: $10,000
Cash retainers are ordinarily paid quarterly in arrears. In fiscal year 2020, Mr. Aisquith and Ms. Harlam were added to the Board. In response to the impacts of COVID-19, all of the non-employee directors agreed to defer all of their cash compensation for six months during 2020. The directors later received a one-time cash payment equal to the amounts deferred and their cash compensation levels have been restored to pre-COVID-19 levels. In addition, our non-employee independent directors are required, within five years of joining the board, to hold shares of our common stock with a value of $225,000 (or three times the value of the base annual retainer paid to non-employee independent directors).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
OneWater LLC Agreement
The OneWater LLC Agreement is incorporated by reference to the registration statement of which this prospectus forms a part, and the following description of the OneWater LLC Agreement is qualified in its entirety by reference thereto.
Redemption Rights
Under the OneWater LLC Agreement, the OneWater Unit Holders, subject to certain limitations, have the right, pursuant to the Redemption Right, to cause OneWater LLC to acquire all or a portion of their OneWater LLC Units for, at OneWater LLC’s election, (i) shares of our Class A common stock at a redemption ratio of one share of Class A common stock for each OneWater LLC Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassification or (ii) an equivalent amount of cash. Alternatively, upon the exercise of the Redemption Right, OneWater Inc. (instead of OneWater LLC) has the Call Right to acquire each tendered OneWater LLC Unit directly from the OneWater Unit Holders for, at its election, (x) one share of Class A common stock or (y) an equivalent amount of cash. In addition, OneWater Inc. has the right to require (i) upon the acquisition by OneWater Inc. of substantially all of the OneWater LLC Units, certain minority unitholders or (ii) upon a change of control of OneWater Inc., each OneWater Unit Holder (other than OneWater Inc.), to exercise its Redemption Right with respect to some or all of such unitholder’s OneWater LLC Units. As the OneWater Unit Holders cause their OneWater LLC Units to be redeemed, holding other assumptions constant, OneWater Inc.’s membership interest in OneWater LLC will be correspondingly increased, the number of shares of Class A common stock outstanding will be increased, and the number of shares of Class B common stock will be decreased.
Distributions and Allocations
Under the OneWater LLC Agreement, subject to the obligations of OneWater LLC to make tax distributions and to reimburse OneWater Inc. for its corporate and other overhead expenses, OneWater Inc. has the right to determine when distributions will be made to the holders of OneWater LLC Units and the amount of any such distributions. If OneWater Inc. authorizes a distribution, such distribution will be made to the holders of OneWater LLC Units generally on a pro rata basis in accordance with their respective percentage ownership of OneWater LLC Units.
The holders of OneWater LLC Units, including OneWater Inc., will generally incur U.S. federal, state and local income taxes on their share of any net taxable income of OneWater LLC. Net income and losses of OneWater LLC generally will be allocated to the holders of OneWater LLC Units on a pro rata basis in accordance with their respective percentage ownership of OneWater LLC Units, subject to requirements under U.S. federal income tax law that certain items of income, gain, loss or deduction be allocated disproportionately in certain circumstances. To the extent OneWater LLC has available cash and subject to the terms of any current or future debt instruments, the OneWater LLC Agreement requires OneWater LLC to make pro rata cash distributions to OneWater Unit Holders, including OneWater Inc., in an amount sufficient to allow OneWater Inc. to pay its taxes and to make payments under the Tax Receivable Agreement. In addition, the OneWater LLC Agreement requires OneWater LLC to make non-pro rata payments to OneWater Inc. to reimburse it for its corporate and other overhead expenses, which payments are not treated as distributions under the OneWater LLC Agreement.
Issuance of Equity
The OneWater LLC Agreement provides that, except as otherwise determined by us, at any time OneWater Inc. issues a share of its Class A common stock or any other equity security, the net proceeds received by OneWater Inc. with respect to such issuance, if any, shall be concurrently invested in OneWater LLC, and OneWater LLC shall issue to OneWater Inc. one OneWater LLC Unit or other economically equivalent equity interest. Conversely, if at any time, any shares of OneWater Inc.’s Class A common stock are redeemed, repurchased or otherwise acquired, OneWater LLC shall redeem, repurchase or otherwise acquire an equal number of OneWater LLC Units held by OneWater Inc., upon the same terms and for the same price, as the shares of our Class A common stock are redeemed, repurchased or otherwise acquired.

Competition
Under the OneWater LLC Agreement, the members have agreed that Goldman, Beekman and their respective affiliates are permitted to engage in business activities or invest in or acquire businesses which may compete with our business or do business with our customers.
Dissolution
OneWater LLC will be dissolved only upon the first to occur of (i) the sale of substantially all of its assets or (ii) an election by us to dissolve the company. Upon dissolution, OneWater LLC will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are members) in satisfaction of the liabilities of OneWater LLC, (b) second, to establish cash reserves for contingent or unforeseen liabilities and (c) third, to the members in proportion to the number of OneWater LLC Units owned by each of them.
Waiver of the OneWater LLC Agreement
In connection with this offering, OneWater Inc., Goldman and certain other OneWater Unit Holders entered into a waiver agreement (the “Waiver”) to the OneWater LLC Agreement, pursuant to which the beneficial ownership limitation imposed on Goldman’s Redemption Right, as set forth in the OneWater LLC Agreement, will be immediately raised to 19.99% on a one-time basis upon consummation of the Offering Redemptions and this offering. The Waiver applies only to a redemption in connection with this offering and does not amend the OneWater LLC Agreement or otherwise waive any other requirement of the OneWater LLC Agreement.
Tax Receivable Agreement
The Tax Receivable Agreement is incorporated by reference to the registration statement of which this prospectus forms a part, and the following description of the Tax Receivable Agreement is qualified in its entirety by reference thereto.
As described in “Prospectus Summary—Initial Public Offering and Corporate Reorganization,” the OneWater Unit Holders may cause their OneWater LLC Units to be redeemed for shares of Class A common stock or cash, as applicable, in the future pursuant to the Redemption Right or the Call Right. OneWater LLC has made or intends to make for itself (and for each of its direct or indirect subsidiaries that is treated as a partnership for U.S. federal income tax purposes and that it controls) an election under Section 754 of the Code that will be effective for the taxable year of the IPO and each taxable year in which a redemption of OneWater LLC Units pursuant to the Redemption Right or the Call Right occurs. Pursuant to the Section 754 election, OneWater Inc.’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of OneWater LLC Units pursuant to the Redemption Right or the Call Right are expected to result in adjustments to the tax basis of the tangible and intangible assets of OneWater LLC. These adjustments will be allocated to OneWater Inc. Such adjustments to the tax basis of the tangible and intangible assets of OneWater LLC would not have been available to OneWater Inc. absent its acquisition or deemed acquisition of OneWater LLC Units pursuant to the exercise of the Redemption Right or the Call Right. The anticipated basis adjustments are expected to increase (for tax purposes) OneWater Inc.’s depreciation and amortization deductions and may also decrease OneWater Inc.’s gains (or increase its losses) on future dispositions of certain assets to the extent the increase in tax basis is allocated to those assets. Such increased deductions and losses and reduced gains may reduce the amount of tax that OneWater Inc. would otherwise be required to pay in the future.
OneWater Inc. entered into the Tax Receivable Agreement with certain of the OneWater Unit Holders at the closing of the IPO. The Tax Receivable Agreement generally provides for the payment by OneWater Inc. to such OneWater Unit Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax (computed using the estimated impact of state and local taxes) that OneWater Inc. actually realizes (or is deemed to realize in certain circumstances) in periods after the IPO as a result of, as applicable to each such OneWater Unit Holder, (i) certain increases in tax basis that occur as a result of OneWater Inc.’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such OneWater Unit Holder’s OneWater LLC Units pursuant to the exercise of the Redemption Right or the Call Right or that relate to prior transfers of OneWater LLC Units that will be available to OneWater Inc. as a result of its acquisition of those units and (ii) imputed interest deemed to be paid by OneWater Inc. as a result of, and additional tax basis arising from, any payments OneWater Inc. makes under the Tax Receivable Agreement. Under the Tax Receivable

Agreement, OneWater Inc. will retain the benefit of the remaining 15% of these net cash savings. Certain of the OneWater Unit Holders’ rights (including the right to receive payments) under the Tax Receivable Agreement are transferable in connection with transfers permitted under the OneWater LLC Agreement of the corresponding OneWater LLC Units or, subject to OneWater Inc.’s consent (not to be unreasonably withheld, conditioned, or delayed), after the corresponding OneWater LLC Units have been acquired pursuant to the Redemption Right or Call Right.
The payment obligations under the Tax Receivable Agreement are OneWater Inc.’s obligations and not obligations of OneWater LLC, and we expect that the payments OneWater Inc. will be required to make under the Tax Receivable Agreement will be substantial. Estimating the amount and timing of OneWater Inc.’s realization of tax benefits subject to the Tax Receivable Agreement is by its nature imprecise. The actual increases in tax basis covered by the Tax Receivable Agreement, as well as the amount and timing of OneWater Inc.’s ability to use any deductions (or decreases in gain or increases in loss) arising from such increases in tax basis, are dependent upon significant future events, including but not limited to the timing of the redemptions of OneWater LLC Units, the price of OneWater Inc.’s Class A common stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount of the redeeming unit holder’s tax basis in its OneWater LLC Units at the time of the relevant redemption, the depreciation and amortization periods that apply to the increase in tax basis, the amount, character, and timing of taxable income OneWater Inc. generates in the future, the timing and amount of any earlier payments that OneWater Inc. may have made under the Tax Receivable Agreement, the U.S. federal income tax rate then applicable, and the portion of OneWater Inc.’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. Accordingly, estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is also by its nature imprecise. For purposes of the Tax Receivable Agreement, net cash savings in tax generally will be calculated by comparing OneWater Inc.’s actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income tax rate) to the amount it would have been required to pay had it not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. Thus, the amount and timing of any payments under the Tax Receivable Agreement are also dependent upon significant future events, including those noted above in respect of estimating the amount and timing of OneWater Inc.’s realization of tax benefits.
We expect that if there were a redemption of all of the outstanding OneWater LLC Units (other than those held by OneWater Inc.) immediately after this offering, and taking into account any redemptions that occur prior to or in connection with this offering, the estimated tax benefits to OneWater Inc. subject to the Tax Receivable Agreement would be approximately $35.0 million, based on certain assumptions, including but not limited to a $20.00 per share offering price to the public, an estimated blended statutory U.S. federal, state and local corporate income tax rate of 24.6%, no material change in U.S. federal income tax law, and that OneWater Inc. will have sufficient taxable income to utilize such estimated tax benefits. If the Tax Receivable Agreement were terminated immediately after this offering and based on the same assumptions used to estimate the tax benefit, the estimated early termination payment would be approximately $26.0 million (calculated using a discount rate equal to one-year LIBOR plus 100 basis points, applied against an undiscounted liability of approximately $29.8 million, representing an amount equal to 85% of the approximately $35.0 million of estimated tax benefits to OneWater Inc. that are subject to the Tax Receivable Agreement). The foregoing numbers are merely estimates and the actual tax benefits and early termination payments could differ materially.
A delay in the timing of redemptions of OneWater LLC Units, holding other assumptions constant, would be expected to decrease the discounted value of the amounts payable under the Tax Receivable Agreement as the benefit of the depreciation and amortization deductions would be delayed and the estimated increase in tax basis could be reduced as a result of allocations of OneWater LLC taxable income to the redeeming unit holder prior to the redemption. Stock price increases or decreases at the time of each redemption of OneWater LLC Units would be expected to result in a corresponding increase or decrease in the undiscounted amounts payable under the Tax Receivable Agreement in an amount equal to 85% of the tax-effected change in price. The amounts payable under the Tax Receivable Agreement are dependent upon OneWater Inc. having sufficient future taxable income to utilize the tax benefits on which it is required to make payments under the Tax Receivable Agreement. If OneWater Inc.’s projected taxable income is significantly reduced, the expected payments would be reduced to the extent such tax benefits do not result in a reduction of OneWater Inc.’s future income tax liabilities.

The foregoing amounts are merely estimates and the actual payments could differ materially. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding Tax Receivable Agreement payments as compared to the foregoing estimates. Moreover, there may be a negative impact on our liquidity if, as a result of timing discrepancies or otherwise, (i) the payments under the Tax Receivable Agreement exceed the actual benefits OneWater Inc. realizes in respect of the tax attributes subject to the Tax Receivable Agreement and/or (ii) distributions to OneWater Inc. by OneWater LLC are not sufficient to permit OneWater Inc. to make payments under the Tax Receivable Agreement after it has paid its taxes and other obligations. Please read “Risk Factors—Risks Related to this Offering and Our Class A Common Stock—In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, OneWater Inc. realizes in respect of the tax attributes subject to the Tax Receivable Agreement.” The payments under the Tax Receivable Agreement will not be conditioned upon a holder of rights under the Tax Receivable Agreement having a continued ownership interest in either OneWater LLC or OneWater Inc.
In addition, although OneWater Inc. is not aware of any issue that would cause the IRS or other relevant tax authorities to challenge potential tax basis increases or other tax benefits covered under the Tax Receivable Agreement, the applicable OneWater Unit Holders will not reimburse OneWater Inc. for any payments previously made under the Tax Receivable Agreement if such basis increases or other benefits are subsequently disallowed, except that excess payments made to any such holder will be netted against future payments otherwise required to be made, if any, to such holder after OneWater Inc.’s determination of such excess (which determination may be made a number of years following the initial payment and after future payments have been made). As a result, in such circumstances, OneWater Inc. could make payments that are greater than its actual cash tax savings, if any, and may not be able to recoup those payments, which could adversely affect OneWater Inc.’s liquidity.
The term of the Tax Receivable Agreement commenced upon the completion of the IPO and will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired, unless OneWater Inc. exercises its right to terminate the Tax Receivable Agreement. In the event that the Tax Receivable Agreement is not terminated, the payments under the Tax Receivable Agreement are anticipated to commence in 2022 and to continue for 20 years after the date of the last redemption of the OneWater LLC Units. Accordingly, it is expected that payments will continue to be made under the Tax Receivable Agreement for more than 22 years. Payments will generally be made under the Tax Receivable Agreement as OneWater Inc. realizes actual cash tax savings in periods after this offering from the tax benefits covered by the Tax Receivable Agreement. However, if OneWater Inc. experiences a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations) or the Tax Receivable Agreement terminates early (at OneWater Inc.’s election or as a result of OneWater Inc.’s breach), OneWater Inc. would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by it under the Tax Receivable Agreement (determined by applying a discount rate equal to one-year LIBOR plus 100 basis points) and such early termination payment is expected to be substantial. The calculation of anticipated future payments will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including (i) that OneWater Inc. has sufficient taxable income to fully utilize the tax benefits covered by the Tax Receivable Agreement, and (ii) that any OneWater LLC Units (other than those held by OneWater Inc.) outstanding on the termination date are deemed to be redeemed on the termination date. Any early termination payment may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the early termination payment relates.
The Tax Receivable Agreement provides that in the event that OneWater Inc. breaches any of its material obligations under it, whether (i) as a result of its failure to make any payment when due (including in cases where OneWater Inc. elects to terminate the Tax Receivable Agreement early, the Tax Receivable Agreement is terminated early due to certain mergers, asset sales, or other forms of business combinations or changes of control or OneWater Inc. has available cash but fails to make payments when due under circumstances where OneWater Inc. does not have the right to elect to defer the payment, as described below), (ii) as a result of OneWater Inc.’s failure to honor any other material obligation under it, or (iii) by operation of law as a result of the rejection of the Tax Receivable Agreement in a case commenced under the U.S. Bankruptcy Code or otherwise, then the applicable OneWater Unit Holders may elect to treat such breach as an early termination, which would cause all OneWater Inc.’s payment and other obligations under the Tax Receivable Agreement to be accelerated and become due and payable applying the same assumptions described above.

As a result of either an early termination or a change of control, OneWater Inc. could be required to make payments under the Tax Receivable Agreement that exceed its actual cash tax savings under the Tax Receivable Agreement. In these situations, OneWater Inc.’s obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control that could be in the best interests of holders of Class A common stock or reducing the consideration paid in any such transaction to holders of Class A common stock. There can be no assurance that OneWater Inc. will be able to meet its obligations under the Tax Receivable Agreement.
Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by the applicable OneWater Unit Holders under the Tax Receivable Agreement. For example, the earlier disposition of assets following a redemption of OneWater LLC Units may accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before a redemption of OneWater LLC Units may increase the applicable OneWater Unit Holders’ tax liability without giving rise to any rights of the applicable OneWater Unit Holders to receive payments under the Tax Receivable Agreement. Such effects may result in differences or conflicts of interest between the interests of the applicable OneWater Unit Holders and other stockholders.
Payments generally are due under the Tax Receivable Agreement within 5 business days following the finalization of the schedule with respect to which the payment obligation is calculated. However, interest on such payments will begin to accrue from the due date (without extensions) of OneWater Inc.’s U.S. federal income tax return for the period to which such payments relate until such payment due date at a rate equal to one-year LIBOR plus 150 basis points. Except in cases where OneWater Inc. elects to terminate the Tax Receivable Agreement early or it is otherwise terminated as described above, generally OneWater Inc. may elect to defer payments due under the Tax Receivable Agreement if OneWater Inc. does not have available cash to satisfy its payment obligations under the Tax Receivable Agreement or if OneWater Inc.’s contractual obligations limit its ability to make these payments. Any such deferred payments under the Tax Receivable Agreement generally will accrue interest from the due date for such payment until the payment date at a rate of one-year LIBOR plus 550 basis points. However, interest will accrue from the due date for such payment until the payment date at a rate of one-year LIBOR plus 150 basis points if OneWater Inc. is unable to make such payment as a result of limitations imposed by existing credit agreements. OneWater Inc. has no present intention to defer payments under the Tax Receivable Agreement.
The Tax Receivable Agreement generally may be amended if approved in writing by OneWater Inc., the majority of holders of rights under the Tax Receivable Agreement and, so long as Goldman and Beekman hold rights under the Tax Receivable Agreement, Goldman and Beekman. To the extent an amendment would disproportionately affect payments made to certain holders of rights under the Tax Receivable Agreement, such amendment would require the written consent of such holders. Because OneWater Inc. is a holding company with no operations of its own, its ability to make payments under the Tax Receivable Agreement is dependent on the ability of OneWater LLC to make distributions to OneWater Inc. in an amount sufficient to cover OneWater Inc.’s obligations under the Tax Receivable Agreement. This ability, in turn, may depend on the ability of OneWater LLC’s subsidiaries to make distributions to it. The ability of OneWater LLC, its subsidiaries and other entities in which it directly or indirectly holds an equity interest to make such distributions will be subject to, among other things, the applicable provisions of Delaware law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and restrictions in relevant debt instruments issued by OneWater LLC or its subsidiaries and/other entities in which it directly or indirectly holds an equity interest. To the extent that OneWater Inc. is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.
The Tax Receivable Agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, and the foregoing description of the Tax Receivable Agreement is qualified by reference thereto.

Registration Rights Agreement
On February 11, 2020, in connection with the closing of the IPO, we entered into a registration rights agreement (the “Registration Rights Agreement”) with Goldman and Beekman, previously filed as Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on February 18, 2020. Pursuant to the Registration Rights Agreement, we agreed to register the sale of shares of Class A common stock under certain circumstances, as described below.
Subject to the certain limitations, any Holder(s) (as defined in the Registration Rights Agreement) has the right to require us to prepare and file a registration statement registering the offer and sale of a certain number of Registrable Securities (as defined in the Registration Rights Agreement). Generally, we are required to file such registration statement within 45 business days of such Demand Notice (as defined in the Registration Rights Agreement); or, if we are not then eligible to register the Registrable Securities for resale on Form S-3, within 60 business days of such Demand Notice. Subject to certain exceptions, we will not be obligated to effect a demand registration within 90 business days after the closing of any underwritten offering of shares of Class A common stock requested by a Holder.
We are not obligated to file more than three demand registrations for each Holder or its affiliates. We are also not obligated to effect any demand registration, among other things, unless the Registrable Securities requested to be included therein have an aggregate value of at least $7.5 million or consist of all of the Registrable Securities then held by the Holder(s) delivering the notice (the “Initiating Holder(s)”), as applicable.
In addition, any Initiating Holder(s) then able to effectuate a demand registration has the right, upon written notice to us to require us, subject to certain limitations, to effect a distribution of any or all of its shares of Class A common stock by means of an underwritten offering; provided, that the Registrable Securities of such Initiating Holder(s) requested to be included in such underwritten offering have an aggregate value of at least equal to $7.5 million or consist of all of the Registrable Securities then held by such Initiating Holder as of such date.
Subject to certain exceptions, if at any time we propose to register an offering of Class A common stock or conduct an underwritten offering, whether or not for our own account, then we must notify each Holder of such proposal reasonably in advance of the anticipated submission or filing date (in the case of a registration) or the commencement of the offering (in the case of an underwritten offering), to allow such Initiating Holder(s) to include a specified number of their shares of Class A common stock in that registration statement or underwritten offering, as applicable.
These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration or offering and our right to delay or withdraw a registration statement under certain circumstances. Subject to certain limitations, we will generally pay all registration expenses in connection with its obligations under the Registration Rights Agreement.
Policies and Procedures for Review of Related Party Transactions
A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:
•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;
•	any person who is known by us to be the beneficial owner of more than 5.0% of any class of our voting securities;
•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5.0% of our Class A common stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5.0% of our Class A common stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10.0% or greater beneficial ownership interest.

Our board of directors has adopted a written related party transactions policy. Pursuant to this policy, our nominating and corporate governance committee will review all material facts of all Related Party Transactions and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, our nominating and corporate governance committee will take into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (ii) the extent of the related person’s interest in the transaction. Furthermore, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.
Additionally, any amounts due under advances or loans that we have entered into with our directors, executive officers or principal stockholders were retired or repaid in full prior to the public filing of the registration statement relating to our IPO with the SEC.
Historical Transactions with Affiliates
GS/BIP Credit Facility
On October 28, 2016, OneWater LLC and certain of our subsidiaries entered into the GS/BIP Credit Facility. OWM BIP Investor, LLC is an affiliate of Beekman and Goldman Sachs Specialty Lending Group, L.P. is an affiliate of Goldman. As amended terms of the GS/BIP Credit Facility immediately preceding the IPO consisted of an up to $60.0 million multi-draw term loan facility and a $5.0 million revolving line of credit. The largest amount of principal outstanding (including accrued interest) during the term of the GS/BIP Credit Facility was $64.8 million. As of September 30, 2019, we had $63.9 million of principal outstanding (including accrued interest) under the multi-draw term loan and no amount outstanding under the revolving line of credit. As of September 30, 2018, we had $31.4 million principal (including accrued interest) outstanding under the multi-draw term loan and no amount outstanding under the revolving line of credit. All amounts owed are guaranteed by us and certain of our subsidiaries.
The annual interest rate on the GS/BIP Credit Facility was equal to (i) the Applicable Cash Rate (as defined in the GS/BIP Credit Facility), which was payable in cash, plus (ii) the Applicable PIK Rate (as defined in the GS/BIP Credit Facility), which was payable in kind by increasing the principal amount of the underlying loan, which rates are set forth below. Additionally, we paid a commitment fee calculated based on the unused amount under the multi-draw term loan facility and revolving line of credit, times 0.50% per annum.
Time Period	Applicable Cash Rate	Applicable PIK Rate
October 28, 2016 through October 31, 2018	0.00%	10.00%
November 1, 2018 through October 31, 2019	4.00%	6.00%
November 1, 2019 through October 31, 2020	6.00%	4.00%
November 1, 2020 through the maturity date and thereafter	8.00%	2.00%
The GS/BIP Credit Facility was replaced with the Term and Revolver Credit Facility, as further described below. At the time of execution of the Term and Revolver Credit Facility, we had $64.8 million outstanding under the GS/BIP Credit Facility (including accrued interest), which amount was refinanced and treated as outstanding under the Term and Revolver Credit Facility.
Term and Revolver Credit Facility
On February 11, 2020, in connection with the IPO, OneWater Inc. entered into the Term and Revolver Credit Facility which, among other things, modified the terms of the GS/BIP Credit Facility to (i) increase the Revolving Facility from $5.0 million to $10.0 million, (ii) increase the maximum available under the Multi-Draw Term Loan from $60.0 million to $100.0 million, (iii) provide an uncommitted and discretionary multi-draw term loan accordion feature of up to $20.0 million, (iv) amend the repayment schedule of the Multi-Draw Term Loan to commence on March 31, 2022 (v) amend the scheduled maturity date of the Revolving Facility and Multi-Draw Term Loan to be February 11, 2025 and (vi) remove OWM BIP Investor, LLC as a lender. The Term and Revolver Credit Facility bore interest at a rate that is equal to, at OneWater Inc’s option, (a) LIBOR for such interest period (subject to a 1.50% floor) plus an applicable margin of up to 7.00%, subject to step-downs to be determined based on certain financial leverage ratio measures, or (b) a base rate (subject to a 4.50% floor) plus an applicable margin of up to 6.00%, subject to step-downs to be determined based on certain financial leverage ratio measures. Interest was payable quarterly for base rate borrowings and up to quarterly for LIBOR borrowings. The Term and Revolver Credit Facility included the option for the Company to defer cash payments of interest for twelve months and add the accrued interest to the outstanding principal of the note payable. The election of this feature was made for the period ended March 31, 2020, and as a result, the interest rate would increase by 2.0% for the corresponding twelve months.
Immediately upon entering into the Term and Revolver Credit Facility, we borrowed an additional $35.3 million on the Multi-Draw Term Loan to bring our total indebtedness to $100.0 million. The largest amount of principal outstanding (including accrued interest) during the nine months ended June 30, 2020 under the Term and Revolver Credit Facility was $104.1 million. As of June 30, 2020, the outstanding balance (including accrued interest) under the Term and Revolver Credit Facility was $104.1 million. Because we elected to defer cash interest payments, we did not make any interest payment during the nine months ended June 30, 2020 and such accrued interest was added to the outstanding principal. As of June 30, 2020, we had not drawn down on our Revolving Facility. We were in compliance with all covenants under the Term and Revolver Credit Facility as of June 30, 2020.
On July 22, 2020 the Company and certain of its subsidiaries terminated and repaid all indebtedness outstanding under the Term and Revolver Credit Facility. The total payment to terminate the Term and Revolver Credit Facility was $109.0 million which included principal and accrued interest of $104.8 million as well as other fees associated with the extinguishment. For additional information relating to the GS/BIP Credit Facility and the Term and Revolver Credit Facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Debt Agreements.”
Opco Preferred Units
On October 28, 2016, Goldman and Beekman entered into a Subscription Agreement with us and certain of our subsidiaries, pursuant to which Goldman and Beekman purchased 45,000 and 23,000 Opco Preferred Units, representing 66.2% and 33.8% of the total Opco Preferred Units outstanding for purchase prices of approximately $44.4 million and $22.7 million, respectively. The Opco Preferred Holders were entitled to (i) a “preferred return” at a rate of 10% per annum, compounded quarterly, on (a) the aggregate amount of capital contributions made, minus any prior distributions (the “unreturned preferred amount”), plus (b) any unpaid preferred returns for prior periods, and (ii) a “preferred target distribution” at a rate of 10% per annum on the unreturned preferred amount multiplied by (a) 40% for the calendar quarters ending December 31, 2018, March 31, 2019, June 30, 2019 and September 30, 2019, (b) 60% for each calendar quarters ending December 31, 2019, March 31, 2020, June 30, 2020 and September 30, 2020, and (c) 80% for each calendar quarter thereafter. The preferred target distribution proportionally adjusted the amount of capital contribution of each Opco Preferred Holder.
We used the net proceeds from the IPO, together with cash on hand and borrowings under the Term and Revolver Credit Facility, to redeem all of the shares of Opco Preferred Units held by Goldman and Beekman for an aggregate redemption amount of $87.3 million, exclusive of $1.3 million in issuance costs. For additional information relating to the Opco Preferred Units, see “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Opco Preferred Units.”
OneWater LLC Warrants
Additionally, pursuant to the Subscription Agreement dated October 28, 2016, Goldman purchased warrants (“Goldman Warrants”) to acquire OneWater LLC Units, and Beekman purchased warrants (“Beekman Warrants,” and together with the Goldman Warrants, the “LLC Warrants”) to acquire OneWater LLC Units, each under private placement exemptions.
Goldman purchased the Goldman Warrants for an aggregate purchase price of approximately $0.6 million, which warrants are exercisable for OneWater LLC Units that represent 16.6% of the OneWater LLC Units outstanding. Beekman purchased the Beekman Warrants for an aggregate purchase price of approximately $0.3 million, which warrants are exercisable for OneWater LLC Units that represent 8.4% of the OneWater LLC Units outstanding. The LLC Warrants were exercisable at a price of $0.0001 per OneWater LLC Unit. In connection with the Reorganization and IPO, the LLC Warrants were exercised in full for common units of OneWater LLC, which eliminated the liability accounting and fair value adjustments for the LLC Warrants for all periods after the Reorganization. Goldman and Beekman received an aggregate of 2,148,806 OneWater LLC Units upon exercise of the LLC Warrants. Please see “Prospectus Summary—Initial Public Offering and Corporate Reorganization” for additional information related to the exercise of the LLC Warrants.
Personal Guarantees Under the Inventory Financing Facility
In connection with our Inventory Financing Facility, in their individual capacities, (i) Austin Singleton, our Chief Executive Officer and Director, entered into that Third Amended and Restated Guaranty dated June 14, 2018, and (ii) Anthony Aisquith, our President, Chief Operating Officer and Director entered into that Third Amended and Restated Guaranty dated June 14, 2018, for the benefit of Wells Fargo Commercial Distribution Finance, LLC, as Agent to the Inventory Financing Facility. Mr. Singleton and Mr. Aisquith have each personally guaranteed $225.4 million, $157.5 million and $97.9 million as of September 30, 2019, 2018 and 2017, respectively, and $176.1 million as of June 30, 2020, of the amounts due under the Inventory Financing Facility. Mr. Aisquith’s guarantee is limited to circumstances involving fraud or disposal of collateral without payment to the lenders. In connection with the personal guarantee, we paid Mr. Singleton a guarantee fee in the amount of $690,950, $502,232 and $331,169 in fiscal years 2019, 2018 and 2017, respectively, and $296,775 in the nine months ended June 30, 2020. No guarantee fees were paid by us to Mr. Aisquith in the last three fiscal years or the nine months ended June 30, 2020.
Leases
We entered into store leases, as listed below, with certain related parties, all of whom are Legacy Owners, for which we incurred an aggregate of $1.9 million, $1.8 million and $2.0 million in lease expense in the fiscal years ended September 30, 2019, 2018 and 2017, respectively and $1.5 million for the nine months ended June 30, 2020. We currently lease the following retail facilities with the following related parties:
Location	Legacy Owner	Nine Months Ended June 30, 2020 Lease Amount	Fiscal Year 2019 Lease Amount	Fiscal Year 2018 Lease Amount	Fiscal Year 2017 Lease Amount
Alabama
Dadeville and Equality	Austin Singleton	$232,500	$279,000	$255,750	$302,250
Florida
Destin	Peter and Teresa Bos	479,352	638,510	630,493	619,363
Panama City Beach (Location No. 1)	Peter and Teresa Bos	93,623	125,016	125,567	86,265
Panama City Beach (Location No. 2)	Peter and Teresa Bos	272,486	363,854	378,382	449,800
Georgia / Texas
Buford, GA	Austin Singleton	135,000	162,000	148,500	175,500
Fortson, GA and Conroe, TX	Austin Singleton	263,750	316,500	290,125	342,875
The Teresa D. Bos 2015 Trust holds more than 10% of the voting power of the Company. Austin Singleton currently serves as a Director and as our Chief Executive Officer and holds more than 10% of the voting power of the Company.
Consignment Inventory
We currently have inventory consignment relationships with Global Marine Finance, LLC and Grande Yachts International, LLC, entities in which Austin Singleton, our Chief Executive Officer and a Director, and Anthony Aisquith, our Chief Operating Officer and a Director, maintain ownership interests. Under the inventory consignment arrangements, we display certain boats and yachts for sale in our stores, and once we enter into a retail sales agreement with a customer, we purchase the consigned boats or yachts from these entities. We made payments to Global Marine Finance, LLC in the amounts of $30.7 million, $32.2 million and $1.7 million in fiscal years 2019, 2018 and 2017, respectively and $34.1 million in the nine months ended June 30, 2020. We made payments to Grande Yachts International, LLC in the amounts of $1.9 million and $3.1 million in fiscal years 2018 and 2017, respectively, and no payments in fiscal year 2019 or in the nine months ended June 30, 2020.

Maintenance, Repair and Other Services
We have entered into various arrangements with related parties for the purchase and sale of new and pre-owned boats and for maintenance, repair and other services. The related party, nature of the transaction, and the amounts involved are set forth in the table below:
		Amount for the Nine Months Ended June 30,	Amount for the Fiscal Years Ended September 30,
Related Party	Nature of Transaction	2020	2019	2018	2017
Peter and Teresa Bos, through Legendary Boating Club, LLC	Boat purchases and repair services	$314,872	$266,018	$121,993	$185,672
Peter and Teresa Bos, through LYC Destin, LLC	Boat purchase and repair services	35,483	70,525	119,711	141,829
Austin Singleton	Boat purchase, advancement of expenses and guarantee fee	440,470	729,492	713,433	356,277
Anthony Aisquith, through Cobalt Boats of Atlanta	Boat purchases and repair services	26,149	52,011	859,809	152,981
John Troiano	Boat purchases and resale	1,092,495	—	241,579	266,904
Austin Singleton and Anthony Aisquith, through Diverse Offerings, LLC	Financing for boat purchases by customers paid to the Company	5,969	2,236,107	500,048	—
Anthony Aisquith	Boat purchase and repair services	43,484	120,878	17,738	72,128
Peter and Teresa Bos through Friend*Ship, LLC	Boat purchase and repair services	213,935	—	—	—
The Teresa D. Bos 2015 Trust holds more than 10% of the voting power of the Company. Austin Singleton currently serves as a Director and as our Chief Executive Officer and holds more than 10% of the voting power of the Company. Anthony Aisquith is our President, Chief Operating Officer and a Director. John Troiano currently serves on the Board of Managers of OneWater LLC and as a Director.
Corporate Reorganization
In connection with the Reorganization, we engaged in certain transactions with certain affiliates and the members of OneWater LLC. Please read “Prospectus Summary— Initial Public Offering and Corporate Reorganization.”
Domain Purchase Agreement
On August 22, 2020, we entered into the Domain Purchase Agreement with Boats4Sale. Pursuant to the Purchase Agreement, Opco purchased the website domain name “Boatsforsale.com” (including all related goodwill) from Boats4Sale in exchange for cash consideration of $396,769. The Purchase Agreement includes customary representations, warranties and covenants by Opco and Boats4Sale.
The Company’s Chief Executive Officer, Austin Singleton, and President and Chief Operating Officer, Anthony Aisquith, are the controlling members of the entity that holds a 95% interest in Boats4Sale and that serves as its sole manager. Jeffrey Lamkin, a director of the Company, is the sole manager of an entity that holds a 2.5% interest in Boats4Sale. The transaction was approved in accordance with the Company’s Related Party Transactions Policy.

PRINCIPAL AND SELLING STOCKHOLDERS
The following table sets forth information with respect to the beneficial ownership of our Class A common stock and Class B common stock that, upon the consummation of this offering and the transactions related thereto, and, unless otherwise stated, assuming the underwriters do not exercise their option to purchase additional common shares, will be owned by:
•	each person known to us to beneficially own more than 5% of any class of our outstanding voting securities;
•	each member of our board of directors;
•	each of our named executive officers;
•	all of our directors and executive officers as a group; and
•	the selling stockholders.
The amounts of Class A common stock and Class B common stock beneficially owned are reported on the bases of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise noted, the person or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the respective 5% or more stockholders, directors, executive officers or selling stockholders, as the case may be. All information below also assumes that the Offering Redemptions were effected, if applicable. Certain selling stockholders are broker-dealers or affiliates of broker-dealers. Each of these broker-dealers or affiliates of broker-dealers purchased the securities identified in the table as beneficially owned by it in the ordinary course of business and, at the time of that purchase, had no agreements or understandings, directly or indirectly, with any person to distribute those securities. The selling stockholders that are affiliated with broker-dealers did not receive the securities to be sold in this offering as underwriting compensation. Unless otherwise noted, the mailing address of each listed beneficial owner is 6275 Lanier Islands Parkway, Buford, Georgia 30518.
	Shares Beneficially Owned Before the Offering			Number of shares of Class A common stock offered(2)	Additional shares of Class A common stock offered if option to purchase additional shares is exercised in full(2)	Shares Beneficially Owned After the Offering (Assuming No Exercise of the Underwriters’ Option)			Shares Beneficially Owned After the Offering (Assuming the Underwriters’ Option is Exercised in Full)
Name of beneficial owner	Class A Common Stock	Class B Common Stock	Combined Voting Power(1)			Class A Common Stock	Class B Common Stock	Combined Voting Power(1)	Class A Common Stock	Class B Common Stock	Combined Voting Power(1)
5% Stockholders
Entities affiliated with the Teresa D. Bos 2015 Trust(3)	190,666	2,045,044	15.4%	250,000	—	840,666#	1,145,044	13.3%	840,666#	1,145,044	13.3%
Entities affiliated with Austin Singleton(4)	104,027	1,655,602	12.1%	69,290	—	104,027	1,586,312	11.3%	104,027	1,586,312	11.3%
Anthony Aisquith(16)	2,000	1,258,391	8.7%	219,290	—	2,000	1,039,101	7.0%	2,000	1,039,101	7.0%
Entities affiliated with Jeffrey Lamkin(5)	25,000	550,616	4.0%	250,616	—	25,000	300,000	2.2%	25,000	300,000	2.2%
Entities affiliated with Goldman(6)	1,335	1,488,795	10.2%	1,013,165	475,630	1,335	475,630	3.2%	1,335	—	*
Entities affiliated with Beekman(7)	598,075	605,752	8.3%	500,000	—	481,802	222,025	4.7%	481,802	222,025	4.7%
Thomas Mack(9)	306,199	—	2.1%	—	—	306,199	—	2.0%	306,199	—	2.0%
Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Micro Cap Equity Portfolio(10)	350,000	—	2.4%	—	—	350,000	—	2.3%	350,000	—	2.3%
Royce & Associates, LP(11)	629,700	—	4.3%	—	—	629,700	—	4.2%	629,700	—	4.2%

	Shares Beneficially Owned Before the Offering			Number of shares of Class A common stock offered(2)	Additional shares of Class A common stock offered if option to purchase additional shares is exercised in full(2)	Shares Beneficially Owned After the Offering (Assuming No Exercise of the Underwriters’ Option)			Shares Beneficially Owned After the Offering (Assuming the Underwriters’ Option is Exercised in Full)
Name of beneficial owner	Class A Common Stock	Class B Common Stock	Combined Voting Power(1)			Class A Common Stock	Class B Common Stock	Combined Voting Power(1)	Class A Common Stock	Class B Common Stock	Combined Voting Power(1)
American Century Capital Portfolios, Inc.(12)	441,600	—	3.0%	—	—	441,600	—	2.9%	441,600	—	2.9%
Gilder, Gagnon, Howe & Co. LLC(13)	635,823	—	4.4%	—	—	635,823	—	4.2%	635,823	—	4.2%

Directors and Named Executive Officers
Austin Singleton(4)	104,027	1,655,602	12.1%	69,290	—	104,027	1,586,312	11.3%	104,027	1,586,312	11.3%
Anthony Aisquith(16)	2,000	1,258,391	8.7%	219,290	—	2,000	1,039,101	7.0%	2,000	1,039,101	7.0%
Jack Ezzell	—	13,659	*	13,659	—	—	—	—	—	—	—
Christopher Bodine	—	—	—	—	—	—	—	—	—	—	—
Bari A. Harlam	—	—	—	—	—	—	—	—	—	—	—
Jeffrey Lamkin(5)	25,000	550,616	4.0%	250,616	—	25,000	300,000	2.2%	25,000	300,000	2.2%
Mitchell Legler	10,000	79,306	*	40,000	—	49,306#	—	*	49,306#	—	*
John Schraudenbach	8,100	—-	*	—	—	8,100	—	*	8,100	—	*
Keith Style(8)	2,500	41,403	*	21,000	—	22,903#	—	*	22,903#	—	*
John Troiano(7)	598,075	605,752	8.3%	500,000	—	481,802	222,025	4.7%	481,802	222,025	4.7%
Directors and executive officers as a group (10 persons)	749,702	3,789,761	31.2%	1,044,565	—	693,138#	2,801,760	23.3%	693,138#	2,801,760	23.3%
Other Selling Stockholders
Scott Cunningham	5,760	192,843	1.4%	192,843	—	5,760	—	*	5,760	—	*
Cindy Thompson	—	133,514	*	133,514	—	—	—	—	—	—	—
Kenneth M. Kirschner(14)	—	11,781	*	11,781	—	—	—	—	—	—	—
Landis Marine Holdings, LLC(15)	—	183,538	1.3%	100,000	—	—	83,538	*	—	83,538	*
*	indicates beneficial ownership of less than 1%.
#	includes shares of Class A common stock received in the Offering Redemption but not sold in this offering.
(1)
Represents percentage of voting power of our Class A common stock and Class B common stock voting together as a single class. The OneWater Unit Holders hold one share of Class B common stock for each OneWater LLC Unit.

(2)
Of the shares of Class A common stock offered by the selling stockholders, 2,629,595 shares (or 3,105,225 shares if the underwriters exercise in full their option to purchase additional shares) represent shares owned following the redemption of an equal number of OneWater LLC Units for shares of Class A common stock (and the cancellation of a corresponding number of shares of Class B common stock) immediately prior to the closing of this offering.

(3)
Includes, prior to this offering and the Offering Redemptions, (a) 166,666 shares held directly by LMI Holding, LLC that may be attributable to the Teresa D. Bos 2015 Trust and (b) 24,000 shares held by Peter H. Bos, Jr. and Teresa D. Bos. The mailing address of the Teresa D. Bos 2015 Trust is 4471 Legendary Drive, Destin, Florida 32541. The beneficiary of the Teresa D. Bos 2015 Trust is affiliated with Legendary Marine, which combined with Singleton Marine in 2014 to form OneWater LLC. The Teresa D. Bos 2015 Trust is a controlling member of LMI Holding, LLC. Peter H. Bos, Jr. and Teresa D. Bos are two of the five trustees of the Teresa D. Bos 2015 Trust.

(4)
Includes, prior to this offering and the Offering Redemptions, (a) 28,874 shares of Class A common stock directly owned by Mr. Singleton, (b) 75,153 shares of Class A common stock and 764,373 shares of Class B common stock directly owned by Auburn OWMH, LLLP, (c) 414,968 shares of Class B common stock directly owned by the Philip Singleton Irrevocable Trust, dated December 24, 2015 (the “12/24 Trust”), and (d) 476,261 shares of Class B common stock directly owned by the Austin Singleton Irrevocable Trust, dated December 30, 2015 (the “12/30 Trust”). The general partner of Auburn OWMH, LLLP is Singleton Asset Management, LLC, for which Austin Singleton is the sole manager. Singleton Asset Management, LLC has sole voting and investment control over shares held by Auburn OWMH, LLLP. The 12/24 and 12/30 Trusts have third-party trustees, but Mr. Singleton may be deemed a beneficial owner of the shares held by the trusts. In connection with a personal loan to Mr. Singleton, the 12/30 Trust has entered into a pledge agreement, pursuant to which the 12/30 Trust has granted to the lender a security interest in 476,261 LLC Units and shares of Class B common stock held by the 12/30 Trust.

(5)
Includes, prior to this offering and the Offering Redemptions, (a) 25,000 shares of Class A common stock directly owned by Nantahala Legacy Partners LLC, (b) 275,308 shares of Class B common stock directly owned by L13, LLLP, and (c) 275,308 shares of Class B common stock directly owned by JBL Investment Holdings, LLLP. The general partner of both L13, LLLP and JBL Investment Holdings, LLLP is Sea Oats Management, LLC, for which Jeffrey Lamkin serves as sole manager and has sole voting and investment control over shares held by L13, LLLP and JBL Investment Holdings, LLLP. The mailing address of L13, LLLP and JBL Investment Holdings, LLLP is 1023 State Highway 361, Suite C, #218, Port Aransas, Texas 78373.

(6)	Includes, prior to this offering and the Offering Redemptions, (a) 1,488,795 shares of Class B common stock directly owned by Special Situations

Investing Group II, LLC and (b) 1,335 shares of Class A common stock directly owned by Goldman Sachs & Co. LLC. Special Situations Investing Group II, LLC is an affiliate of Goldman Sachs & Co. LLC, a New York limited liability company and a broker-dealer. Goldman Sachs & Co. LLC is a member of the New York Stock Exchange and other national exchanges. Goldman Sachs & Co. LLC is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. (“GS Group”). GS Group is a public entity and its common stock is publicly traded on the NYSE. The shares of common stock held by Goldman Sachs & Co. LLC were acquired in the ordinary course of its investment business and not for the purpose of resale or distribution. GS Group may be deemed to beneficially own the securities held by Goldman Sachs & Co. LLC. GS Group disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. The Waiver became effective on September 14, 2020, and Goldman’s beneficial ownership limitation was immediately raised to 19.99%, on a one-time basis. See “Certain Relationships and Related Party Transactions—OneWater LLC Agreement—Waiver of the OneWater LLC Agreement” for additional information. The mailing address for Goldman Sachs & Co. LLC is 200 West Street, New York, New York 10282.
(7)
Includes, prior to this offering and the Offering Redemptions, (a) 183,548 shares of Class A common stock directly owned by Beekman Investment Partners AIV III-OWM, L.P., (b) 414,527 shares of Class A common stock directly owned by Beekman Investment Partners III, LP and (c) 605,752 shares of Class B common stock directly owned by OWM BIP Investor, LLC. Beekman Investment Partners III, L.P. is an investment fund managed by a general partner, Beekman Investment Group III, LLC (“BIG III”). Beekman Investment Partners AIV III-OWM, L.P. (“AIV III”) is an investment fund that is managed by a general partner, BIG III. OWM BIP Investor, LLC is an investment vehicle wholly owned by AIV III. Mr. Troiano is the sole manager of BIG III. The mailing address for AIV III, Beekman Investment Partners III, LP and OWM BIP Investor, LLC is c/o The Beekman Group, 530 Fifth Avenue, 23rd Floor, New York, New York 10036.

(8)	Keith Style is a registered broker-dealer.
(9)	Based on information obtained from a Schedule 13G filed with the SEC on February 21, 2020 by Thomas W. Mack. The mailing address of Thomas W. Mack is 1611 Sawmill Parkway, Huron, Ohio 44839.
(10)
Based on information obtained from a Schedule 13G filed with the SEC on February 11, 2020 by Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Micro Cap Equity Portfolio is c/o Wellington Trust Company (“Wellington”). Wellington reported that, as of February 7, 2020, it had shared voting and dispositive power with respect to 350,000 shares of our Class A common stock. The mailing address of Wellington is c/o Wellington Trust Company, 280 Congress Street, Boston, MA 02210.

(11)
Based on information obtained from a Schedule 13G filed with the SEC on March 9, 2020 by Royce & Associates, LP. Royce & Associates, LP reported that, as of February 29, 2020, it had sole voting and dispositive power with respect to 629,700 shares of our Class A common stock. The mailing address of Royce & Associates, LP is 745 Fifth Avenue, New York, NY 10151.

(12)
Based on information obtained from a Schedule 13G filed with the SEC on April 8, 2020 by American Century Capital Portfolios, Inc. American Century Capital Portfolios, Inc., American Century Investment Management, Inc., American Century Companies, Inc. and Stowers Institute for Medical Research (collectively, “American Century”). American Century reported that as of March 31, 2020, it had sole voting and dispositive power with respect to 441,600 shares of our Class A common stock. The mailing address of American Century is 4500 Main Street, 9th Floor, Kansas City, Missouri 64111.

(13)
Based on information obtained from a Schedule 13G filed with the SEC on April 10, 2020 by Gilder, Gagnon, Howe & Co. LLC (“Gilder”). Gilder reported that as of March 31, 2020, it had shared dispositive power with respect to 635,823 shares of our Class A common stock, which shares are held in customer accounts over which partners and/or employees of Gilder have discretionary authority to dispose of or direct the disposition of the shares. The mailing address of Gilder, Gagnon, Howe & Co. LLC is 475 10th Avenue, New York, NY 10018.

(14)	The mailing address of Kenneth M. Kirschner is 205 1st Street South, No. 501, Jacksonville Beach, FL 32250.
(15)	The mailing address of Landis Marine Holdings, LLC is 6105 Blue Stone Road, Unit 302, Atlanta GA 30328.
(16)	Includes 414,968 shares of Class B common stock held by the 12/24 Trust, a selling stockholder for which Mr. Aisquith is a co-trustee and in which he has no pecuniary interest.

DESCRIPTION OF CAPITAL STOCK
The authorized capital stock of OneWater Inc. consists of 40,000,000 shares of Class A common stock, $0.01 par value per share, of which 6,087,906 shares are issued and outstanding, 10,000,000 shares of Class B common stock, $0.01 par value per share, of which 8,462,392 shares are issued and outstanding and 1,000,000 shares of preferred stock, $0.01 par value per share, of which no shares will be issued and outstanding. Following completion of this offering, we expect that 10,066,737 shares of Class A common stock will be issued and outstanding (or 10,542,367 shares if the underwriters’ option to purchase additional shares is exercised in full) and 4,908,561 shares of Class B common stock will be issued and outstanding (or 4,432,931 shares if the underwriters’ option to purchase additional shares is exercised in full).
The following summary of the capital stock and amended and restated certificate of incorporation and amended and restated bylaws of OneWater Inc. does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.
Class A Common Stock
Voting Rights. Holders of shares of Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of Class A common stock do not have cumulative voting rights in the election of directors.
Dividend Rights. Holders of shares of our Class A common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.
Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.
Other Matters. The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A common stock. All outstanding shares of our Class A common stock, including the Class A common stock offered in this offering, are fully paid and non-assessable.
Class B Common Stock
Generally. In connection with the Reorganization and the IPO, the OneWater Unit Holders received one share of Class B common stock for each OneWater LLC Unit that they hold. Accordingly, the OneWater Unit Holders will have a number of votes in OneWater Inc. equal to the aggregate number of OneWater LLC Units that they hold.
Voting Rights. Holders of shares of our Class B common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval.
Dividend and Liquidation Rights. Holders of our Class B common stock do not have any right to receive dividends, unless the dividend consists of shares of our Class B common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock and a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock on the same terms as simultaneously paid to the holders of Class A common stock. Holders of our Class B common stock do not have any right to receive a distribution upon a liquidation or winding up of OneWater Inc.

Preferred Stock
Our amended and restated certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further shareholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 1,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.
Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, our Bylaws and Delaware Law
Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the Nasdaq, from engaging in any business combination with any interested shareholder for a period of three years following the date that the shareholder became an interested shareholder, unless:
•	the transaction is approved by the board of directors before the date the interested shareholder attained that status;
•
upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.

Amended and Restated Certificate of Incorporation and Bylaws
Provisions of our amended and restated certificate of incorporation and our amended and restated bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Class A common stock.
Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:
•
establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of shareholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our amended and restated bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;
•
provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without shareholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

•
provide that the authorized number of directors may be changed only by resolution of the board of directors, subject to the rights of the holders of any series of our preferred stock to elect directors under specified circumstances;

•
provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•
provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series;

•
provide that our amended and restated certificate of incorporation may only be amended by the affirmative vote of the holders of at least 66 2⁄3% of our then outstanding Class A common stock and Class B common stock, voting together as a single class;

•	provide that special meetings of our stockholders may only be called by the board of directors, the chief executive officer or the chairman of the board;
•
provide for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors which may be elected by holders of preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors; and

•	provide that our amended and restated bylaws can be amended by the board of directors.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.
Forum Selection
Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:
•	any derivative action or proceeding brought on our behalf;
•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;
•
any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our bylaws; or

•
any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Notwithstanding the foregoing, the exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction. Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our amended and restated certificate of incorporation is inapplicable or unenforceable.
Limitation of Liability and Indemnification Matters
Our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:
•	for any breach of their duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or
•	for any transaction from which the director derived an improper personal benefit.
Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.
Our amended and restated bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We have entered into indemnification agreements with each of our current directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision that will be in our amended and restated certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.
Registration Rights
For a description of registration rights with respect to our Class A common stock, see the information under the heading “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is Broadridge Corporate Issuer Solutions, Inc.
Listing
Our Class A common stock is listed on The Nasdaq Global Market under the symbol “ONEW.”

SHARES ELIGIBLE FOR FUTURE SALE
Future sales of our Class A common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect the market price of our Class A common stock prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of a substantial number of shares of our Class A common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our Class A common stock at such time and our ability to raise equity-related capital at a time and price we deem appropriate.
Sales of Restricted Shares
Upon the closing of this offering, we will have outstanding an aggregate of 10,066,737 shares of Class A common stock (or 10,542,367 shares of Class A common stock if the underwriters’ option to purchase additional shares is exercised). Of these shares, all of the 3,170,868 shares of Class A common stock (or 3,646,498 shares of Class A common stock if the underwriters’ option to purchase additional shares is exercised) to be sold in this offering, along with the 5,307,693 shares of Class A common stock sold in the IPO, will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144 under the Securities Act. All remaining shares of Class A common stock held by the OneWater Unit Holders and other recipients of Class A common stock in the Reorganization in connection with the IPO will be deemed “restricted securities” as such term is defined under Rule 144. The restricted securities were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.
Each OneWater Unit Holder, subject to certain limitations, has the right, pursuant to the Redemption Right, to cause OneWater LLC to acquire all or a portion of its OneWater LLC Units for shares of Class A common stock (on a one-for-one basis, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and similar transactions). See “Certain Relationships and Related Party Transactions—OneWater LLC Agreement.” The shares of Class A common stock we issue upon such redemptions would be “restricted securities” as defined in Rule 144 described below. However, upon the closing of the IPO, we entered into a registration rights agreement with certain of the OneWater Unit Holders that requires us to register under the Securities Act these shares of Class A common stock. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
As a result of the lock-up agreements described below and the provisions of Rule 144 and Rule 701 under the Securities Act, an additional 5,951,529 shares (assuming redemption of all applicable OneWater LLC Units along with cancellation of a corresponding number of shares of Class B common stock) will be eligible for sale in the public market upon the expiration of the lock-up agreements, beginning 90 days after the date of this prospectus when permitted under Rule 144 or Rule 701.
In addition, we have issued 251,393 shares of restricted Class A common stock that remain subject to vesting.
Lock-up Agreements
We, all of our directors and officers, the selling stockholders, and certain of our Legacy Owners have agreed not to sell any Class A common stock for a period of 90 days from the date of this prospectus, subject to certain exceptions and extensions. See “Underwriting” for a description of these lock-up provisions.
Rule 144
In general, under Rule 144 under the Securities Act as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person (who has been unaffiliated for at least the past three months) who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.
A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our Class A common stock or the average weekly trading volume of our Class A common stock reported through the Nasdaq during the four calendar weeks preceding the filing of notice of the sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.
Rule 701
In general, under Rule 701 under the Securities Act, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement is entitled to sell such shares in reliance on Rule 144, without having to comply with the holding period requirement of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144. The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus.
Stock Issued Under Employee Plans
We have previously filed a registration statement with the SEC on Form S-8 to register shares of Class A common stock issuable under our long-term incentive plan. Shares registered under such registration statement may be made available for sale in the open market, unless such shares are not yet issued or subject to vesting restrictions with us or the lock-up restrictions described above.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a summary of the material U.S. federal income tax considerations and, to the extent specifically described below, U.S. federal estate tax considerations related to the purchase, ownership and disposition of our Class A common stock by a non-U.S. holder (as defined below), that holds our Class A common stock as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This summary does not address all aspects of U.S. federal income or estate taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:
•	banks, insurance companies or other financial institutions;
•	tax-exempt or governmental organizations;
•	dealers in securities or foreign currencies;
•	persons whose functional currency is not the U.S. dollar;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;
•	persons subject to the alternative minimum tax;
•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;
•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;
•	persons that acquired our Class A common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;
•	certain former citizens or long-term residents of the United States;
•
persons that hold our Class A common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

•
accrual method taxpayers for U.S. federal income tax purposes required to accelerate the recognition of any item of gross income with respect to our Class A common stock as a result of such income being recognized on an applicable financial statement.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S.

FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Non-U.S. Holder Defined
For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our Class A common stock that is not for U.S. federal income tax purposes a partnership or any of the following:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our Class A common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A common stock by such partnership.
Dividends and Other Distributions
As described in the section entitled “Dividend Policy,” we do not plan to make any distributions on our Class A common stock for the foreseeable future. However, in the event we do make distributions of cash or other property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will instead be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our Class A common stock (and will reduce such tax basis, but not below zero) and thereafter as capital gain from the sale or exchange of such Class A common stock. See “—Gain on Disposition of Class A Common Stock.” Subject to the withholding requirements under “—Backup Withholding and Information Reporting” and FATCA (as defined below) and provided that such distributions are not effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our Class A common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate or another exception applies. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. In the event that we determine that a portion of a distribution does not constitute a dividend, we may determine not to withhold U.S. federal income tax from such portion of the distribution or a non-U.S. holder may be entitled to claim a refund of excess amounts withheld.
Distributions treated as dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax (including backup withholding described below) if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form

W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.
Gain on Disposition of Class A Common Stock
Subject to the discussion below under “—Backup Withholding and Information Reporting” and the discussion below of FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding on any gain realized upon the sale or other disposition of our Class A common stock unless:
•
the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•
the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•
our Class A common stock constitutes a United States real property interest as a result of our becoming a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition of or the non-U.S. holder’s holding period for the Class A common stock and, as a result, such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.
A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).
With respect to the third bullet point above, generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, because the determination of whether we are a USRPHC is made from time to time and depends on the relative fair market value of our assets, there can be no assurance in this regard. In the event that we become a USRPHC, as long as our Class A common stock is and continues to be “regularly traded on an established securities market” (within the meaning of applicable U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Class A common stock, more than 5% of our Class A common stock will be treated as disposing of a U.S. real property interest and will be taxable on gain realized on the disposition of our Class A common stock as a result of our status as a USRPHC. If we were to become a USRPHC and our Class A common stock were not considered to be regularly traded on an established securities market, such holder (regardless of the percentage of stock owned) would be treated as disposing of a U.S. real property interest and would be subject to U.S. federal income tax on a taxable disposition of our Class A common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition. No assurance can be provided that our Class A common stock will be treated as regularly traded on an established securities market for purposes of the rules described above.
Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A common stock.

U.S. Federal Estate Tax
Our Class A common stock that is owned (or treated as owned) by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.
Backup Withholding and Information Reporting
Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).
Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A common stock effected outside the United States by such a broker if it has certain relationships within the United States.
Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.
Additional Withholding Requirements under FATCA
Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our Class A common stock if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. FATCA also imposes a 30% withholding tax on any gross proceeds on a sale or other disposition of our Class A common stock. However, proposed U.S. Treasury regulations, which may be relied upon pending finalization, would eliminate this withholding tax on gross proceeds. Accordingly, FATCA withholding on gross proceeds is not expected to apply. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult their own tax advisors regarding the effects of FATCA on an investment in our Class A common stock.
INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the acquisition and holding of shares of common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).
This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this registration statement. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
In considering an investment in shares of common stock with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of shares of common stock is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:
•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;
•	whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;
•	whether the investment is permitted under the terms of the applicable documents governing the Plan;
•
whether the acquisition or holding of the shares of common stock will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see discussion under “—Prohibited Transaction Issues” below); and

•
whether the Plan will be considered to hold, as plan assets, (i) only shares of common stock or (ii) an undivided interest in our underlying assets (please see the discussion under “—Plan Asset Issues” below).

Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code. The acquisition and/or holding of shares of common stock by an ERISA Plan with respect to which the issuer, the initial purchaser, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.
Because of the foregoing, shares of common stock should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.
Plan Asset Issues
Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.
The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:
(a)
the equity interests acquired by ERISA Plans are “publicly offered securities” (as defined in the DOL regulation)—i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable, and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

(b)
the entity is an “operating company” (as defined in the DOL regulation)—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c)
there is no significant investment by “benefit plan investors” (as defined in the DOL regulation)—i.e., immediately after the most recent acquisition by a ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, IRAs and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding shares of our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of shares of common stock. Purchasers of shares of common stock have the exclusive responsibility for ensuring that their acquisition and holding of shares of common stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of shares of common stock to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

UNDERWRITING
The Company, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares of Class A common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of Class A common stock indicated in the following table. Truist Securities, Inc., Robert W. Baird & Co. Incorporated and Raymond James & Associates, Inc. are the respresentatives of the underwriters.
Underwriters	Number of Shares
Truist Securities, Inc.	1,109,804
Robert W. Baird & Co. Incorporated	792,717
Raymond James & Associates, Inc.	792,717
KeyBanc Capital Markets Inc.	237,815
Stifel, Nicolaus & Company, Incorporated	237,815
Total	3,170,868
The underwriters are committed to take and pay for all of the shares of Class A common stock being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional 475,630 shares of Class A common stock from Goldman. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company or the selling stockholders, as applicable. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of Class A common stock.
Paid by the Company	No Exercise	Full Exercise
Per Share	$1.00	$1.00
Total	$425,000	$425,000
Paid by the Selling Stockholders	No Exercise	Full Exercise
Per Share	$1.00	$1.00
Total	$2,745,868	$3,221,498
Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.60 per share from the public offering price. After the initial offering of the shares, the representatives may change the public offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The Company and its officers, directors, selling stockholders, and certain Legacy Owners have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of Class A common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of Truist Securities, Inc. This agreement does not apply to any existing employee benefit plans. In addition, the underwriters have agreed that, during the 90-day lock-up period, our chief executive officer and/or his affiliates may (i) enter into a pledge agreement with respect to 476,261 LLC Units in connection with a personal loan entered into with Truist Bank and (ii) transfer an amount of shares of Class A common stock not to exceed $6.0 million of shares (based on the average closing price of the Class A common stock for the ten trading days immediately preceding the transfer) as consideration for the satisfaction of certain indebtedness, provided that the transferee of such shares shall agree to the same transfer restrictions described in this paragraph with respect to such shares during the lock-up period. The underwriters have also agreed to permit one stockholder who is executing a lock-up agreement in connection with this transaction to transfer up to an aggregate of 100,000 shares during the lock-up period. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

Our Class A common stock is listed on The Nasdaq Global Market under the symbol “ONEW.”
In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of the Company’s Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares of the Company’s Class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the shares of the Company’s Class A common stock. As a result, the price of the shares of the Company’s Class A common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on The Nasdaq Global Market, in the over-the-counter market or otherwise.
We estimate that the total expenses of the offering, excluding underwriting discounts and commissions (including up to $25,000 in reimbursement of certain fees of underwriters’ counsel), will be approximately $0.6 million.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses. For example, affiliates of Truist Securities, Inc. act as lenders and agents under the Refinanced Credit Facility.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

European Economic Area and the United Kingdom
In relation to each Member State of the European Economic Area and the United Kingdom (each, a “Relevant Member State”) which has implemented the Prospectus Regulation, an offer to the public of our common shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our common shares may be made at any time under the following exemptions under the Prospectus Regulation:
•	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;
•
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of our common shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to public” in relation to our common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common shares to be offered so as to enable an investor to decide to purchase our common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Regulation in that Member State, the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
This European Economic Area selling restriction is in addition to any other selling restrictions set out below.
United Kingdom
In the United Kingdom, this prospectus is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus or any of its contents.
Canada
The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and

Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Japan
The shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS
The validity of our Class A common stock offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.
EXPERTS
The audited balance sheet of OneWater Marine Inc. included in this prospectus and elsewhere in the registration statement has been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The audited financial statements of One Water Marine Holdings, LLC included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to the shares of our Class A common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the Class A common stock offered hereby, we refer you to the registration statement, including all amendments, supplements, exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of this contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.
We furnish or make available to our stockholders annual reports containing our audited financial statements prepared in accordance with GAAP. We also furnish or make available to our stockholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

One Water Marine Holdings, LLC and Subsidiaries
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Members
One Water Marine Holdings, LLC
Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of One Water Marine Holdings, LLC (a Delaware limited liability company) and subsidiaries (the “Company”) as of September 30, 2019 and 2018, the related consolidated statements of operations, members’ equity, and cash flows for each of the three years in the period ended September 30, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2017.
Atlanta, Georgia
January 6, 2020

One Water Marine Holdings, LLC and Subsidiaries
Consolidated Balance Sheets
September 30	2019	2018
	($ in thousands)
Assets
Current assets:
Cash	$11,108	$15,346
Restricted cash	384	412
Accounts receivable	15,294	10,889
Inventories	277,338	184,361
Prepaid expenses and other current assets	9,969	1,506
Total current assets	314,093	212,514

Property and equipment, net	15,954	18,587

Other assets:
Deposits	345	347
Identifiable intangible assets	61,304	47,732
Goodwill	113,059	96,180
Total other assets	174,708	144,259
Total assets	$504,755	$375,360

Liabilities and Members' Equity
Current liabilities:
Accounts payable	$5,546	$6,340
Other payables and accrued expenses	16,567	9,764
Customer deposits	4,880	4,198
Notes payable - floor plan	225,377	157,483
Current portion of long-term debt	11,124	1,890
Total current liabilities	263,494	179,675
Long-term Liabilities:
Other long-term liabilities	1,598	2,487
Warrant liability	50,887	52,223
Long-term debt, net of current portion and unamortized debt issuance costs	64,789	39,954
Total liabilities	380,768	274,339

Redeemable preferred interest in subsidiary	86,018	79,965

Members' Equity:
Members' Equity attributable to One Water Marine Holdings, LLC	31,770	15,963
Equity attributable to non-controlling interests	6,199	5,093
Total liabilities and Members' Equity	$504,755	$375,360
The accompanying notes are an integral part of these consolidated financial statements.

One Water Marine Holdings, LLC and Subsidiaries
Consolidated Statements of Operations
For the years ended September 30	2019	2018	2017
	($ in thousands, except per share data)
Revenues
New boat sales	$516,789	$398,586	$250,298
Pre-owned boat sales	162,994	140,931	98,320
Finance and insurance income	26,152	16,623	9,896
Service, parts and other sales	61,689	46,665	32,969
Total revenues	767,624	602,805	391,483

Cost of sales (exclusive of depreciation and amortization shown separately below)
New boat sales	425,022	322,126	204,207
Pre-owned boat sales	136,238	116,457	83,115
Service, parts and other sales	34,238	26,568	18,460
Total cost of sales	595,498	465,151	305,782

Selling, general and administrative expenses	116,503	91,297	65,352
Depreciation and amortization	2,682	1,685	1,055
Gain on settlement of contingent consideration	(1,674)	—	—
Income from operations	54,615	44,672	19,294

Other expense (income)
Interest expense - floor plan	9,395	5,534	2,686
Interest expense - other	6,568	3,836	2,266
Transaction costs	1,323	438	327
Change in fair value of warrant liability	(1,336)	33,187	18,057
Other expense (income), net	1,402	(269)	217
Total other expense, net	17,352	42,726	23,553

Net income (loss)	37,263	1,946	(4,259)

Less: Net income attributable to non-controlling interest	1,606	830	13
Net income (loss) attributable to One Water Marine Holdings, LLC	35,657	1,116	(4,272)

Redeemable preferred interest, dividends and accretion	9,417	8,270	6,732
OneWater LLC Preferred distribution	191	225	129
Net income (loss) attributable to common interest holders	$26,049	$(7,379)	$(11,133)
Earnings (loss) per unit attributable to common interest holders:
Basic	$342.21	$(97.95)	$(148.44)
Diluted	$252.18	$(97.95)	$(148.44)
The accompanying notes are an integral part of these consolidated financial statements.

One Water Marine Holdings, LLC and Subsidiaries
Consolidated Statements of Members’ Equity
		Members' Equity
($ in thousands)	Redeemable Preferred Interest in Subsidiary	Common Interest	Non-controlling interest in Subsidiary	Total Members' Equity
Balance at September 30, 2016	$—	$84,086	$—	$84,086
Non-controlling interest in subsidiary	—	—	1,750	1,750
Net (loss) income	—	(4,272)	13	(4,259)
Distributions to members	—	(47,202)	—	(47,202)
Issuance of redeemable preferred interest in subsidiary, net of issuance costs of $2.1 million	64,963	—	—	—
Accumulated unpaid preferred returns	6,175	(6,175)	—	(6,175)
Accretion of redeemable preferred and issuance costs	557	(557)	—	(557)
Equity-based compensation	—	432	—	432
Balance at September 30, 2017	$71,695	$26,312	$1,763	$28,075
Non-controlling interest in subsidiary	—	—	2,500	2,500
Net income	—	1,116	830	1,946
Distributions to members	—	(3,256)	—	(3,256)
Accumulated unpaid preferred returns	7,737	(7,737)	—	(7,737)
Preferred issuance costs	(93)	—	—	—
Accretion of redeemable preferred and issuance costs	626	(626)	—	(626)
Equity-based compensation	—	154	—	154
Balance at September 30, 2018	$79,965	$15,963	$5,093	$21,056
Net income	—	35,657	1,606	37,263
Distributions to members	(3,364)	(10,587)	(500)	(11,087)
Accumulated unpaid preferred returns	8,768	(8,768)	—	(8,768)
Accretion of redeemable preferred and issuance costs	649	(649)	—	(649)
Equity-based compensation	—	154	—	154
Balance at September 30, 2019	86,018	31,770	6,199	37,969
The accompanying notes are an integral part of these consolidated financial statements.

One Water Marine Holdings, LLC and Subsidiaries
Consolidated Statements of Cash Flows
For the year ended September 30	2019	2018	2017
	($ in thousands)
Cash flows from operating activities
Net income (loss)	$37,263	$1,946	$(4,259)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	2,682	1,685	1,055
Equity-based awards	154	154	432
Loss (gain) on asset disposals	1,371	(49)	31
(Gain) loss on extinguishment of debt	—	(209)	94
Change in fair value of long-term warrant liability	(1,336)	33,187	18,057
Non-cash interest expense	3,478	2,441	554
Non-cash gain on settlement of contingent consideration	(1,674)	—	—
(Increase) decrease in assets:
Restricted cash	27	(404)	948
Accounts receivable	(2,344)	(4,743)	(1,745)
Inventories	(38,954)	(39,858)	(13,283)
Prepaid expenses and other current assets	(5,565)	111	(302)
Deposits	2	(49)	(51)
Increase (decrease) in liabilities:
Accounts payable	(966)	11	1,791
Other payables and accrued expenses	614	1,605	1,407
Customer deposits	(450)	(482)	1,785
Net cash (used in) provided by operating activities	(5,698)	(4,654)	6,514
Cash flows from investing activities
Purchases of property and equipment and construction in progress	(7,291)	(10,135)	(4,112)
Proceeds on disposal of property and equipment	73	—	61
Proceeds from sales and leaseback	15,623	—	—
Cash used in Acquisitions	(19,403)	(13,785)	(19,253)
Net cash used in investing activities	(10,998)	(23,920)	(23,304)
Cash flows from financing activities
Net borrowings from floor plan	24,401	35,421	6,970
Net payment (to) from related party	—	(300)	1,569
Proceeds from long-term debt	13,801	7,046	11,464
Payments on long-term debt	(9,942)	(3,899)	(21,043)
Payments of debt issuance costs	(203)	(662)	(707)
Payments of deferred offering costs	(1,148)	—	—
Payments of preferred issuance costs	—	(93)	(2,058)
Issuance of redeemable preferred interest in subsidiary	—	—	68,000
Distributions to redeemable preferred interest members	(3,364)	—	—
Distributions to members	(11,087)	(3,256)	(47,202)
Net cash provided by financing activities	12,458	34,257	16,993
Net change in cash	(4,238)	5,683	203
Cash at beginning of period	15,346	9,663	9,460
Cash at end of period	$11,108	$15,346	$9,663
Supplemental cash flow disclosures
Cash paid for interest	$12,485	$6,929	$4,398

Noncash items
Acquisition purchase price funded by long-term debt	$18,800	$9,000	$—
Acquisition purchase price funded by seller notes payable	10,438	3,042	5,025
Acquisition purchase price funded by contingent consideration	—	2,644	900
Purchase of property and equipment funded by long-term debt	1,067	—	—
Deferred offering costs, accrued not yet paid	1,500	—	—
The accompanying notes are an integral part of these consolidated financial statements.

One Water Marine Holdings, LLC and Subsidiaries
Notes to the Consolidated Financial Statements
1	Description of Company and Basis of Presentation
Description of the Business
One Water Marine Holdings, LLC (“OneWater LLC” or the “Company”) was organized as a limited liability company under the law of the State of Delaware in 2014. OneWater LLC does not have revenue generating operations of its own and is dependent on the earnings and cash flows of its operating subsidiaries. After formation of OneWater LLC the assets of Singleton Marine and Legendary Marine were contributed in 2014 in exchange for an equity interest in OneWater LLC. Subsequently, the Company has completed the acquisition of 17 dealer groups comprised of 40 stores and as of September 30, 2019, operates a total of 63 stores in eleven states, consisting of Alabama, Florida, Georgia, Kentucky, Maryland, Massachusetts, New York, North Carolina, Ohio, South Carolina, and Texas.
The Company is one of the largest recreational boat retailers in the United States. The Company engages primarily in the retail sale, brokerage, and service of new and pre-owned boats, motors, trailers, marine parts and accessories, and offers slip and storage accommodations in certain locations. The Company also arranges related boat financing, insurance, and extended service contracts for customers with third-party lenders and insurance companies.
Operating results are generally subject to seasonal variations. Demand for products are generally highest during the third and fourth quarters of the fiscal year and, accordingly, revenues are generally expected to be higher during these periods. General economic conditions and consumer spending patterns can negatively impact the Company’s operating results. Unfavorable local, regional, national, or global economic developments or uncertainties could reduce consumer spending and adversely affect the Company’s business. Consumer spending on discretionary goods may also decline as a result of lower consumer confidence levels, even if prevailing economic conditions are otherwise favorable. Economic conditions in areas in which the Company operates stores, particularly in the Southeast, can have a major impact on the Company’s overall results of operations. Local influences such as corporate downsizing, inclement weather such as hurricanes and other storms, environmental conditions, and other events could adversely affect the Company’s operations in certain markets and in certain periods. Any extended period of adverse economic conditions or low consumer confidence is likely to have a negative effect on the Company’s business.
Sales of new boats from the Company’s top ten brands represent approximately 40.4%, 40.0% and 44.7% of total sales for the fiscal years ended September 30, 2019, 2018 and 2017, respectively, making them major suppliers of the Company. Of this amount, Malibu Boats, Inc, including its brands Malibu, Axis, Cobalt and Pursuit, accounted for 15.9%, 13.4% and 13.2% of our consolidated revenue for the fiscal years ended September 30, 2019, 2018 and 2017, respectively. Pre-owned boats are usually trade-ins from retail customers who are purchasing a boat from the Company. As is typical in the industry, the Company contracts with most manufacturers under renewable annual dealer agreements, each of which provides the right to sell various makes and models of boats within a given geographic region. Any change or termination of these agreements, or the agreements discussed above, for any reason, or changes in competitive, regulatory, or marketing practices, including rebate or incentive programs, could adversely affect results of operations.
Principles of Consolidation
The consolidated financial statements include the accounts of OneWater LLC and its wholly-owned subsidiaries. Additionally, the Company consolidates two subsidiaries with minority members: South Shore Assets and Operations (SSAO) and Bosun’s Assets and Operations (BAO). The Company maintains control over both SSAO and BAO as it has 100.0% voting rights of each entity but only a 75.0% ownership interest. Accordingly, the results of operations of SSAO and BAO have been included in the accompanying consolidated financial statements from the date of their respective acquisition and their minority interest in these subsidiaries has been recorded accordingly. Singleton Assets and Operations (SAO), Legendary Assets and Operations (LAO), South Florida Assets and Operations (SFAO), Midwest Assets and Operations (MAO), One Water Assets & Operations (OWAO), BAO and SSAO are collectively referred to herein as “the Company”. All significant intercompany accounts and transactions have been eliminated in consolidation.

One Water Marine Holdings, LLC and Subsidiaries
Notes to the Consolidated Financial Statements(continued)
Basis of Financial Statement Preparation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and reflect the consolidated accounts of OneWater LLC and wholly-owned subsidiaries. All intercompany transactions have been eliminated in consolidation. In addition, certain reclassifications of amounts previously reported have been made to the accompanying consolidated financial statements in order to conform to current presentation. The Company operates on a fiscal year basis with the first day of the fiscal year being October 1, and the last day of the year ending on September 30. For ease of presentation, we may refer to the 12 month period ended September 30, 2019, September 30, 2018 and September 30, 2017 as Fiscal 2019, Fiscal 2018 and Fiscal 2017, respectively. Additionally, since there are no differences between net income and comprehensive income, all references to comprehensive income have been excluded from the consolidated financial statements.
2	Summary of Significant Accounting Policies
Cash
At times the amount of cash on deposit may exceed the federally insured limit of the bank. Deposit accounts at each of the institutions are insured up to $250,000 by the Federal Deposit Insurance Corporation (FDIC). At September 30, 2019 and 2018, the Company exceeded FDIC limits at various institutions. The Company has not experienced any losses in such accounts and believes there is little to no exposure to any significant credit risk.
Restricted Cash
Restricted cash relates to amounts collected for pre-owned sales, in certain states, which are held in escrow on behalf of the respective buyers and sellers for future purchases of boats. Total customers deposits are shown as a liability on the consolidated balance sheets. These liabilities may be more than the applicable restricted cash balances and fluctuate due to timing differences and because in certain states the deposits are not restricted from use.
Fair Value of Financial Instruments
The Company’s financial instruments include cash, accounts receivable, accounts payable, other payables and accrued expenses and debt. The carrying values of cash, accounts receivable, accounts payable and other payables and accrued expenses approximate their fair values due to their short-term nature. The carrying value of debt approximates its fair value due to the debt agreements bearing interest at rates that approximate current market rates for debt agreements with similar maturities and credit quality.
Inventories
Inventories are stated at the lower of cost or net realizable value. The cost of the new and pre-owned boat inventory is determined using the specific identification method. In assessing lower of cost or net realizable value the Company considers the aging of the boats, historical sales of a brand and current market conditions. The cost of parts and accessories is determined using the weighted average cost method.
Deferred Offering Costs
Deferred offering costs, consisting primarily of legal, accounting, printing and filing services, and other direct fees and costs related to the proposed initial public offering are capitalized. The deferred offering costs will be offset against proceeds from the planned initial public offering upon the closing of the offering. In the event the planned offering is terminated, all deferred costs will be expensed. As of September 30, 2019, $2.6 million of deferred offering costs have been recorded in prepaid expenses and other current assets. There were no deferred offering costs as of September 30, 2018.

One Water Marine Holdings, LLC and Subsidiaries
Notes to the Consolidated Financial Statements(continued)
Vendor Consideration Received
Consideration received from vendors is accounted for in accordance with FASB Accounting Standards Codification 605-50, “Revenue Recognition - Customer Payments and incentives” (“ASC 605-50”). Pursuant to ASC 605-50, manufacturer incentives based upon cumulative volume of sales and purchases are recorded when the amounts are probable and reasonably estimable and are recorded as a reduction of inventory cost and related cost of sales. Pursuant to ASC 605-50, amounts received by us under our co-op assistance programs from our manufacturers are netted against related advertising expenses.
Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation. Depreciation of property and equipment is calculated using a straight-line method over the estimated useful lives. Leasehold improvements are amortized over the shorter of the lease period or the estimated useful lives. The estimated useful lives of assets are as follows:
Years
Company vehicles	5
Buildings and improvements	10-39
Leasehold improvements	15
Machinery and equipment	5-7
Office equipment	5-7
Expenditures for property and equipment or additions and major improvements that extend the useful life of assets are capitalized. Minor replacements, maintenance and repairs which do not extend the useful life of an asset are expensed as incurred. Property and equipment is reviewed for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable. Management believes there are no long-lived assets which are considered to be impaired at September 30, 2019, 2018 and 2017.
The carrying value of property and equipment and other long-term assets (other than goodwill and indefinite life intangible assets) is evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If such an indication is present, the carrying amount of the asset is compared to the estimated undiscounted cash flows related to that asset. The Company would conclude that an asset is impaired if the sum of such expected future cash flows is less than the carrying amount of the related asset. If an asset is impaired, the impairment loss would be the amount by which the carrying amount of the related asset exceeds its fair value.
Lease Commitments
The Company leases certain land, buildings, machinery, equipment, wet slips and vehicles related to its dealership’s operations under third-party operating leases. Certain leases include provisions for renewal periods and rent escalations. Rent expense under these agreements and month-to-month rentals were recognized on a straight-line basis and totaled $10.1 million, $8.0 million and $6.0 million for the fiscal years ended September 30, 2019, 2018 and 2017, respectively.
Goodwill and Other Identifiable Intangible Assets
Goodwill and intangible assets are accounted for in accordance with FASB Accounting Standards Codification 350, “Intangibles - Goodwill and Other” (“ASC 350”), which provides that the excess of cost over the fair value of the net assets of businesses acquired, including other identifiable intangible assets, is recorded as goodwill. Goodwill is an asset representing operational synergies and future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. In accordance with ASC 350, goodwill is tested for impairment at least annually, or more frequently when events or circumstances indicate that impairment might have occurred. ASC 350 also states that if an entity determines, based on an assessment of certain qualitative factors, that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, then a quantitative goodwill impairment test is unnecessary.

One Water Marine Holdings, LLC and Subsidiaries
Notes to the Consolidated Financial Statements(continued)
In January 2017, the FASB issued ASU 2017-04, “Simplifying the Test for Goodwill Impairment,” that removes step two of the goodwill impairment test, which requires a hypothetical purchase price allocation. Under the new guidance, a goodwill impairment is now the amount by which a reporting unit’s carrying value exceeds its fair value. The guidance is effective for annual and interim periods in fiscal years beginning after December 15, 2019 with early adoption permitted for any goodwill impairment tests performed after January 1, 2017. We early adopted ASU 2017-04 and the guidance has been applied for all goodwill impairment tests performed after January 1, 2017.
The Company reviews goodwill for impairment annually in the fourth quarter, or more often if events or circumstances indicate that impairment may have occurred. The Company has elected to early adopt ASU 2017-04, accordingly, in evaluating goodwill for impairment, if the fair value of a reporting unit is less than its carrying value, the difference would represent the amount of required goodwill impairment. To the extent the reporting unit’s earnings decline significantly or there are changes in one or more of these inputs that would result in a lower valuation, it could cause the carrying value of the reporting unit to exceed its fair value and thus require OneWater LLC to record goodwill impairment. The Company engaged a valuation specialist to assist management in performing a qualitative assessment used in testing goodwill for impairment. Based on this assessment, management concluded that it was more likely than not that the fair value of the reporting unit was greater than its carrying amount at September 30, 2019, 2018 and 2017, and as a result, no impairment for goodwill was required for the years then ended.
Identifiable intangible assets consist of trade names related to the acquisitions the Company has completed. The Company has determined that trade names have an indefinite life, as there is no economic, contractual or other factors that limit their useful lives and they are expected to generate value as long as the trade name is utilized by the dealer group, and therefore, are not subject to amortization.
Financial statement risk exists to the extent identifiable intangibles become impaired due to the decrease in the fair value of the identifiable assets. The Company engaged a valuation specialist to assist management in performing a qualitative assessment used in testing identifiable intangible assets for impairment. Based on this assessment, management concluded that it was more likely than not that the fair value of the Company’s identifiable intangible assets was greater than their carrying amount at September 30, 2019, 2018 and 2017, and as a result, no impairment for identifiable intangible assets was required for the years then ended.
Sales Tax
The Company collects sales tax on all of the Company’s sales to nonexempt customers and remits the entire amount to the states that imposed the sales tax on and concurrent with specific sales transactions. The Company’s accounting policy is to exclude the tax collected and remitted to the states from revenues and cost of sales.
Advertising Costs
We expense advertising and promotional costs as incurred and include them in selling, general, and administrative expenses in the accompanying consolidated statements of operations. Pursuant to ASC 605-50, we net amounts received under our co-op assistance programs from our manufacturers against the related advertising expenses. Advertising costs are expensed as incurred. Total advertising costs for the years ended September 30, 2019, 2018 and 2017, were $7.0 million, $4.8 million and $3.7 million, which are net of related co-op assistance of $0.9 million, $0.8 million and $0.3 million, respectively.
Equity-Based Compensation
Equity-based compensation plans are accounted for following the provisions of FASB Accounting Standards Codification 718, “Compensation — Stock Compensation” (“ASC 718”). Equity-based awards are designed to reward employees for their long-term contributions to the Company and to provide incentives for them to remain

One Water Marine Holdings, LLC and Subsidiaries
Notes to the Consolidated Financial Statements(continued)
with the Company. Valuation models are used to value all equity-based compensation. Compensation for awards is measured at fair value on the grant date based on the number of shares expected to vest. The Company recognizes compensation cost for all awards on a straight-line basis over the requisite service period of the award.
Revenue Recognition
Revenue is recognized from the sale of products and commissions earned on new and pre-owned boats (including used, brokerage, consignment and wholesale) when ownership is transferred to the customer. Revenue from new, used, consignment and wholesale sales is recorded at the gross sales price, while revenue from brokerage transactions is recorded on a net basis. Revenue from sales of parts, accessories, and supplies is recognized when they are delivered to the customer. Service revenue, including repairs under manufacturers’ warranties, is recognized when the customer accepts the serviced boat. Deferred revenue from storage and marina operations is recognized on a straight-line basis over the term of the contract as services are completed. Revenue from arranging financing, insurance and extended warranty contracts to customers through various third-party financial institutions and insurance companies is recognized when the related boats are sold and is recorded on a net basis. A chargeback fee may be assessed in the event of an early cancellation of a loan or insurance contract by the customer. The Company does not currently maintain a chargeback reserve as these amounts are not material to the consolidated financial statements taken as a whole. Deposits received from customers are recorded as a liability on the balance sheet until the related sales orders have been fulfilled by the Company.
Per Share Data
Basic earnings (loss) per common interest is computed by dividing net income (loss) attributable to common interest holders by the weighted-average common units outstanding during the period. Diluted earnings (loss) per common interest is computed by dividing net earnings (loss) attributable to common interest holders by the weighted-average common units and common unit equivalents outstanding during the period. Earnings (loss) attributable to common interest holders reflects accretion of redeemable preferred interest in subsidiary, dividends and issuance costs.
The following table illustrates the dilutive effect of profits in interest unit agreements and common warrants outstanding:
	2019	2018	2017
Common units outstanding	76,121	75,333	75,000
Weighted average common unit equivalents outstanding	27,175	28,371	25,379
Diluted common unit equivalents	103,296	103,704	100,379
For the fiscal years ended September 30, 2018 and 2017, the diluted common unit equivalents were not utilized in calculating loss per unit attributable to common interest holders as the impact would be anti-dilutive.
Income Taxes
No provision for income taxes is made in the accompanying consolidated financial statements since the Company, as a limited liability company (LLC), is treated as a partnership for federal and state income tax purposes whereby the members are responsible for recording their proportionate share of the Company’s income or loss in their tax returns.
Management does not believe there are any uncertain tax positions as defined by FASB Accounting Standards Codification (ASC) 740, “Income Taxes”, at September 30, 2019 and 2018.
The Company could be subject to income tax examinations for its U.S. federal and state income tax returns for the current tax year and previous filings for tax years 2018, 2017 and 2016, which are still open under the statute of limitations.

One Water Marine Holdings, LLC and Subsidiaries
Notes to the Consolidated Financial Statements(continued)
Loan costs
The Company accounts for its loan costs in accordance with FASB ASU No. 2015-03, “Interest-Imputation Subtopic (835-30): Simplifying the Presentation of Debt Issuance Costs”, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction of the carrying amount of that debt liability.
Loan costs are amortized to interest expense on a straight-line basis over the life of the loan, which approximates the effective interest method.
Sale and Leaseback
In accordance with ASC 840-40 “Sales-Leaseback Transactions,” the Company has recorded a deferred gain in relationship to the sale and leaseback of certain of the Company's operating facilities and equipment. As such, the gains have been deferred and are being amortized on a straight-line basis over the life of the leases.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the periods presented. Actual results could differ materially from these estimates. Estimates and assumptions are reviewed periodically, and the effects of any revisions are reflected in the consolidated financial statements in the period they are determined to be necessary. Significant estimates made in the accompanying consolidated financial statements include, but are not limited to, those relating to inventory mark downs, certain assumptions related to intangible and long-lived assets, share based compensation, fair value of warrants and accruals for expenses relating to business operations.
Segment Information
As of September 30, 2019 and 2018, the Company had one operating segment. The marine retail segment consists of retail boat dealerships offering the sale of new and pre-owned boats, arrangement of finance and insurance products, performance of repair and maintenance services and offering marine related parts and accessories. The marine retail business has discrete financial information and is regularly reviewed by the Company’s chief operating decision maker (CODM) to assess performance and allocate resources. The Company has identified its Chief Executive Officer as its CODM. The Company has determined its marine retail operating segment is its reporting unit and is also the reportable segment.
3	New Accounting Pronouncements
As an “emerging growth company” (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.
In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”), as subsequently amended, a converged standard on revenue recognition. The new pronouncement requires revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also specifies the accounting for some costs to obtain or fulfil a contract with a customer, as well as enhanced disclosure requirements. ASU 2014-09 is effective for a public company’s annual reporting periods beginning after December 15, 2017. As an EGC the Company has elected to adopt ASU 2014-09 following the effective dates for private companies beginning with annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company plans to adopt ASU 2014-09 in fiscal year 2020. The adoption of this standard will not cause a significant change to the current accounting policies or internal control over financial reporting for revenue recognition on boat, motor, and trailer sales, brokerage

One Water Marine Holdings, LLC and Subsidiaries
Notes to the Consolidated Financial Statements(continued)
commissions, slip and storage services, and fee income generated from finance and insurance products. However, the timing of revenue recognition for certain parts and service operations will be accelerated, as the Company has determined these performance obligations are satisfied over time under the new standard. The Company will adopt the standard using the modified retrospective approach applied only to contracts not completed as of the date of adoption, with no restatement of comparative periods. The adoption of this standard will not have a material impact on the consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). This update requires organizations to recognize lease assets and lease liabilities on the balance sheet and disclose key information about leasing arrangements. ASU 2016-02 is effective for a public company’s annual reporting periods beginning after December 15, 2018, and interim periods within those annual periods. As an EGC the Company has elected to adopt ASU 2016-02 following the effective dates for private companies beginning with annual reporting periods beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, earlier application is permitted. The Company is currently in the process of evaluating the effects of this pronouncement on its consolidated financial statements, related disclosures and internal controls over financial reporting. The Company plans to adopt ASU 2016-02 in the fiscal year 2022 and expects the adoption of ASU 2016-02 to have a significant and material impact on the consolidated balance sheet given the current lease agreements for the Company’s stores. Based on the current assessment, it is expected that most of the operating lease commitments will be subject to the new guidance and recognized as operating lease liabilities and right-of use assets upon adoption, resulting in a material increase in the assets and liabilities recorded on the consolidated balance sheet. The Company is continuing its assessment, which may identify additional impacts this standard will have on the consolidated financial statements and related disclosures and internal control over financial reporting.
In March 2016, the FASB issued ASU 2016-09, “Compensation – Stock Compensation (Topic 718)” (“ASU 2016-09”). This update is part of the FASB’s Simplification Initiative. The objective of the Simplification Initiative is to identify, evaluate, and improve areas of GAAP for which cost and complexity can be reduced while maintaining or improving the usefulness of the information provided to users of financial statements. This guidance is effective for public companies prospectively for fiscal years beginning after December 15, 2017, with early adoption permitted for any interim or annual periods. As an EGC the Company has elected to early adopt ASU 2016-09, reflecting the adoption for all periods presented.
In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230)” (“ASU 2016-15”). Additionally, in November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230)” (“ASU 2016-18”). These updates require organizations to reclassify certain cash receipts and cash payments within the Statement of Cash Flows and modify the classification and presentation of restricted cash. These ASU’s are effective for a public company’s annual reporting periods beginning after December 15, 2017, and interim periods within those annual periods. As an EGC, the Company has elected to adopt these ASU’s following the effective dates for private companies beginning with annual reporting periods beginning after December 15, 2018, including interim reporting periods within fiscal years beginning after December 15, 2019. The adoption of this standard will not have a material impact on its consolidated financial statements, related disclosures and internal controls over financial reporting. The Company plans to adopt ASU 2016-15 and ASU 2016-18 in fiscal year 2020.
In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805)” (“ASU 2017-01”). This update clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. As an EGC the Company has elected to adopt ASU 2017-01 following the effective dates for private companies beginning with annual reporting periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The adoption of this standard will not have a material impact on its consolidated financial statements, related disclosures and internal controls over financial reporting. The Company plans to adopt ASU 2017-01 in fiscal year 2020.
In August 2018, the FASB issued ASU 2018-15, “Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract,” which aligns the accounting for implementation

One Water Marine Holdings, LLC and Subsidiaries
Notes to the Consolidated Financial Statements(continued)
costs incurred in a cloud computing arrangement that is a service contract with the guidance on capitalizing costs associated with developing or obtaining internal-use software. The guidance amends Accounting Standards Codification (ASC) 350 to include in its scope implementation costs of a cloud computing arrangement that is a service contract and clarifies that a customer should apply ASC 350 to determine which implementation costs should be capitalized in such a cloud computing arrangement. ASU 2018-15 is effective for a public company's annual reporting periods beginning after December 15, 2019, and interim periods within those annual periods. As an EGC, the Company has elected to adopt ASU 2018-15 following the effective date for private companies beginning with annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. The Company is currently evaluating the impact that this standard will have on the consolidated financial statements. The Company plans to adopt ASU 2018-15 in fiscal year 2021.
In June 2016, the FASB issued ASU 2016-13, “Financial instruments — Credit Losses.” ASU 2016-13 requires entities to report “expected” credit losses on financial instruments and other commitments to extend credit rather than the current “incurred loss” model. These expected credit losses for financial assets held at the reporting date are to be based on historical experience, current conditions, and reasonable and supportable forecasts. This ASU will also require enhanced disclosures relating to significant estimates and judgments used in estimating credit losses, as well as the credit quality. ASU 2016-13 is effective for a public company’s annual reporting periods beginning after December 15, 2019, and interim periods within those annual periods. As an EGC, the Company has elected to adopt ASU 2016-13 following the effective date for private companies beginning with annual reporting periods beginning after December 15, 2022, including interim periods within those annual periods. The Company is currently evaluating the impact that this standard will have on the consolidated financial statements. The Company plans to adopt ASU 2016-13 in fiscal year 2024.
In January 2017, the FASB issued ASU 2017-04, “Simplifying the Test for Goodwill impairment (Topic 350)” (“ASU 2017-04”). This update removes the requirement to compare the implied fair value of goodwill with its carrying amount as part of step 2 of the goodwill impairment test. As a result, under ASU 2017-04, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the impairment loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. This guidance is effective for public companies prospectively for fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed after January 1, 2017. As an EGC the Company has elected to early adopt ASU 2017-04 with annual impairment tests performed after January 1, 2017.
4	Investors
On October 28, 2016, the Company entered into equity and debt terms with Goldman Sachs & Co. (GS) and OWM BIP Investor, LLC (BIP). The Company issued 68,000 shares of preferred units, in its wholly owned subsidiary OWAO, in exchange for $67.0 million in cash consideration. Additionally, the Company issued 25,000 OneWater LLC common unit warrants in exchange for $1.0 million in cash consideration. The proceeds were used to repay $20.4 million in outstanding notes payable, $2.2 million in line of credit borrowings, $1.0 million in related party payables and $41.3 million in equity distributions to the members of the Company, net of $1.5 million in satisfaction of a related party advance. In completing the transaction, the Company incurred costs related to the equity syndication of $2.1 million and debt issuance costs of $0.9 million. The remaining funds were held by the Company for working capital use.
As part of the transaction the Company entered into a $20.0 million multi-draw term loan. The loans are subject to an applicable interest rate of 10.0% per annum. The multi-draw term loan shall be repaid in equal consecutive quarterly payments in the annual amount equal to 5.0% of the aggregate principal amount outstanding immediately prior to December 31, 2019. The loans mature on October 28, 2021 and the full principal and loan balance is due in full on that date. The combined loan is subject to an excess cash flow provision in which the loan amount shall be paid down by the excess cash flow starting for the fiscal year ending September 30, 2017. The loan is collateralized by all real, personal and mixed property (including capital units) of the Company.

One Water Marine Holdings, LLC and Subsidiaries
Notes to the Consolidated Financial Statements(continued)
On February 1, 2018, the Company expanded the multi-draw term loan with GS and BIP. The maximum available under the facility was increased from $20.0 million to $50.0 million. The applicable interest rate, maturity, terms, conditions and covenants were unchanged.
On May 1, 2019, the Company expanded the multi-draw term loan with GS and BIP. The maximum available under the facility was increased from $50.0 million to $60.0 million. The applicable interest rate, maturity, terms, conditions and covenants were unchanged.
Under the agreement, the Company is required to be in compliance with various financial covenants. The Company was in compliance with these covenants as of September 30, 2019 and 2018.
5	Acquisitions
In the years ended September 30, 2019, 2018 and 2017, the Company has completed acquisitions of multiple retail boat dealer groups in the United States. The results of operations of acquisitions are included in the accompanying consolidated financial statements from the acquisition date forward. The purchase price of acquisitions was allocated to identifiable tangible assets and intangible assets acquired based on their estimated fair values at the acquisition date, with the excess being allocated to goodwill. Costs related to acquisitions are included in transaction costs and primarily relate to legal, accounting, and valuation fees, which are charged directly to operations in the accompanying consolidated statements of operations as incurred in the amount of $1.3 million, $0.4 million and $0.3 million for the years ended September 30, 2019, 2018 and 2017, respectively.
The following unaudited pro forma results of operations for the fiscal years ended September 30, 2019, 2018 and 2017 assumes that all 2019, 2018 and 2017 acquisitions were completed on October 1, 2016.
	2019	2018	2017
	($ in thousands, except per share data)
Pro forma revenues	$827,488	$765,992	$659,263
Pro forma net income (loss) attributable to common interest holders	28,686	(415)	(946)
Pro forma income (loss) per share:
Basic	$376.85	$(5.51)	$(12.62)
Diluted	$277.71	$(5.51)	$(12.62)
Included in our results for the fiscal years ended September 30, 2019, 2018 and 2017, the acquisitions contributed $62.0 million, $68.4 million and $87.5 million to our consolidated revenue, respectively. Included in our results for the fiscal years ended September 30, 2019, 2018, and 2017, the acquisitions contributed $4.0 million, $6.1 million and $1.6 million to our net income, respectively.
Acquisitions completed during the year ended September 30, 2019:
On December 1, 2018, the Company purchased The Slalom Shop, LLC (“Slalom Shop”), a Texas boat retailer comprised of two stores. The acquisition expands the Company’s presence in the state of Texas, expands the Company’s product offering and strengthens its market share in a top boating market. The purchase price was $7.9 million with $1.6 million paid at closing, $5.1 million due to seller note payable which was paid in full during Fiscal 2019 and $1.3 million financed through a note payable to the seller bearing interest at a rate of 5.0% per year. The note is payable in one lump sum three years from the closing date, with interest payments due quarterly.
On February 1, 2019, the Company purchased Ocean Blue Yacht Sales (“Ocean Blue”), a Florida boat retailer comprised of three stores. The acquisition expands the Company’s presence on the east coast of Florida, expands the Company’s product offering and strengthens the Company’s market share in a top boating market. The purchase price was $10.7 million, with $8.7 million paid at closing ($8.5 million financed by long-term debt), and $1.9 million financed through a note payable to the seller bearing interest at a rate of 5.0% per year. The note is payable in one lump sum three years from the closing date, with interest payments due quarterly.

One Water Marine Holdings, LLC and Subsidiaries
Notes to the Consolidated Financial Statements(continued)
On February 1, 2019, the Company purchased Ray Clepper, Inc. d/b/a Ray Clepper Boat Center (“Ray Clepper”), a South Carolina boat retailer comprised of a single location. The acquisition expands the Company’s presence in South Carolina, expands the Company’s product offering and strengthens the Company’s market share in a top boating market. The purchase price was $0.3 million, paid at closing.
On May 1, 2019, the Company purchased Caribee Boat Sales and Marina, Inc. (“Caribee”), a Florida boat retailer and storage facility comprised of a single store. The acquisition expands the Company’s presence in the state of Florida, expands the Company’s product offering and strengthens its market share in a top boating market. The purchase price was $10.3 million ($10.3 million financed by long-term debt) and includes both the retail boat operations and the related real estate.
On August 1, 2019, the Company purchased Central Marine Services, Inc., Central Marine Outboard, Inc, Central Marine Sales of Stuart, LLC and Central Marine Stuart, LLC (“Central Marine”), a Florida boat retailer comprised of three retail stores. The acquisition expands the Company’s presence in the state of Florida, expands the Company’s product offering and strengthens its market share in a top boating market. The purchase price was $19.4 million with $17.3 million paid at closing, $2.2 million financed through a note payable to the seller bearing interest at a rate of 5.5% per year. The note is payable in one lump sum thirty months from the closing date, with interest payments due monthly.
Acquisitions completed during the year ended September 30, 2018:
On February 1, 2018, the Company purchased substantially all the assets of Texas Marine (“Texas Marine”), a Texas based boat retailer. The acquisition expands the Company’s presence in the state of Texas, expands the Company’s product offering and strengthens its market share in a top boating market. The purchase price was $11.8 million, with $8.3 million paid at closing ($8.0 million financed by long-term debt), $0.8 million financed through a note payable to the seller bearing interest at a rate of 4.5% per year and an estimated payment of contingent consideration of $2.6 million. The estimated contingent consideration is based on the performance of the acquired assets. The amount of contingent consideration has been included in other payables and accrued expenses and other long-term liabilities. The note is payable in one lump sum thirty months from the closing date, with interest payments due quarterly.
On April 1, 2018, the Company purchased substantially all the assets of Spend-A-Day Marina (“Spend-A-Day”), an Ohio based boat retailer. The acquisition expands the Company’s presence in the state of Ohio and expands its product offering. The purchase price was $7.7 million, with $6.7 million paid at closing ($1.0 million financed by long-term debt) and $1.0 million financed through a note payable to the seller bearing interest at a rate of 5.5% per year. The note is payable in one lump sum three years from the closing date, with interest payments due quarterly.
On June 1, 2018, the Company purchased substantially all the assets of Bosun’s Marine, (“Bosun’s”), a Massachusetts based boat retailer through its subsidiary BAO. The acquisition expands the Company’s presence to include the state of Massachusetts and expands its product offering. The former owners of Bosun’s invested $2.5 million of the purchase price to obtain a 25.0% ownership interest in the subsidiary BAO. The Company maintains control over BAO as it has 100.0% of the voting rights of the entity but only a 75.0% ownership interest. The purchase price was $11.5 million, subject to a working capital adjustment, with $7.8 million cash consideration paid at closing and $2.5 million reinvested in BAO. Additionally, the purchase agreement contained an earnout provision whereby an additional payment was due should BAO’s operating results exceed a threshold. The operations exceeded the threshold and an additional payment of $1.2 million is due to the seller. The earnout payment is to be repaid in the form of a sellers note payable bearing interest at 4.5%. The note is payable in one lump sum three years from the closing date, with interest payments due quarterly.

One Water Marine Holdings, LLC and Subsidiaries
Notes to the Consolidated Financial Statements(continued)
The table below summarizes the fair values of the assets acquired at the acquisition date, including the goodwill recorded as a result of these transactions.
	2019	2018
	($ in thousands)
Prepaid expenses	$249	$430
Accounts receivable	2,062	—
Inventory	54,023	29,154
Property and equipment	7,045	731
Identifiable intangible assets	13,572	13,020
Goodwill	16,879	14,255
Liabilities assumed	(45,189)	(26,619)
Total purchase price	$48,641	$30,971
6	Accounts Receivable
The accounts receivable balance at September 30, 2019 and 2018, represents trade and other receivables. Accounts receivable primarily consists of contracts in transit. These amounts represent anticipated funding from the loan agreement customers execute at the store when they purchase their new or pre-owned boat. These finance contracts are typically funded within 30 days. Trade receivables include amounts due from customers on the sale of boats, parts, service, and storage. Amounts due from manufacturers represent receivables for various manufacturer incentive programs and parts and service work performed pursuant to the manufacturers’ warranties.
Accounts Receivable consisted of the following at September 30:
	2019	2018
	($ in thousands)
Contracts in transit	$8,453	$5,449
Trade and other accounts receivable	1,544	3,519
Manufacturer receivable	5,297	1,921
Total accounts receivable	$15,294	$10,889
As of September 30, 2019 and 2018, all accounts receivable amounts are deemed collectible. Management closely monitors outstanding accounts receivable for collectability based on the age of the receivable and the history of past collections and will write off any balances that are considered to be uncollectable. Historically, these amounts were immaterial and as a result the Company does not maintain an allowance for doubtful accounts.
7	Inventories
Inventories consisted of the following at September 30:
	2019	2018
	($ in thousands)
New vessels	$234,312	$158,909
Used vessels	33,729	18,856
Work in process, parts and accessories	9,297	6,596
Total inventories	$277,338	$184,361

One Water Marine Holdings, LLC and Subsidiaries
Notes to the Consolidated Financial Statements(continued)
8	Property and Equipment
Property and equipment consisted of the following as of September 30:
	2019	2018
	($ in thousands)
Land	$1,066	$4,640
Buildings and improvements	336	2,402
Leasehold improvements	5,197	3,558
Machinery and equipment	4,743	3,837
Office equipment	3,795	2,758
Company vehicles	4,537	3,218
Construction in progress	1,601	1,256
	21,275	21,669
Less accumulated depreciation	(5,321)	(3,082)
	$15,954	$18,587
For the years ended September 30, 2019, 2018 and 2017, depreciation and amortization expense totaled $2.7 million, $1.7 million and $1.1 million, respectively.
9	Identifiable Intangible Assets
Intangible assets are initially measured at fair value on the date of an acquisition and consisted of the following:
Intangibles
($ in thousands)
Balance as of September 30, 2017	$34,712
Intangibles acquired during the year	13,020
Balance as of September 30, 2018	$47,732
Intangibles acquired during the year	13,572
Balance as of September 30, 2019	$61,304
10	Goodwill
Goodwill is initially measured at fair value on the date of an acquisition and consisted of the following:
Goodwill
($ in thousands)
Balance as of September 30, 2017	$81,925
Goodwill acquired during the year	14,255
Balance as of September 30, 2018	$96,180
Goodwill acquired during the year	16,879
Balance as of September 30, 2019	$113,059

One Water Marine Holdings, LLC and Subsidiaries
Notes to the Consolidated Financial Statements(continued)
11	Other Payables and Accrued Expenses
Other payables and accrued expenses consisted of the following at September 30:
	2019	2018
	($ in thousands)
Payroll accrual	$3,999	$3,407
Sales taxes payable	1,870	1,430
Other payables and accrued expenses	4,784	1,096
Acquisition contingent consideration	—	1,058
Accrued interest	5,914	2,773
	$16,567	$9,764
12	Notes Payable — Floor Plan
The Company maintains an ongoing wholesale marine products inventory financing program with a syndicate of banks and administered by Wells Fargo Commercial Distribution Finance, LLC (Wells Fargo). The facility provides a capacity of $292.5 million and $275.0 million, to purchase new and used inventory (boats, engines, and trailers), as of September 30, 2019 and 2018, respectively. The outstanding balance of the facility was $225.4 million and $157.5 million, as of September 30, 2019 and 2018, respectively. Interest on new boats is calculated using the one month LIBOR rate plus an applicable margin of 2.75% to 5.00% depending on the days the boat has been in inventory. Interest on pre-owned boats is calculated at the new boat rate plus 0.25%. Wells Fargo will finance 100.0% of the vendor invoice price for new boats, engines and trailers. The advances are subject to a curtailment payment of 2.5% at 180 days and an additional 3.0% each month thereafter. All boats and engines are on a pay as sold program. Trailers are on a scheduled liquidation program and are paid in 1/3 increments at 90, 120 and 150 days on inventory. All unsold financed units are held as collateral.
13	Long-term Debt and Line of Credit
As part of the transaction with GS and BIP, the Company entered into a $20.0 million multi-draw term loan. The loans are subject to an applicable interest rate of 10.0% per annum. The multi-draw term loan is also subject to a 0.5% unused line fee. The multi-draw term loan shall be repaid in equal consecutive quarterly payments in the annual amount equal to 5.0% of the aggregate principal amount outstanding immediately prior to December 31, 2019. The loan matures on October 28, 2021 and the full principal and any accrued unpaid interest is due in full on that date.
On February 1, 2018, the Company expanded the multi-draw term loan with GS and BIP. The maximum available under the facility was increased from $20.0 million to $50.0 million. The applicable interest rate, maturity, terms, conditions and covenants were unchanged.
On May 1, 2019, the Company expanded the multi-draw term loan with GS and BIP. The maximum available under the facility was increased from $50.0 million to $60.0 million. The applicable interest rate, maturity, terms, conditions and covenants were unchanged.
As part of the transaction with GS and BIP, the Company entered into a $5.0 million revolving line of credit. Advances on the line are subject to an applicable interest rate of 10.0% per annum. Repayments on the revolving line of credit can be made at any time. The loan matures on October 28, 2021 and the full principal and any accrued unpaid interest is due in full on that date.
The term loan and revolving line of credit are collateralized by all real, personal and mixed property (including capital units) of the Company. Under the agreement, the Company is required to be in compliance with various financial covenants. The Company was in compliance with these covenants as of September 30, 2019 and 2018.

One Water Marine Holdings, LLC and Subsidiaries
Notes to the Consolidated Financial Statements(continued)
The table below summarizes the key terms and outstanding balances of long-term debt as of September 30:
	2019	2018
	($ in thousands)
Multi-draw term note payable to Goldman Sachs Specialty Lending Group, L.P. and OWM BIP Investor, LLC, secured and bearing interest at 10.0% per annum. The note requires payments of principal and interest, as discussed above, and is due on October 28, 2021	$58,000	$ 28,605
Revolving note payable to Goldman Sachs Specialty Lending Group, L.P. and OWM BIP Investor, LLC, secured and bearing interest at 10.0% per annum. The note requires payments of interest and principal, as discussed above, and is due on October 28, 2021	—	—
Note payable to Rambo Marine, Inc., unsecured and bearing interest at 7.5% per annum. The note requires annual interest payments, with a balloon payment of principal due on July 1, 2020	3,133	3,133
Note payable to commercial vehicle lenders secured by the value of the vehicles bearing interest at rates ranging from 0.0% to 8.9% per annum. The note requires monthly installment payments of principal and interest ranging from $100 to $4,690 through July 2025	2,371	1,819
Note payable to Central Marine Services, Inc., unsecured and bearing interest at 5.5% per annum. The note requires monthly interest payments, with a balloon payment of principal due on February 1, 2022	2,164	—
Note payable to Marina Mikes, LLC, unsecured and bearing interest at 5.0% per annum. The note requires annual interest payments, with a balloon payment of principal due on June 1, 2020	2,125	2,125
Note payable to Ocean Blue Yacht Sales, unsecured and bearing interest at 5.0% per annum. The note requires quarterly interest payments, with a balloon payment of principal due on February 1, 2022	1,920	—
Note payable to Lab Marine, Inc., unsecured and bearing interest at 6.0% per annum. The note requires annual interest payments, with a balloon payment of principal due on March 1, 2021	1,500	1,500
Note payable to Sunrise Marine, Inc. and Sunrise Marine of Alabama, Inc., unsecured and bearing interest at 6.0% per annum. The note requires annual interest payments, with a balloon payment of principal due on November 1, 2019	1,400	1,400
Note payable to Slalom Shop, LLC, unsecured and bearing interest at 5.0% per annum. The note requires quarterly interest payments, with a balloon payment of principal due on December 1, 2021	1,271	—
Note payable to Bosun's Marine, Inc., unsecured and bearing interest at 4.5% per annum. The note requires annual interest payments with a balloon payment due on June 1, 2021.	1,227	1,227
Note payable to Rebo, Inc., unsecured and bearing interest at 5.5% per annum. The note requires annual interest payments with a balloon payment due on April 1, 2021	1,000	1,000
Note payable to Texas Marine, Inc., unsecured and bearing interest at 4.5% per annum. The note requires annual interest payments, with a balloon payment of principal due on August 1, 2020	815	815
Note payable to Lookout Marine, Inc., unsecured and bearing interest at 4.0% per annum. The note was paid in full during 2019	—	650
Note payable to Lookout Marine, Inc., unsecured and bearing interest at 4.0% per annum. The note was paid in full during 2019	—	488
Note payable to USA Marine Sales, Inc., unsecured and bearing interest at 1.0% per annum. Repayment of the note was contingent upon certain performance metrics that were not met and the note was settled during 2019	—	211
	$76,926	$42,973
Less current portion	(11,124)	(1,890)
Less unamortized portion of debt issuance costs	(1,013)	(1,129)
	$64,789	$39,954

One Water Marine Holdings, LLC and Subsidiaries
Notes to the Consolidated Financial Statements(continued)
Principal repayment requirements of long-term debt at September 30, 2019 are as follows:
For the year ending September 30:	($ in thousands)
2020	$11,124
2021	7,075
2022	58,204
2023	356
2024	157
Thereafter	10
76,926
Less: Unamortized portion of capitalized debt issuance costs	(1,013)
$75,913
Debt issuance costs are amortized on a straight-line basis over the life of the loan, which approximates the effective interest method. During 2019 and 2018, the Company capitalized loan costs of $0.2 million and $0.7 million, respectively, and had accumulated amortization of $0.7 million and $0.4 million as of September 30, 2019 and 2018, respectively. Amortization for the fiscal years ended September 30, 2019, 2018 and 2017 amounted to $0.3 million, $0.2 million and $0.2 million, respectively, and is included in interest expense.
14	Equity-Based Compensation
The Company accounts for equity-based compensation plans in accordance with the provisions of FASB ASC 718, “Compensation — Stock Compensation”. Equity-based awards are designed to reward employees for their long-term contributions to the Company and to provide incentives for them to remain with the Company. Valuation models are utilized to value all equity-based compensation. Compensation for awards are measured at fair value on the grant date based on the number of shares expected to vest. The Company recognizes compensation cost for all awards on a straight-line basis over the requisite service period of the award.
The Company has issued Profit in Interests awards to select members of executive management. These awards are for Class B units which represent non-voting units. These awards vest over three to five years and are designed to motivate and retain the executives through long-term performance incentives. Profit in Interests awards are as follows:
	Non-Vested Profits in Interests	Vested Profits in Interests	Weighted Average Grant Date Fair Value Per Share
Balance as of September 30, 2017	3,500	—	$356
Granted	2,529	—	193
Forfeited	(2,187)	—	189
Vested	(513)	513	437
Balance as of September 30, 2018	3,329	513	$352
Vested	(756)	756	366
Balance as of September 30, 2019	2,573	1,269	$348
There were no awards granted during the year ended September 30, 2019. During the year ended September 30, 2018, there were 5 awards granted totaling 2,529 units awarded with a grant date fair value of $0.5 million. The Company engaged a valuation specialist to assist management in completing a fair value measurement of equity and equity-based awards using a combination of a market and income approaches to arrive at fair value. These approaches use earnings multiples of comparable public companies, the Company’s 5-year income projections and weighted average cost of capital, as the main inputs to the valuation. There were 2,188 unit awards with a grant date fair value or $0.4 million forfeited during the year ended September 30, 2018. There were 756 and 513 unit awards which vested during the years ended September 30, 2019 and 2018

One Water Marine Holdings, LLC and Subsidiaries
Notes to the Consolidated Financial Statements(continued)
with a grant date fair value of $0.3 million and $0.2 million, respectively. For the year ended September 30, 2019 and 2018, $0.2 million and $0.2 million was expensed related to equity awards. The Company expects to recognize $0.5 million of compensation cost related to non-vested equity awards over a weighted-average period of 1.4 years.
During the year ended September 30, 2017, there were 3 awards granted totaling 2,500 units awarded with a grant date fair value of $0.5 million. For the year ended September 30, 2017, $0.4 million was expensed for compensation cost related to non-vested equity awards.
15	Retirement Plan
The Company offers a 401(k) retirement plan to its full-time employees over the age of 21. The Company currently makes discretionary matching contributions of 50.0% for the first 4.0% of employee salary deferrals. The Company made discretionary contributions of $0.6 million, $0.4 million and $0.3 million for the years ended September 30, 2019, 2018 and 2017, respectively.
16	Fair Value Measurements
In determining fair value, OneWater LLC uses various valuation approaches including market, income and/or cost approaches. FASB standard “Fair Value Measurements” (Topic 820) establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are those that reflect the Company’s expectation of the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:
Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities that OneWater LLC has the ability to access. Assets utilizing Level 1 inputs include marketable securities that are actively traded.
Level 2 – Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement. Asset and liability measurements utilizing Level 3 inputs include those used in estimating fair value of non-financial assets and non-financial liabilities in purchase acquisitions, those used in assessing impairment of property, plant and equipment and other intangibles and those used in the reporting unit valuation in the annual goodwill impairment evaluation contingent consideration and those used in the valuation of the warrant liability.
The availability of observable inputs can vary and is affected by a wide variety of factors. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment required in determining fair value is greatest for assets and liabilities categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed is determined based on the lowest level input that is significant to the fair value measurement. Fair value measurements can be volatile based on various factors that may or may not be within the Company’s control.

One Water Marine Holdings, LLC and Subsidiaries
Notes to the Consolidated Financial Statements(continued)
17	Members’ Equity
The Company was organized as a Delaware limited liability company on March 28, 2014. Each member’s liability is limited to its capital contribution. Within members’ equity, there are three classes of membership units as follows:
	Units Outstanding	Equity Interest
Common Voting Membership Interests (Class A)	73,140	73.1%
Common Non-Voting Membership Interests (Class B)	1,860	1.9%
Investor Voting Warrants	25,000	25.0%
	100,000	100.0%
Investor Voting Warrants
In connection with the transaction discussed in the Investors footnote, the Company issued 25,000 OneWater LLC common unit warrants in exchange for $1.0 million. The common unit warrants have a ten-year life from the date of issuance and provide the holders with a put right after 5 years, or potentially earlier, under certain circumstances. The holders of the warrants maintain full voting rights in OneWater LLC. The common unit warrants can be exercised for $0.0001 per unit in exchange for cash or common units of OneWater LLC. As the common unit warrants may be settled in cash at the election of the holder, the fair value of the common unit warrants has been included in warrant liability in the accompanying consolidated balance sheet.
The Company engaged a third-party valuation specialist to assist management in performing a valuation of the fair value of the common unit warrants outstanding. Accordingly, the warrant liability has been accounted for based on inputs that are unobservable and significant to the overall fair value measurement (Level 3). The valuation considered both a market and a discounted cash flows approach in arriving at the fair value of the common unit warrants. As of September 30, 2019 and 2018, the fair value of the warrant liability was $50.9 million and $52.2 million, respectively. The Company recognized (income) expense of $(1.3) million, $33.2 million and $18.1 million for the years ended September 30, 2019, 2018 and 2017, respectively, and this increase in the fair value was recorded as a change in the fair value of warrants in the accompanying consolidated statements of operations.
OneWater LLC Preferred Distribution
During the year ended September 30, 2015, the Company amended the Limited Liability Company Agreement to require a payment to a founding common member in the form of a preferred distribution of $3.8 million prior to any distributions to common members (including the founding common member that will receive the preferred distribution). This preferred distribution is paid only if and when distributions are declared by the Company’s Board of Directors. As of September 30, 2016, the balance of the preferred distribution was $3.8 million.
During the year ended September 30, 2017, the Limited Liability Company Agreement was amended. Under the terms of the amendment, the preferred distribution will accrue interest at the rate of 5.0% per annum, compounded quarterly commencing on December 31, 2016. If and when distributions are declared by the Board of Directors, the preferred distribution shall be paid until the aggregate preferred distribution is reduced to zero. In the event of liquidation, the Company’s property shall be distributed among the members to first satisfy any remaining preferred distribution and thereafter in accordance with their ownership interest within 90 days after the event of liquidation.
As of September 30, 2019 and 2018, the unpaid balance of the preferred distribution was $3.2 million and $3.4 million, respectively. The 5% cumulative interest on the preferred distribution is recognized as a distribution when declared by the Board of Directors. As of September 30, 2019 and 2018, unpaid cumulative interest on the preferred distribution was zero.

One Water Marine Holdings, LLC and Subsidiaries
Notes to the Consolidated Financial Statements(continued)
Non-Controlling Interest
On June 1, 2018, the Company purchased Bosun’s Marine, a Massachusetts based boat retailer through its subsidiary BAO. The former owner of Bosun’s Marine invested $2.5 million of the purchase price to obtain a 25.0% ownership interest in BAO, with no voting rights in the subsidiary BAO. The results of operations for Bosun’s Marine have been included in the Company’s consolidated financial statements from that date and the former owner’s minority interest in the subsidiary BAO has been recorded accordingly.
On August 1, 2017, the Company purchased South Shore Marine, an Ohio based boat retailer through its subsidiary SSAO. The former owner of South Shore Marine invested $1.8 million of the purchase price to obtain a 25.0% ownership interest in SSAO, with no voting rights in the subsidiary SSAO. The results of operations for South Shore Marine have been included in the Company’s consolidated financial statements from that date and the former owner’s minority interest in the subsidiary SSAO has been recorded accordingly.
Dividend Restrictions
Under the credit agreement with GS and BIP and the redeemable preferred interest agreement, the Company and its subsidiaries are generally restricted from making cash dividends or distributions and are required to obtain consent from GS and BIP prior to the payment of dividends, excluding distributions related to the payment of taxes by members and payments of the preferred dividends. These restrictions apply to all income and net assets of the Company and its consolidated subsidiaries. Additionally, certain of the Company’s subsidiaries designated as “Dealers” under its inventory financing program are generally restricted from incurring indebtedness, including certain restrictions on intercompany loans or advances.
18	Redeemable Preferred Interest in Subsidiary
On September 1, 2016, the Company organized OWAO. As of September 30, 2016, OWAO was not funded. In conjunction with the new investor described in the Investors footnote, OneWater LLC contributed a majority of its assets, including subsidiaries operating all of its retail operations, to OWAO in return for 100,000 common units. Additionally, as a part of the transaction described in the Investors footnote, OWAO issued 68,000 preferred units in OWAO to GS and BIP. The preferred interest has a stated 10.0% rate of return and there is no allocation of profits in excess of the stated return. The preferred interests are not convertible but may be redeemed by the holder after 5 years or upon certain triggering events at face value plus accrued interest.
The Company has classified the redeemable preferred interest as temporary equity in the consolidated balance sheets. The discount on the issuance of the redeemable preferred interest is being accreted to retained common interests as a dividend from the date of issuance through the fifth anniversary of the issuance date.
19	Contingencies and Commitments
The Company recorded rent expense of $10.1 million, $8.0 million and $6.0 million during the years ended September 30, 2019, 2018 and 2017, respectively. The Company leases certain facilities and equipment under noncancelable operating lease agreements having terms in excess of one year expiring through 2031.
Future minimum lease payments under these noncancelable leases as of September 30, 2019, are summarized as follows:
For the year ending September 30:	($ in thousands)
2020	$10,261
2021	9,407
2022	8,799
2023	8,473
2024	8,317
Thereafter	55,793
$101,050

One Water Marine Holdings, LLC and Subsidiaries
Notes to the Consolidated Financial Statements(continued)
Sale and Leaseback
In accordance with ASC 840-40 “Sales-Leaseback Transactions,” at September 30, 2019 the Company has a deferred gain of $1.7 million, related to the sale and leaseback of certain operating facilities and equipment. The deferred gain is being amortized over the life of the leases through July 2024. The Company recognized a loss of $1.4 million related to the sale and leaseback of certain operating facilities and equipment. Total proceeds from sales and leaseback in Fiscal 2019 were $15.6 million.
Acquisition Contingent Consideration
A portion of the purchase price of the Texas Marine and Grande Yachts acquisitions was contingent upon certain performance criteria. There were no outstanding contingencies recorded as of September 30, 2019. As of September 30, 2018, the Company has recorded an estimate of contingent consideration for Texas Marine and Grande Yachts of $2.6 million and $0.9 million, respectively. The acquisition contingent consideration liability has been accounted for based on inputs that are unobservable and significant to the overall fair value measurement (Level 3). These amounts have been recorded in other payables and accrued expenses and other long-term liabilities in the consolidated financial statements.
Employment Agreements
The Company is party to employment agreements with certain executives, which provide for compensation, other benefits and severance payments under certain circumstances. The Company also has consulting and noncompete agreements in place with previous owners of acquired companies.
Claims and Litigation
The Company is involved in various legal proceedings as either the defendant or plaintiff. Due to their nature, such legal proceedings involve inherent uncertainties including, but not limited to, court rulings, negotiations between the affected parties and other actions. Management assesses the probability of losses or gains for such contingencies and accrues a liability and/or discloses the relevant circumstances as appropriate. In the opinion of management, it is not reasonably probable that the pending litigation, disputes or claims against the Company, if decided adversely, will have a material adverse effect on its financial condition, results of operations or cash flows. Additionally, based on the Company’s review of the various types of claims currently known, there is no indication of a material reasonably possible loss in excess of amounts accrued. The Company currently does not anticipate that any known claim will materially adversely affect our financial condition, liquidity, or results of operations. However, the outcome of any matter cannot be predicted with certainty, and an unfavorable resolution of one or more matters presently known or arising in the future could have a material adverse effect on the Company’s financial condition, liquidity or results of operations.
Risk Management
The Company is exposed to various risks of loss related to torts; theft of, damage to, and destruction of assets; errors and omissions and natural disasters for which the Company carries commercial insurance. There have been no significant reductions in coverage from the prior year and settlements have not exceeded coverage in the past years.
Major Vendors
Sales of new boats from the Company’s top ten brands represents approximately 40.4%, 40.0% and 44.7% of total sales for the years ended September 30, 2019, 2018 and 2017, respectively, making them major suppliers of the Company.

One Water Marine Holdings, LLC and Subsidiaries
Notes to the Consolidated Financial Statements(continued)
20	Related Party Transactions
In accordance with agreements approved by the Board of Directors of the Company, we purchased inventory, in conjunction with our retail sale of the products, from certain entities affiliated with common members of the Company. For the years ended September 30, 2019, 2018 and 2017, $30.8 million, $34.2 million and $4.9 million, respectively, in total purchases were incurred under these arrangements. A subsidiary of the Company holds a warrant to purchase one such entity for fair value that expires on March 1, 2021.
In accordance with agreements approved by the Board of Directors of the Company, certain entities affiliated with common members of the Company receive fees for rent of commercial property. For the years ended September 30, 2019, 2018 and 2017, $2.1 million, $2.0 million and $2.2 million, respectively, in total expenses were incurred under these arrangements.
In accordance with agreements approved by the Board of Directors of the Company, the Company received fees from certain entities and individuals affiliated with common members of the Company for goods and services. For the years ended September 30, 2019, 2018 and 2017, $2.9 million, $2.1 million and $0.9 million, respectively, were recorded under these arrangements.
In accordance with agreements approved by the Board of Directors of the Company, the Company made payments to certain entities and individuals affiliated with common members of the Company for goods and services. For the years ended September 30, 2019, 2018 and 2017, $1.0 million, $1.0 million and $0.7 million, respectively, were recorded under these arrangements. Included in these amounts and in connection with our notes payable floor plan financing, our Chief Executive Officer was paid a guarantee fee of $0.7 million, $0.5 million and $0.3 million for each of the years ended September 30, 2019, 2018 and 2017, respectively, for his personal guarantee associated with this arrangement.
In connection with transactions noted above, the Company was due certain amounts as recorded within accounts receivable as of September 30, 2019, 2018, and 2017, of $0.1 million, $0.9 million and $0.5 million, respectively.
21	Subsequent events
Management evaluated events occurring subsequent to September 30, 2019 through January 6, 2020, the date these consolidated financial statements were available for issuance and other than as noted below determined that no material recognizable subsequent events occurred.
Notes Payable - Floor plan
The Company maintains an ongoing wholesale marine products inventory financing program with a syndicate of banks and administered by Wells Fargo Commercial Distribution Finance, LLC (Wells Fargo). On November 26, 2019 the Company increased the capacity of the facility to $392.5 million from $292.5 million, to purchase new and used inventory (boats, engines, and trailers). The other terms and conditions of the facility, including interest rate and covenants, remain unchanged.

OneWater Marine Inc.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
OneWater Marine Inc.
Opinion on the financial statements
We have audited the accompanying balance sheets of OneWater Marine Inc. (a Delaware corporation) (the “Company”) as of September 30, 2019 and April 3, 2019 (date of inception) and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2019 and April 3, 2019 in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2019.
Atlanta, Georgia
January 6, 2020

OneWater Marine Inc.
Balance Sheets
	September 30, 2019	April 3, 2019

Assets
Cash	$10	$10
Total assets	$10	$10

Liabilities and Stockholder’s Equity

Commitments and Contingencies (Note 4)

Stockholder’s Equity:
Common stock, $0.01 par value per share, 1,000 shares authorized, 1,000 shares issued and outstanding at September 30, 2019 and April 3, 2019	$10	$10
Total liabilities and stockholder’s equity	$10	$10
The accompanying notes are an integral part of these financial statements.

OneWater Marine Inc.
Notes to Balance Sheets
1	Organization
OneWater Marine Inc. (the “Company”) was incorporated in Delaware on April 3, 2019 and was a wholly owned subsidiary of One Water Marine Holdings, LLC (“OneWater LLC”) as of April 3, 2019 and September 30, 2019. Pursuant to a reorganization into a holding company structure, the Company will be a holding company and its sole material asset will be a minority equity interest in OneWater LLC, which holds all of the equity interest in One Water Assets & Operations (“OWAO”). As the sole managing member of OneWater LLC, the Company will operate and control all of the business and affairs of OneWater LLC, and through OneWater LLC and its subsidiaries, conduct its business.
2	Summary of Significant Accounting Policies
Basis of Presentation
The balance sheets were prepared in conformity with U.S. generally accepted accounting principles. Separate statements of operations, changes in stockholder’s equity and cash flows have not been presented because the Company has not engaged in any business or other activities except in connection with its formation and initial capitalization.
3	Stockholder’s Equity
The Company is authorized to issue 1,000 shares of common stock, par value $0.01 per share, all of which were issued and outstanding as of April 3, 2019 and September 30, 2019. On April 3, 2019, the Company issued 1,000 shares of common stock to OneWater LLC for $10.00.
4	Commitments and Contingencies
We did not have any commitments or contingencies as of April 3, 2019 or September 30, 2019.
5	Subsequent Events
Management evaluated events occurring subsequent to September 30, 2019 through January 6, 2020, the date these financial statements were available for issuance and determined that no material recognizable subsequent events occurred.

Onewater Marine Inc.
Condensed Consolidated Balance Sheets
($ in thousands, except par value and share data)
(Unaudited)
	June 30, 2020	September 30, 2019
Assets
Current assets:
Cash	$87,989	$11,108
Restricted cash	3,080	384
Accounts receivable	57,439	15,294
Inventories	171,300	277,338
Prepaid expenses and other current assets	10,880	9,969
Total current assets	330,688	314,093
Property and equipment, net	16,785	15,954
Other assets:
Deposits	356	345
Deferred tax asset	2,845	—
Identifiable intangible assets	61,304	61,304
Goodwill	113,059	113,059
Total other assets	177,564	174,708
Total assets	$525,037	$504,755
Liabilities and Stockholders’ and Members’ Equity
Current liabilities:
Accounts payable	$25,154	$5,546
Other payables and accrued expenses	20,414	16,567
Customer deposits	12,851	4,880
Notes payable – floor plan	176,061	225,377
Current portion of long-term debt	8,435	11,124
Total current liabilities	242,915	263,494
Long-term Liabilities:
Other long-term liabilities	1,512	1,598
Warrant liability	—	50,887
Long-term debt, net of current portion and unamortized debt issuance costs	108,780	64,789
Total liabilities	353,207	380,768
Redeemable preferred interest in subsidiary	—	86,018
Stockholders’ and Members’ Equity:
Members’ equity	—	31,770
Preferred stock, $0.01 par value, 1,000,000 shares authorized, none issued and outstanding as of June 30, 2020 and September 30, 2019	—	—
Class A common stock, $0.01 par value, 40,000,000 shares authorized, 6,087,906 shares issued and outstanding as of June 30, 2020 and none issued and outstanding as of September 30, 2019	61	—
Class B common stock, $0.01 par value, 10,000,000 shares authorized, 8,462,392 shares issued and outstanding as of June 30, 2020 and none issued and outstanding as of September 30, 2019	85	—
Additional paid-in capital	56,683	—
Retained earnings	15,452	—
Total stockholders’ equity attributable to OneWater Marine Inc. and members’ equity	72,281	31,770
Equity attributable to non-controlling interests	99,549	6,199
Total stockholders’ and members’ equity	171,830	37,969
Total liabilities, stockholders’ and members’ equity	$525,037	$504,755

Onewater Marine Inc.
Condensed Consolidated Statements of Operations
($ in thousands except per share data)
(Unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Revenues
New boat sales	$286,984	$180,668	$512,999	$375,160
Pre-owned boat sales	85,907	66,114	166,720	122,043
Finance & insurance income	16,639	10,007	29,047	18,525
Service, parts & other sales	18,743	18,035	43,168	43,144
Total revenues	408,273	274,824	751,934	558,872
Cost of sales (exclusive of depreciation and amortization shown separately below)
New boat cost of sales	233,377	148,227	418,766	308,329
Pre-owned boat cost of sales	70,866	55,477	138,895	102,196
Service, parts & other cost of sales	9,345	8,389	22,815	22,573
Total cost of sales	313,588	212,093	580,476	433,098
Selling, general and administrative expenses	43,152	34,713	103,738	83,890
Depreciation and amortization	824	691	2,375	1,883
Transaction costs	31	419	3,393	1,161
Gain on settlement of contingent consideration	—	(19)	—	(1,674)
Income from operations	50,678	26,927	61,952	40,514
Other expense (income)
Interest expense – floor plan	2,298	2,734	7,482	6,730
Interest expense – other	3,082	1,869	7,392	4,391
Change in fair value of warrant liability	—	(10,373)	(771)	(2,773)
Other (income) expense, net	(61)	17	106	(73)
Total other expense (income), net	5,319	(5,753)	14,209	8,275
Income before income tax expense	45,359	32,680	47,743	32,239
Income tax expense	4,737	—	5,209	—
Net income	40,622	32,680	42,534	32,239
Less: Net income attributable to non-controlling interests	—	(772)	(350)	(1,318)
Net income attributable to One Water Marine Holdings, LLC		$31,908		$30,921
Less: Net income attributable to non-controlling interests of One Water Marine Holdings, LLC	(26,255)		(26,732)
Net income attributable to OneWater Marine Inc	$14,367		$15,452
Earnings per share of Class A common stock – basic(1)	$2.36		$2.54
Earnings per share of Class A common stock – diluted(1)	$2.36		$2.54
Basic weighted-average shares of Class A common stock outstanding(1)	6,088		6,088
Diluted weighted-average shares of Class A common stock outstanding(1)	6,097		6,093
(1)
Represents earnings per share of Class A common stock and weighted-average shares of Class A common stock outstanding for the period from February 11, 2020 through June 30, 2020, the period following the Organizational Transactions (as defined below) and OneWater Marine Inc.’s initial public offering. See Note 9.

Onewater Marine Inc.
Condensed Consolidated Statements of Stockholders’ And Members’ Equity
($ in thousands)
(Unaudited)
Nine Months Ended June 30, 2020	Stockholders’ and Members’ Equity
			Class A Common Stock		Class B Common Stock
	Redeemable Preferred Interest in Subsidiary	Members’ Equity	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Retained Earnings	Non- controlling Interest	Total Stockholders’ and Members’ Equity
Balance at September 30, 2019	$86,018	$31,770	—	$—	—	$—	$—	$—	$6,199	$37,969
Net (loss) income	—	(1,314)	—	—	—	—	—	—	247	(1,067)
Distributions to members	(1,310)	(189)	—	—	—	—	—	—	(732)	(921)
Accumulated unpaid preferred returns	2,183	(2,183)	—	—	—	—	—	—	—	(2,183)
Accretion of redeemable preferred and issuance costs	162	(162)	—	—	—	—	—	—	—	(162)
Equity-based compensation	—	39	—	—	—	—	—	—	—	39
Balance at December 31, 2019	87,053	27,961	—	—	—	—	—	—	5,714	33,675
Net (loss) income prior to organizational transactions	—	(81)	—	—	—	—	—	—	103	22
Distributions to members prior to organizational transactions	—	(120)	—	—	—	—	—	—	(1)	(121)
Accumulated unpaid preferred returns prior to organizational transactions	1,004	(1,004)	—	—	—	—	—	—	—	(1,004)
Accretion of redeemable preferred and issuance costs prior to organizational transactions	74	(74)	—	—	—	—	—	—	—	(74)
Equity-based compensation prior to organizational transactions	—	616	—	—	—	—	—	—	—	616
Effect of organizational transactions	(88,131)	(27,298)	6,088	61	8,462	85	56,567	—	73,018	102,433
Equity-based compensation subsequent to organizational transactions	—	—	—	—	—	—	163	—	—	163
Net income subsequent to organizational transactions	—	—	—	—	—	—	—	1,085	1,872	2,957
Balance at March 31, 2020	—	—	6,088	61	8,462	85	56,730	1,085	80,706	138,667
Net income	—	—	—	—	—	—	—	14,367	26,255	40,622
Distributions	—	—	—	—	—	—	—	—	(7,412)	(7,412)
Effect of organizational transactions	—	—	—	—	—	—	(827)	—	—	(827)
Equity-based compensation	—	—	—	—	—	—	780	—	—	780
Balance at June 30, 2020	$—	$—	6,088	$61	8,462	$85	$56,683	$15,452	$99,549	$171,830
Balance at September 30, 2018	$79,965	$15,963	—	$—	—	$—	$—	$—	$5,093	$21,056
Net income	—	2,234	—	—	—	—	—	—	276	2,510
Distributions to members	(823)	(126)	—	—	—	—	—	—	(500)	(626)
Accumulated unpaid preferred returns	2,057	(2,057)	—	—	—	—	—	—	—	(2,057)
Accretion of redeemable preferred and issuance costs	157	(157)	—	—	—	—	—	—	—	(157)
Equity based compensation	—	39	—	—	—	—	—	—	—	39
Balance at December 31, 2018	81,356	15,896	—	—	—	—	—	—	4,869	20,765
Net (loss) income	—	(3,221)	—	—	—	—	—	—	270	(2,951)
Distributions to members	—	(1,099)	—	—	—	—	—	—	—	(1,099)
Accumulated unpaid preferred returns	2,108	(2,108)	—	—	—	—	—	—	—	(2,108)
Accretion of redeemable preferred and issuance costs	156	(156)	—	—	—	—	—	—	—	(156)
Equity-based compensation	—	38	—	—	—	—	—	—	—	38
Balance at March 31, 2019	$83,620	$9,350	—	$—	—	$—	$—	$—	$5,139	$14,489
Net income	—	31,908	—	—	—	—	—	—	772	32,680
Distributions to members	(1,708)	(8,162)	—	—	—	—	—	—	—	(8,162)
Accumulated unpaid preferred returns	2,161	(2,161)	—	—	—	—	—	—	—	(2,161)
Accretion of redeemable preferred and issuance costs	157	(157)	—	—	—	—	—	—	—	(157)
Equity based compensation	—	39	—	—	—	—	—	—	—	39
Balance at June 30, 2019	$84,230	$30,817	—	$—	—	$—	$—	$—	$5,911	$36,728

Onewater Marine Inc.
Condensed Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)
For the Nine Months Ended June 30	2020	2019
Cash flows from operating activities
Net income	$42,534	$32,239
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,375	1,883
Equity-based awards	1,598	116
Loss on asset disposals	60	47
Change in fair value of long-term warrant liability	(771)	(2,773)
Non-cash interest expense	6,178	2,404
Non-cash gain on settlement of contingent consideration	—	(1,674)
(Increase) decrease in assets:
Accounts receivable	(42,145)	(19,939)
Inventories	106,038	(43,191)
Prepaid expenses and other current assets	(3,557)	(987)
Deposits	(11)	15
Increase (decrease) in liabilities:
Accounts payable	19,608	4,921
Other payables and accrued expenses	12,718	4,014
Customer deposits	7,971	(99)
Net cash provided by (used in) operating activities	152,596	(23,024)
Cash flows from investing activities
Purchases of property and equipment and construction in progress	(3,923)	(5,913)
Proceeds from disposal of property and equipment	1,616	70
Cash used in acquisitions	—	(2,146)
Net cash used in investing activities	(2,307)	(7,989)
Cash flows from financing activities
Net (payments) borrowings from floor plan	(49,316)	49,263
Proceeds from long-term debt	49,307	12,070
Payments on long-term debt	(19,380)	(7,022)
Payments of debt issuance costs	(1,762)	(203)
Payments of offering costs	(5,217)	—
Payment of acquisition contingent consideration	(1,457)	—
Distributions to redeemable preferred interest members and redemption of redeemable preferred interest	(90,503)	(2,531)
Proceeds from issuance of Class A common stock sold in initial public offering, net of underwriting discounts and commissions	59,234
Distributions to members	(11,618)	(9,887)
Net cash (used in) provided by financing activities	(70,712)	41,690
Net change in cash	79,577	10,677
Cash and restricted cash at beginning of period	11,492	15,757
Cash and restricted cash at end of period	$91,069	$26,434
Supplemental cash flow disclosures
Cash paid for interest	$8,696	$8,717
Noncash items
Acquisition purchase price funded by long-term debt	$—	$18,800
Acquisition purchase price funded by seller notes payable	—	8,274
Purchase of property and equipment funded by long-term debt	1,046	1,040

OneWater Marine Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
1.	Description of Company and Basis of Presentation
Description of the Business
OneWater Marine Inc. (“OneWater Inc”) was incorporated in Delaware on April 3, 2019 and was a wholly-owned subsidiary of One Water Marine Holdings, LLC (“OneWater LLC”). Pursuant to a reorganization into a holding company structure for the purpose of facilitating an initial public offering (the “Offering”) and related transactions in order to carry on the business of OneWater LLC and its subsidiaries (together with OneWater Marine Inc., the “Company”), OneWater Inc is the holding company and its sole material asset is the minority equity interest in OneWater LLC. OneWater LLC was organized as a limited liability company under the law of the State of Delaware in 2014 and is the parent company of One Water Assets & Operations (“OWAO”), and its wholly-owned subsidiaries.
The Company is one of the largest recreational boat retailers in the United States. The Company engages primarily in the retail sale, brokerage, and service of new and pre-owned boats, motors, trailers, marine parts and accessories, and offers slip and storage accommodations in certain locations. The Company also arranges related boat financing, insurance, and extended service contracts for customers with third-party lenders and insurance companies. As of June 30, 2020, the Company operates a total of 63 stores in eleven states, consisting of Alabama, Florida, Georgia, Kentucky, Maryland, Massachusetts, New York, North Carolina, Ohio, South Carolina, and Texas.
Operating results are generally subject to seasonal variations. Demand for products is generally highest during the third and fourth quarters of the fiscal year and, accordingly, revenues are generally expected to be higher during these periods. General economic conditions and consumer spending patterns can negatively impact the Company’s operating results. Unfavorable local, regional, national, or global economic developments, global public health concerns or uncertainties could reduce consumer spending and adversely affect the Company’s business. Consumer spending on discretionary goods may also decline as a result of lower consumer confidence levels, even if prevailing economic conditions are otherwise favorable. Economic conditions in areas in which the Company operates stores, particularly in the Southeast, can have a major impact on the Company’s overall results of operations. Local influences such as corporate downsizing, inclement weather such as hurricanes and other storms, environmental conditions, and other events could adversely affect the Company’s operations in certain markets and in certain periods. Any extended period of adverse economic conditions or low consumer confidence is likely to have a negative effect on the Company’s business.
Sales of new boats from the Company’s top ten brands represent 43.7% and 41.0% of total sales for the three months ended June 30, 2020 and 2019, respectively, and 40.9% and 40.6% of total sales for the nine months ended June 30, 2020 and 2019, respectively, making them major suppliers of the Company. Of this amount, Malibu Boats, Inc., including its brands Malibu, Axis, Cobalt and Pursuit, accounted for 18.4% and 16.1% of consolidated revenue for the three months ended June 30, 2020 and 2019, respectively, and 17.0% and 15.8% of consolidated revenue for the nine months ended June 30, 2020 and 2019, respectively. As is typical in the industry, the Company contracts with most manufacturers under renewable annual dealer agreements, each of which provides the right to sell various makes and models of boats within a given geographic region. Any change or termination of these agreements, or the agreements discussed above, for any reason, or changes in competitive, regulatory, or marketing practices, including rebate or incentive programs, could adversely affect results of operations. Pre-owned boats are usually trade-ins from retail customers who are purchasing a boat from the Company.
Initial Public Offering
On February 11, 2020, OneWater Inc completed its Offering of 5,307,693 shares of Class A common stock, par value $0.01 per share (the “Class A common stock”), which includes the exercise in full of the underwriters’ option to purchase up to 692,308 additional shares of Class A common stock pursuant to the Underwriting Agreement, at a price to the public of $12.00 per share. After deducting underwriting discounts and commissions, OneWater Inc received net proceeds of $59.2 million. OneWater Inc contributed all of the net proceeds of the Offering received to OneWater LLC in exchange for limited liability company interests in OneWater LLC

OneWater Marine Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
(“LLC Units”). OneWater LLC used the net proceeds, cash on hand and borrowings under its Amended and Restated Credit and Guaranty Agreement by and among OneWater Inc, OneWater LLC and its subsidiaries, with Goldman Sachs Specialty Lending Group, L.P. (i) to pay $3.2 million to one Legacy Owner in exchange for the surrender of a preferred distribution right and (ii) to contribute cash to OWAO in exchange for additional units therein, and OWAO used such cash to fully redeem the preferred interest in subsidiary held by Goldman Sachs & Co. LLC and certain of its affiliates (collectively, “Goldman”) and affiliates of The Beekman Group (“Beekman”). Additionally, the Company provided certain of the existing owners of OneWater LLC, including Goldman and Beekman and certain members of the Company’s management team, the right to receive a tax distribution to cover taxable income arising as a result of OneWater LLC’s operating income through the period ending on the date of the closing of the Offering.
Organizational Transactions
In connection with the Offering and the related reorganization, OneWater Inc and OneWater LLC completed the following transactions (collectively, the “Organizational Transactions”):
•
OneWater LLC amended and restated its limited liability company agreement (the “Limited Liability Company Agreement”) to, among other things, provide for a single class of common units representing ownership interests in OneWater LLC and provide a mechanism pursuant to which holders of OneWater LLC Units (“LLC Unitholders”) may exchange LLC Units, together with an equal number of shares of Class B common stock, par value $0.01 per share (the “Class B common stock”), of OneWater Inc, for shares of Class A common stock of OneWater Inc on a one-for-one basis or, at OneWater LLC’s election, cash;

•
OneWater Inc amended and restated its certificate of incorporation and bylaws to, among other things, authorize (i) 40,000,000 shares of Class A common stock, par value $0.01 per share, (ii) 10,000,000 shares of Class B common stock, par value $0.01 per share, and (iii) 1,000,000 shares of Preferred stock, par value $0.01 per share (the “Preferred stock”). Shares of Class A common stock have one vote per share and have economic rights. Shares of Class B common stock have no economic rights, but have one vote per share;

•
Legacy Owners (references made herein to “Legacy Owners” refer to the owners of OneWater LLC as they existed immediately prior to OneWater Inc’s public offering) exchanged their existing membership interests in OneWater LLC for LLC Units;

•	Certain Legacy Owners contributed, directly or indirectly, their OneWater LLC Units to OneWater Inc in exchange for 780,213 shares of Class A common stock;
•
OneWater Inc entered into a tax receivable agreement (the “Tax Receivable Agreement”) with certain of the Legacy Owners that will continue to be LLC Unitholders. See Note 11 for additional details regarding the Tax Receivable Agreement; and

•
In connection with the Offering, the Board of Directors of OneWater Inc (the “Board”) adopted a long-term incentive plan (the “LTIP”) to incentivize individuals providing services to OneWater Inc and its subsidiaries and affiliates. The total number of shares reserved for issuance under the LTIP that may be issued pursuant to incentive stock options (which generally are stock options that meet the requirements of Section 422 of the Internal Revenue Code (the “Code”)) is 1,385,799. The LTIP is administered by the Board, except to the extent the Board elects a committee of directors to administer the LTIP.

Principles of Consolidation
As the sole managing member of OneWater LLC, OneWater Inc operates and controls all of the businesses and affairs of OneWater LLC, and through OneWater LLC and its subsidiaries One Water Assets and Operations, South Shore Assets and Operations, Bosun’s Assets and Operations, Singleton Assets and Operations, Legendary Assets and Operations, South Florida Assets and Operations and Midwest Assets and Operations (collectively, the

OneWater Marine Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
“Subsidiaries”), conducts its business. As a result, OneWater Inc consolidates the financial results of OneWater LLC and its subsidiaries and reports non-controlling interests related to the portion of LLC Units not owned by OneWater Inc, which will reduce net income (loss) attributable to OneWater Inc’s Class A stockholders. As of June 30, 2020, OneWater Inc owned 41.8% of the economic interest of OneWater LLC.
Basis of Financial Statement Preparation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial statements, which do not include all the information and notes required by such accounting principles for annual financial statements. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in the prospectus filed by OneWater Inc with the SEC on February 10, 2020 in accordance with Rule 424(b) of the Securities Exchange Act of 1933. All adjustments, consisting of only normal recurring adjustments considered necessary for fair presentation, have been reflected in these unaudited condensed consolidated financial statements.
All intercompany transactions have been eliminated in consolidation. In addition, certain reclassifications of amounts previously reported have been made to the accompanying unaudited condensed consolidated financial statements in order to conform to current presentation. The Company operates on a fiscal year basis with the first day of the fiscal year being October 1, and the last day of the year ending on September 30. Additionally, since there are no differences between net income and comprehensive income, all references to comprehensive income have been excluded from the accompanying unaudited condensed consolidated financial statements.
As discussed above, as a result of the Organizational Transactions, the Company is the sole managing member for OneWater LLC and consolidates OneWater LLC and its subsidiaries. The financial statements for periods prior to the Offering and the Organizational Transactions have been adjusted to combine the previously separate entities for presentation purposes. Thus, for periods prior to the completion of the Offering, the accompanying unaudited interim condensed consolidated financial statements include the historical financial position and results of operations of OneWater LLC and its subsidiaries. For periods after the completion of the Offering, the financial position and results of operations include those of the Company and the Subsidiaries and report non-controlling interest related to the portion of LLC Units not owned by OneWater Inc.
COVID-19 Pandemic
In the last two weeks of March 2020, the Company began seeing the impact of the COVID-19 global pandemic on its business. Based on the guidance of local governments and health officials, we temporarily closed or reduced staffing at certain departments and locations during the three and nine months ended June 30, 2020. The Company has implemented cleaning and social distancing techniques at each of its locations. In light of the current environment, the Company’s sales team members are providing certain customers with virtual walkthroughs of inventory and/or private, at home or on water showings. Due to the COVID-19 pandemic, certain summer activities including air travel and vacations that have historically competed with time on the water have been cancelled, and the Company believes such cancellation may have had a positive impact on its revenue for the three and nine months ended June 30, 2020. The duration and related impact on the Company’s consolidated financial statements is currently uncertain, and it is possible that the pandemic, including the resurgence of COVID-19 in certain geographic areas, may negatively impact the Company’s future results of operations. The Company is monitoring and assessing the situation and preparing for implications to the business, including the ability to safely operate its stores, access to inventory and customer demand.

OneWater Marine Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
2.	Summary of Significant Accounting Policies
Fair Value of Financial Instruments
The Company’s financial instruments include cash, accounts receivable, accounts payable, other payables and accrued expenses and debt. The carrying values of cash, accounts receivable, accounts payable and other payables and accrued expenses approximate their fair values due to their short-term nature. The carrying value of debt approximates its fair value due to the debt agreements bearing interest at rates that approximate current market rates for debt agreements with similar maturities and credit quality.
Inventories
Inventories are stated at the lower of cost or net realizable value. The cost of the new and pre-owned boat inventory is determined using the specific identification method. In assessing lower of cost or net realizable value, the Company considers the aging of the boats, historical sales of a brand and current market conditions. The cost of parts and accessories is determined using the weighted average cost method.
Deferred Offering Costs
Deferred offering costs, consisting primarily of legal, accounting, printing and filing services, and other direct fees and costs related to the initial public offering, are capitalized. The deferred offering costs were offset against proceeds from the Offering upon the closing. As of September 30, 2019, $2.6 million of deferred offering costs had been recorded in prepaid expenses and other current assets. There were no deferred offering costs at June 30, 2020. In conjunction with the Offering, $6.4 million of deferred offering costs have been recorded as a reduction to additional paid-in capital.
Goodwill and Other Identifiable Intangible Assets
Goodwill and intangible assets are accounted for in accordance with FASB Accounting Standards Codification 350, “Intangibles - Goodwill and Other” (“ASC 350”), which provides that the excess of cost over the fair value of the net assets of businesses acquired, including other identifiable intangible assets, is recorded as goodwill. Goodwill is an asset representing operational synergies and future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized.
Identifiable intangible assets consist of trade names related to the acquisitions the Company has completed. The Company has determined that trade names have an indefinite life, as there is no economic, contractual or other factors that limit their useful lives and they are expected to generate value as long as the trade name is utilized by the dealer group, and therefore, are not subject to amortization.
Sales Tax
The Company collects sales tax on all of its sales to nonexempt customers and remits the entire amount to the states that imposed the sales tax on and concurrent with specific sales transactions. The Company’s accounting policy is to exclude the tax collected and remitted to the states from revenues and cost of sales.
Revenue Recognition
On October 1, 2019, the Company adopted ASC 606 (as defined below) using the modified retrospective approach applied only to contracts not completed as of the date of adoption, with no restatement of comparative periods. No adjustment was made to retained earnings as of the adoption date as the impact of the standard adoption was de minimis. Therefore, prior period comparative information has not been adjusted and continues to be reported under previous accounting standards in effect for those periods.
Revenue is recognized from the sale of products and commissions earned on new and pre-owned boats (including used, brokerage, consignment and wholesale) when ownership is transferred to the customer, which is generally upon acceptance or delivery to the customer. At the time of acceptance or delivery, the customer is able

OneWater Marine Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
to direct the use of, and obtain substantially all of the benefits at such time. We are the principal with respect to revenue from new, used and consignment sales and such revenue is recorded at the gross sales price. With respect to brokerage transactions, we are acting as an agent in the transaction, therefore the fee or commission is recorded on a net basis.
Revenue from parts and service operations (boat maintenance and repairs) are recorded over time as services are performed. Each boat maintenance and repair service is a single performance obligation that includes both the parts and labor associated with the service. Payment for boat maintenance and repairs is typically due upon the completion of the service, which is generally completed within a period of one year or less from contract inception. Prior to the adoption of ASU 2014-09, “Revenue from Contracts with Customers, Topic 606,” revenue from parts and service operations were recognized when the customer took delivery of the part or serviced boat.
Deferred revenue from storage and marina operations is recognized on a straight-line basis over the term of the contract as services are completed. Revenue from arranging financing, insurance and extended warranty contracts to customers through various third-party financial institutions and insurance companies is recognized when the related boats are sold. We do not directly finance our customers’ boat, motor or trailer purchases. Subject to our agreements and in the event of early cancellation of such loans or insurance contracts by the customer, we may be assessed a charge back for a portion of the transaction price by the third-party financial institutions and insurance companies. We constrain our estimate of variable consideration associated with chargebacks based on our historical experience with repayments or defaults. Chargebacks were not material to the unaudited condensed consolidated financial statements for the three and nine months ended June 30, 2020 and June 30, 2019.
Contract liabilities consist of deferred revenues from marina and storage operations and customer deposits and are classified in customer deposits in the Company’s unaudited condensed consolidated balance sheets. Deposits received from customers are recorded as a liability until the related sales orders have been fulfilled by us and control of the vessel is transferred to the customer. The activity in customer deposits for the three and nine months ended June 30, 2020 is as follows:
($ in thousands)	Three Months Ended June 30, 2020	Nine Months Ended June 30, 2020
Beginning contract liability	$13,471	$4,880
Revenue recognized from contract liabilities included in the beginning balance	(10,578)	(4,807)
Increases due to cash received, net of amounts recognized in revenue during the period	9,958	12,778
Ending contract liability	$12,851	$12,851
In accordance with the new revenue standard requirements, the Company recorded a $0.6 million contract asset in prepaid expenses and other current assets as of June 30, 2020. Net income increased $0.3 million for each of the three and nine months ended June 30, 2020, basic EPS increased $0.05 per share and $0.06 per share for the three and nine months ended June 30, 2020, respectively, and diluted EPS increased $0.06 per share for each of the three and nine months ended June 30, 2020 in accordance with the adoption.
Contracts assets related to the repair and maintenance services are transferred to receivables when a repair order is completed and invoiced to the customer.
The following table sets forth percentages on the timing of revenue recognition for the three and nine months ended June 30, 2020.
	Three Months Ended June 30, 2020	Nine Months Ended June 30, 2020
Goods and services transferred at a point in time	98.0%	97.1%
Goods and services transferred over time	2.0%	2.9%
Total Revenue	100.0%	100.0%

OneWater Marine Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
Income Taxes
OneWater Inc is a corporation and as a result, is subject to U.S. federal, state and local income taxes. We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events included in the consolidated financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the book value and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period in which the enactment date occurs. We recognize deferred tax assets to the extent we believe these assets are more-likely-than-not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent results of operations.
OneWater LLC is treated as a partnership for U.S. federal income tax purposes and therefore does not pay U.S. federal income tax on its taxable income. Instead, the OneWater LLC members are liable for U.S. federal income tax on their respective shares of the Company’s taxable income reported on the members’ U.S. federal income tax returns.
Vendor Consideration Received
Consideration received from vendors is accounted for in accordance with FASB Accounting Standards Codification 330, “Inventory” (“ASC 330”). Pursuant to ASC 330, manufacturer incentives based upon cumulative volume of sales and purchases are recorded as a reduction of inventory cost and related cost of sales when the amounts are probable and reasonably estimable.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the periods presented. Actual results could differ materially from these estimates. Estimates and assumptions are reviewed periodically, and the effects of any revisions are reflected in the consolidated financial statements in the period they are determined to be necessary. Significant estimates made in the accompanying unaudited condensed consolidated financial statements include, but are not limited to, those relating to inventory mark downs, certain assumptions related to intangible and long-lived assets, share based compensation, fair value of warrants and accruals for expenses relating to business operations.
Segment Information
As of June 30, 2020 and September 30, 2019, the Company had one operating segment, marine retail. The marine retail segment consists of retail boat dealerships offering the sale of new and pre-owned boats, arrangement of finance and insurance products, performance of repair and maintenance services and offering marine related parts and accessories. The marine retail business has discrete financial information and is regularly reviewed by the Company’s chief operating decision maker (“CODM”) to assess performance and allocate resources. The Company has identified its Chief Executive Officer as its CODM. The Company has determined its marine retail operating segment is its reporting unit and is also the reportable segment.
3.	New Accounting Pronouncements
As an “emerging growth company” (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.

OneWater Marine Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
Adoption of New Accounting Standards
In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”), as subsequently amended, a converged standard on revenue recognition. The new pronouncement requires revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also specifies the accounting for some costs to obtain or fulfill a contract with a customer, as well as enhanced disclosure requirements. ASU 2014-09 is effective for a public company’s annual reporting periods beginning after December 15, 2017. As an EGC the Company has elected to adopt ASU 2014-09 following the effective dates for private companies beginning with annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company adopted this update on October 1, 2019 using the modified retrospective approach applied only to contracts not completed as of the date of adoption, with no restatement of comparative periods. The details and the quantitative impact of the adoption are described in Note 2.
As part of the adoption of the ASU, the Company elected to use the following practical expedients (i) not to adjust the promised amount of consideration for the effects of a significant financing component when the Company expects, at contract inception, that the period between the Company’s transfer of a promised product or service to a customer and when the customer pays for that product or service will be one year or less and (ii) to expense costs as incurred for costs to obtain a contract when the amortization period would have been one year or less.
In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230)” (“ASU 2016-15”). Additionally, in November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230)” (“ASU 2016-18”). These updates require organizations to reclassify certain cash receipts and cash payments within the Statement of Cash Flows and modify the classification and presentation of restricted cash. These ASU’s are effective for a public company’s annual reporting periods beginning after December 15, 2017, and interim periods within those annual periods. As an EGC, the Company has elected to adopt these ASU’s following the effective dates for private companies beginning with annual reporting periods beginning after December 15, 2018, including interim reporting periods within fiscal years beginning after December 15, 2019. The Company adopted this update on October 1, 2019 and it did not have a material impact on the consolidated financial statements.
In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805)” (“ASU 2017-01”). This update clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. As an EGC, the Company has elected to adopt ASU 2017-01 following the effective dates for private companies beginning with annual reporting periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company adopted this update on October 1, 2019, and it did not impact the consolidated financial statements.
Standards Issued But Not Yet Adopted
In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). This update requires organizations to recognize lease assets and lease liabilities on the balance sheet and disclose key information about leasing arrangements. ASU 2016-02 is effective for a public company’s annual reporting periods beginning after December 15, 2018, and interim periods within those annual periods. As an EGC, the Company has elected to adopt ASU 2016-02 following the effective dates for private companies beginning with annual reporting periods beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, earlier application is permitted. The Company is currently in the process of evaluating the effects of this pronouncement on its consolidated financial statements, related disclosures and internal controls over financial reporting. The Company plans to adopt ASU 2016-02 in the fiscal year 2022 and expects the adoption of ASU 2016-02 to have a significant and material impact on the consolidated balance sheet given

OneWater Marine Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
the current lease agreements for the Company’s stores. Based on the current assessment, it is expected that most of the operating lease commitments will be subject to the new guidance and recognized as operating lease liabilities and right-of use assets upon adoption, resulting in a material increase in the assets and liabilities recorded on the consolidated balance sheet. The Company is continuing its assessment, which may identify additional impacts this standard will have on the consolidated financial statements and related disclosures and internal control over financial reporting.
In June 2016, the FASB issued ASU 2016-13, “Financial instruments — Credit Losses” (“ASU 2016-13”). ASU 2016-13 requires entities to report “expected” credit losses on financial instruments and other commitments to extend credit rather than the current “incurred loss” model. These expected credit losses for financial assets held at the reporting date are to be based on historical experience, current conditions, and reasonable and supportable forecasts. This ASU will also require enhanced disclosures relating to significant estimates and judgments used in estimating credit losses, as well as the credit quality. ASU 2016-13 is effective for a public company’s annual reporting periods beginning after December 15, 2019, and interim periods within those annual periods. As an EGC, the Company has elected to adopt ASU 2016-13 following the effective date for private companies beginning with annual reporting periods beginning after December 15, 2022, including interim periods within those annual periods. The Company is currently evaluating the impact that this standard will have on the consolidated financial statements. The Company plans to adopt ASU 2016-13 in fiscal year 2024.
4.	Acquisitions
The Company completed no acquisitions in the nine months ended June 30, 2020. The Company completed one and four acquisitions for the three and nine months ended June 30, 2019, respectively.
On December 1, 2018, the Company purchased The Slalom Shop, LLC (“Slalom Shop”), a Texas boat retailer comprised of two stores. The acquisition expands the Company’s presence in the state of Texas, expands the Company’s product offering and strengthens its market share in a top boating market. The purchase price was $7.9 million with $1.6 million paid at closing, $5.1 million due to seller note payable which was paid in full during fiscal year 2019, and $1.3 million financed through a note payable to the seller bearing interest at a rate of 5.0% per year. The note is payable in one lump sum three years from the closing date, with interest payments due quarterly.
On February 1, 2019, the Company purchased Ocean Blue Yacht Sales (“Ocean Blue”), a Florida boat retailer comprised of three stores. The acquisition expands the Company’s presence on the east coast of Florida, expands the Company’s product offering and strengthens the Company’s market share in a top boating market. The purchase price was $10.7 million, with $8.7 million paid at closing ($8.5 million financed by long-term debt), and $1.9 million financed through a note payable to the seller bearing interest at a rate of 5.0% per year. The note is payable in one lump sum three years from the closing date, with interest payments due quarterly.
On February 1, 2019, the Company purchased Ray Clepper, Inc. d/b/a Ray Clepper Boat Center (“Ray Clepper”), a South Carolina boat retailer comprised of a single location. The acquisition expands the Company’s presence in South Carolina, expands the Company’s product offering and strengthens the Company’s market share in a top boating market. The purchase price was $0.3 million, paid at closing.
On May 1, 2019, the Company purchased Caribee Boat Sales and Marina, Inc. (“Caribee”), a Florida boat retailer and storage facility comprised of a single store. The acquisition expands the Company’s presence in the state of Florida, expands the Company’s product offering and strengthens its market share in a top boating market. The purchase price was $10.3 million ($10.3 million finance by long-term debt) and includes both the retail boat operations and the related real estate.

OneWater Marine Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
The table below summarizes the fair values of the assets acquired at the acquisition date, including the goodwill recorded as a result of these transactions.
($ in thousands)	Three months ended June 30, 2019	Nine months ended June 30, 2019
Prepaid expenses	$38	$164
Accounts receivable	101	236
Inventory	4,406	31,701
Property and equipment	7,000	7,037
Identifiable intangible assets	1,860	9,852
Goodwill	1,860	9,947
Liabilities assumed	(4,932)	(29,717)
Total purchase price	$10,333	$29,220
5.	Inventories
Inventories consisted of the following at:
($ in thousands)	June 30, 2020	September 30, 2019
New vessels	$135,229	$234,312
Pre-owned vessels	26,956	33,729
Work in process, parts and accessories	9,115	9,297
	$171,300	$277,338
6.	Goodwill and Other Identifiable Intangible Assets
The Company reviews goodwill for impairment annually in the fiscal fourth quarter, or more often if events or circumstances indicate that impairment may have occurred. In evaluating goodwill for impairment, if the fair value of a reporting unit is less than its carrying value, the difference would represent the amount of required goodwill impairment. To the extent the reporting unit’s earnings decline significantly or there are changes in one or more of these inputs that would result in a lower valuation, it could cause the carrying value of the reporting unit to exceed its fair value and thus require the Company to record goodwill impairment. As of June 30, 2020, and based upon our most recent quantitative assessment on March 31, 2020, we determined that it is not “more likely than not” that the fair value of our reporting unit is less than its carrying value. As a result, we were not required to perform a quantitative goodwill impairment test.
We performed a qualitative assessment as of September 30, 2019, and we determined that it was not “more likely than not” that the fair value of our reporting unit was less than its carrying amount.
Identifiable intangible assets consist of trade names related to the acquisitions the Company has completed. The Company has determined that trade names have an indefinite life, as there is no economic, contractual or other factors that limit their useful lives and they are expected to generate value as long as the trade name is utilized by the dealer group, and therefore, are not subject to amortization. Financial statement risk exists to the extent identifiable intangibles become impaired due to the decrease in the fair value of the identifiable assets. As of June 30, 2020, and based upon our most recent quantitative assessments on March 31, 2020, we determined that it is not “more likely than not” that the fair values of our identifiable intangible assets are less than their carrying values. As a result, we were not required to perform quantitative identifiable intangible asset impairment tests.
We performed a qualitative assessment as of September 30, 2019, and we determined that it was not “more likely than not” that the fair values of our identifiable intangible assets were less than their carrying amounts.

OneWater Marine Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
7.	Notes Payable — Floor Plan
The Company maintains an ongoing wholesale marine products inventory financing program with a syndicate of banks. The program is administered by Wells Fargo Commercial Distribution Finance, LLC (“Wells Fargo”). On February 11, 2020, in connection with the Offering, the Company and certain of its subsidiaries entered into the Sixth Amended and Restated Inventory Financing Agreement (the “Inventory Financing Facility”) and, among other things, permitted certain payments and transactions in connection with the Offering, including payments under the Tax Receivable Agreement. The maximum borrowing amount available, interest rates and the termination date of the agreement remained unchanged. The Inventory Financing Facility is used to purchase new and pre-owned inventory (boats, engines, and trailers). The outstanding balance of the facility was $176.1 million and $225.4 million, as of June 30, 2020 and September 30, 2019, respectively.
Interest on new boats and for rental units is calculated using the one month London Inter-Bank Offering Rate (“LIBOR”) plus an applicable margin of 2.75% to 5.00% depending on the age of the inventory. Interest on pre-owned boats is calculated at the new boat rate plus 0.25%. Wells Fargo will finance 100.0% of the vendor invoice price for new boats, engines and trailers. As of June 30, 2020 the interest rate on the Inventory Financing Facility ranged from 2.91% to 5.16% for new inventory and 3.16% to 5.41% for pre-owned inventory. As of September 30, 2019 the interest rate on the Inventory Financing Facility ranged from 4.77% to 7.02% for new inventory and 5.02% to 7.27% for pre-owned inventory. Borrowing capacity available at June 30, 2020 and September 30, 2019 was $216.4 million and $67.1 million, respectively.
8.	Long-term Debt and Line of Credit
On February 11, 2020, in connection with the Offering, OneWater Inc entered into an Amended and Restated Credit and Guaranty Agreement (the “Term and Revolver Credit Facility”) by and among OneWater Inc, OneWater LLC and its subsidiaries, with Goldman Sachs Specialty Lending Group, L.P. The amendment, among other things, modified the terms to (i) increase the Revolving Facility from $5.0 million to $10.0 million, (ii) increase the maximum available under the Multi-Draw Term Loan from $60.0 million to $100.0 million, (iii) provide an uncommitted and discretionary multi-draw term loan accordion feature of up to $20.0 million, (iv) amend the repayment schedule of the Multi-Draw Term Loan to commence on March 31, 2022 (v) amend the scheduled maturity date of the Revolving Facility and Multi-Draw Term Loan to be February 11, 2025 and (vi) remove OWM BIP Investor, LLC as a lender. The Term and Revolver Credit Facility bears interest at a rate that is equal to LIBOR for such interest period (subject to a 1.50% floor) plus an applicable margin of up to 7.00%, subject to step-downs to be determined based on certain financial leverage ratio measures. The Term and Revolver Credit Facility includes the option for the Company to defer cash payments of interest for twelve months and add the accrued interest to the outstanding principal of the note payable. This election was made during the quarter ended March 31, 2020 and as a result, the interest rate will be increased by 2.0% for the corresponding twelve months.
Immediately upon closing of the Term and Revolver Credit Facility, the Company borrowed an additional $35.3 million on the Multi-Draw Term Loan.

OneWater Marine Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
Long-term debt consisted of the following at:
($ in thousands)	June 30, 2020	September 30, 2019
Multi-draw term note payable to Goldman Sachs Specialty Lending Group, L.P., secured and bearing interest at 10.0% at June 30, 2020 and September 30, 2019. The note requires quarterly principal payments of 1.25% of the aggregate principal balance commencing on March 31,2022 and maturing with a full repayment of the remaining balance on February 11, 2025	$104,144	$58,000
Revolving note payable for an amount up to $10.0 million to Goldman Sachs Specialty Lending Group, L.P	—	—
Note payable to Rambo Marine, Inc., unsecured and bearing interest at 7.5% per annum. The note requires annual interest payments, with a balloon payment of principal due on July 1, 2020	3,133	3,133
Note payable to commercial vehicle lenders secured by the value of the vehicles bearing interest at rates ranging from 0.0% to 8.9% per annum. The note requires monthly installment payments of principal and interest ranging from $100 to $5,600 through May 2026	2,511	2,371
Note payable to Central Marine Services, Inc., unsecured and bearing interest at 5.5% per annum. The note requires monthly interest payments, with a balloon payment of principal due on February 1, 2022	2,164	2,164
Note payable to Ocean Blue Yacht Sales, unsecured and bearing interest at 5.0% per annum. The note requires quarterly interest payments, with a balloon payment of principal due on February 1, 2022	1,920	1,920
Note payable to Lab Marine, Inc., unsecured and bearing interest at 6.0% per annum. The note requires annual interest payments, with a balloon payment of principal due on March 1, 2021	1,500	1,500
Note payable to Slalom Shop, LLC, unsecured and bearing interest at 5.0% per annum. The note requires quarterly interest payments, with a balloon payment of principal due on December 1, 2021	1,271	1,271
Note payable to Bosun’s Marine, Inc., unsecured and bearing interest at 4.5% per annum. The note requires annual interest payments with a balloon payment due on June 1, 2021	1,227	1,227
Note payable to Rebo, Inc., unsecured and bearing interest at 5.5% per annum. The note requires annual interest payments with a balloon payment due on April 1, 2021	1,000	1,000
Note payable to Texas Marine, Inc., unsecured and bearing interest at 4.5% per annum. The note requires annual interest payments, with a balloon payment of principal due on August 1, 2020	815	815
Note payable to Marina Mikes, LLC, unsecured and bearing interest at 5.0% per annum. The note was repaid in full	—	2,125
Note payable to Sunrise Marine, Inc. and Sunrise Marine of Alabama, Inc., unsecured and bearing interest at 6.0% per annum. The note was repaid in full	—	1,400
	119,685	76,926
Less current portion	(8,435)	(11,124)
Less unamortized portion of debt issuance costs	(2,470)	(1,013)
	$108,780	$64,789

OneWater Marine Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
9.	Stockholders’ and Members’ Equity
Initial Public Offering and Organizational Transactions
Immediately prior to the Offering, OneWater Inc amended and restated its certificate of incorporation and bylaws to, among other things, authorize (i) 40,000,000 shares of Class A common stock, par value $0.01 per share, (ii) 10,000,000 shares of Class B common stock, par value $0.01 per share, and (iii) 1,000,000 shares of Preferred stock, par value $0.01 per share. Shares of Class A common stock have one vote per share and have economic rights. Shares of Class B common stock have no economic rights, but have one vote per share.
As described in Note 1, on February 11, 2020, OneWater Inc completed its Offering of 5,307,693 of Class A common stock, which includes the exercise in full of the underwriters’ option to purchase up to 692,308 additional shares of Class A common stock pursuant to the Underwriting Agreement, at a price to the public of $12.00 per share. OneWater Inc received net proceeds of $59.2 million after deducting underwriting discounts and commissions. In addition, certain Legacy Owners contributed, directly or indirectly, their OneWater LLC Units to OneWater Inc in exchange for 780,213 shares of Class A common stock. Additionally, as part of the Organizational Transactions, OneWater Inc issued 8.5 million shares of Class B common stock to LLC Unitholders. No additional shares were issued or exchanged subsequent to the Organizational Transactions and the Offering for the three months ended June 30, 2020. Total outstanding shares of Class A common stock and Class B common stock at June 30, 2020 were 6.1 million and 8.5 million, respectively.
The Company incurred $6.4 million of legal, accounting, printing and other professional fees directly related to the Offering through June 30, 2020, including $2.6 million incurred during fiscal year 2019, of which $1.1 million were paid during fiscal year 2019, all of which were charged against additional paid-in capital.
Equity-Based Compensation
As part of the Organizational Transactions, previously issued Profit in Interests awards to select members of executive management for non-voting Class B units, fully and immediately vested and were exchanged for 32,754 OneWater LLC Units.
In connection with the Offering, the Board adopted an LTIP to incentivize individuals providing services to OneWater Inc and its subsidiaries and affiliates. The LTIP provides for the grant, from time to time, at the discretion of the Board or a committee thereof, of (1) stock options, (2) stock appreciation rights, (3) restricted stock, (4) restricted stock units, (5) stock awards, (6) dividend equivalents, (7) other stock-based awards, (8) cash awards, (9) substitute awards and (10) performance awards. The total number of shares reserved for issuance under the LTIP that may be issued pursuant to incentive stock options (which generally are stock options that meet the requirements of Section 422 of the Code) is 1,385,799. The LTIP will be administered by the Board, except to the extent the Board elects a committee of directors to administer the LTIP. Class A common stock subject to an award that expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated without delivery of shares (including forfeiture of restricted stock awards) and shares withheld to pay the exercise price of, or to satisfy the withholding obligations with respect to, an award will again be available for delivery pursuant to other awards under the LTIP.
In connection with the consummation of the Offering, OneWater Inc granted to its named executive officers equity-based awards under the LTIP, which consist of (i) 17,333 restricted stock units subject to time-based vesting (“RSUs”) for each of Messrs. Singleton (Chief Executive Officer) and Aisquith (Chief Operating Officer), and (ii) 10,000 RSUs for Mr. Ezzell (Chief Financial Officer). The restricted stock units vest in four equal annual installments commencing on February 7, 2021.
During the period following the Offering through June 30, 2020, the Board approved the grant of an additional 139,727 time-based vesting restricted stock units. 39,727 restricted stock units fully vest on February 7, 2021. The remaining 100,000 restricted stock units vest in four equal annual installments commencing on February 7, 2021. Compensation cost for restricted stock units is based on the closing price of our common stock on the date immediately preceding the grant and is recognized on a straight-line basis over the applicable vesting periods.

OneWater Marine Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
During the period following the offering through June 30, 2020, the Board approved the grant of 67,000 performance share units, which represents 100% of the target award. Performance share units provide an opportunity for the recipient to receive a number of shares of our common stock based on our performance during fiscal year 2020 as measured against objective performance goals as determined by the Board. The actual number of units earned may range from 0% to 175% of the target number of units depending upon achievement of the performance goals. Performance share units vest in four equal annual installments. Upon vesting, each performance share unit equals one share of common stock of the Company. Compensation cost for performance share units is based on the closing price of our common stock on the date immediately preceding the grant and the ultimate performance level achieved, and is recognized on a graded basis over the four-year vesting period. As of June 30, 2020, the Company expected the performance targets to be fully achieved at 175% of the target award and therefore $0.2 million and $0.3 million of expense related to the performance awards were recorded in the three and nine months ended June 30, 2020, respectively.
The following table further summarizes activity related to restricted stock units for the nine months ended June 30, 2020:
	Restricted Stock Unit Awards
	Number of Shares	Weighted Average Grant Date Fair Value ($)
Issued on February 11, 2020	44,666	$14.61
Awarded	204,500	16.01
Vested	—	—
Forfeited	—	—
Unvested at March 31, 2020	249,166	$15.76
Awarded	2,227	12.57
Vested	—	—
Forfeited	—	—
Unvested at June 30, 2020	251,393	15.73
For the three and nine months ended June 30, 2020, the Company recognized $0.7 million and $0.9 million of compensation expense related to the grant of restricted stock units, respectively. As of June 30, 2020, the total unrecognized compensation expense related to outstanding equity awards was $3.8 million, which the Company expects to recognize over a weighted-average period of 1.6 years.
Investor Voting Warrants
On October 28, 2016, the Company issued 25,000 OneWater LLC common unit warrants in exchange for $1.0 million. The common unit warrants had a ten-year life from the date of issuance and provided the holders with a put right after 5 years, or potentially earlier, under certain circumstances. The holders of the warrants maintained full voting rights in OneWater LLC. As the common unit warrants could be settled in cash at the election of the holder, the fair value of the common unit warrants were included in warrant liability in the accompanying unaudited condensed consolidated balance sheets as of September 30, 2019. The common unit warrants were exercised for $0.0001 per unit in exchange for cash or common units of OneWater LLC. In connection with the Offering, Goldman and Beekman received 2,148,806 OneWater LLC units upon exercise of the warrants.
OneWater LLC Preferred Distribution
As of September 30, 2019, the unpaid balance of the preferred distribution was $3.2 million. The 5% cumulative interest on the preferred distribution was recognized as a distribution when declared by the Board. As of September 30, 2019, unpaid cumulative interest on the preferred distribution was zero. On February 11, 2020, in connection with the Offering, the Company paid $3.2 million in exchange for the surrender of the preferred distribution right.

OneWater Marine Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
Non-Controlling Interest
On June 1, 2018, the Company purchased Bosun’s Marine, a Massachusetts based boat retailer through its subsidiary Bosun’s Assets and Operations (“BAO”). The former owner of Bosun’s Marine invested $2.5 million of the purchase price to obtain a 25.0% ownership interest in BAO, with no voting rights in the subsidiary BAO. The results of operations for Bosun’s Marine have been included in the Company’s consolidated financial statements through the date of the Offering and the former owner’s minority interest in the subsidiary BAO has been recorded accordingly through the date of the Offering.
On August 1, 2017, the Company purchased South Shore Marine, an Ohio based boat retailer through its subsidiary South Shore Assets and Operations (“SSAO”). The former owner of South Shore Marine invested $1.8 million of the purchase price to obtain a 25.0% ownership interest in SSAO, with no voting rights in the subsidiary SSAO. The results of operations for South Shore Marine have been included in the Company’s consolidated financial statements through the date of the Offering and the former owner’s minority interest in the subsidiary SSAO has been recorded accordingly through the date of the Offering.
In connection with the Offering, the former owners of BAO and SSAO received 290,466 and 306,199 shares of Class A common stock, respectively, for the surrender of their respective 25.0% ownership interests.
As discussed in Note 1, OneWater Inc consolidates the financial results of OneWater LLC and its subsidiaries and reports a non-controlling interest related to the portion of OneWater LLC owned by the LLC Unitholders. Changes in ownership interest in OneWater LLC while OneWater Inc retains its controlling interest will be accounted for as equity transactions. Future direct exchanges of LLC units will result in a change in ownership and reduce the amount recorded as a non-controlling interest and increase additional paid-in-capital. As of June 30, 2020, OneWater Inc owned 41.8% of the economic interest of OneWater LLC with the LLC Unitholders owning the remaining 58.2%.
Dividend Restrictions
Under the Term and Revolver Credit Facility, the Company and its subsidiaries are generally restricted from making cash dividends or distributions and are required to obtain consent from Goldman prior to the payment of dividends, excluding distributions related to the payment of taxes by members. These restrictions apply to all income and net assets of the Company and its consolidated subsidiaries. Additionally, certain of the Company’s subsidiaries designated as “Dealers” under its inventory financing program are generally restricted from incurring indebtedness, including certain restrictions on intercompany loans or advances.
Distributions
During the three months ended June 30, 2020, the Company made distributions to OneWater LLC Unitholders for certain permitted tax payments.
Earnings Per Share
Basic and diluted earnings per share of Class A common stock is computed by dividing net income attributable to OneWater Inc for the three months ended June 30, 2020 and the period from February 11, 2020 through June 30, 2020 (the period following the Organizational Transactions and the Offering), by the weighted-average number of shares of Class A common stock outstanding during the same period. Diluted earnings per share is computed by giving effect to all potentially dilutive shares.
There were no shares of Class A or Class B common stock outstanding prior to February 11, 2020, therefore no earnings per share information has been presented for any period prior to that date.

OneWater Marine Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
The following table sets forth the calculation of earnings per share for the three and nine months ended June 30, 2020 (in thousands, except per share data):
Earnings per share:	Three Months Ended June 30, 2020	Nine Months Ended June 30, 2020
Numerator:
Net income attributable to OneWater Inc	$14,367	$15,452
Denominator:
Weighted-average number of unrestricted outstanding common shares used to calculate basic net income per share	6,088	6,088
Effect of dilutive securities:
Restricted stock units	9	5
Diluted weighted-average shares of Class A common stock outstanding used to calculate diluted net income per share	6,097	6,093
Earnings per share of Class A common stock – basic	$2.36	$2.54
Earnings per share of Class A common stock – diluted	$2.36	$2.54
Shares of Class B common stock do not share in the income (losses) of the Company and are therefore not participating securities. As such, separate presentation of basic and diluted earnings per share of Class B common stock under the two-class method has not been presented.
The following number of weighted-average potentially dilutive shares were excluded from the calculation of diluted earnings per share because the effect of including such potentially dilutive shares would have been antidilutive upon conversion (in thousands):
	Three Months Ended June 30, 2020	Nine Months Ended June 30, 2020
Class B common stock	8,462	8,462
Restricted stock units	292	235
	8,754	8,697

OneWater Marine Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
10.	Redeemable Preferred Interest in Subsidiary
On September 1, 2016, the Company organized OWAO. As of September 30, 2016, OWAO was not funded. In conjunction with Goldman and Beekman, OneWater LLC contributed a majority of its assets, including subsidiaries operating all of its retail operations, to OWAO in return for 100,000 common units. Additionally, as a part of the transaction, OWAO issued 68,000 preferred units in OWAO to Goldman and Beekman. The preferred interest had a stated 10.0% rate of return and there was no allocation of profits in excess of the stated return. The preferred interests were not convertible but may have been redeemed by the holder after 5 years or upon certain triggering events at face value plus accrued interest.
The Company had classified the redeemable preferred interest as temporary equity in the consolidated balance sheets. The discount on the issuance of the redeemable preferred interest was being accreted to members’ equity as a dividend from the date of issuance through the fifth anniversary of the issuance date. On February 11, 2020, in connection with the Offering, OWAO used $89.2 million in cash to fully redeem the preferred interest in subsidiary held by Goldman and Beekman.
11.	Income Taxes
As a result of the Offering and Organizational Transactions, OneWater Inc owns a portion of the LLC Units of OneWater LLC, which is treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a partnership, OneWater LLC is not subject to U.S. federal and certain state and local income taxes. Any taxable income or loss generated by OneWater LLC is passed through to and included in the taxable income or loss of its members, including OneWater Inc, in accordance with the terms of the LLC Agreement. OneWater Inc is subject to U.S. federal income taxes, in addition to state and local income taxes with respect to the allocable share of any taxable income of OneWater LLC.
Our effective tax rate of 10.4% for the three months ending June 30, 2020 and 10.9% for the nine months ending June 30, 2020 differs from statutory rates primarily due to earnings allocated to non-controlling interests.
The Company recognizes deferred tax assets to the extent it believes these assets are more-likely-than-not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent results of operations. Based on our cumulative earnings history and forecasted future sources of taxable income, we believe that we will fully realize our deferred tax asset in the future. The Company has not recorded a valuation allowance.
The Company has recognized no uncertain tax positions. Although the Company has not filed a corporate tax return, the basis of tax positions applied to our tax provisions substantially comply with applicable federal and state tax regulations, and we acknowledge the respective taxing authorities may take contrary positions based on their interpretation of the law. A tax position successfully challenged by a taxing authority could result in an adjustment to our provision or benefit for income taxes in the period in which a final determination is made.
Tax Receivable Agreement
OneWater Inc expects to obtain an increase in its share of the tax basis in the net assets of OneWater LLC when LLC Units are exchanged by the LLC Unitholders. Each exchange for outstanding shares of Class A common stock results in a corresponding increase in OneWater Inc’s ownership of LLC Units. These increases in tax basis may reduce the amounts that OneWater Inc would otherwise pay in the future to various taxing authorities. They may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.
In connection with the Offering, the Company entered into the Tax Receivable Agreement with certain of the Legacy Owners that will continue to be LLC Unitholders. The Tax Receivable Agreement generally provides for the payment by OneWater Inc to such LLC Unitholders of 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax (computed using the estimated impact of state and local taxes) that OneWater Inc actually realizes (or is deemed to realize in certain circumstances) in periods after the Offering

OneWater Marine Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
as a result of, as applicable to each such LLC Unitholder, (i) certain increases in tax basis that occur as a result of OneWater Inc’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such LLC Unitholder’s LLC Units pursuant to the exercise of the Redemption Right or the Call Right (each as defined in the Tax Receivable Agreement) or that relate to prior transfers of such LLC Units that will be available to OneWater Inc as a result of its acquisitions of those units and (ii) imputed interest deemed to be paid by OneWater Inc as a result of, and additional tax basis arising from, any payments OneWater Inc makes under the Tax Receivable Agreement. OneWater Inc will retain the benefit of the remaining 15% of these net cash savings.
If the Internal Revenue Service or a state or local taxing authority challenges the tax basis adjustments that give rise to payments under the Tax Receivable Agreement and the tax basis adjustments are subsequently disallowed, the recipients of payments under the agreement will not reimburse the Company for any payments the Company previously made to them. Any such disallowance would be taken into account in determining future payments under the Tax Receivable Agreement and would, therefore, reduce the amount of any such future payments. Nevertheless, if the claimed tax benefits from the tax basis adjustments are disallowed, the Company’s payments under the Tax Receivable Agreement could exceed its actual tax savings, and the Company may not be able to recoup payments under the Tax Receivable Agreement that were calculated on the assumption that the disallowed tax savings were available.
The Tax Receivable Agreement provides that if (i) certain mergers, asset sales, other forms of business combinations, or other changes of control were to occur, (ii) there is a material breach of material obligations under the Tax Receivable Agreement, or (iii) it elects an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and the Company’s obligations, or the Company’s successor’s obligations, under the Tax Receivable Agreement will accelerate and become due and payable, based on certain assumptions, including an assumption that the Company would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement, to the extent applicable, that any LLC Units that have not been exchanged are deemed exchanged for the fair market value of the Company’s Class A common stock at the time of termination.
As of June 30, 2020, there have been no exchanges of LLC Units and as a result, the Company has not recorded a liability related to the Tax Receivable Agreement.
12.	Contingencies and Commitments
Operating Leases
The Company recorded rent expense of $3.2 million and $2.6 million during the three months ended June 30, 2020 and 2019, respectively, and $9.3 million and $7.2 million during the nine months ended June 30, 2020 and 2019, respectively. The Company leases certain facilities and equipment under noncancelable operating lease agreements having terms in excess of one year, which expire at various dates through 2037.
Claims and Litigation
The Company is involved in various legal proceedings as either the defendant or plaintiff. Due to their nature, such legal proceedings involve inherent uncertainties including, but not limited to, court rulings, negotiations between the affected parties and other actions. Management assesses the probability of losses or gains for such contingencies and accrues a liability and/or discloses the relevant circumstances as appropriate. In the opinion of management, it is not reasonably probable that the pending litigation, disputes or claims against the Company, if decided adversely, will have a material adverse effect on its financial condition, results of operations or cash flows. Additionally, based on the Company’s review of the various types of claims currently known, there is no indication of a material reasonably possible loss in excess of amounts accrued. The Company currently does not anticipate that any known claim will materially adversely affect our financial condition, liquidity, or results of operations. However, the outcome of any matter cannot be predicted with certainty, and an unfavorable resolution of one or more matters presently known or arising in the future could have a material adverse effect on the Company’s financial condition, liquidity or results of operations.

OneWater Marine Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
13.	Related Party Transactions
In accordance with agreements approved by the Board, we purchased inventory, in conjunction with our retail sale of the products, from certain entities affiliated with common members of the Company. Total purchases incurred under these arrangements were $14.6 million and $1.3 million for the three months ended June 30, 2020 and 2019, respectively, and $34.1 million and $16.2 million for the nine months ended June 30, 2020 and 2019, respectively. A subsidiary of the Company holds a warrant to purchase one such entity for equity in inventory plus $1, which approximates fair value, that expires on March 1, 2021.
In accordance with agreements approved by the Board, certain entities affiliated with common members of the Company receive fees for rent of commercial property. Total expenses incurred under these arrangements were $0.6 million and $0.5 million for the three months ended June 30, 2020 and 2019, respectively, and $1.6 million for each of the nine months ended June 30, 2020 and 2019.
In accordance with agreements approved by the Board, the Company received fees from certain entities and individuals affiliated with common members of the Company for goods and services. Total fees recorded under these arrangements were $1.5 million and $1.4 million for the three months ended June 30, 2020 and 2019, respectively, and $1.9 million and $2.8 million for the nine months ended June 30, 2020 and 2019, respectively.
In accordance with agreements approved by the Board, the Company made payments to certain entities and individuals affiliated with common members of the Company for goods and services. Total payments recorded under these arrangements were $0 and $0.2 million for the three months ended June 30, 2020 and 2019, respectively, and $0.4 million and $0.8 million for the nine months ended June 30, 2020 and 2019, respectively. Included in these amounts and in connection with our notes payable floor plan financing, our Chief Executive Officer was paid a guarantee fee of $0 and $0.2 million for the three months ended June 30, 2020 and 2019, respectively, and $0.3 and $0.5 million for the nine months ended June 30, 2020 and 2019, respectively, for his personal guarantee associated with this arrangement.
In connection with transactions noted above, the Company was due certain amounts as recorded within accounts receivable as of June 30, 2020 and September 30, 2019, of $0.2 and $0.1 million, respectively.
All related party transactions are immaterial and have not been shown separately on the face of the consolidated financial statements.
14.	Subsequent events
Effective July 22, 2020 (the “Closing Date”), the Company and certain of its subsidiaries terminated and repaid all indebtedness outstanding under the Term and Revolver Credit Facility in accordance with its terms and entered into the Credit Agreement (the “Refinanced Credit Facility”) with Truist Bank as administrative agent, collateral agent, swingline lender and issuing bank, SunTrust Robinson Humphrey, Inc. and Synovus Bank as joint lead arrangers and joint bookrunners, Synovus Bank as documentation agent, and the lenders from time to time party thereto (collectively, the “Refinancing”).
The Refinanced Credit Facility provides for a $30.0 million revolving credit facility that may be used for revolving credit loans (including up to $5.0 million in swingline loans) and up to $5.0 million in letters of credit from time to time, and a $80.0 million term loan, which was advanced in full on July 22, 2020. Subject to certain conditions, the available amount under the revolving credit facility and the term loans may be increased by $50.0 million in the aggregate. The revolving credit facility matures on July 22, 2025. The term loan is repayable in installments beginning on March 31, 2021, with the remainder due on July 22, 2025. There were no borrowings outstanding under the revolving credit facility on the Closing Date. Borrowings under the Refinanced Credit Facility bear interest, at the Company’s option, at either (a) a base rate (the “Base Rate”) equal to the highest of (i) the prime rate (as announced by Truist Bank from time to time), (ii) the Federal Funds Rate, as in effect from time to time, plus 0.50%, (iii) the Adjusted LIBO Rate (defined below) determined on a daily basis for an interest period of one month, plus 1.00%, or (iv) 1.75%, plus an applicable margin of up to 2.00%, or (b) the rate per annum obtained by dividing (i) the London Interbank Offered Rate for such interest period by (ii) a

OneWater Marine Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
percentage equal to 1.00 minus the Eurodollar Reserve Percentage (the “Adjusted LIBO Rate”) plus an applicable margin of up to 3.00%. Interest on swingline loans shall be the Base Rate plus an applicable margin of up to 2.00%. All applicable interest margins are subject to stepdowns based on certain consolidated leverage ratio measures.
In conjunction with the closing of the Refinanced Credit Facility, the Company paid $109.0 million consisting of $29 million in cash and $80 million in proceeds from the Refinanced Credit Facility to fully redeem the Term and Revolver Credit Facility with Goldman Sachs Specialty Lending Group, L.P.
The Refinanced Credit Facility is subject to certain financial covenants related to the maintenance of a minimum fixed charge coverage ratio and a maximum consolidated leverage ratio. The Refinanced Credit Facility also contains various covenants and restrictive provisions that, among other things, limit the ability of the Company and its subsidiaries to (i) incur additional debt, guarantees or liens; (ii) consolidate, merge or transfer all or substantially all of its assets; (iii) make certain investments, loans or other restricted payments; (iv) modify certain material agreements or organizational documents and (v) engage in certain types of transactions with affiliates.
Additionally, on July 22, 2020, the Company entered into the First Amendment (the “First Amendment”) to the Inventory Financing Agreement. The First Amendment amended the Inventory Financing Facility, to, among other things, address the Refinancing, permit the amount of indebtedness allowed under the Refinanced Credit Facility to be $160.0 million (which includes the $50.0 increase facility under the Refinanced Credit Facility), permit the payment of fees and expenses in connection with the termination of the Term and Revolver Credit Facility and the payment of present and future transaction costs incurred in connection with the negotiation, closing and ongoing administration of the Refinanced Credit Facility.

3,170,868 Shares
OneWater Marine Inc.
Class A Common Stock

Truist Securities
Baird
Raymond James
KeyBanc Capital Markets
Stifel